Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256968

PROSPECTUS

16,674,201 Shares of Class A Common Stock

26,493,886 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to (i) the issuance by Radius Global Infrastructure, Inc., a Delaware corporation (the “Company,” “Radius,” “we,” or “us”), of up to 16,674,201 shares (the “Warrant Shares”) of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of outstanding warrants to purchase shares of Class A Common Stock (“Class A Shares”) at an exercise price of $11.50 per share (the “Warrants”), and (ii) the offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”), of up to: (a) 14,336,918 Class A Shares issued pursuant to subscription agreements with certain investors, dated as of May 11, 2021 (the “PIPE Shares”); (b) 2,036,298 Class A Shares issued pursuant to a stock dividend payment declared on February 1, 2021 and paid on February 4, 2021 (the “Dividend Shares”); (c) 120,670 Class A Shares issued on June 3, 2021 in connection with our acquisition of a wireless infrastructure development company (the “Acquisition Shares”); and (d) 10,000,000 Class A Shares issued in the Domestication (as defined under “Prospectus Summary—Company History and Corporate Information”) (the “Centerbridge Shares” and together with the PIPE Shares, the Dividend Shares, and the Acquisition Shares, the “Resale Shares”).

We will not receive any proceeds from the resale by the Selling Stockholders of the Resale Shares pursuant to this prospectus, but will receive proceeds from the exercise of the Warrants. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

The registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of such securities. The Selling Stockholders may offer and sell the Resale Shares in a number of different ways and at varying prices. See the section of this prospectus entitled “Plan of Distribution” for additional information.

Our Class A Common Stock is listed on the Nasdaq Global Market under the symbol “RADI”. On June 9, 2021, the last reported sale price of our Class A Common Stock as reported on the Nasdaq Global Market was $15.70 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with reduced disclosure requirements for this prospectus and our public company filings.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 8. You should carefully consider these risk factors, as well as other information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) and relates to (i) the issuance by us of up to 16,674,201 Warrant Shares and (ii) the offer and sale, from time to time, by the Selling Stockholders of up to 26,493,886 Resale Shares.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by or on our behalf. Neither we nor any of the Selling Stockholders have authorized any other person to provide you with different or additional information. Neither we nor any Selling Stockholder takes responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information in this prospectus or any prospectus supplement is accurate only as of the date of this prospectus or such other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor any Selling Stockholder is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, as used in this prospectus, “we”, “us”, “our”, the “Company”, “Radius” and “our business” refer to Radius Global Infrastructure, Inc. (formerly known as Digital Landscape Group, Inc. and Landscape Acquisition Holdings Limited (“Landscape”)) and its consolidated subsidiaries. Following the acquisition (the “APW Acquisition”) of AP WIP Investments, LLC (“AP WIP Investments”) and its consolidated subsidiaries (the “APW Group”) on February 10, 2020 (the “Acquisition Closing Date”), the APW Group is considered to be our predecessor for financial reporting purposes. Accordingly, all references in this prospectus to the “Predecessor” refer to the APW Group for all periods prior to the Acquisition Closing Date and all references to the “Successor” refer to Radius for all periods after the Acquisition Closing Date. Similarly, the financial statement presentation set forth herein includes the financial statements of the APW Group as “Predecessor” for periods prior to the Acquisition Closing Date and Radius as “Successor” for periods on and after the Acquisition Closing Date, including the consolidation of the APW Group.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts, and which may concern our possible or assumed future results of operations, including descriptions of our business strategy. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “targets”, “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will”, “should” or, in each case, their negative or other variations or comparable terminology. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	the extent that wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree;

•	the extent that new technologies reduce demand for wireless infrastructure;

•	competition for assets;

•	whether the Tenant Leases for the wireless communication tower or antennae located on our real property interests are renewed with similar rates or at all;

•

the extent of unexpected lease cancellations, given that substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company and unexpected lease cancellations could materially impact cash flow from operations;

•	economic, political, cultural and other risks to our operations outside the U.S., including risks associated with fluctuations in foreign currency exchange rates and local inflation rates;

•	the effect of foreign currency exchange rates;

•	the effect of the Electronic Communications Code enacted in the United Kingdom, which may limit the amount of lease income we generate in the United Kingdom;

•

the extent that we continue to grow at an accelerated rate, which may prevent us from achieving profitability or positive cash flow for the foreseeable future, particularly given the APW Group’s history of net losses and negative net cash flow;

•	the fact that we have incurred a significant amount of debt and may in the future incur additional indebtedness;

•	the extent that the terms of our debt agreements limit our flexibility in operating our business;

•	the ongoing COVID-19 pandemic and the response thereto;

•	the extent that unfavorable capital markets environments impair our growth strategy, which requires access to new capital;

•	the adverse effect that increased market interest rates may have on our interest costs, the value of our assets and on the growth of our business;

•	the adverse effect that perceived health risks from radio frequency energy may have on the demand for wireless communication services;

•	our ability to protect and enforce our real property interests in, or contractual rights to, the revenue streams generated by leases on our communications sites;

ii

•	the loss, consolidation or financial instability of any of our limited number of customers;

•	our ability to pay dividends, including dividends we may be required to pay on our Class A Common Stock, or satisfy our financial obligations;

•

whether we are required to issue additional Class A Shares pursuant to the terms of the Series A Founder Preferred Stock or the APW OpCo LLC Agreement or upon the exercise of the Warrants or options to acquire Class A Shares, which would dilute the interests of holders of our Class A Common Stock;

•

the possibility that securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely; and

•	the other risks and uncertainties described under “Risk Factors”.

Any capitalized terms not otherwise defined above have been defined elsewhere in this prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision with respect to our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

INDUSTRY AND MARKET DATA

We obtained certain market and industry data included in this prospectus from third-party sources. Market and industry estimates are based on information in independent industry publications and research, government publications and research, and third-party forecasts as well as our own internal assumptions and expectations about our markets. Where third-party information has been used in this prospectus, the source of such information has been identified. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. While we believe our internal assumptions and estimates are reasonable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus, that could cause results to differ materially from those expressed in the estimates made by the third parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision regarding our securities, you should read this entire prospectus carefully, including “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and related notes appearing elsewhere in this prospectus.

Our Business

Through our ownership of the APW Group, we are one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. We purchase, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”). Typically, we acquire the rental streams by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides us with the right to receive all communications rents relating to the property, including the rents from the Tenant Lease. In addition, we purchase contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The APW Group was established as a U.S. cell site lease aggregator in 2010 and made its first foreign lease investment in November of 2011. Since that time, it has entered into, and holds assets in, a total of 18 jurisdictions in addition to the U.S. We believe that the APW Group was a “first mover” in many of these jurisdictions – until its market entry, no other parties were engaged in the systematic aggregation of cell site leases in any kind of scale.

As of March 31, 2021 and December 31, 2020, we had interests in 7,435 and 7,189 leases that generate rents for us, respectively. These leases related to properties that were situated on 5,627 and 5,427 different communications sites, respectively, throughout the United States and 18 other countries. Revenue was $22.2 million for the three months ended March 31, 2021 and $62.9 million and $6.8 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. As of March 31, 2021 and December 31, 2020, annualized contractual revenue from the rents expected to be collected on the leases we had in place at that time (the annualized “in-place rents”) from the APW Group assets was approximately $90.6 million and $84.1 million, respectively. For a definition of annualized in-place rents and a comparison to the most directly comparable financial measure recorded in accordance with generally accepted accounting principles in the U.S. (“GAAP”), revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

We believe that our business model and the nature of our assets provides us with stable, predictable and growing cash flow. First, we seek to acquire real property interests and rental streams subject to triple net or effectively triple net lease arrangements, whereby all taxes, utilities, maintenance costs and insurance are the responsibility of either the owner of the tower or antennae or the property owner. Furthermore, Tenant Leases contain contractual rent increase clauses, or “rent escalators”, calculated either as a fixed rate, typically between 2% and 3%, or tied to a consumer price index (“CPI”), or subject to open market valuation (“OMV”). As of December 31, 2020, approximately 99% of our Tenant Leases had contractual rent escalators; approximately 69% (as a percentage of revenue for the year ended December 31, 2020) and 73% (as a percentage of annualized in-place rents as of December 31, 2020) of our Tenant Lease contractual rent escalators were either tied to a local

CPI or subject to OMV, and the remainder were fixed escalators. In addition, the APW Group has historically experienced low annual churn as a percentage of revenue, ranging from 1% to 2% during the fiscal years ended December 31, 2020 and 2019, primarily due to the significant network challenges and expenses incurred by owners of wireless communications towers and antennae in connection with the relocation of these infrastructure assets to alternative sites. Finally, we seek to obtain the ability to negotiate amendments and renewals of our Tenant Leases, thereby providing us with additional recurring revenue and one-time fees.

Our Strategy

We seek to continually expand our business by primarily implementing organic growth strategies, including: expanding into different geographies, asset classes and technologies; continued acquisition of real estate interests and contractual rights (as well as other revenue streams) in wireless communications sites and other communications infrastructure (as well as through annual rent escalators, the addition of new tenants and/or lease modifications); and developing a portfolio of infrastructure assets including through acquisition or build to suit. We intend to achieve these objectives by executing the following strategies:

Grow Through Additional Acquisitions. We intend to pursue acquisitions of real property interests and contractual rights underlying wireless communications cell sites, utilizing the expertise of our management and our proven, proprietary underwriting process to identify and assess potential acquisitions. When acquiring real property interests and contractual rights, we aim to target communications infrastructure locations that are essential to the ongoing operations and profitability of the respective tenants, which we expect will result in continued high tenant occupancy and cash flow stability. We have established a local presence in high opportunity countries in order to expand our operating jurisdictions. In addition, we can utilize our advanced acquisition expertise to pursue acquisitions and investments in either single assets or portfolios of assets.

Increase Cash Flow Without Additional Capital Investment. We seek to organically grow our cash flow on our existing portfolio without additional capital investment through (i) contractual rent escalations, (ii) lease renewals, at higher rates, with existing tenants, (iii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iv) the addition of new tenants to existing locations.

Leverage Existing Platform to Expand our Business into the Broader Communications Infrastructure. We intend to explore other potential areas of growth within the communications infrastructure market segment that have similar characteristics to our core “Tenant Lease” (i.e., an existing ground lease or rooftop lease between a property owner and an owner of a wireless tower or antennae) business and plan to explore expansion into other existing rental streams underlying critical communications infrastructure. Areas of expansion may include investing in Tenant Leases underneath (i) mobile switching centers, which are telephone exchanges that make the connection between mobile users within networks, from mobile users to the public switched telephone network, and from mobile users to other mobile networks, (ii) data centers, which are large groups of networked computer servers typically used by organizations for remote storage, processing or distribution of large amounts of data that are typically located in a stand-alone building and (iii) distributed antenna system (DAS) networks, which are a way to address isolated spots of poor coverage in large buildings or facilities (such as hospitals or transportation hubs) by installing networks of small antennae to serve as repeaters.

Explore Expansion Opportunities into Digital Infrastructure Assets. As part of our expansion strategy, we intend to explore opportunities to develop other digital infrastructure assets, including build-to-suit opportunities where we would be contracted to build communications infrastructure (such as wireless towers) and lease such equipment to tenants on a long-term basis. Cell:cm Chartered Surveyors, which is a wholly owned subsidiary within the APW Group, already offers building consultancy services including architecture and design, building and roof maintenance, building surveys and development, and project monitoring.

Recent Developments

PIPE Offering. On May 11, 2021, we entered into subscription agreements (the “PIPE Subscription Agreements”) to issue and sell an aggregate of 14,336,918 Class A Shares to certain institutional investors (the “PIPE Investors”) at a purchase price of $13.95 per Class A Share, for gross proceeds of $200.0 million (the “PIPE”). The closing of the PIPE occurred on May 14, 2021. Total net offering proceeds to us were approximately $190.0 million after deducting placement agent fees and offering expenses.

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, liquidity, results of operations and prospects. These risks are discussed more fully in “Risk Factors”. These risks include, but are not limited to, the following:

Risks Relating to our Industry

•

If the wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree, our business and profitability could be materially and adversely affected; and

•	New technologies may significantly reduce demand for wireless infrastructure and therefore negatively impact our revenue and future growth.

Risks Relating to our Business

•

We may become involved in expensive litigation or other contentious legal proceedings relating to our real property interests and contractual rights, the outcome of which is unpredictable and could require us to change our business model in certain jurisdictions or exit certain markets altogether;

•	Competition for assets could adversely affect our ability to achieve our anticipated growth;

•

If the Tenant Leases for the wireless communication tower or antennae located on our real property interests are not renewed with similar rates or at all, our future revenue may be materially affected;

•

Substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company, and unexpected lease cancellations could materially impact cash flow from operations; and

•	The ongoing COVID-19 pandemic could have a material adverse effect on our results of operations and financial condition.

Risks Relating to our Financial Performance or General Economic Conditions

•	We have a history of net losses and negative net cash flow; if we continue to grow at an accelerated rate, we may be unable to achieve profitability or positive cash flow for the foreseeable future;

•

We have incurred a significant amount of debt and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may, in the longer term, limit the funds available to us; and

•	Our growth strategy requires access to new capital, which could be impaired by unfavorable capital markets.

Risks Relating to Laws and Regulation

•

The Electronic Communications Code enacted in the United Kingdom may limit the amount of lease income we generate in the United Kingdom, which would have a material adverse effect on our results of operations and financial condition.

Risks relating to the APW Acquisition

•	We may have limited redress in respect of claims for breach of the warranties, covenants, and other provisions under the agreement pursuant to which we acquired the APW Group.

Risks Relating to our Securities and this Offering

•

We have been, and may in the future, be required to issue additional Class A Shares pursuant to the terms of the Series A Founder Preferred Stock, and such additional issuances may dilute your interests in Class A Common Stock;

•	We will be required to issue additional Class A Shares upon the exercise of outstanding warrants to purchase Class A Shares or options, which may dilute your interests in Class A Common Stock;

•	If you purchase Warrant Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares; and

•	Future sales of substantial amounts of our securities, or the perception that such sales could occur, may have an adverse effect on the price of our securities.

General Risk Factors

•	The market price of our securities may fluctuate significantly, and such volatility could adversely affect your investment in our securities.

Any capitalized terms not otherwise defined above have been defined elsewhere in this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following October 2, 2025, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30 and (b) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References in this prospectus to “emerging growth company” have the meaning ascribed to such term in the JOBS Act.

An emerging growth company may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved.

We have elected to opt out of the extended transition period available to emerging growth companies for complying with new or revised accounting standards under Section 107(b) of the JOBS Act, which election is irrevocable. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies.

We may use these provisions until such time as we cease to be an emerging growth company.

We are also a “smaller reporting company” and will remain a smaller reporting company while we have determined that either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including many of the same exemptions from disclosure requirements as those that are available to emerging growth companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Company History and Corporate Information

We are a holding company with no material assets other than cash and our limited liability company interests in the APW Group. We were incorporated under the laws of the British Virgin Islands on November 1, 2017, initially as Landscape, which was formed to undertake an acquisition of a target company or business. On November 20, 2017, the ordinary shares (the “Ordinary Shares”) and warrants to purchase Ordinary Shares (the “Ordinary Share Warrants”) of Landscape were admitted to listing on the London Stock Exchange (the “LSE”), and Landscape raised approximately $500 million before expenses through its initial placement of 48,400,000 Ordinary Shares and the Ordinary Share Warrants on November 20, 2017 and a private subscription by Noam Gottesman and Michael D. Fascitelli for preferred shares.

On the Acquisition Closing Date, Landscape completed the acquisition of the APW Group from Associated Partners, L.P. (“Associated Partners”), and was renamed Digital Landscape Group, Inc. On October 2, 2020, we effected a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended (the “Companies Act”), and a domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which we changed our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, we were renamed Radius Global Infrastructure, Inc. On October 2, 2020, in connection with the Domestication, we delisted our Ordinary Shares and Ordinary Share Warrants from trading on the LSE and on October 5, 2020, our Class A Common Stock began trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI”. For more information relating to the APW Acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—APW Acquisition”.

Our principal executive office is located at 660 Madison Avenue, Suite 1435, New York, New York 10065. Our telephone number is (212) 301-2800. We maintain a website at www.radiusglobal.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

THE OFFERING

Issuer	Radius Global Infrastructure, Inc.

Class A Shares offered by us	Up to 16,674,201 shares issuable upon exercise of the Warrants. Each Warrant is exercisable at any time for the purchase of one-third of a Class A Share at an exercise price of $11.50 per share, in each case subject to adjustment in accordance with the warrant instrument governing the Warrants.

Class A Shares offered by the Selling Stockholders	Up to 26,493,886 shares, consisting of the PIPE Shares, the Dividend Shares, the Acquisition Shares, and the Centerbridge Shares.

Class A Shares outstanding after this offering	92,343,841 shares.

Use of proceeds	We will not receive any proceeds from the sale of the Resale Shares. We will receive an aggregate of $191,753,312 from the exercise of the Warrants in full for cash.

We intend to use the net proceeds to from the exercise of the Warrants for general corporate purposes, including acquisitions of real property interests and contractual rights underlying wireless communications cell sites and other business opportunities, capital expenditures and working capital. For information about our proposed use of proceeds, see “Use of Proceeds”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in Class A Shares.

Nasdaq Global Market symbol	“RADI”

The number of Class A Shares to be outstanding after this offering reflects the issuance of the Warrant Shares, is based on 61,212,042 Class A Shares outstanding as of March 31, 2021, including 95,292 restricted Class A Shares, gives effect to issuance of the 14,336,918 PIPE Shares and the 120,670 Acquisition Shares, and excludes up to:

•

1,600,000 Class A Shares issuable upon the conversion of shares of our Series A Founder Preferred Stock, par value $0.0001 per share (“Series A Founder Preferred Stock”), outstanding as of March 31, 2021;

•

12,997,802 Class A Shares issuable upon the redemption or direct exchange of Units of Company Interest (as defined in the Second Amended and Restated Limited Liability Company Agreement of APW OpCo, dated as of July 31, 2020, by and between its Members (as defined therein) and the Company (the “APW OpCo LLC Agreement”)) (“Units”) designated as “Class B Common Units” (“Class B Common Units”) pursuant to the APW OpCo LLC Agreement and equitized versions of Units designated as “Series A LTIP Units” (“Series A LTIP Units”), “Series B LTIP Units” (“Series B LTIP Units” and together with Series A LTIP Units, “LTIP Units”) and “Series B Rollover Profits Units” (“Series B Rollover Profits Units”) pursuant to the APW OpCo LLC Agreement as of March 31, 2021;

•	601,600 Class A Shares issuable upon the exercise of stock options that were vested and outstanding as of March 31, 2021;

•	2,725,300 Class A Shares issuable upon vesting and exercise of stock options that were unvested and outstanding as of March 31, 2021; and

•	3,199,546 Class A Shares available for future issuance under our 2020 Equity Incentive Plan (the “Equity Plan”) as of March 31, 2021.

RISK FACTORS

Investing in our securities carries a significant degree of risk. You should carefully consider the risks described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any or a combination of the following risks were to materialize, our results of operations, financial condition and prospects could be materially adversely affected. If that were to be the case, the market price of our securities could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to our Industry

If the wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree, our business and profitability could be materially and adversely affected.

The U.S. wireless carrier industry has experienced, and may continue to experience, significant consolidation, such as the recent merger between Sprint and T-Mobile. Historically, consolidation among wireless carriers has resulted in the decommissioning of certain existing communications sites, due to overlap of the networks or the consolidation of different technologies. For example, the Sprint-Nextel merger led to significant churn as the consolidated company terminated leases of sites on which iDen technology had been located. Internationally, wireless carriers are increasingly entering into active and passive network sharing agreements or roaming or resale arrangements. For example, in 2019 Vodafone announced that it had entered into active and passive network sharing agreements in Italy, Spain and the UK. These agreements could also result in decommissioning of certain existing communications sites due to network overlap or redundancy.

The Tenant Leases from which we derive our revenue can typically be terminated upon a very short notice period, generally 30 to 180 days, regardless of the length of the lease term. To the extent that a wireless carrier does not need a redundant communications site, it may terminate the site’s lease prior to the end of the lease term or simply refuse to renew the lease. As part of our business strategy, we purchase the revenue stream under a lease from the site owner, typically including any renewal periods, and assumes the risk that such lease is early terminated or not renewed. As we do not have recourse to the site owner in the case of such early termination (absent fraud or breach of contractual representations or covenants by such site owner), our ongoing in-place rents and future results may be negatively impacted if a significant number of these leases are terminated or not renewed, materially impairing the value of our real property and contractual interests in such sites.

Consolidation can also potentially reduce the diversity of the tenants from which we derive revenue and give tenants greater leverage over us, as their effective landlord, by increasing co-location on nearby existing sites and aggressively negotiating master lease terms for multiple sites, all of which could materially and adversely affect our revenue.

New technologies may significantly reduce demand for wireless infrastructure and therefore negatively impact our revenue and future growth.

Improvements in the efficiency of wireless networks could reduce the demand for the wireless carriers’ or tower companies’ wireless infrastructure. For example, signal combining technologies that permit one antenna to service multiple frequencies and, thereby, more customers, may reduce the need for wireless infrastructure. In addition, other technologies, such as Wi-Fi, femtocells, other small cells, or satellite (such as low earth orbiting) and mesh transmission systems may, in the future, serve as substitutes for, or alternatives to, leasing additional tower or antennae sites that might otherwise be anticipated as wireless infrastructure had such technologies not existed. Any significant reduction in wireless infrastructure leasing demand resulting from the previously mentioned technologies or other technologies could materially and adversely affect our revenue, financial condition and future growth.

Perceived health risks from radio frequency (“RF”) energy could reduce demand for wireless communications services.

The U.S. and other governments impose requirements and other guidelines relating to exposure to RF energy. Exposure to high levels of RF energy can cause negative health effects. The potential connection between exposure to low levels of RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community. According to the U.S. Federal Communications Commission (“FCC”), the results of these studies to date have been inconclusive. However, public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless carriers, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, health risks could cause a decrease in the demand for wireless communications which could materially and adversely affect the demand for our assets, the revenue that we are able to generate, and the rate of growth in our business. Moreover, if a connection between exposure to low levels of RF energy and possible negative health effects, including cancer, were demonstrated, we could be subject to numerous claims relating to exposure to RF energy and, even if such claims ultimately had no merit, our financial condition could be materially and adversely affected by having to defend such claims.

Risks Relating to our Business

We may become involved in expensive litigation or other contentious legal proceedings relating to our real property interests and contractual rights, the outcome of which is unpredictable and could require us to change our business model in certain jurisdictions or exit certain markets altogether.

The tenants under our Tenant Leases are typically wireless carriers and tower companies that may have competitive or other concerns regarding the assignment of the right to receive lease payments to us from the site owners, and as a result some of these tenants may challenge our real property interests and contractual rights. For example, wireless carriers and tower companies have challenged certain of our real property interests in Brazil, Chile, Colombia and the Netherlands and alleged that the grant of the real property interest in the land underlying the wireless tower or antennae violated either a contractual non-assignment provision or a statutory pre-emptive right. In Hungary, a regulatory agency has initiated an inquiry that may result in new regulations on some of our activities. In addition, certain wireless carriers in Canada have filed claims alleging that our business and marketing practices constitute harassment of the landlords, defamation of the carriers and interference of their site leases. In addition, under eminent domain laws (or equivalent laws in jurisdictions outside of the United States), governments can take real property without the owner’s consent, sometimes for less compensation than the owner believes the property is worth. If these or similar claims are successful, we may not be able to continue to operate in those jurisdictions using our current business model, or at all, which could have a material adverse effect on our ability to acquire new assets or grow our business as planned.

Any litigation or other proceeding, even if resolved favorably, could require us to incur substantial costs and be a distraction to management. Also, such litigation could be used as a nuisance to disrupt our business. Litigation results are highly unpredictable, particularly in some of the jurisdictions in which we operate. Even if we believe we have a strong legal basis to defend such claims, we may not prevail in any litigation or other proceeding in which we may become involved. If we are unsuccessful in defending claims by our tenants relating to our business model in a particular jurisdiction, it may be difficult or impossible to continue operations in those jurisdictions, or we may incur significant additional expense to adjust our business model in response to any legal order or judgment, any of which could have a material adverse effect on our business and results of operations.

Competition for assets could adversely affect our ability to achieve our anticipated growth.

If we are unable to make accretive acquisitions of real property interests and contractual rights in the revenue streams of Tenant Leases, our growth could be limited. As none of the individual revenue streams that we acquire are material, our business model requires us to identify and negotiate a significant number of new interests each year in order to deliver material growth. We may experience increased competition for these assets from new entrants to the industry. Further, in some jurisdictions, including Europe, the number of wireless towers and antennae owned by tower companies, as compared to wireless carriers, is growing quickly. These tower companies may be more likely to seek to own or control the land underlying their tower as that is their asset or service as compared to the wireless carriers who have traditionally allocated their capital to network development rather than acquisition of the underlying real property. This could make the acquisition of high-quality assets significantly more costly or prohibitive. The wireless tower companies are larger than us and may have greater financial resources than we do, while other competitors may apply less stringent investment criteria than we do. Higher prices for assets or the failure to add new assets to our portfolio could make it more difficult to achieve our anticipated returns on investment or future growth, which could materially and adversely affect our business, results of operations or financial condition.

If the Tenant Leases for the wireless communication tower or antennae located on our real property interests are not renewed with similar rates or at all, our future revenue may be materially affected.

A significant portion (approximately 11% of revenue for the year ended December 31, 2020 and 10% of annualized in-place rents as of December 31, 2020) of the Tenant Leases located on communications sites on which we hold a property interest are either hold-over leases or will be subject to renewal over the next 12 months. The wireless carriers and tower companies are under no obligation to renew their ground or rooftop leases. In addition, there is no assurance that such tenants will renew their current leases with similar terms or rental rates even if they do want to renew. The extension, renewal or replacement of existing leases depends on a number of factors, several of which are beyond our control, including the level of existing and new competition in markets in which we operate; the macroeconomic factors affecting lease economics for our current and potential customers; the balance of supply and demand on a short-term, seasonal and long-term basis in our markets; the extent to which customers are willing to contract on a long-term basis and the effects of international, federal, state or local regulations on the contracting practices of our customers. Unsuccessful negotiations could potentially reduce revenue generated from the assets. As a result, we may not fully recognize the anticipated benefits of the assets that we acquire, which could have a material adverse effect on our results of operations and cash flow. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company, and unexpected lease cancellations could materially impact cash flow from operations.

Virtually every Tenant Lease associated with our assets permits the wireless carrier or tower company tenant to cancel the lease at any time with limited prior written notice. The termination provisions vary from lease to lease, but substantially all of the Tenant Leases underlying our assets require the tenant to provide only 30-180 days’ advance notification to terminate the lease. Cancellations are determined by the tenants themselves in their sole discretion. For instance, sites are independently assessed by tenants for their ability to provide coverage. This assessment is made prior to construction or installation of the asset and there is no guarantee such coverage will remain static in the future due to independent developments, technological developments, property and infrastructure developments (e.g., construction of new buildings and roads), foliage growth or other physical changes in the landscape that are unforeseeable and out of our control. We have previously experienced terminations and cancellations of leases for the following reasons:

•	network consolidations and mergers that make a particular tower site redundant for a wireless carrier;

•	primarily in the UK, where the wireless carrier has a shared lease with the tower company or tower owner and we only receive a portion of the shared rent;

•	the wireless carrier secures an alternative site to allow it to save operational expenses; and

•	the wireless carrier identifies a location that provides better coverage and renders the existing site obsolete or unused.

Such results could lead to site removal or relocation, leading to a reduction in our revenue. Any significant number of cancellations will adversely affect our revenue and cash flow.

If we are unable to protect and enforce our real property interests in, or contractual rights to, the revenue streams generated by leases on our communications sites, our business and operating results could be materially adversely affected.

Pursuant to our business model, we purchase the stream of future rental payments generated by an existing lease, and that will be generated by future leases, between a site owner and an owner or operator of a wireless communications tower or wireless antennae. As a lease generating such revenue stream already exists, our business model effectively puts us in the position of landlord without the consent of the wireless carrier or tower operator. Where possible, we seek to purchase an “in rem” real property interest in the land underlying the wireless tower or antennae, typically easements, usufructs, leasehold and sub-leasehold interests, and fee simple interests. If that is not feasible due to local legal requirements or commercial limitations, we will purchase a contractual assignment of rents. As we are one of the first companies to develop an asset portfolio of revenue streams from existing wireless communications sites in some of the jurisdictions in which we operate, the “in rem” right that we have purchased has not traditionally been used in a commercial context. Consequently, our real property rights may be subject to challenge by third parties, including the wireless carriers or tower companies that are counterparties to the underlying site leases, or become subject to new regulations. Further, where we have rooftop easements (or comparable property interests), we are subject to the risk that the underlying property owners may block access to the rooftop. If we cannot enforce our real property and contractual rights, particularly to the extent any claim or regulatory constraint impacts a large number of our assets, our business and results of operations could be materially adversely affected.

Due to the long-term expectations of revenue from our assets, our results are sensitive to the creditworthiness and financial strength of our tenants and their sub-lessees.

We have purchased, for an upfront fee, the future revenue stream pursuant to the underlying Tenant Leases and subsequent leases and do not have recourse to the site owner if the tenant fails to make such future payments (absent fraud or breach of contractual representations or covenants by such site owner). Due to the long-term nature of most cell site leases, including the Tenant Leases and their sub-leases, our financial performance is dependent on the continued financial strength of the tenants, including the wireless carriers, tower companies and other owners of structures where we own the attached property rights, many of whom operate with substantial leverage. Many tenants and potential tenants rely on capital raising activities to fund their operations and capital expenditures, and downturns in the economy or disruptions in the financial and credit markets may make it more difficult and more expensive to raise capital. If, as a result of a prolonged economic downturn or otherwise, one or more of our tenants experienced financial difficulties or filed for bankruptcy, such an event could result in uncollectible accounts receivable and an impairment of our deferred rent asset. In addition, it could result in the loss of significant customers and all or a portion of our anticipated lease revenue from certain tenants, all of which could have a material adverse effect on our business, results of operations and cash flows. In addition, if the Tenant Lease tenants or sub-lessees (or potential tenants or sub-lessees) are unable to raise adequate capital to fund their business plans, they may reduce their spending, which could materially and adversely affect demand for the communications sites and the rental rates that we will be able to charge upon renewal.

Certain of our real property interests are subordinated to senior debt such as mortgages on the underlying properties.

The real property interests and contractual rights we purchase typically relate to a portion of a larger parcel of land that is owned by the site owner from whom we acquired the interests or rights. As a result, mortgages and other encumbrances, including any tax liens, which attach to the parcel as a whole, may also attach to or have enforcement priority over our interests or rights. We make an effort to target investment opportunities that are free from mortgages and other encumbrances. Where that option is not available, we make an effort to obtain non-disturbance agreements or locally comparable protections on the real property interests we acquire on mortgaged sites, but sometimes we are unable to do so. Under certain circumstances and in the absence of a non-disturbance agreement or locally comparable protections, if the underlying property owner fails to comply with or make payments under debt arrangements that grant creditors with claims on the property that are senior to ours, an event of default may result, which would allow the creditors to foreclose on any of our real property interests and contractual rights associated with that site. Any such default or foreclosure could have a material adverse effect on our results of operations and cash flow.

The ongoing COVID-19 pandemic could have a material adverse effect on our results of operations and financial condition.

The outbreak of COVID-19 (commonly referred to as coronavirus), which first occurred in Wuhan City, China and has subsequently spread to many countries throughout the world, including each of the jurisdictions in which we operate, has had a negative impact on economic conditions globally and there are concerns for a prolonged deterioration of global financial conditions. The COVID-19 outbreak led to a more widespread public health crisis than that observed during the SARS epidemic of 2002 to 2003, which has resulted in protracted volatility in international markets and a decline in global economic conditions, including as a consequence of disruptions to travel and retail segments, tourism and manufacturing supply chains. Beginning in March 2020, we took measures to mitigate the broader public health risks associated with COVID-19 to our business and employees, including through office closures and self-isolation of employees where possible in line with the recommendations of relevant health authorities; however, the full extent of the COVID-19 outbreak and the adverse impact this may have on our workforce and operations is unknown. Our offices globally were largely shut down beginning in the middle of March 2020, with employees working remotely from their homes. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on our ability to acquire new rental streams. For example, leasing transactions in certain civil law jurisdictions, such as Brazil, Chile and Colombia, often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures, particularly in Latin American countries, have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers. Similarly, government-imposed travel restrictions may impair our employees’ ability to conduct physical inspections of cell-site infrastructure, which are part of our normal transaction underwriting process.

The extent to which COVID-19 may continue to impact the results of operations and financial condition of the Company and our tenants will depend on numerous evolving factors that we cannot predict, including the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the outbreak; the availability, distribution and efficacy of one or more vaccines; new or mutated strains of COVID-19 or a similar virus (including vaccine-resistant strains); the impact of the outbreak on global economic activity and financial markets, including the possibility of a global recession and volatility in the global capital markets which, among other things, may increase the cost of capital and adversely impact our access to capital. For example, global macro-economic conditions have resulted in declines in foreign currency exchange rates and heightened volatility in foreign currency exchange rates across multiple currencies. These impacts, individually or collectively, could have a material adverse impact on our results of operations and financial condition as the pandemic continues. Further, the impact of COVID-19 may heighten or exacerbate many of the other risks discussed in this prospectus, any of which could have a material impact on us.

The tenants on the Tenant Leases underlying our assets may be exposed to force majeure events and other unforeseen events for which their insurance may not provide adequate coverage.

The communications sites underlying our real property interests and contract rights are subject to risks associated with natural disasters, such as ice and windstorms, fires, tornadoes, floods, hurricanes and earthquakes, cyber-attacks, terrorism as well as other unforeseen damage. Substantially all of the leases in our portfolio allow the tenants either to terminate the lease or to withhold rent payments until the site is restored to its original condition should such a disaster cause damage to one of these communications sites or the equipment on such site. While tenants generally maintain insurance coverage for natural disasters, they may not have adequate insurance to cover the associated costs of repair or reconstruction for a future major event. Furthermore, while all of the Tenant Leases require that the tenants have access to the communications site, we often must rely on the site owners to take all the necessary steps to restore access to the site. In the event of any damage to the communications equipment, federal, state and local regulations may restrict the ability to repair or rebuild damaged towers or antennae. If the tenants are unwilling or unable to repair or rebuild due to damage, we may experience losses in revenue due to terminated leases and/or lease payments that are withheld pursuant to the terms of the Tenant Lease while the site is repaired.

A substantial portion of our revenue is derived from a small number of wireless carriers or tower companies in each of the jurisdictions in which we operate, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenue.

In each of the jurisdictions in which we operate, there are a small number of wireless carriers or tower companies. Consequently, the loss of any one of our large customers as a result of consolidation, merger, bankruptcy, insolvency, network sharing, roaming, joint development, resale agreements with other wireless carriers or otherwise may result in (i) a material decrease in our revenue, (ii) uncollectible account receivables, (iii) an impairment of our deferred site rental receivables, site rental contracts, customer relationships or intangible assets or (iv) other adverse effects on our business. Additionally, the rental payments due to us from foreign affiliates and subsidiaries of large, nationally recognized wireless carriers or tower companies may not provide for full recourse to the larger, more creditworthy parent entities affiliated with our lessees.

We may not be able to consummate or successfully integrate future acquisitions into our business, which could result in unanticipated expenses and losses.

Part of our strategy is to seek to grow through acquisitions of portfolios of assets or entities that are engaged in similar or complementary businesses. Our ability successfully to implement our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. The process of integrating a large portfolio of assets or an acquired company’s business into our operations is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business that could materially and adversely affect our business and results of operations include the following, which risks can be magnified when one or more integrations are occurring simultaneously or within a small period of time:

•	the effect of the acquisition on our financial and strategic positions and our reputation;

•	risk that we may be unable to obtain the anticipated benefits of the acquisition, including synergies, economies of scale, revenues and cash flow;

•	challenges in retaining, assimilating and training new employees;

•	potential increased expenditure on human resources and related costs;

•	retention risk with respect to an acquired company’s key executives and personnel;

•	potential disruption to our ongoing business;

•

investments in immature businesses or assets with unproven track records that have an especially high degree of risk, with the possibility that we may lose the value of our entire investment or incur additional unexpected liabilities (including becoming subject to foreign laws and regulations not previously applicable to us);

•	potential diversion of cash for an acquisition or integration activities that would limit other potential uses for cash including marketing, and other investments;

•	the assumption of known and unknown debt and other liabilities and obligations of the acquired company;

•

potential integration risks relating to acquisition targets that had not previously maintained internal controls and policies and procedures over financial reporting as would be required of a public company, which may amplify our risks and liabilities with respect to our ability to develop and maintain appropriate internal controls and procedures; and

•	challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those used by us.

Although our real property and contractual interests generally do not make it contractually responsible for the payment of real property taxes, in our U.S. operations, if the responsible party fails to pay real property taxes, the resulting tax lien could put our real property interest in jeopardy.

Substantially all of our real property and contractual interests (85% of revenue for the year ended December 31, 2020 and 82% of annualized in-place rents as of December 31, 2020) are subject to triple net or effectively triple net lease arrangements under which we are not responsible for paying real property taxes. In the United States, if the property owner or tenant fails to pay real property taxes, any lien resulting from such unpaid taxes would be senior to our real property interest or contract rights in the applicable site. Failure of the property owner or tenant to pay such real property taxes could result in our real property interest or contract rights being impaired or extinguished or we may be forced to incur costs and pay the real property tax liability to avoid impairment of our assets. Internationally, although our real property interests would typically be senior to any subsequent tax lien, those assets that are contractual rights (such as an assignment of rents) could be subject to liens and be deemed subordinate to such governmental claims. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

The failure of the property owner or tenant to maintain the property or infrastructure assets could result in a diminution of our real property and contractual interest, which could materially and adversely affect our results of operations.

Substantially all of our real property and contractual interests (85% of revenue for the year ended December 31, 2020 and 82% of annualized in-place rents as of December 31, 2020) are subject to triple net or effectively triple net lease arrangements under which we are not responsible for maintenance expenditures related to the property or infrastructure. Failure of the property owner or tenant to maintain the property or infrastructure could result in a diminution of our real property and contractual interests, or we may be forced to incur costs to maintain the property to avoid diminution of our assets. For example, the placement and performance of wireless transmissions might be impaired in a situation where a structure is not adequately maintained by the property owner, which would result in a diminution of the property. A diminution of the property could materially and adversely affect our results of operations through losses in revenue due to terminated Tenant Leases and/or lease payments that are withheld, lower lease renewal rates, the inability to lease the property, costs to maintain the assets and costs related to litigation related to the diminution of the property. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Security breaches and other disruptions could compromise our information, which would cause our business and reputation to suffer.

As part of our day-to-day operations, we rely on information technology and other computer resources and infrastructure to carry out important business activities and to maintain our business records. We utilize both cloud infrastructure as well as on-premise systems physically located in our offices. These (cloud) systems are subject to interruption or damage from power outages, ISP failures, computer viruses, security breaches, errors, catastrophic events such as natural disasters and other events beyond our control, which could halt or impede our business activities. Depending on the nature and scope of the incident, backups might have to be restored in order to resume business. In extreme events, backup systems could become compromised as well.

If such systems and backup systems are compromised, degraded, damaged or breached, or otherwise cease to function properly, we could suffer interruptions in our operations or unintentionally allow misappropriation of proprietary or confidential information including information about the wireless carriers or tower companies or the site owners. This could damage our reputation and disrupt operations, which could adversely affect our business and operating results.

If we were to lose the services of certain members of senior management, it could negatively affect our business.

Our senior management developed our business model, have been integral in implementing this model in the jurisdictions in which we operate, and have deep industry relationships and knowledge. Our success depends to a significant extent upon the performance and active participation of our senior management key personnel. We cannot guarantee that we will be successful in retaining the services of members of our senior management. Although we have employment agreements with certain members of our senior management, these agreements do not ensure that those officers will continue with us in their current capacity for any particular period of time. If any of our key personnel were to leave or retire, we may not be able to find an appropriate replacement on a timely basis and our results of operations could be negatively affected.

Risks Relating to our Financial Performance or General Economic Conditions

We have a history of net losses and negative net cash flow; if we continue to grow at an accelerated rate, we may be unable to achieve profitability or positive cash flow for the foreseeable future.

We and the Predecessor had an accumulated deficit as of December 31, 2020 and 2019, and a net loss for the Successor period from February 10 to December 31, 2020 of $191.9 million, compared to net income of $6.2 million for the Predecessor period from January 1 to February 9, 2020 and net loss of $44.4 million for the year ended December 31, 2019. For Successor period from February 10 to December 31, 2020, we had negative cash flows from operating and investing activities of $42.5 million and $436.3 million, respectively. For the Predecessor period from January 1 to February 9, 2020 and the year ended December 31, 2019, we had negative operating cash flow of $3.5 million and $6.6 million, respectively, and negative cash flow from investing activities of $22.6 million and $73.9 million, respectively. Our accumulated deficit and net losses have historically resulted primarily from expenses incurred in acquiring assets, recognizing depreciation and amortization in connection with the properties we own and interest expense. Our negative cash flows have historically resulted from the substantial investments required to grow our business, including the significant increase in recent periods in the number of assets we have acquired. We expect that these costs and investments will continue to increase as we continue to grow our business. These expenditures will make it more difficult for us to achieve profitability and positive cash flow from operations and investing activities, and we cannot predict whether we will achieve profitability for the foreseeable future.

Our results may be negatively affected by foreign currency exchange rates.

We conduct our business and incur costs in the local currencies in the countries in which we operate and, as a result, are subject to foreign exchange exposure due to changes in exchange rates, both as a result of translation and transaction risks.

We are exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our functional currencies (non-functional currency risk), such as our indebtedness. For example, we generate revenue from our Brazilian operations, which are denominated in Brazilian reals, while the indebtedness that funds those operations is presently denominated in Euros. Although we generally seek to match the currency of our obligations with the functional currency of the operations supporting those obligations, we are not always able to match the currency of our costs and expenses with the currency of our revenues. Changes in exchange rates with respect to amounts recorded in our consolidated financial statements related to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions.

Although substantially all of our operations are conducted in the local currency of the countries in which we operate, we are also exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (our reporting currency), against the currencies of our operating subsidiaries when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Increasing exchange rate risk has been brought on by external factors such as increasing interest rates in the United States, as well as internal factors as a consequence of high fiscal and external deficits in some of the jurisdictions in which we operate. Volatility in exchange rates can affect our reported revenue, margins and stockholders’ equity both positively and negatively and can make our results difficult to predict. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings or loss as a separate component of equity. Any increase (or decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of one of our operating subsidiaries will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. Accordingly, we may experience a positive or negative impact on our comprehensive earnings or loss and equity solely as a result of foreign currency translation. The APW Group’s primary exposure to exchange rate risk during the period from February 10, 2020 to December 31, 2020 was to the British pound sterling and Euro, representing 27% and 24%, of our reported revenue during the period, respectively. In addition, our reported operating results are impacted by changes in the exchange rates for the Brazilian real, Chilean peso and the Australian dollar, Mexican peso, Canadian dollar, Colombian peso, Hungarian forint and Romanian leu. We generally do not hedge against the risk that we may incur non-cash losses upon the translation of financial statements of our subsidiaries and affiliates into U.S. dollars; however, even if we were to enter into such hedges, they may not be effective to off-set any such non-cash losses.

We have incurred a significant amount of debt and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may, in the longer term, limit the funds available to us.

As of December 31, 2020 and 2019, we had total outstanding indebtedness of $738.3 million and $588.2 million, respectively, the majority of which was secured through multiple liens, pledges and other security interests on our different assets. Our ability to make scheduled payments or refinance our obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. Taking into consideration our current cash on hand and our available credit facilities, including the maturity of such facilities, we do not believe our ability to service our debt and sustain our operations will be materially affected for at least a 12-month period following the date of this prospectus. In the longer term, however, we may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness and to pursue growth. If our cash flows and capital resources are insufficient in the longer term to fund our obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness and other obligations or our lenders could seek to foreclose on our assets or could also sell all or substantially all of our assets under such foreclosure or other realization upon those encumbrances without prior approval of our stockholders. In the longer term, we may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt obligations. For more information about our debt obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

The terms of our debt agreements may restrict our flexibility in operating our business.

Under certain of our existing debt instruments, we and certain of our subsidiaries are subject to limitations regarding our business and operations, including limitations on the amounts of certain types of assets that can be acquired, or the jurisdictions in which assets can be acquired, limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing that we secure in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions.

These restrictions could limit our ability to plan for or react to market conditions, meet extraordinary capital needs or otherwise take actions that we believe are in our best interests. Further, a failure by us to comply with any of these covenants and restrictions could result in an event of default that, if not waived or cured, could result in the acceleration of all or a substantial portion of the outstanding indebtedness thereunder. For more information about our debt obligations and the covenants and restrictions thereunder, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Our growth strategy requires access to new capital, which could be impaired by unfavorable capital markets.

Our growth strategy requires significant capital as we primarily purchase for an upfront fee the future stream of rental payments. Any limitations on access to new capital will impair our ability to execute our growth strategy. If the cost of capital becomes too expensive, our ability to grow will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. To the extent that we raise capital through issuance of equity, our stockholders may suffer significant dilution. To the extent that we raise capital through additional debt, that debt (i) may adversely affect our profitability, (ii) may be secured and (iii) would rank senior to any of our equity. We have historically raised a significant portion of our capital through the issuance of secured debt, which has a lower coupon rate than unsecured debt, but our ability to obtain secured debt in the future to execute our growth strategy is subject to our having sufficient assets eligible for securitization that are not subject to prior securitization from our existing debt. Weak economic conditions and volatility and disruption in the financial markets, including as a result of the ongoing COVID-19 pandemic, could increase the cost of raising money in the debt and equity capital markets substantially while diminishing the availability of funds from those markets, which could materially impact our ability to implement our growth strategy.

An increase in market interest rates could increase our interest costs on future debt, reduce the value of our assets and affect the growth of our business, all of which may materially and adversely affect our results of operations and financial condition.

Fluctuations in interest rates may negatively impact our business. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. If interest rates increase, so could our interest expense for new debt, making the financing of new assets costlier. We may incur variable interest rate indebtedness in the future. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

Changes in interest rates may also affect the value of our assets and affect our ability to acquire new assets as site owners may be more reluctant to sell their interests during times of higher interest rates or may demand a higher cost than we have historically paid for our assets. If we cannot acquire additional assets at appropriate prices and returns or determine to pay higher amounts for additional assets, we will not be able to grow revenue to the extent expected, which could have a material adverse effect on our financial results and condition.

Our revenue is primarily derived from lease payments due from wireless carriers and tower operators; consequently, a slowdown in the demand for wireless communication services may adversely affect our business.

Our assets consist primarily of real property interests in wireless communications sites and contractual rights to the revenue stream generated from Tenant Leases. If consumers significantly reduce their minutes of use or data usage or fail to widely adopt and use wireless data applications or new technologies, wireless carriers could experience a decrease in demand for their services. In addition, delays or changes in the deployment of new technologies could reduce consumer demand. To the extent that that the demand for wireless communications services decreases, the owners and operators of wireless communications towers and antennae may be less willing or able to invest additional capital in their networks and may even reduce the number of wireless communications sites in their networks, all of which could materially and adversely affect the demand for our assets, the revenue that we are able to generate, and the rate of growth in our business.

We may enter into additional credit agreements or mortgage, pledge, hypothecate or grant a security interest in all or a portion of our assets without prior approval of our stockholders.

We expect to incur additional debt to finance our operations, all or a portion of which will be secured by a lien on our assets. We anticipate that the leverage we employ will vary depending on our ability to sell additional Company debt, obtain credit facilities, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our results of operations and cash flow may be materially adversely affected to the extent that changes in market conditions cause the cost of our future financings to increase. Any significant indebtedness incurred by us or our subsidiaries could have the following material consequences, among others:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, dividends, research and development efforts and other general corporate purposes;

•

increase the amount of our interest expense because our borrowings could include instruments with variable rates of interest, which, if interest rates increase, would result in higher interest expense;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to make strategic acquisitions, introduce new technologies or exploit business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit, among other things, our ability to borrow additional funds.

We are a holding company whose principal source of operating cash is the income received from our subsidiaries, which may limit our ability to pay dividends or satisfy our other financial obligations.

We are a holding company with no material assets other than our limited liability company interests in APW OpCo and therefore we have no independent means of generating revenue or cash flow. To the extent APW OpCo has available cash, we intend to cause APW OpCo (i) to make distributions to its unitholders, including us, in an amount sufficient to cover all applicable taxes at assumed tax rates and (ii) to reimburse us for our expenses. Our ability to pay dividends will be dependent upon the financial results and cash flows of APW OpCo and distributions received from APW OpCo with respect to our limited liability company interests in APW OpCo. The amount of distributions and dividends, if any, which may be paid from APW OpCo to us will depend on many factors, including its results of operations and financial condition, limits on dividends under applicable law, our subsidiaries’ constitutional documents and documents governing any indebtedness of our subsidiaries, and other factors that may be outside our control. If our subsidiaries are unable to generate sufficient cash flow or APW OpCo does not make distributions to us with respect to our limited liability company interests in APW

OpCo for any other reason, we may be unable to make distributions and dividends on the Class A Common Stock, pay our expenses or satisfy our other financial obligations, including our obligations to service and repay our indebtedness and to pay any dividends that may be required to be paid in respect of our Series A Founder Preferred Stock.

Risks Relating to Laws and Regulation

Our operations outside the U.S. are subject to economic, political, cultural and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates.

For the year ended December 31, 2020, approximately 76% of the APW Group’s revenue arose from business operations outside the U.S., and approximately 79% of the APW Group’s annualized in-place rents as of December 31, 2020 arose from business operations outside the U.S. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”. We anticipate that the overall proportion of revenues from our international operations will continue to grow. Accordingly, our business is subject to risks associated with doing business internationally that could materially and adversely affect our business and results of operations, including:

•	laws and regulations that dictate how we conduct business, including zoning, maintenance and environmental matters, and laws related to ownership of real property interests;

•

uncertain, inconsistent or changing interpretations of laws and regulations, especially those that address our business model, as well as judicial systems that may move more slowly, or be more unpredictable, than U.S. judicial systems;

•	changes in a specific country’s or region’s political or economic conditions, including inflation or currency devaluation;

•	laws affecting communications infrastructure, including the sharing of such infrastructure;

•	laws and regulations that tax or otherwise restrict repatriation of earnings or other funds or otherwise limit distributions of capital;

•	changes to existing or enactment of new domestic or international tax laws;

•	expropriation and governmental regulation restricting foreign ownership or requiring reversion or divestiture;

•	laws and regulations governing employee relations, including occupational health and safety matters and employee compensation and benefits matters;

•

our ability to comply with, and the costs of compliance with, anti-bribery laws such as the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and similar international anti-bribery laws;

•	changes to zoning regulations or construction laws, which could be applied retroactively to our existing communications sites;

•

reluctance or unwillingness of communications site property owners in an existing country of our operations, or in a new country that we determine to enter, generally to do business with a U.S.-headquartered company or a company engaged in our business, especially where there is no history of such a business in the country; and

•	actions restricting or revoking the wireless carriers’ spectrum licenses or suspending or terminating business under prior licenses.

The Electronic Communications Code enacted in the United Kingdom may limit the amount of lease income we generate in the United Kingdom, which would have a material adverse effect on our results of operations and financial condition.

The Electronic Communications Code, which came into force on December 28, 2017 as part of the United Kingdom’s Digital Economy Act 2017, governs certain relationships between landowners and operators of electronic communications services, such as cellular towers. It gives operators certain rights to install, inspect and maintain electronic communications apparatus including masts, cables and other equipment on land, even where the operator cannot agree with the landowner as to the terms of the rights. Among other measures, the Electronic Communications Code restricts the ability of landowners to charge premium prices for the use of their land by basing the consideration paid on the underlying value of the land, not the value attributable to the high public demand for communications services, and provides authority to the courts to determine the rent if the parties are unable to come to agreement. As a result, our future results may be negatively impacted if a significant number of our leases in the United Kingdom are renegotiated at lower rates. Our annualized in-place rent as of December 31, 2020 generated by property located in the United Kingdom was approximately 22%. A material reduction in our annualized in-place rents in the United Kingdom would have a material adverse impact on our results of operations and financial condition.

Unforeseen liabilities under environmental laws could have a material adverse effect on our results of operations and cash flow.

Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to the communications sites in which we have a real property interest and to the businesses and operations of our lessees, property owners and other surface owners or operators. International, federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g. wetlands). Although we do not conduct any operations on our properties, the wireless carriers or tower companies on our communications sites may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, the site owners, lessees and other surface interest owners may have liability or responsibility under these laws that could have an indirect impact on our business. For those communications sites in which we hold real property interests that are not full fee simple ownership, our liability is typically limited to damages caused by our actions. However, in limited circumstances certain jurisdictions may seek to impose liability if all other owners are not available. With respect to the communications sites that we own in fee simple, we are subject to environmental liability in accordance with local law. Although we do not purchase property where we are aware that there are or may be any environmental issues, we do not conduct any environmental due diligence such as Phase 1 Environmental Assessments in the United States or similar inquiries outside the United States before purchasing the real property. Our agreements with lessees, counterparties and other surface owners generally include environmental representations, warranties and indemnities to minimize the extent to which we may be financially responsible for liabilities arising under these laws. However, these counterparties may not have the financial ability to comply with their assumed obligations, which may have a material adverse effect on our results of operations.

We are subject to laws, regulations and other legal obligations related to privacy, data protection, information and cyber security, and the costs of compliance with, and potential liability associated with, our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other data from and about (i) site owners from whom we have purchased assets, (ii) the wireless carriers and tower companies from whom we receive rental payments and (iii) our employees and other service providers. Our handling of personal information and data is subject to a variety of laws and regulations by state, local and foreign agencies, as well as contractual obligations and industry standards. Regulatory focus on data privacy and security concerns continues to increase globally, and laws and regulations concerning the collection, use, and disclosure of personal information are expanding and becoming more complex.

In the United States, these include state and federal security breach notification laws and consumer protection laws, as well as state laws addressing privacy and data security. Internationally, various foreign jurisdictions in which we operate have established, or are developing, their own data privacy and security legal framework with which we or our customers must comply. In certain cases, these international laws and regulations are more restrictive than those in the United States. Our significant operations in the European Union are subject to the General Data Protection Regulation (“GDPR”), which imposes stringent data protection requirements on companies that receive or process personal information from EU residents and establishes significant penalties for non-compliance. Violations of the GDPR can result in penalties up to the greater of €20.0 million or 4% of global annual revenues. Such penalties are in addition to any civil litigation claims by data controllers, customers and data subjects. Further, the United Kingdom’s departure from the European Union (Brexit) has created some uncertainty regarding the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, the European Commission has not yet formally recognized the United Kingdom’s data protection regime as adequate, which would facilitate the easier flow of personal information between the United Kingdom and European Union, though it has entered into a bridging period with the United Kingdom during which the United Kingdom will continue to be treated as adequate and the European Commission has also released a draft adequacy decision for the United Kingdom.

Compliance with privacy, data protection and information security laws and regulations is costly, and we may encounter difficulties, delays or significant expenses in connection with our compliance, or because of our customers’ need to comply or our customers’ interpretation of their own legal requirements. Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards or regulatory guidance relating to privacy or data security could result in governmental investigations and enforcement actions, litigation, fines and penalties, exposure to indemnification obligations or other liabilities, and adverse publicity, all of which could have an adverse effect on our reputation, as well as our business, financial condition, and results of operation.

Our compliance with data security laws, regulations and legal obligations is in a context in which the frequency, intensity, and sophistication of cyber-attacks, ransom-ware attacks, and other data security incidents has significantly increased in recent years. As with many other businesses, we are continually at risk of being subject to attacks and incidents. The threats are many and varied and can include third party or insider malfeasance or errors. Due to the increased risk of these types of attacks and incidents, we expend significant resources on information technology and data security tools, measures, and processes designed to protect our information technology systems, as well as the personal, confidential, or sensitive information stored on or transmitted through those systems, and to provide an effective response to any cyber-attack or data security incident. We are unable to ensure our efforts will prevent cybersecurity incidents or data breaches and we and our security tools, measures and processes could be second-guessed after an incident, which could result in the litigation, fines, penalties, other liabilities and reputational harm addressed above. In addition, whether or not these measures are ultimately successful, these expenditures could have an adverse impact on our financial condition and results of operations and divert management’s attention from pursuing our strategic objectives.

Risks relating to the APW Acquisition

We may have limited redress in respect of claims for breach of the warranties, covenants and other provisions under the agreement pursuant to which we acquired the APW Group.

On February 10, 2020, we acquired the APW Group from Associated Partners pursuant to that certain Agreement and Plan of Merger, dated as of November 19, 2019, by among the Company, AP WIP Investments

Holdings, LP (“AP Wireless”), APW OpCo, LAH Merger Sub LLC, and Associated Partners, as the Company Partners’ Representative (the “APW Merger Agreement”). Except in the event of fraud, we cannot make a claim for indemnification against Associated Partners for a breach of the representations and warranties or covenants in the APW Merger Agreement. In connection with the APW Acquisition, we obtained a representation and warranty insurance policy to provide indemnification for breaches of certain representations and warranties, which policy will be subject to certain specified limitations and exclusions. There can be no assurance that, in the event of a claim, the insurance policy will cover the relevant losses, or that proceeds that are recoverable under the insurance policy (if any) will be sufficient to compensate us for any losses incurred. Therefore, we may have limited redress against Associated Partners and/or the representations and warranties insurance provider in respect of claims for breach of the warranties, covenants and other provisions in the APW Merger Agreement, which could have a material adverse effect on our financial condition and results of operations.

The due diligence undertaken by us in connection with the APW Acquisition may not have revealed all relevant considerations or liabilities of the APW Group, which could have a material adverse effect on our financial condition or results of operations.

Although we conducted due diligence in connection with the APW Acquisition, we cannot assure you that this due diligence revealed all relevant facts necessary to evaluate the APW Acquisition. Furthermore, the information provided during due diligence may have been incomplete, inadequate or inaccurate. As part of the due diligence process, we also made subjective judgments regarding the results of operations, financial condition and prospects of the APW Group. If the due diligence investigation failed to correctly identify material issues and liabilities that may be present in the APW Group, or if we considered certain material risks to be commercially acceptable relative to the opportunity, we may incur substantial impairment charges or other losses should such risks materialize. In addition, we may be subject to significant, previously undisclosed liabilities of the APW Group that were not identified during due diligence and that could contribute to poor operational performance and have a material adverse effect on our financial condition and results of operations.

Risks Relating to our Securities and this Offering

We have been, and may in the future, be required to issue additional shares of Class A Common Stock pursuant to the terms of the Series A Founder Preferred Stock, and such additional issuances may dilute your interests in the Class A Common Stock.

The terms of the Series A Founder Preferred Stock provide (i) that they will, in accordance with their terms, automatically convert into shares of Class A Common Stock on a one-for-one basis (subject to adjustment in accordance with our restated certificate of incorporation (the “Certificate of Incorporation”)) on the last day of the seventh full financial year after the Acquisition Closing Date (i.e., December 31, 2027 (or if such date is not a trading day, the first trading day immediately following such date)) and (ii) that some or all of them may be converted at the option of the holder, at any time, five trading days following our receipt of a written request from the holder.

In addition, once the average price per share of Class A Common Stock (subject to adjustment in accordance with the Certificate of Incorporation) for any ten consecutive trading days is at least $11.50, holders of Series A Founder Preferred Stock will be entitled to receive – when, as and if declared by our Board of Directors (the “Board”), and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Stock and any other junior stock – a cumulative dividend in an annual dividend amount, calculated in accordance with the Certificate of Incorporation (the “Annual Dividend Amount”). Such Annual Dividend Amount will be payable in shares of Class A Common Stock or cash, in the sole discretion of the Board. If the Board determines to declare and pay such Annual Dividend Amount in shares of Class A Common Stock, then the Annual Dividend Amount will be paid by the issue of a number of shares of Class A Common Stock equal to the Annual Dividend Amount divided by the Dividend Price. On February 1, 2021, the Board declared a stock dividend payment of 2,474,421 shares of Class A Common Stock that was paid on February 4, 2021.

The precise number of shares of Class A Common Stock that we may issue pursuant to the terms of the Series A Founder Preferred Stock cannot be ascertained at this time. The issuance of shares of Class A Common Stock pursuant to the terms of the Series A Founder Preferred Stock will increase the number of shares of Class A Common Stock outstanding and may therefore dilute your interests in our Class A Common Stock and/or have an adverse effect on the market price of the Class A Common Stock.

We may be required to issue additional shares of Class A Common Stock pursuant to the terms of the APW OpCo LLC Agreement upon the redemption or exchange of certain APW OpCo units, which may dilute your interests in the Class A Common Stock.

A member of APW OpCo (other than the Company) holding the Class B Common Units that are redeemable in accordance with the terms of the APW OpCo LLC Agreement (“Redeemable Units”) may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the APW OpCo LLC Agreement. Upon redemption of the Redeemable Units, the holders thereof will be entitled to receive either (i) a number of shares of Class A Common Stock equal to such Redeemable Units (the “Share Settlement”) or (ii) immediately available U.S. dollars in an amount determined in accordance with the procedures set forth in the APW OpCo LLC Agreement (the “Cash Settlement”) by our independent members of the Board who are independent for the purposes of the governance standards set forth in section 5600 of the Nasdaq Listing Rules, as the context requires (the “Independent Directors”), who are disinterested. The Independent Directors who are disinterested may, in accordance with the procedures set forth in the APW OpCo LLC Agreement, also effect the direct exchange of such Redeemable Units for the Share Settlement or the Cash Settlement, as applicable, rather than through a redemption by APW OpCo. Simultaneous with such redemption (or direct exchange), the member of APW OpCo whose Redeemable Units were redeemed or exchanged is required to surrender to the us for no consideration, and we are required to cancel for no consideration, a number of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), or the shares of our preferred stock, par value $0.0001 per share, designated as “Series B Founder Preferred Stock” (the “Series B Founder Preferred Stock” and together with the Series A Founder Preferred Stock, the “Founder Preferred Stock”), as applicable, equal to the number of Redeemable Units so redeemed or exchanged.

The issuance of additional shares of Class A Common Stock pursuant to a redemption or exchange of Redeemable Units pursuant to the APW OpCo LLC Agreement will increase the number of shares of Class A Common Stock outstanding and may therefore dilute your interests in our Class A Common Stock and/or have an adverse effect on the market price of the Class A Common Stock.

We will be required to issue additional shares of Class A Common Stock upon the exercise of the Warrants and/or our options, which may dilute your interests in the Class A Common Stock.

The terms of the Warrants provide for the issuance of shares of Class A Common Stock upon any exercise of the Warrants. Each Warrant will entitle the holder to one-third of a share of Class A Common Stock, exercisable in multiples of three Warrants at $11.50 per share of Class A Common Stock (subject to adjustment in accordance with the terms and conditions of the instrument constituting the Warrants that we executed on November 15, 2017, as amended and restated on October 2, 2020, and as amended or supplemented from time to time pursuant to its terms (the “Warrant Instrument”)). Based on the number of Warrants outstanding as of March 31, 2021, the maximum number of shares of Class A Common Stock that we may be required to issue pursuant to the terms of the Warrants, subject to adjustment in accordance with the terms and conditions of the Warrant Instrument, is 16,674,900. The exercise of the Warrants would result in a dilution of the value of a stockholder’s interests in our Class A Common Stock if the value of a share of Class A Common Stock exceeds the exercise price payable on the exercise of a Warrant at the relevant time.

In addition, as of March 31, 2021, we had outstanding options to acquire 3,326,900 shares of Class A Common Stock (601,600 of which were vested). The exercise of such options would result in a dilution of the value of a stockholder’s interests in our Class A Common Stock.

The potential for the issuance of additional shares of Class A Common Stock pursuant to exercise of the Warrants or the options could have an adverse effect on the market price of the Class A Common Stock.

Holders of our Common Stock will have the right to elect only five out of our nine Directors, which will limit the ability of such holders to influence the composition of the Board.

Pursuant to the Certificate of Incorporation, so long as TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC, Digital Landscape Partners Holding LLC (an entity controlled by TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC) and William H. Berkman (collectively, the “Founder Entities”), their affiliates and their permitted transferees under the Shareholders Agreement in the aggregate hold 20% or more of the issued and outstanding Series A Founder Preferred Stock and Series B Founder Preferred Stock, such holders will, acting together, have the right to appoint four of the nine directors on the Board (such Directors, the “Founder Directors”), two appointed by William Berkman and Berkman Family Investments, LLC, and two appointed by Digital Landscape Partners Holding LLC. In addition, William Berkman, Berkman Family Investments, LLC, Scott Bruce, Richard Goldstein and their permitted transferees (the “AG Group”) will have the right to designate a majority of the Nominating and Governance Committee of the Board, and at least four-ninths of any other committee of the Board will be comprised of Founder Directors or other Directors selected by them. As a result, holders of our Class A Common Stock and our Class B Common Stock will have the right to elect only five out of our nine Directors, which will limit such holders’ ability to influence the composition of the Board and, in turn, potentially influence and impact future actions taken by the Board. As of December 31, 2020, the Founder Entities hold approximately 94.3% of the outstanding Series A Founder Preferred Stock. Further, so long as Series A Founder Preferred Stock and Series B Founder Preferred Stock remain outstanding, we may not increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Series A Founder Preferred Stock and Series B Founder Preferred Stock.

In addition, for so long as Centerbridge Partners Real Estate Fund, LP., Centerbridge Partners Real Estate Fund SBS, LP. and Centerbridge Special Credit Partners III, LP., each of which are entities affiliated with Centerbridge Partners, LP (collectively, the “Centerbridge Entities”) hold at least 50% of the shares of Class A Common Stock that they purchased under that certain Subscription Agreement, dated as of November 20, 2019, by and among the Company and the Centerbridge Entities, as amended and supplemented (the “Centerbridge Subscription Agreement”) (or any shares of Radius issued in exchange therefor, including shares of Class A Common Stock), they are entitled to nominate one Director to the Board, subject to reasonable approval by AP Wireless. As of the date of this prospectus, the Centerbridge Entities hold 100% of such shares.

Anti-takeover provisions in our organizational documents and under Delaware law could delay, discourage or prevent takeover attempts or changes in our management that stockholders may consider favorable.

Our Certificate of Incorporation and bylaws (the “Bylaws”) contain provisions that could have the effect of delaying, discouraging or preventing takeover attempts or changes in our management without the consent of the Board. These provisions include:

•

that so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Series A Founder Preferred Stock and Series B Founder Preferred Stock, four of our nine Directors will be Founder Directors, appointed by such without any vote of the holders of our Common Stock;

•	no cumulative voting in the election of directors, which may limit the ability of minority stockholders to elect Director candidates;

•

the exclusive right of our Board to elect a director to fill a vacancy on the Board resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (subject to the rights of the holders of the Series A Founder Preferred Stock and Series B Founder Preferred Stock), which prevents stockholders from being able to fill vacancies on our Board;

•

a prohibition on stockholder action by written consent (subject to exceptions for action by holders of the Series A Founder Preferred Stock and Series B Founder Preferred Stock), which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the ability of our Board to issue preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the requirement that an annual meeting of stockholders may be called only (a) by (i) the chairman or a co-chairman of the Board, (ii) the chief executive officer, (iii) the Board or (iv) an officer of the Company authorized by the Board to do so or (b) upon the written request of holders of at least 30% of the voting power of our outstanding capital stock, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;

•	limitations on the liability of, and the provision of indemnification to, our directors and officers; and

•

absent our written consent to an alternative forum, the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the case of actions arising under the Securities Act of 1933, as amended (the “Securities Act”), the federal district courts of the United States of America, for certain actions against us.

In addition, we and our organizational documents will be governed by Delaware law. The application of Delaware law to us may have the effect of deterring hostile takeover attempts or a change in control. In particular, Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) imposes certain restrictions on “business combinations” (defined to include mergers, asset sales and other transactions) between us and “interested stockholders” (defined to include persons who hold 15% or more of our voting stock and their affiliates). Any provision of the Certificate of Incorporation or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders. The Certificate of Incorporation also provides that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our Directors, officers or employees.

The Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our Directors, officers or employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws and (iv) any action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware (in each case, unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding in which case the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware).

The Certificate of Incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America is the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the forum provisions in the Certificate of Incorporation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our Directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you purchase Warrant Shares in this offering, you will incur immediate and substantial dilution of the book value of your shares.

The public offering price of our Class A Common Stock is substantially higher than the pro forma as adjusted net tangible book value per share of our Class A Common Stock. Therefore, if you purchase Warrant Shares in this offering, you will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. To the extent outstanding options to purchase shares of our Class A Common Stock are exercised, you will incur further dilution. Based on the $11.50 per share exercise price of the Warrants, and our pro forma net tangible book value as of March 31, 2020, you will experience immediate dilution of $3.32 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to the full exercise of the Warrants and the $11.50 per share exercise price. See “Dilution” for a more detailed description of the dilution to investors in the offering.

Future sales of substantial amounts of our securities, or the perception that such sales could occur, may have an adverse effect on the price of our securities.

Sales of substantial amounts of Class A Common Stock or our other securities in the public market, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales could occur, could adversely affect the market price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

Our shares of Class A Common Stock, shares of Series A Founder Preferred Stock, and Warrants issued as a result of the Domestication have been registered under the Securities Act, and such shares of Class A Common Stock and Warrants may be immediately sold by our stockholders who are not our affiliates. Additionally, the Class A Shares registered for resale pursuant to this prospectus may be immediately sold by the selling stockholders named in this prospectus. Moreover, beginning July 29, 2021 (one year from the date that we filed Form 10 information with the SEC), our directors, executive officers and other affiliates who have beneficially owned our securities for at least six months will be entitled to sell such securities subject to volume and manner of sale limitations under Rule 144 of the Securities Act (“Rule 144”), the availability of adequate current public information as defined in Rule 144, and certain transfer restrictions.

Pursuant to the Shareholders Agreement, the Registration Rights Agreement with the Centerbridge Entities, and the Registration Rights Agreement entered into with the PIPE Investors (the “PIPE Registration Rights Agreement”), parties to those agreements are entitled to certain registration rights. We may also choose to provide additional investors certain registration rights in the future in connection with a merger, acquisition or similar transaction, or otherwise. Any registration statement we file to register additional shares of our capital stock, whether as a result of registration rights or otherwise, could have an adverse effect on the market price of our securities.

General Risk Factors

The market price of our securities may fluctuate significantly, and such volatility could adversely affect your investment in our securities.

Fluctuations in the market price of our securities could contribute to the loss of all or part of your investment in our securities. Even if an active market for our securities develops and is maintained, the market price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Factors that may cause the market price of our securities to fluctuate significantly include, among others:

•	quarterly variations in our operating results;

•	interest rate changes;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	additions or departures of our Directors or executive officers;

•	material announcements by us or our competitors;

•	sales of substantial amounts of our securities by our Directors, executive officers or significant stockholders, or the perception that such sales could occur;

•	announcement or expectation of additional equity or debt financing efforts by us;

•	general economic and political conditions such as recessions, acts of war or terrorism and global pandemics (including the COVID-19 pandemic); and

•	the risk factors set forth in this prospectus and other matters discussed herein.

Furthermore, broad market and industry factors could cause the market price of our securities to materially decline. The stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of the particular companies affected. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us, as well as fluctuations in general economic, political and market conditions, could depress the price of our securities regardless of our business, prospects, financial conditions or results of operations.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to us will make our securities less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following October 2, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides, however, that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies, and we will not be able to revoke such election.

We cannot predict if investors will find our securities less attractive because of our status as an emerging growth company and reliance on related exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our stock price may be more volatile.

USE OF PROCEEDS

All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive an aggregate of $191,753,312 from the exercise of the Warrants in full for cash. Our expected use of the net proceeds from the exercise of the Warrants represents our intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds or the amounts that we will actually spend on such uses. We currently intend to use the net proceeds to us from the exercise of the Warrants for general corporate purposes, including acquisitions of real property interests and contractual rights underlying wireless communications cell sites and other business opportunities, capital expenditures and working capital.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses that they incur for brokerage, accounting, tax or legal services or otherwise in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We may pay dividends on the Class A Common Stock at such times (if any) and in such amounts (if any) as the Board determines. Our current intention is to retain any earnings for use in our business operations, and we do not anticipate declaring any dividends on the Class A Common Stock in the foreseeable future. We will pay dividends only to the extent that to do so is in accordance with all applicable laws.

Once the Average Price per share of Class A Common Stock (subject to adjustment in accordance with the Certificate of Incorporation) for any ten consecutive Trading Days is at least $11.50, a holder of Series A Founder Preferred Stock will be entitled to receive – when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Stock and any other junior stock – a cumulative annual dividend of the Annual Dividend Amount for each relevant Dividend Year. A “Dividend Year” means the period commencing on November 21, 2017 (the day immediately after the date of the original admission of the Ordinary Shares and the Warrants to trading on the LSE) and ending on the last day of that financial year of the Company, and thereafter each subsequent financial year of the Company, except that: (i) in the event of our dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) upon of the automatic conversion of Series A Founder Preferred Stock into Class A Common Stock (at the end of the seventh full financial year after the Acquisition Closing Date), the relevant Dividend Year will end on the Trading Day immediately prior to such date (such ending date, the “Dividend Date”). Such dividend will be payable in shares of Class A Common Stock or cash, in the sole discretion of the Board. The first such dividend was declared on February 1, 2021 and paid on February 4, 2021, computed based on 20% of the increase in the market value of one Class A Share, being the difference between the average of the volume weighted average Class A Share prices of the last ten trading days of 2020 of approximately $12.69 and $10.00 per share, multiplied by the number of Class A Shares outstanding immediately following the APW Acquisition.

Subsequent Annual Dividend Amounts will become payable, when, as and if declared by the Board, only if the Dividend Price during any Dividend Year is greater than the highest Dividend Price in any preceding Dividend Year in which a dividend was paid in respect of the Series A Founder Preferred Stock. Such Annual Dividend Amount will be equal in value to 20% of the increase in the Dividend Price over the highest Dividend Price in any preceding Dividend Year multiplied by the Preferred Share Dividend Equivalent. On the last day of the seventh full financial year after the Acquisition Closing Date, i.e. December 31, 2027, (or, if any such day is not a Trading Day, the first Trading Day immediately following such day), the Series A Founder Preferred Stock will automatically convert to shares of Class A Common Stock on a one-to-one basis (subject to adjustment in accordance with the Certificate of Incorporation).

The Series A Founder Preferred Stock will participate in any dividends on the Class A Common Stock on an as-converted to shares of Class A Common Stock basis. In addition, commencing on and after the Acquisition Closing Date, where we pay a dividend on the Class A Common Stock, the Series A Founder Preferred Stock will also receive an amount equal to 20% of the dividend that would be distributable on such number of shares of Class A Common Stock equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Stock will be paid contemporaneously with the dividends on the Class A Common Stock.

The Class B Common Stock and the Series B Founder Preferred Stock will not entitle their holders to receive any distributions or dividends.

DILUTION

If you purchase Warrant Shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the exercise price of the Warrants and the pro forma as adjusted net tangible book value per Class A Share immediately after this offering.

Our historical net tangible book value as of March 31, 2021 was approximately $371.9 million, or $6.08 per Class A Share. Our net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of Class A Shares outstanding as of March 31, 2021. After giving effect to the sale of 14,336,918 PIPE Shares at an offering price of $13.95 per share and the issuance of 120,670 Acquisition Shares, our pro forma net tangible book value as of March 31, 2021 would have been approximately $563.8 million, or $7.45 per Class A Share.

After giving further effect to the sale of 16,674,201 Warrant Shares in this offering at an exercise price of $11.50 per share, and after deducting the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been approximately $755.2 million, or approximately $8.18 per Class A Share. This amount represents an increase in the pro forma as adjusted net tangible book value of $0.73 per Class A Share to our existing stockholders, and an immediate dilution of $3.32 per share to holders of Warrants participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$11.50
Historical net tangible book value per share as of March 31, 2021	$6.08
Pro forma increase in historical net tangible book value per share attributable to the sale of the PIPE Shares and the Acquisition Shares	1.37

Pro forma net tangible book value as of March 31, 2021	7.45
Increase in pro forma net tangible book value per share attributable to exercise of Warrants	0.73

Pro forma as adjusted net tangible book value per share after this offering		8.18

Dilution per share to purchasers of Warrant Shares in this offering		$3.32

The number of Class A Shares reflected in this discussion is based on 61,212,042 Class A Shares outstanding as of March 31, 2021, including 95,292 restricted Class A Shares, gives effect to the pro forma adjustments described above, and excludes up to:

•	1,600,000 Class A Shares issuable upon the conversion of shares of our Series A Founder Preferred Stock outstanding as of March 31, 2021;

•

12,997,802 Class A Shares issuable upon the redemption or direct exchange of Class B Common Units, LTIP Units, and Series B Rollover Profits Units pursuant to the APW OpCo LLC Agreement as of March 31, 2021;

•	601,600 Class A Shares issuable upon the exercise of stock options that were vested and outstanding as of March 31, 2021;

•	2,725,300 Class A Shares issuable upon vesting and exercise of stock options that were unvested and outstanding as of March 31, 2021; and

•	3,199,546 Class A Shares available for future issuance under the Equity Plan as of March 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements”. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under “Risk Factors”.

Overview

We are a holding company with no material assets other than our limited liability company interests in APW OpCo, the indirect parent of AP WIP Investments and its consolidated subsidiaries. We were incorporated as Landscape under the laws of the British Virgin Islands on November 1, 2017 and were formed to undertake an acquisition of a target company or business. On November 20, 2017, Landscape raised approximately $500 million before expenses and its Ordinary Shares and Warrants were listed on the LSE.

On the Acquisition Closing Date, Landscape completed the acquisition of AP Wireless, the direct parent of AP WIP Investments, from Associated Partners pursuant to a merger agreement entered into on November 19, 2019. Effective as of the Acquisition Closing Date, we changed our name to Digital Landscape Group, Inc.

The acquisition, together with the other transactions contemplated by the merger agreement, are referred to as the “APW Acquisition”. Except as the context otherwise requires, for all dates and periods ending on or before the Acquisition Closing Date, the historical financial results discussed below with respect to such periods reflect the results of the APW Group, which is considered to be our predecessor for financial reporting purposes (“Predecessor”). We did not own the APW Group during any such periods, and such historical financial results may not be indicative of the results we would expect to recognize for periods after the Acquisition Closing Date, or that we would have recognized had we owned the APW Group during such periods.

On October 2, 2020, we effected a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended, and a domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which our jurisdiction of incorporation was changed from the British Virgin Islands to the State of Delaware. Effective upon the Domestication, we were renamed “Radius Global Infrastructure, Inc”. On October 2, 2020, in connection with the Domestication, we delisted the Ordinary Shares and Warrants from trading on the LSE and on October 5, 2020, our Class A Common Stock began trading on the Nasdaq Global Market under the symbol “RADI”.

Except as the context otherwise requires, references in the following discussion to the “Company”, “Radius”, “we”, “our” or “us” with respect to periods prior to the Acquisition Closing Date are to our Predecessor and its operations prior to the Acquisition Closing Date; such references with respect to periods after the Acquisition Closing Date are to our successor, Radius and its subsidiaries (including the APW Group) (“Successor”), and their operations after the Acquisition Closing Date. AP Wireless and its subsidiaries (including AP WIP Investments) continue to exist as separate subsidiaries of Radius and those entities are separately financed, with each having debt obligations that are not obligations of Radius. For a discussion of our material debt obligations, see “Contractual Obligations and Material Cash Requirements” below.

The APW Group

The APW Group is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. The APW Group purchases, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”) (and any subsequent lease or extension or amendment thereof). Typically, the APW Group acquires the rental stream by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides the APW Group the right to receive the rents from the Tenant Lease. In addition, the APW Group purchases contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right. As of March 31, 2021 and December 31, 2020, we had interests in 7,435 and 7,189 leases that generate rents for us, respectively. These leases related to properties that were situated on 5,627 and 5,427 different communications sites, respectively, throughout the United States and 18 other countries. Revenue was $22.2 million for the three months ended March 31, 2021 and $ 62.9 million and $6.8 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. As of March 31, 2021 and December 31, 2020, annualized in-place rents were approximately $90.6 million and $84.1 million, respectively. For a definition of annualized in-place rents and a comparison to revenue, the most directly comparable GAAP financial measure, see “Non-GAAP Financial Measures” below.

The APW Group’s primary objectives are to continuously acquire, aggregate and hold underlying real property interests and revenue streams critical for wireless and other digital communications. The APW Group purchases the right to receive future rental payments generated pursuant to an existing Tenant Lease between a property owner and an owner of a wireless tower or antennae either through an up-front payment or on an installment basis from landowners who have leased their property to companies that own telecommunications infrastructure assets. The real property interests (other than fee simple interests which are perpetual) typically have stated terms of 30 to 99 years, although some are shorter, and provide the APW Group with the right to receive the future income from the future Tenant Lease rental payments over a specified duration. In most cases, the stated term of the real property interest is longer than the remaining term of the Tenant Lease, which provides the APW Group with the right and opportunity for renewals and extensions. In addition to real property rights, the APW Group acquires contractual rights by way of an assignment of rents. The rent assignment is a contractual obligation pursuant to which the property owner assigns its right to receive all communications rents relating to the property, including rents arising under the Tenant Lease, to the APW Group. A rent assignment relates only to an existing Tenant Lease and therefore would not provide the APW Group the ability automatically to benefit from lease renewals beyond those provided for in the existing Tenant Lease. However, in these cases, the APW Group either limits the purchase price of the asset to the term of the current Tenant Lease or obtains the ability to negotiate future leases and a contractual obligation from the property owner to assign rental streams from future Tenant Lease renewals.

The APW Group’s primary long-term objective is to continue to grow its business organically, through annual rent escalators, the addition of new tenants and/or lease modifications, and acquisitively, as it has done in recent years, and fully take advantage of the established asset management platform it has created.

APW Acquisition Transactions

APW Acquisition

On November 19, 2019, we announced our entry into a definitive agreement to acquire AP Wireless and its subsidiaries from Associated Partners. Upon completion of the APW Acquisition on the Acquisition Closing Date, we acquired a 91.8% interest in APW OpCo, the parent of AP Wireless and the indirect parent of the APW Group, for consideration of approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem a minority investor in the AP Wireless business and (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). The acquisition was completed through a merger of one of Landscape’s subsidiaries with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of ours. Following the APW Acquisition, we owned 91.8% of APW OpCo, with certain former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”) owning the remaining 8.2% interest in APW OpCo. As a result, the AP Wireless business is 100% owned by Radius and the Continuing OpCo Members. See “Certain Relationships and Related Party Transactions—APW Merger Agreement” for more information.

Certain securities of APW OpCo issued and outstanding upon completion of the APW Acquisition are subject to time and performance vesting conditions. In addition, all securities of APW OpCo held by persons other than the Company are exchangeable for shares of Class A Common Stock. Assuming all APW OpCo securities have vested and no securities have been exchanged for Class A Common Stock, we would own approximately 82.8% of APW OpCo as of March 31, 2021.

The APW Acquisition constituted a “Reverse Takeover” under United Kingdom listing rules, causing the listing on the LSE of the Ordinary Shares and Warrants to be suspended on November 20, 2019 pending the Company publishing an Annual Report in relation to admission of the Ordinary Shares and Warrants to listing. The United Kingdom Financial Conduct Authority accepted our application for listing on March 27, 2020 and trading of the Ordinary Shares and Warrants on the LSE recommenced on April 1, 2020.

Centerbridge Subscription

In connection with the APW Acquisition, we entered into the Centerbridge Subscription Agreement with the Centerbridge Entities, pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10 per Ordinary Share, on the Acquisition Closing Date (the “Centerbridge Subscription”). The cash proceeds from the Centerbridge Subscription are available for general working capital purposes, including the acquisition of real property interests and revenue streams critical for wireless communications.

Stock Dividend on Series A Founder Preferred Stock

On February 1, 2021, our Board declared a stock dividend payment of 2,474,421 shares of Class A Common Stock that was paid on February 4, 2021 to the sole holder of record of all the issued and outstanding shares of Series A Founder Preferred Stock as of the close of business on February 1, 2021. The stock dividend was declared pursuant to the terms of the Series A Founder Preferred Stock, under which the holders became entitled to receive a cumulative annual dividend when, as and if declared by the Board after the volume weighted average price of the Class A Common Stock was at or above $11.50 for ten consecutive trading days. This dividend on the Series A Founder Preferred Stock was paid in shares of Class A Common Stock, and future dividends under the terms of the Series A Founder Preferred Stock are payable in cash or in shares of Class A Common Stock in the sole discretion of the Board.

Impact of the COVID-19 Global Pandemic

The outbreak of COVID-19 and the response thereto has had an impact in each of the jurisdictions in which we operate and has had a negative impact on economic conditions globally. At the end of the first quarter of 2020, particularly during the last two weeks of March 2020, many of the markets and countries in which we operate saw the imposition of stay at home orders and other lock down measures in response to COVID-19. Accordingly, beginning in March 2020, we took measures to mitigate the broader public health risks associated with COVID-19 to our business and employees, including through office closures and self-isolation of employees (including by holding virtual meetings) where possible in line with the recommendations of relevant health authorities. While in the second quarter of 2020 we began to lift certain of these restrictions in line with such evolving recommendations, we continue to monitor developments related to the pandemic, and our decisions will continue to be driven by the health and well-being of our employees, business partners and communities.

Beginning in March 2020, government-imposed restrictions on the opening of offices and/or self-isolation measures have had an impact on our operations. In particular, our offices globally were largely shut down beginning in the middle of March 2020, although in all cases our operations have continued with employees working remotely from their homes. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on our ability to acquire new rental streams. Government-imposed restrictions on the opening of offices and/or self-isolation measures, particularly in Latin American countries, have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers. Further, global macro-economic conditions resulted in declines in foreign currency exchange rates and heightened volatility in foreign currency exchange rates across multiple currencies.

Our revenue and results of operations more generally have not been significantly impacted by the COVID-19 pandemic. To date, COVID-19 has had a limited impact on our underlying assets and revenue streams. We attribute this in part to the gaining importance of telecom and digital infrastructure usage while stay at home orders have been in place. We also experienced no material interruption in rent payment and collections and no material changes in the rate of lease terminations or non-renewals as a result of the effects of COVID-19 on our tenants and business partners. In addition, we believe the fact that substantially all of our essential cash functions are processed electronically has helped to minimize the incidence of operational disruptions due to lock-downs. However, there can be no assurance that we will not experience disruptions or negative impacts to our revenues and results of operations as the pandemic continues.

We believe we have sufficient liquidity to operate our business and that we have the ability to continue investing in our business and acquiring assets during the current phase of the pandemic. As of March 31, 2021, we had $196.7 million in total cash and cash equivalents and restricted cash.

Nevertheless, the extent to which COVID-19 will ultimately impact our results of operations and financial condition as well as the financial condition of our tenants will depend on numerous evolving factors that we cannot predict, including the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the outbreak; the availability, distribution and efficacy of vaccines; new or mutated strains of COVID-19 or a similar virus (including vaccine-resistant strains); the impact of the outbreak on global economic activity and financial markets, including the possibility of a global recession and volatility in the global capital markets which, among other things, may increase the cost of capital and adversely impact our access to capital. These impacts, individually or collectively, could have a material adverse impact on our results of operations and financial condition as the pandemic continues.

Basis of Presentation

As a result of the APW Acquisition, for accounting purposes, Radius was the acquirer and the APW Group was the acquiree and, effective as of the Acquisition Closing Date, the accounting Predecessor to Radius, as Radius had no operations prior to the APW Acquisition. Accordingly, the financial statement presentation set forth herein includes the financial statements of the APW Group as “Predecessor” for periods prior to the Acquisition Closing Date and Radius as “Successor” for periods on and after the Acquisition Closing Date, including the consolidation of the APW Group. The APW Acquisition was accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations.

Except as the context otherwise requires, for all dates and periods ending on or before the Acquisition Closing Date, the historical financial results discussed below with respect to such periods reflect the results of our Predecessor, the APW Group. We did not own the APW Group during any such periods, and such historical financial results may not be indicative of the results we would expect to recognize for periods after the Acquisition Closing Date, or that we would have recognized had we owned the APW Group during such periods.

For the Successor period from February 10, 2020 through March 31, 2020 and all subsequent periods, Radius consolidated the financial position and results of operations of AP WIP Investments and its subsidiaries.

For the Predecessor periods prior to February 10, 2020, the consolidated financial statements presented and discussed below include the accounts of AP WIP Investments and its wholly owned subsidiaries, as well as a variable interest entity for which a subsidiary of AP WIP Investments was considered the primary beneficiary. Such consolidated financial statements were prepared in accordance with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. All intercompany transactions and account balances have been eliminated.

Key Factors Affecting Financial Condition and Results of Operations

We operate in a complex environment with several factors affecting our operations in addition to those described above. The following discussion describes key factors and events that may affect our financial condition and results of operations.

Foreign Currency Translation

Our business operates in eleven different functional currencies. Our reporting currency is the U.S. dollar. Our results are affected by fluctuations in currency exchange rates that give rise to translational exchange rate risks. The extent of such fluctuations is determined in part by global economic conditions and macro-economic trends.

Movement in exchange rates have a direct impact on our reported revenues. Generally, the impact on operating income or loss associated with exchange rate changes on reported revenues is partially offset from exchange rate impacts on operating expenses denominated in the same functional currencies.

Additionally, we have debt facilities denominated in Euro and Pound Sterling. Movement to the exchange rates for the Euro and Pound Sterling will impact the amount of our reported interest expense.

Interest Rate Fluctuations

Changes in global interest rates may have an impact on the acquisition price of real property interests. Changes to the acquisition price can impact our ability to deploy capital at company targeted returns. Historically, we have limited interest rate risk on debt instruments through long term debt with fixed interest rates.

Competition

We face varying levels of competition in the acquisition of assets in each operating country. Some competitors are larger and include public companies with greater access to capital and scale of operations than we do. Competition can drive up the acquisition price of real property interests, which would have an impact on the amount of revenue acquired on an annual basis.

Network Consolidation

Virtually all Tenant Leases associated with our assets permit the tenant to cancel the lease at any time with limited prior notices. Generally, a lease termination is permitted with only 30 to 180 days’ notice from the tenant. The risk of termination is greater upon a network consolidation and merger between two wireless carriers.

Key Statement of Operations Items

Revenue

We generate revenue by acquiring the right to receive future rental payments at operating wireless communications sites generated pursuant to existing Tenant Leases between a property owner and companies that own and operate cellular communication towers and other telecommunications infrastructure. Revenue is generated on in-place existing Tenant Leases, amendments and extensions on in-place existing Tenant Leases, and additional Tenant Leases at the operating wireless communications site. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease, not including renewal terms, since the lease arrangements are cancellable by both parties. Rent received in advance is recorded when we receive advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance.

Selling, general, and administrative expense

Selling, general, and administrative expense predominantly relates to activities associated with the acquisition of wireless communications assets and consists primarily of sales and related compensation expense, marketing expense, data accumulation cost, underwriting costs and other legal and professional fees, travel and facilities costs.

Share-based compensation expense

Share-based compensation expense is recorded for equity awards granted to employees and nonemployees over the requisite service period associated with the award, based on the grant-date fair value of the award.

Realized and unrealized gain (loss) on foreign currency debt

Our debt facilities are denominated in Euros, Pound Sterling and U.S. dollars, with U.S. dollars being our functional currency. The borrowings under the Facility Agreement (as defined in “Contractual Obligations and Material Cash Requirements” below) are denominated in Euros and Pound Sterling and the borrowings under the Subscription Agreement (as defined in “Contractual Obligations and Material Cash Requirements” below) are denominated in Euros. The obligation balances of both agreements are translated to U.S. dollars in the balance sheet date and any resulting translation adjustments are reported in our statement of operations as a gain (loss) on foreign currency debt.

Interest expense, net

Interest expense primarily includes interest due under our debt agreements and amortization of deferred financing costs and debt discounts, net of interest earned on invested cash.

Key Performance Indicators

Leases

Leases is an operating metric that represents each lease we acquire. Each site purchased by us consists of at least one revenue producing lease stream, and many of these sites contain multiple lease streams. We had 7,435 and 7,189 leases as of March 31, 2021 and December 31, 2020, respectively.

Sites

Sites is an operating metric that represents each individual physical location where we have acquired a real property interest or a contractual right that generates revenue. We had 5,627 and 5,427 sites as of March 31, 2021 and December 31, 2020, respectively.

Non-GAAP Financial Measures

We identify certain additional financial measures not defined by GAAP that provide supplemental information we believe is useful to analysts and investors to evaluate our financial performance and ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit and net cash provided by operating activities. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as net income (loss) before net interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and further adjusting for non-cash impairment—decommissions expense, realized and unrealized gains and losses on foreign currency debt, unrealized foreign exchange gains/losses associated with intercompany account balances denominated in a currency other than the functional currency, share-based compensation expense, nonrecurring expenses incurred in connection with the Domestication, costs recorded in selling, general and administrative expenses incurred for incremental acquisition pursuit (successful and unsuccessful) and integration, and nonrecurring severance costs included in selling, general and administrative expenses. Management believes the presentation of EBITDA and Adjusted EBITDA provides valuable additional information for users of the financial statements in assessing our financial condition and results of operations. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income, therefore the calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. You should not consider EBITDA, Adjusted EBITDA or any of our other non-GAAP financial measures as an alternative or substitute for our results.

The following are reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure:

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1 – February 9, 2020
(unaudited)
Net income (loss)	$(8,185)	$(79,081)	$6,177
Amortization and depreciation	14,080	7,115	2,584
Interest expense, net	8,987	3,534	3,623
Income tax expense (benefit)	(722)	987	767

EBITDA	14,160	(67,445)	13,151
Impairment—decommissions	687	521	530
Realized/unrealized loss (gain) on foreign currency debt	(14,607)	(4,269)	(11,500)
Share-based compensation expense	4,103	71,363	—
Non-cash foreign currency adjustments	2,093	659	523

Adjusted EBITDA	$6,436	$829	$2,704

	Successor	Predecessor
(in thousands)	Period from February 10 – December 31, 2020	Period from January 1 – February 9, 2020	Year Ended December 31, 2019
(unaudited)
Net income (loss)	$(191,942)	$6,177	$(44,445)
Amortization and depreciation	43,005	2,584	19,132
Interest expense, net	25,201	3,623	32,038
Income tax expense	2,825	767	2,468

EBITDA	(120,911)	13,151	9,193
Impairment—decommission of cell sites	1,975	530	2,570
Realized/unrealized loss (gain) on foreign currency debt	40,434	(11,500)	6,118
Share-based compensation expense	83,421	—	—
Management incentive plan expense	—	—	893
Non-cash foreign currency adjustments	615	523	(632)
Nonrecurring domestication and public company registration expenses	8,439	—	—
Transaction-related costs	1,860	—	—
One-time severance expense	—	—	2,331

Adjusted EBITDA	$15,833	$2,704	$20,473

Acquisition Capex

Acquisition Capex is a non-GAAP financial measure. Our payments for acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each real property interest agreement. In all cases, we contractually acquire all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex therefore represents the total cash spent and committed to be spent for the acquisitions of revenue-producing assets during the period measured. Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool, because it excludes certain fixed and variable costs related to our selling, marketing and underwriting activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in our consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1 – February 9, 2020
(unaudited)
Investments in real property interests and related intangible assets	$104,684	$16,519	$5,064
Committed contractual payments for investments in real property interests and intangible assets	4,511	6,439	1,533
Foreign exchange translation impacts and other	(1,397)	(885)	(262)

Acquisition Capex	$107,798	$22,073	$6,335

	Successor	Predecessor
(in thousands)	Period from February 10 – December 31, 2020	Period from January 1 – February 9, 2020	Year Ended December 31, 2019
(unaudited)
Investments in real property interests and related intangible assets	$175,665	$5,064	$78,052
Committed contractual payments for investments in real property interests and intangible assets	30,073	1,533	20,188
Foreign exchange translation impacts and other	8,677	(262)	686

Acquisition Capex	$214,415	$6,335	$98,926

Annualized In-Place Rents

Annualized in-place rents is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in place”) as of the measurement date. Annualized in-place rents is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment made under such lease. Management believes the presentation of annualized in-place rents provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of annualized in-place rents provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. Annualized in-place rents has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the annualized in-place rents financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, annualized in-place rents differs from “revenue”, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease. You should not consider annualized in-place rents or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of annualized in-place rents to revenue, the most comparable GAAP measure:

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1 – February 9, 2020
Revenue for year ended December 31		$62,923	$6,836
Annualized in-place rents as of December 31		$84,071
Revenue for the three months ended March 31	22,172
Annualized in-place rents as of March 31	$90,622

Results of Operations

Comparison of the results of operations for the three months ended March 31, 2021 and March 31, 2020

Our selected financial information for the three months ended March 31, 2021 and periods from and including February 10, 2020 to March 31, 2020 (Successor) and from and including January 1, 2020 to February 9, 2020 (Predecessor) set out below has been extracted without material adjustment from the unaudited condensed consolidated financial information of the Successor included elsewhere in this prospectus.

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1 – February 9, 2020
Condensed Consolidated Statements of Operations Data
Revenue	$22,172	$8,755	$6,836
Cost of service	295	71	34

Gross profit	21,877	8,684	6,802
Selling, general and administrative	15,389	8,667	4,344
Share-based compensation	4,103	71,363	—
Amortization and depreciation	14,080	7,115	2,584
Impairment—decommissions	687	521	530

Operating loss	(12,382)	(78,982)	(656)

Realized and unrealized gain on foreign currency debt	14,607	4,269	11,500
Interest expense, net	(8,987)	(3,534)	(3,623)
Other income (expense), net	(2,145)	153	(277)

Income (loss) before income taxes	(8,907)	(78,094)	6,944
Income tax expense (benefit)	(722)	987	767

Net income (loss)	$(8,185)	$(79,081)	$6,177

Revenue

Revenue was $22.2 million for the three months ended March 31, 2021, compared to $8.8 million and $6.8 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. The increase in revenue was primarily attributable to the additional revenue streams from investments in real property interests, as the incremental revenue generated from our

Acquisition Capex during the twelve-month period subsequent to March 31, 2020 was $4.9 million. The remaining $1.7 million increase was due primarily to favorable foreign exchange rate effects on revenue and, to a lesser extent, impacts of rent escalations in our Tenant Leases.

Cost of service

Cost of service was $295 thousand for the three months ended March 31, 2021, compared to $71 thousand and $34 thousand for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. The increase in cost of service was driven primarily by recurring expenses associated with fee simple interests acquired during the twelve-month period subsequent to March 31, 2020.

Selling, general, and administrative expense

Selling, general and administrative expense was $15.4 million for the three months ended March 31, 2021, compared to $8.7 million and $4.3 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. General and administrative expenses associated with servicing our real property interest assets was $1.8 million for the three months ended March 31, 2021, compared to $0.8 million and $0.6 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. Significant factors associated with the increase in selling, general and administrative expenses were increases in legal and professional fees and other expenses primarily associated with enforcing and protecting our rights under our real property interest arrangements of approximately $1.0 million and expenses related to being a U.S. public company of approximately $1.6 million. Selling, general and administrative expense for the Successor period from February 10 to March 31, 2020 included expenses for transfer taxes resulting from the APW Acquisition of $1.8 million. The remaining increase in selling, general and administrative expenses was due primarily to the inclusion of compensation and facilities-related costs associated with Radius management team and staff for a full quarter in the three months ended March 31, 2021, whereas such costs only were incurred for the period from February 10 to March 31, 2020.

Share-based compensation

Share-based compensation expense was $4.1 million for the three months ended March 31, 2021, compared to $71.4 million for the Successor period from February 10 to March 31, 2020. Our February 2020 grant of awards of LTIP Units to each of our executive officers under the Equity Plan resulted in share-based compensation expense of $3.3 million and $1.5 million for the three months ended March 31, 2021 and for the Successor period from February 10 to March 31, 2020, respectively. Through March 31, 2021, grants of restricted stock and stock options, net of forfeitures also have been made under the Equity Plan in respect of a total of 309,921 and 3,204,500 Class A Common Stock, respectively. Share-based compensation expense recognized in the three months ended March 31, 2021 and in the Successor period from February 10 to March 31, 2020 for the restricted stock and stock option awards was approximately $0.8 million and $49 thousand, respectively.

In the Successor period from February 10 to March 31, 2020, expense for two share-based compensation awards, totaling $69.9 million, was recognized upon the consummation of the APW Acquisition. In November 2017, Landscape issued 1,600,000 Series A Founder Preferred Stock to certain of its founders in connection with Landscape’s initial placement of Ordinary Shares and Warrants. The Series A Founder Preferred Stock were structured to provide a return based on the future appreciation of the market value of the Ordinary Shares and provided for an annual dividend amount to be payable subsequent to an acquisition by Landscape, based on the market price of the Ordinary Shares. This dividend feature was deemed to be compensatory to the Landscape founders receiving the Series A Founder Preferred Stock and classified as a market condition share-based compensation award. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the Series A Founder Preferred Stock, which approximated $69.5 million. In addition, share-based compensation expense totaling approximately $0.4 million was recognized and was associated with 125,000 stock options that were issued to non-founder directors of Landscape in November 2017.

Amortization and depreciation

Amortization and depreciation expense was $14.1 million for the three months ended March 31, 2021, compared to $7.1 million and $2.6 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. In connection with the recording of fair value adjustments in the accounting for the APW Acquisition, the increase in the carrying amount of our real property interests and intangible assets resulted in additional amortization expense of approximately $6.2 million and $3.4 million in the three months ended March 31, 2021 and the Successor period from February 10 to March 31, 2020, respectively. The remaining increase was due primarily due to amortization on the real property interests acquired during the twelve months subsequent to March 31, 2020.

Impairment—decommissions

Impairment-decommissions was $0.7 million for the three months ended March 31, 2021, compared to $0.5 million and $0.5 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. We experienced a lower number of tenant decommissions of wireless communications sites in the three months ended March 31, 2021, as compared to decommissions in the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020.

Realized and unrealized gain (loss) on foreign currency debt

Realized and unrealized gain (loss) on foreign currency debt was a gain of $14.6 million for the three months ended March 31, 2021, compared to gains of $4.3 million and $11.5 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. A large portion of our debt is denominated in Euro and Pound Sterling, and the respective gains and losses were due to foreign exchange movements in the Euro and Pound Sterling relative to the U.S. dollar. In the three months ended March 31, 2021, the Euro decreased significantly relative to the U.S. dollar, whereas the Pound Sterling increased marginally relative to the U.S. dollar. In each of the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, the Euro and the Pound Sterling decreased significantly relative to the U.S. dollar.

Interest expense, net

Interest expense, net was $9.0 million for the three months ended March 31, 2021, compared to $3.5 million and $3.6 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. The increase in interest expense, net was due primarily to additional interest expense incurred as a result of the additional borrowings net of the repayments made during the twelve months subsequent to March 31, 2020.

Other income (expense), net

Other income (expense), net was expense of $2.1 million for the three months ended March 31, 2021, compared to income of $0.2 million and expense of $0.3 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. Foreign exchange losses recorded in other income (expense), net were $2.1 million for the three months ended March 31, 2021, compared to losses of $0.7 million and $0.5 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. The remaining change in other income (expense), net was due primarily to lower income in the three months ended March 31, 2021 related to receipts from tenants of incremental lease charges owed for periods prior to our acquisitions of the related real property interests for which we are contractually entitled to recover, as compared to receipts recorded in other income (expense), net in the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively.

Income tax expense

Income tax benefit was $0.7 million for the three months ended March 31, 2021, compared to income tax expense of $1.0 million and $0.8 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. For the three months ended March 31, 2021, a deferred income tax benefit of $1.9 million was recognized, as compared to deferred income tax expense of $0.4 million and $0.3 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively.

Comparison of the results of operations for the year ended December 31, 2020 and December 31, 2019

Our selected financial information for the periods from and including February 10, 2020 to December 31, 2020 (Successor) and from and including January 1, 2020 to February 9, 2020 (Predecessor) set out below has been extracted without material adjustment from the audited consolidated financial information of the Successor included elsewhere in this prospectus. The selected financial information of the Predecessor for the year ended December 31, 2019 set out below has been extracted without material adjustment from the audited consolidated financial information of the Predecessor included elsewhere in this prospectus.

	Successor	Predecessor
(in thousands)	Period from February 10 – December 31, 2020	Period from January 1 – February 9, 2020	Year Ended December 31, 2019
Consolidated Statements of Operations Data
Revenue	$62,923	$6,836	$55,706
Cost of service	619	34	326
Gross profit	62,304	6,802	55,380
Selling, general and administrative	60,565	4,344	36,783
Share-based compensation	83,421	—	—
Management incentive plan	—	—	893
Amortization and depreciation	43,005	2,584	19,132
Impairment—decommission of cell sites	1,975	530	2,570

Operating loss	(126,662)	(656)	(3,998)

Realized and unrealized gain (loss) on foreign currency debt	(40,434)	11,500	(6,118)
Interest expense, net	(25,201)	(3,623)	(32,038)
Other income (expense), net	1,916	(277)	177
Gain on extinguishment of debt	1,264	—	—

Income (loss) before income taxes	(189,117)	6,944	(41,977)
Income tax expense	2,825	767	2,468

Net income (loss)	$(191,942)	$6,177	$(44,445)

Revenue

Revenue was $62.9 million and $6.8 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $55.7 million for the Predecessor year ended December 31, 2019. The increase in revenue was primarily attributable to the additional revenue streams from investments in real property interests, as the number of leases acquired by us increased by 19% during the twelve-month period subsequent to December 31, 2019.

Cost of service

Cost of service was $619 thousand and $34 thousand for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $326 thousand for the Predecessor year ended December 31, 2019. The increase in cost of service was driven primarily by recurring expenses associated with fee simple interests acquired during the twelve months subsequent to the year ended December 31, 2019.

Selling, general, and administrative expense

Selling, general and administrative expense was $60.6 million and $4.3 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $36.8 million for the Predecessor year ended December 31, 2019. General and administrative expenses associated with servicing our real property interest assets was $5.7 million and $0.6 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $5.7 million for the Predecessor year ended December 31, 2019. Selling, general and administrative expense for the Successor period from February 10 to December 31, 2020 included expenses not incurred in the previous periods for our Domestication activities of approximately $8.4 million, compensation and facilities-related costs associated with our management team and staff totaling $8.6 million, professional fees and other expense associated with being a U.S. public company of approximately $2.4 million, transaction-related costs of approximately $1.9 million, transfer taxes resulting from the APW Acquisition of $1.7 million and approximately $4.2 million related to the recording of one-time compensation payments for the benefit of certain APW Group employees. Included in selling, general and administrative expense for the year ended December 31, 2019 was an expense for severance costs of $2.3 million. The remaining $3.2 million increase was due primarily to higher expenses of the APW Group as a result of an increase in headcount associated with the growth of our investments in real property interests.

Share-based compensation

Share-based compensation expense totaling $83.4 million was recognized in the Successor period from February 10 to December 31, 2020. In November 2017, Landscape issued 1,600,000 Series A Founder Preferred Stock to certain of its founders in connection with Landscape’s initial placement of Ordinary Shares and Warrants. The Series A Founder Preferred Stock were structured to provide a return based on the future appreciation of the market value of the Ordinary Shares and provided for an annual dividend amount to be payable subsequent to an acquisition by Landscape, based on the market price of the Ordinary Shares. This dividend feature was deemed to be compensatory to the Landscape founders receiving the Series A Founder Preferred Stock and classified as a market condition share-based compensation award. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the series A founder preferred shares, no par value (the “BVI Series A Founder Preferred Shares”), of Digital Landscape Group, Inc. before the Domestication, which approximated $69.5 million, was then recognized upon the consummation of the APW Acquisition as share-based compensation expense in the Successor period from February 10 to December 31, 2020. In addition, share-based compensation expense totaling approximately $0.4 million was recognized in the Successor period and was associated with 125,000 stock options that were issued to non-founder directors of Landscape in November 2017 and that vested upon the consummation of the APW Acquisition.

In the Successor period from February 10 to December 31, 2020, we granted each of our executive officers an initial award of LTIP Units and, in tandem with the LTIP Units an equal number of share of Class B Common Stock and/or Series B Founder Preferred Stock (collectively, the “Tandem Shares”), subject to the terms and conditions of the Equity Plan. The Tandem Shares are subject to the same vesting and forfeiture condition as the related LTIP Units. The total number of LTIP Units granted was 6,786,033 and had a weighted-average grant date fair value of approximately $7.88. Also, in the Successor period, restricted stock and stock options were granted under the Equity Plan in respect of a total of 283,492 and 3,014,000 shares of Class A Common Stock, respectively. Share-based compensation expense recognized in the Successor period from February 10 to December 31, 2020 for LTIP Units was approximately $11.4 million and for the restricted stock and stock option awards was approximately $2.2 million.

Amortization and depreciation

Amortization and depreciation expense was $43.0 million and $2.6 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $19.1 million for the Predecessor year ended December 31, 2019. In connection with the recording of fair value adjustments in the accounting for the APW Acquisition, the increase in the carrying amount of our real property interests and intangible assets resulted in additional amortization expense in the Successor period from February 10 to December 31, 2020 of approximately $22.1 million. The remaining increase was due primarily due to amortization on the real property interests acquired during the twelve months subsequent to the year ended December 31, 2019.

Impairment—decommission of cell sites

Impairment-decommission of cell sites was $2.0 million and $0.5 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $2.6 million for the Predecessor year ended December 31, 2019. Tenant decommissions of cell sites in the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020 were comparable to the Predecessor year ended December 31, 2019.

Realized and unrealized gain (loss) on foreign currency debt

Realized and unrealized gain (loss) on foreign currency debt was a loss of $40.4 million and a gain of $11.5 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to a $6.1 million loss for the Predecessor year ended December 31, 2019. A large portion of our debt is denominated in Euro and Pound Sterling, and the respective gains and losses were due to foreign exchange movements in the Euro and Pound Sterling relative to the U.S. dollar. In the Successor period from February 10 to December 31, 2020, the Euro and the Pound Sterling increased significantly relative to the U.S. dollar and in the Predecessor period from January 1 to February 9, 2020, the Pound Sterling decreased significantly relative to the U.S. dollar. In the year ended December 31, 2019, the Pound Sterling increased relative to the U.S. dollar.

Interest expense, net

Interest expense, net was $25.2 million and $3.6 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $32.0 million for the Predecessor year ended December 31, 2019. As compared to the year ended December 31, 2019, interest expense, net was lower for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, as a result of a decrease in amortization of debt discount and deferred financing costs of approximately $2.4 million and lower interest expense of approximately $2.9 million resulting from the April 2020 repayment of the DWIP II Loan (as defined in “—Contractual Obligations and Material Cash Requirements —A&R Mezzanine Loan and Security Agreement”), net of

additional interest expense incurred of approximately $1.8 million as a result of borrowings under the Facility Agreement in August 2020.

Other income (expense), net

Other income (expense), net was income of $1.9 million and expense of $0.3 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to income of $0.2 million for the Predecessor year ended December 31, 2019. The change in other income (expense), net was due primarily to receipts from tenants of incremental lease charges owed for periods prior to our acquisitions of the related real property interests for which we are contractually entitled to recover.

Gain on debt extinguishment

Gain on debt extinguishment was recognized in the period from February 10 to December 31, 2020 (Successor) as a result of the repayment of the DWIP II Loan at an amount that was $1.3 million less than its carrying amount.

Income tax expense

Income tax expense was $2.8 million and $0.8 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $2.5 million for the Predecessor year ended December 31, 2019. The increase in income tax expense was due primarily to higher taxable income in certain foreign jurisdictions and an income tax rate increase in the United Kingdom.

Liquidity and Capital Resources

Our future liquidity will depend primarily on: (i) the operating cash flows of the APW Group, (ii) our management of available cash, (iii) cash distributions on sale of existing assets and (iv) the use of borrowings, if any, to fund short-term liquidity needs.

We primarily require cash to pay our operating expenses, service the cash requirements associated with our contractual obligations and acquire additional real property interests and rental streams underlying wireless and other digital communications sites. Our principal sources of liquidity, both short-term and long-term, include revenue generated from our Tenant Leases, our cash and cash equivalents, restricted cash and borrowings available under our credit arrangements. As of March 31, 2021, we had working capital of approximately $42.5 million, including $87.0 million in cash and cash equivalents. Additionally, as of March 31, 2021, we had $1.9 million and $107.8 million in short-term, and long-term restricted cash, respectively.

In February, 2021, a new tranche of debt was issued under the Subscription Agreement. We added approximately $94 million of USD equivalents (€77 million) of new interest-only secured notes under the existing debt facility. In addition, On April 15, 2021, APW OpCo and AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, amended and restated the A&R Mezzanine Loan Agreement (as defined in “Contractual Obligations and Material Cash Requirements” below) (the “New DWIP II Loan Agreement”) to increase the borrowings thereunder to $75.0 million and to modify the interest rate and the maturity date. Contemporaneously with entering into the New DWIP Loan Agreement and additional borrowing, APW OpCo transferred all of the rights to the loans and obligations under the New DWIP II Loan Agreement to unrelated third-party lenders for an aggregate consideration of $75.0 million. In addition to the available borrowing capacity under our Facility Agreement and Subscription Agreement, we expect to have access to the worldwide credit and capital markets, subject to market conditions, in order to issue additional debt if needed or desired.

On May 11, 2021, we entered into the PIPE Subscription Agreements to issue and sell an aggregate of 14,336,918 Class A Shares to the PIPE Investors at a purchase price of $13.95 per Class A Share (representing a five-day volume weighted average price per share of $14.68, less a 5% discount) for aggregate gross proceeds of $200.0 million. Total net offering proceeds to us were approximately $190.0 million after deducting placement agent fees and offering expenses. The closing of the PIPE occurred on May 14, 2021.

Although we believe that our cash on hand, available restricted cash, and future cash from operations of the APW Group, together with our access to and the credit and capital markets, will provide adequate resources to provide both short-term and long-term liquidity, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) the performance of the APW Group and/or its operating subsidiaries, as applicable, (ii) our credit rating or absence of a credit rating and/or the credit rating of our operating subsidiaries, as applicable, (iii) the provisions of any relevant credit agreements and similar or associated documents, (iv) the liquidity of the overall credit and capital markets and (v) the current state of the economy. There can be no assurances that we will continue to have access to the credit and capital markets on acceptable terms.

Cash Flow Information

The tables below summarize our cash flows from operating, investing and financing activities for the periods indicated and the cash and cash equivalents and restricted cash as of the applicable period end.

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	January 1, – February 9, 2020
Cash provided by (used in) operating activities	$600	$(28,934)	$(3,452)
Cash used in investing activities	(105,012)	(296,203)	(22,604)
Cash provided by (used in) financing activities	87,625	(124)	(3,399)

	Successor	Predecessor
(in thousands)	February 10 – December 31, 2020	January 1, – February 9, 2020	Year Ended December 31, 2019
Cash used in operating activities	$(42,537)	$(3,452)	$(6,589)
Cash used in investing activities	(436,279)	(22,604)	(73,912)
Cash provided by (used in) financing activities	99,853	(3,399)	59,098

	Successor		Predecessor
(in thousands)	As of March 31, 2021	As of December 31, 2020	As of December 31, 2019
Cash and cash equivalents	$86,977	$99,896	$62,892
Restricted cash	109,757	115,552	15,154

Cash provided by (used in) operating activities

Net cash provided by operating activities for the three months ended March 31, 2021 was $0.6 million, compared to net cash used in operating activities of $28.9 million and $3.5 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. Cash used in the Successor period from February 10 to March 31, 2020 included payments made for accrued expenses of Landscape for professional fees and other costs incurred prior to the Successor period from February 10 to March 31, 2020 of approximately $34.6 million, primarily associated with the APW Acquisition.

Net cash used in operating activities for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020 was $42.5 million and $3.5 million, respectively, compared to $6.6 million for the Predecessor year ended December 31, 2019. Cash used in the Successor period included payments made for accrued expenses of Landscape for professional fees and other costs incurred prior to the Successor period of approximately $34.6 million, primarily associated with the APW Transaction.

Cash used in investing activities

Net cash used in investing activities for the three months ended March 31, 2021 was $105.0 million, compared to $296.2 million and $22.6 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. Cash paid in the APW Acquisition net of the cash acquired in the Successor period from February 10 to March 31, 2020 was $277.1 million. Payments to acquire real property interests were $104.7 million in the three months ended March 31, 2021, as compared to $16.5 million in the Successor period from February 10 to March 31, 2020 and $5.1 million in the Predecessor period from January 1 to February 9, 2020, respectively.

Net cash used in investing activities for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020 was $436.3 million and $22.6 million, respectively, compared to $73.9 million for the Predecessor year ended December 31, 2019. Cash paid in the APW Acquisition net of the cash acquired in the Successor period was $277.1 million. Payments to acquire real property interests were $175.7 million in the Successor period and $5.1 million in the Predecessor period from January 1 to February 9, 2020, as compared to $78.1 million in the Predecessor year ended December 31, 2019.

Cash provided by (used in) financing activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $87.6 million, compared to $124 thousand and $3.4 million for the Successor period from February 10 to March 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively. In February 2021, we made additional borrowings under our Subscription Agreement totaling approximately $93.9 million.

Net cash provided by financing activities for the Successor period from February 10 to December 31, 2020 was $99.9 million and net cash used in financing activities for the Predecessor period from January 1 to February 9, 2020 was $3.4 million, compared to net cash used in financing activities of $59.1 million for the Predecessor year ended December 31, 2019. In August 2020, we made additional borrowings under our Facility Agreement totaling approximately $160.5 million. In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the DWIP II Loan from the lenders thereunder for $47.8 million.

Contractual Obligations and Material Cash Requirements

DWIP Agreement

On August 12, 2014, AP WIP Holdings, LLC (“DWIP”), a subsidiary of AP WIP Investments, entered into a $115 million loan agreement (as amended or supplemented, the “DWIP Agreement”). Under the terms of the DWIP Agreement, DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by an affiliate of the administrative agent (the “DWIP Lender”). AP Service Company, LLC (the “Servicer”), a wholly owned subsidiary of AP Wireless, is the servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default by the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by Fitch Ratings, Inc. The private securitization loan provided pursuant to the DWIP Agreement is structured as non-recourse to other collateral of the APW Group.

On October 16, 2018, DWIP signed an amendment to the DWIP Agreement that (i) extended the maturity of the DWIP loan from August 10, 2019 to October 16, 2023, at which time all outstanding principal balances are required to be repaid, and (ii) reduced the fixed rate coupon from 4.50% to 4.25% per annum. The amendment provides that principal balances may be prepaid in whole on any date, provided that a prepayment premium equal to: 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018; 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018; 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018; and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months’ collections to DWIP. Fees equal to 0.80% to 1.00% of the $102.6 million loan amount are payable to the DWIP Lender, Servicer, backup servicer, and rating agency of the loan, as applicable.

Pursuant to the DWIP Agreement, DWIP is subject to restrictive covenants relating to, among others, a leverage cap of 7.75x eligible annual cash flow, future indebtedness, transfers of control of DWIP and compliance with a financial ratio relating to interest coverage. For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

Amounts outstanding under the DWIP Agreement are due in full on the maturity date of October 16, 2023. As of March 31, 2021 and December 31, 2020, the balance outstanding under the DWIP Agreement was $102.6 million.

Facility Agreement

On October 24, 2017, AP WIP International Holdings, LLC (“IWIP”), a subsidiary of AP WIP Investments, entered into a facility agreement (the “Facility Agreement”) providing for loans of up to £1.0 billion, with AP WIP Investments, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent. The Facility Agreement provides for funding in the form of loans consisting of tranches in Euros, Pounds Sterling, Canadian dollars, Australian dollars and U.S. dollars.

TCI DAC is an Irish Section 110 Designated Activity Company and is a passive/holding vehicle. TCI DAC is an uncommitted, £1.0 billion note issuance program with an initial 10-year term (due 2027) and was created by Associated Partners, in its capacity as sponsor (the “Sponsor”), as a special purpose vehicle with the objective of issuing notes from time to time and using proceeds thereof to originate and acquire loans (“Portfolio Loans”) to the Sponsor (including its successors and assigns, including RADI) subsidiary companies, secured by cash flows from communication infrastructure assets (ground leases, towers and other opportunistic assets) in predominantly Organization for Economic Cooperation and Development jurisdictions according to “Investment Criteria” in the Trust Deed dated October 24, 2017, governing the issuance of the notes. Pursuant to the Investment Criteria, the notes may be issued in U.S. dollars, Pounds Sterling, Euros, Australian dollars or Canadian dollars, and no rating of the loans is required. Portfolio Loans are fixed rate senior secured loans of portfolio companies that are wholly owned or controlled and will not be available to invest in preferred or common equity, unsecured debt or subordinated debt. At least 80% of the revenue generated by assets backing any Portfolio Loan must be from investment grade permitted jurisdictions. The notes are listed on the International Stock Exchange (TISE).

TCI DAC has no subsidiaries and raises funds through the issuance of notes to investors. All notes issued by TCI DAC are cross collateralized and rank pari-passu upon recovery. Additional note holders may be added with the issuance of additional notes over time.

Portfolio Loans acquired by TCI DAC support the notes issued on a pass-through basis and are not cross collateralized or cross defaulted to other Portfolio Loans. The initial Portfolio Loans were made to IWIP in 2017 and 2018 and additional Portfolio Loans may be issued through additional tranches or series as per the Facility Agreement.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP available for growth as well as direct equity interests and bank accounts of all significant IWIP’s asset owning subsidiaries. AP Service Company, LLC is the servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP. The payments under the Facility Agreement are made quarterly.

On October 30, 2017, $266.2 million of the amount available under the Facility Agreement was funded. This amount comprised €115.0 million (“Series 1-A Tranche”) and £100.0 million (“Series 1-B Tranche”). The Series 1-A Tranche and the Series 1-B Tranche loans accrue interest of 4.098% and 4.608% per annum, respectively. At closing of the Facility Agreement, $5.0 million was funded to, and is required to be held in, an escrow account.

On November 26, 2018, an additional $98.4 million of the amount available under the Facility Agreement was funded. This amount comprised of €40.0 million (“Series 2-A Tranche”) and £40.0 million (“Series 2-B Tranche”). The Series 2-A Tranche and the Series 2-B Tranche loans accrue interest of 3.44% and 4.29% per annum, respectively.

On August 27, 2020, additional borrowings under the Facility Agreement were made, consisting of €75.0 million (“Series 3-A Tranche”) and £55.0 million (“Series 3-B Tranche”) and resulting in an increase in our outstanding debt thereunder of approximately $160.5 million. The Series 3-A Tranche and the Series 3-B Tranche loans accrue interest of 2.97% and 3.74% per annum, respectively. In connection with the Series 3-A Tranche and Series 3-B Tranche borrowings, the Facility Agreement was amended to, among other things, extend the termination date of the Facility Agreement from October 30, 2027 to such latest date of any outstanding Portfolio Loan. As a result, the maturity dates for the Series 3-A Tranche and the Series 3-B Tranche were set at August 26, 2030. The amendment to the definition of termination date in the Facility Agreement does not impact the maturity dates of the Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche or the Series 2-B Tranche.

Each tranche may include sub-tranches that may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties.

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage cap of 9.0x eligible annual cash flow and equity requirements and limits) pursuant to Facility Agreement documentation, as well as restrictive covenants relating to, among other things, future indebtedness (issuance cap of 8.25x eligible annual cash flow), liens and other material activities of IWIP and its subsidiaries. For the periods presented, IWIP was in compliance with all covenants associated with the Facility Agreement.

Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of a make-whole at the related benchmark plus a 50 basis point margin (as calculated pursuant to the applicable Facility Agreement documentation). Amounts outstanding under the Facility Agreement as of March 31, 2021 and December 31, 2020 totaled $539.2 million and $547.7 million, respectively.

A&R Mezzanine Loan and Security Agreement

On December 15, 2015, DWIP II entered into a secured loan and security agreement, which was amended and restated on September 20, 2018 and July 25, 2019 (as amended and restated, the “A&R Mezzanine Loan

Agreement”). The A&R Mezzanine Loan Agreement provided credit facilities that were designed to work in concert with the DWIP Agreement described under “—DWIP Agreement” above. Pursuant to the Mezzanine Loan Agreement, DWIP II obtained an original term loan of $56.3 million (the “DWIP II Loan”) and borrowings thereunder accrued interest at a rate of 6.5% per annum, maturing on the earlier of (i) June 30, 2020, and (ii) the maturity date under the DWIP Agreement. Amortization under the A&R Mezzanine Loan Agreement was $250,000 per calendar quarter plus that amount necessary such that the total of the outstanding balance of the DWIP Agreement and the term loans did not exceed 12.0x Eligible Free Cash Flow (as defined in the Mezzanine Loan Agreement).

In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the A&R Mezzanine Loan Agreement from the lenders thereunder for $47.8 million, thereby settling this obligation. Following consummation of the acquisition by APW OpCo, the A&R Mezzanine Loan Agreement remained in effect and any amounts outstanding thereunder have been treated as an intercompany loan between DWIP II and APW OpCo and eliminated in consolidation. On April 15, 2021, APW OpCo and DWIP II entered into the New DWIP II Loan Agreement to increase the borrowings under the A&R Mezzanine Loan Agreement to $75.0 million and to modify the interest rate and the maturity date. Contemporaneously with entering into the New DWIP Loan Agreement and additional borrowing, APW OpCo transferred all of the rights to the loans and obligations under the New DWIP II Loan Agreement to unrelated third-party lenders for an aggregate consideration of $75.0 million.

Subscription Agreement

On November 6, 2019, AP WIP Investments Borrower, LLC (“AP WIP Investments Borrower”), a subsidiary of AP WIP Investments, entered into a subscription agreement (the “Subscription Agreement”) to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP Investments is the guarantor of the loan and the loan is secured by AP Wireless’ direct equity interests in AP WIP Investments. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross-default or cross-acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events, such as the breach by the guarantor in certain cases. The Subscription Agreement provides for uncommitted funding up to £250.0 million in the form of nine-year term loans consisting of three tranches available in Euros, Pounds Sterling and U.S. dollars.

On November 8, 2019, $75.5 million of the amount available under the Subscription Agreement was funded (“Class A, Tranche 1 Euro”). This amount was comprised of €68.0 million. At closing of the Subscription Agreement, $3.0 million was funded to, and is required to be held in, a debt service reserve account.

Other tranches maybe be issued as long as in compliance and certain parameters in the deal documentation such as (a) loan to value less than 65%; (b) interest coverage is not less than 1.5x; and (c) leverage as at any collection period end date shall not exceed 10.0x.

The Class A, Tranche 1 Euro balance outstanding under the Subscription Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the twentieth day following the end of each calendar quarter; provided that, on February 10, 2020, the Subscription Agreement was amended to provide that the first quarterly interest payment (including the amount accrued from November 8, 2019 through December 31, 2019) would be due on the twentieth day following March 31, 2020. The loans under the Subscription Agreement mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Subscription Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each tranche may include sub-tranches, which may have a different interest rate than other promissory certificates under its related tranche.

In February 2021, a new tranche of debt was issued under the Subscription Agreement. We added approximately $94 million of USD equivalents (€77 million) of new interest-only secured notes under the existing debt facility. The notes mature on November 8, 2028, with a blended current cash interest rate of 3.9% plus 1.75% payment-in-kind interest. The cash pay interest rates consist of both fixed and floating rates.

Pursuant to the Subscription Agreement, AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage of 1.5x and leverage cap of 12.0x eligible annual cash flow) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its affiliates. As of March 31, 2021 and December 31, 2020, AP WIP Investments Borrower was in compliance with all covenants associated with the Subscription Agreement. The amounts outstanding under the Subscription Agreement as of March 31, 2021 and December 31, 2020 totaled $172.3 million and $85.1 million, respectively.

Lease Obligations

As disclosed in Note 4 to each of the audited consolidated financial statements and condensed consolidated financial statements, under certain circumstances, we are committed to make future payments under our real property interest arrangements, either as payments under arrangements determined to be finance leases or as noninterest bearing installments for arrangements that do not qualify as leases. As of March 31, 2021, the aggregate committed contractual obligation under these arrangements was $52.9 million, of which $40.1 million is due during the period beginning on April 1, 2021 and ending December 31, 2023. As disclosed in Note 7 to each of the audited consolidated financial statements and unaudited condensed consolidated financial statements, we are lessees under operating leases, primarily for the use of office space. As of March 31, 2021, we are contractually committed to make future payments of $4.5 million under operating lease arrangements.

Critical Accounting Estimates

Our consolidated financial statements are prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

While our significant accounting policies are described in greater detail in the notes to our audited consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies involve critical judgments and estimates that are used in the preparation of our consolidated financial statements.

Real Property Interests

Our core business is to contract for the purchase of leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets at cell sites. Real property interests include costs recorded under leasehold interest arrangements either as intangible assets or right of use assets, depending on whether the arrangement is determined to be a lease at the inception of the agreement under ASC Topic 842, Leases (“ASC 842”) or an asset acquisition. For acquisitions of real property interests that meet the definition of an asset acquisition, the cell site leasehold interests are recorded as intangible assets and are stated at cost less accumulated amortization.

ASC 842 requires us to recognize a right-of-use asset and a lease liability arising from a lease arrangement, which also must be classified as either a financing or an operating lease. This classification determines whether the lease expense associated with future lease payments is recognized based on an effective interest method or on a straight-line basis over the term of the lease. We consider an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration. The determination of the classification of a lease as financing typically depends on whether or not the term of the arrangement covers a major portion of the remaining economic life of the underlying asset, though other factors may apply.

For each arrangement determined to be a lease, we record a lease liability at the present value of the remaining contractually-required payments and right-of-use asset in the same amount plus any upfront payments made under the arrangement and any initial direct costs. The incremental borrowing rate used depends on the country in which the arrangement was consummated and approximates an interest rate we would pay under borrowings to purchase such assets on a collateralized basis over similar payment terms.

Finance lease right-of-use assets are amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years. To determine the lease term, we consider all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the cell site’s estimated economic life. We continually reassess the estimated useful lives used in determining amortization of its real property interests.

Long-Lived Assets, Including Definite-Lived Intangible Assets

Our primary long-lived assets include real property interests and in-place tenant lease intangible assets. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.

Share-based compensation expense

Share-based compensation expense is recorded for equity awards granted to employees and nonemployees over the requisite service period associated with the award, based on the grant-date fair value of the award. Calculating the fair value of share-based awards requires that we make highly subjective assumptions, as well as making judgments regarding the most acceptable valuation methodology to use in each circumstance. Generally, we use Monte Carlo simulation and Black-Scholes option pricing models. Use of either valuation technique requires that we make assumptions as to the expected volatility of our Class A Common Stock, the expected term associated with the award, the risk-free interest rate for a period that approximates the expected term and our expected dividend yield.

Accounting Pronouncements Update

For a discussion of recent accounting pronouncements, see Note 2 to each of our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus.

JOBS Act

We qualify as an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. In particular, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides, however, that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies.

BUSINESS

Our Company

We are a holding company with no material assets other than cash and our limited liability company interests in APW OpCo, a Delaware limited liability company and the sole limited partner of AP Wireless, which in turn is the direct parent of AP WIP Investments. We were incorporated as Landscape under the laws of the British Virgin Islands on November 1, 2017 and were formed to undertake an acquisition of a target company or business. On November 20, 2017, the Ordinary Shares and Warrants of Landscape were admitted to listing on the LSE, and Landscape raised approximately $500 million before expenses through its initial placement of 48,400,000 Ordinary Shares and the Warrants on November 20, 2017 and a private subscription by Noam Gottesman and Michael D. Fascitelli for the BVI Series A Founder Preferred Shares.

On the Acquisition Closing Date, Landscape completed the acquisition of the APW Group from Associated Partners and was renamed Digital Landscape Group, Inc. For more information relating to the acquisition of the APW Group, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—APW Acquisition—Transactions APW Acquisition”. On October 2, 2020, we effected a discontinuance under Section 184 of the Companies Act and the Domestication. Effective upon the Domestication, we were renamed Radius Global Infrastructure, Inc. On October 2, 2020, in connection with the Domestication, we delisted our Ordinary Shares and Warrants from trading on the LSE and on October 5, 2020 began trading our Class A Common Stock on Nasdaq under the symbol “RADI”.

Our Business

Through our ownership of the APW Group, we are one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. We purchase, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae. Typically, we acquire the rental streams by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides us with the right to receive all communications rents relating to the property, including the rents from the Tenant Lease. In addition, we purchase contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The APW Group was established as a U.S. cell site lease aggregator in 2010 and made its first foreign lease investment in November of 2011. Since that time, it has entered into, and holds assets in, a total of 18 jurisdictions in addition to the U.S. We believe that the APW Group is a “first mover” in many of these jurisdictions; that is, until its market entry no other parties were engaged in the systematic aggregation of cell site leases in any kind of scale.

As of March 31, 2021 and December 31, 2020, we had interests in 7,435 and 7,189 leases that generate rents for us, respectively. These leases related to properties that were situated on 5,627 and 5,427 different communications sites, respectively, throughout the United States and 18 other countries. Revenue was $22.2 million for the three months ended March 31, 2021 and $62.9 million and $6.8 million for the Successor period from February 10 to December 31, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively As of March 31, 2021 and December 31, 2020, annualized in-place rents were approximately $90.6 million and $84.1 million, respectively. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

We believe that our business model and the nature of our assets provides us with stable, predictable and growing cash flow. First, we seek to acquire real property interests and rental streams subject to triple net or effectively triple net lease arrangements, whereby all taxes, utilities, maintenance costs and insurance are the responsibility of either the owner of the tower or antennae or the property owner. Furthermore, Tenant Leases contain contractual rent increase clauses, or “rent escalators”, calculated either as a fixed rate, typically between 2% and 3%, or tied to a CPI or subject to OMV. As of December 31, 2020, approximately 99% of our Tenant Leases had contractual rent escalators; approximately 69% (as a percentage of revenue for the year ended December 31, 2020) and 73% (as a percentage of annualized in-place rents as of December 31, 2020) of our Tenant Lease contractual rent escalators were either tied to a local CPI or subject to OMV, and the remainder were fixed escalators. In addition, the APW Group has historically experienced low annual churn as a percentage of revenue, ranging from 1% to 2% during the fiscal years ended December 31, 2020 and 2019, primarily due to the significant network challenges and expenses incurred by owners of wireless communications towers and antennae in connection with the relocation of these infrastructure assets to alternative sites. Finally, we seek to obtain the ability to negotiate amendments and renewals of our Tenant Leases, thereby providing us with additional recurring revenue and one-time fees.

Strategy

We seek to continually expand our business primarily by implementing organic growth strategies, including expanding into different geographies, asset classes and technologies; continued acquisition of real estate interests and contractual rights (as well as other revenue streams) supporting wireless communications sites and other communications infrastructure (as well as through annual rent escalators, the addition of new tenants and/or lease modifications); and developing a portfolio of infrastructure assets including through acquisition or build to suit. We intend to achieve these objectives by executing the following strategies:

Grow Through Additional Acquisitions. We intend to pursue acquisitions of real property interests and contractual rights underlying wireless communications cell sites, utilizing the expertise of our management and our proven, proprietary underwriting process to identify and assess potential acquisitions. When acquiring real property interests and contractual rights, we aim to target communications infrastructure locations that are essential to the ongoing operations and profitability of the respective tenants, which we expect will result in continued high tenant occupancy and cash flow stability. We established a local presence in the countries in which we operate and we expect to expand our operating geographic footprint to additional jurisdictions. In addition, we can utilize our advanced acquisition expertise to pursue acquisitions and investments in either single assets or portfolios of assets.

Increase Cash Flow Without Additional Capital Investment. We seek to organically grow our cash flow on our existing portfolio without additional capital investment through (i) contractual rent escalations, (ii) lease renewals, at higher rates, with existing tenants, (iii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iv) the addition of new tenants to existing locations.

Leverage Existing Platform to Expand our Business into the Broader Communications Infrastructure. We intend to explore other potential areas of growth within the communications infrastructure market segment that have similar characteristics to our core “Tenant Lease” (i.e., an existing ground lease or rooftop lease between a property owner and an owner of a wireless tower or antennae) business and plan to explore expansion into other existing rental streams underlying critical communications infrastructure. Areas of expansion may include investing in Tenant Leases underneath (i) mobile switching centers/fiber aggregation points, which is a telephone exchange that makes the connection between mobile users within a network, from mobile users to the public switched telephone network, and from mobile users to other mobile networks and houses a high density of fiber interconnection points, (ii) data centers, which is a large group of networked computer servers typically used by organizations for remote storage, processing or distribution of large amounts of data that are typically located in a stand-alone building, and (iii) distributed antenna system (DAS) networks, which is a way to address isolated spots of poor coverage in a large building or facility (such as a hospital or transportation hub) by installing a network of small antennae to serve as repeaters.

Explore Expansion Opportunities into Digital Infrastructure Assets. As part of our expansion strategy, we intend to explore opportunities to develop other digital infrastructure assets, including build-to suit-opportunities where we would be contracted to build communications infrastructure (such as wireless towers) and lease such equipment to tenants on a long-term basis. Cell:cm Chartered Surveyors, which is a wholly owned subsidiary within the APW Group, already offers building consultancy services including architecture and design, building and roof maintenance, building surveys and development, and project monitoring.

Our Assets

Types of Assets

As of December 31, 2020, we have acquired a total of 7,544 leases since the inception of the APW Group in 2010 (including non-renewed or terminated leases). As of December 31, 2020 and 2019, we had interests in 7,189 and 6,046 leases that generate rents for us, respectively. These outstanding leases related to properties that were situated on 5,427 and 4,586 different communications sites, respectively. Each of these “assets” is the right to receive the rent payable under the Tenant Lease entered into between the property owner or current lessor of the property and the owner of the wireless communication towers or antennae located on such site. These tower or antennae owners are typically either wireless carriers (mobile network operators, or “MNOs”) or tower companies. We acquire these interests primarily through individually negotiated transactions with the property owners. Our revenue growth rate has historically ranged from approximately 3% to 4.5%, and approximately 1% to 2% of our leases are lost annually due to non-renewal or terminations.

The majority of these assets are real property interests of varying legal structures (such as, easements, usufructs, leases, surface rights or fee simple interests), which provide us the right to receive the income from the Tenant Lease rental payments over a specified duration. The real property right granted to us is typically limited to the land underlying the area of the communication asset. However, in certain circumstances we purchase interest in a larger portion of the real property. For rooftop interests, we typically create an interest in the entire rooftop rather than just the portion of the rooftop underlying an antenna, to permit it to grant additional rights to new or existing tower or antenna operators. The scope of the real property interest is also typically tied to our use for wireless communication assets. We also purchase contractual rights in the rental stream, such as through an assignment of rents, either individually or in connection with the purchase of the real property right.

As set forth in the table below, approximately 87% and 91% of the total portfolio was generated from real property interests (including fee simple interests), based on total revenue for the year ended December 31, 2020 and annualized in-place rents as of December 31, 2020, respectively, and 9% was generated from contractual rights without a real property interest, based on total revenue for the year ended December 31, 2020 and annualized in-place rents as of December 31, 2020, respectively. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”. Our revenue was $62.9 million for the period from February 10, 2020 to December 31, 2020 (Successor) and $6.8 million for the period from January 1, 2020 to February 9, 2020 (Predecessor). The revenue reported in the table below for each component combines revenues earned in the Successor and Predecessor periods.

(in thousands) Asset Type	Revenue for the year ended December 31, 2020		Percentage of Total Revenue	Annualized In-Place Rents as of December 31, 2020		Percentage of Total Annualized In-Place Rents
	U.S.	International		U.S.	International
Real Property Interests (including Fee Simple Interests)	$16,062	$44,712	87%	$16,707	$60,014	91%
Contractual Rights without a Real Property Interest	620	5,532	9%	581	6,769	9%
Other(a)	—	2,833	4%	—	—	0%

Total	$16,682	$53,077	100%	$17,288	$66,783	100%

(a)	Relates to Cell:cm operations.

Real Property Interests. As of December 31, 2020, we had an aggregate of 6,148 leases arising from real property interests, other than fee simple interests. These real property interests vary by jurisdiction and often bifurcate portions of ownership. In the U.S. the real property interests are generally easements. In the United Kingdom, we typically enter into “head leases” with the property owner or leaseholder which, as a matter of law, inserts us between the property owner or leaseholder and the Tenant. In other jurisdictions, we may purchase from the property owners (i) a “usufruct”, which is a real property right that provides us with the ability to benefit from a property arising from the specified use (in this case use for wireless communications services) for a specified duration or (ii) a “surface right”, which is a real property right to benefit from and use the surface of a property for a specified duration. Under a Usufruct or Surface Right, we become, in accordance with local law, the legal beneficiary of any leases pre-existing on such property and typically have the right to negotiate any new leases during the specified duration. At the end of the specified duration, the full property rights again are vested in the property owner. In each case, these real property rights are registered with the property registry in the applicable jurisdiction to provide constructive notice of such interests and to protect against subsequent creditors.

As of December 31, 2020, we had an aggregate 1,041 assets associated with fee simple interests in land. These assets were primarily held in the United Kingdom (593), Italy (82), the United States (45) and The Netherlands (53). Fee simple ownership confers the greatest bundle of property rights available to us in any jurisdiction. The size of these land holdings is typically limited to the land underlying the communication structure and, in certain cases, the surrounding areas for ancillary buildings. When we hold a fee simple interest in land, we will enter into a Tenant Lease directly with the tower owner (the MNO or tower company). In substantially all of our fee simple interests, we have entered into a Tenant Lease that imposes on the tower owner responsibility for taxes, insurance, maintenance and utilities for such property.

Contractual Rights. In addition to real property rights, we acquire contractual rights by way of an assignment of rents, typically where legal limitations of local real estate law or commercial circumstances do not make the acquisition of a real property interest practical. These assignments of rent also arise with rooftops where the building is owned by a condominium or governmental entity and it is not feasible to obtain a real property interest. The rent assignment is a contractual obligation, pursuant to which the property owner assigns its right to receive the rent arising under the Tenant Lease to us. A rent assignment relates only to an existing Tenant Lease and therefore would not provide us with the ability automatically to benefit from lease renewals beyond those provided for in the existing Tenant Lease. However, in these cases, we either limit the purchase price of the asset to the term of the current Tenant Lease or obtain an irrevocable power of attorney from the property owner that provides us with the ability to negotiate future leases and a contractual obligation from the property owner to assign rental streams from future Tenant Lease renewals.

Common Asset Attributes

Non-disturbance Agreements. When we acquire a real property interest in connection with a property subject to a mortgage, we usually also enter into a non-disturbance agreement (or local equivalent) with the mortgage lender in order to protect us from potential foreclosure on the property owner at the infrastructure location, which foreclosure could, absent a non-disturbance agreement (or local equivalent), extinguish our real property interest. In some instances where we obtain non-disturbance agreements, we remain subordinated to some indebtedness. As of December 31, 2020 and 2019, substantially all of our real property interests were either subject to non-disturbance agreements or had been otherwise recorded in local real estate records in senior positions to any mortgages.

Revenue Sharing. In most jurisdictions, the instruments granting us the real property interests or contractual rights often contain revenue sharing arrangements with property owners. These revenue sharing arrangements have varying structures and terms, but generally provide that, upon an increase in the rent due under a new Tenant Lease, the existing lease or a renewal of such lease, the property owner is entitled to receive a percentage of the additional rent payments. These revenue sharing amounts are individually negotiated and range from 20% to 50%.

Triple Net Nature of the Assets. Through the acquisition of real property interests and contractual rights from the property owner, we obtain the property owner’s rights to the rental streams payable under the Tenant Lease. Generally, we do not assume, and contract back to the property owner, the obligations under the pre-existing Tenant Lease, such as the obligations to provide quiet enjoyment of the property or to pay property taxes. Typically, our assets are subject to triple net or effectively triple net lease arrangements, meaning that the tenants or the underlying property owners are contractually responsible for property level operating expenses, including taxes, utilities, maintenance capital and operating expenditures and insurance. For the years ended December 31, 2020 and 2019, our property taxes, utilities, maintenance and insurance expenses were less than 1% of revenue. We believe that our triple net and effectively triple net lease arrangements support a stable, consistent and predictable cash flow profile due to the following characteristics:

•	no equipment maintenance costs or obligations;

•	no property level maintenance capital expenditures; and

•	limited property tax, utilities, or insurance obligations.

Assets with triple net lease arrangements represented 85% of revenue for the year ended December 31, 2020 and 82% of annualized in-place rents as of December 31, 2020. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Asset Terms. The terms of our real property interests, other than our fee simple interests, generally range from 30 years to 99 years, although some are shorter, and provide us with the right to receive the future income from the future Tenant Lease rental payments over a specified duration. As of December 31, 2020, the weighted average remaining term of our real property interests was 49.4 years and specifically, 49.6 years for our interests in North America, 55.1 years for our interests in Europe and 27.2 years for our interests in South America. In most cases, the stated term of the real property interest is longer than the remaining term of the Tenant Lease, which provides us with the right and opportunity for renewals and extensions. For more information regarding the terms of our Tenant Leases, see “—Tenant Lease Terms” below. The table below provides an overview of the remaining term under our real property interests and contractual rights as of December 31, 2020.

Remaining Asset Term	Revenue for year ended December 31, 2020 (in thousands)*	Percentage of Total Revenue*	Number of Leases as of December 31, 2020	Annualized In- Place Rents as of December 31, 2020 (in thousands)**	Percentage of Total Annualized In-Place Rents**
5 years or less	$173	0%	8	$173	0%
5 to 20 years	8,749	13%	785	9,646	11%
20 to 40 years	31,489	47%	3,615	38,925	47%
40 to 60 years	9,264	14%	892	9,943	12%
> 60 years	17,251	26%	1,889	25,384	30%

Total	$66,926	100%	7,189	$84,071	100%

*	Revenue reported for each component combines revenues earned in the Successor and Predecessor periods and excludes revenue from “Other” Asset Types.
**

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Communication Structures. Our real property interests and contractual rights typically underlie either a wireless communications tower or an antenna. Our structure types include rooftop sites, wireless towers (including monopoles, self-supporting towers, stealth towers and guyed towers) and other structures (including, for example, water towers and church steeples) on which wireless communications assets are located. The table below provides an overview of our portfolio of assets by structure type. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”. Our revenue was $62,923 for the period from February 10, 2020 to December 31, 2020 (Successor) and $6,836 for the period from January 1, 2020 to February 9, 2020 (Predecessor). The revenue reported in the table below for each component combines revenues earned in the Successor and Predecessor periods.

Structure Type	Revenue for the year ended December 31, 2020 (in thousands)*	Percentage of Total Revenue*	Annualized In- Place Rents as of December 31, 2020 (in thousands)**	Percentage of Total Annualized In- Place Rents**
Towers	$40,184	60%	$47,462	56%
Rooftops	22,363	33%	25,514	30%
Other Structures	4,379	7%	11,095	14%

Total	$66,926	100%	$84,071	100%

*	Revenue reported for each component combines revenues earned in the Successor and Predecessor periods and excludes revenue from “Other” Asset Types.
**

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Geographic Distribution

We own assets throughout the United States and the following 18 countries: Australia, Belgium, Brazil, Canada, Chile, Colombia, France, Germany, Hungary, Ireland, Italy, Mexico, Netherlands, Portugal, Romania, Spain, United Kingdom and Turkey. As of December 31, 2020, approximately 23% of our sites were located in North America, approximately 59% of our sites were located in Europe and approximately 18% of our sites were located in South America.

Global Operations

Our corporate offices are located in New York, New York and Bala Cynwyd, Pennsylvania. The APW Group’s operations are headquartered in San Diego, California, with offices also in the following regions: (i) Northern Europe (the United Kingdom, Ireland, the Netherlands, Belgium, Germany and Hungary), (ii) Southern Europe and Brazil (France, Spain, Italy, Romania, Turkey and Portugal and Brazil), (iii) Spanish LatAm (Mexico, Colombia and Chile), and (iv) North America and Australia. Executive, regional and country leaders have responsibility across the full range of the APW Group’s activities, from acquisitions to property management.

These activities include (i) establishing and executing our world-wide strategies, (ii) determining the investment structures and documentation used in each of our target jurisdictions, (iii) investment targeting, (iv) developing marketing strategies and materials, (v) finalizing and submitting asset acquisitions for consideration, including pricing, (vi) underwriting, including commercial due diligence, (vii) providing legal functions and managing regional and local legal departments, (viii) property management, including revenue enhancement, (ix) accounting, finance and tax, (x) human resources, (xi) developing and maintaining global systems and processes and (xii) managing and tracking key performance indicators (KPIs).

The table below sets forth our top geographic markets, based on a percentage of revenue for the year ended December 31, 2020 and annualized in-place rents as of December 31, 2020.

	Successor	Predecessor
Country	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Annualized In- Place Rents as of December 31, 2020 (in thousands)*	Percentage of Total Annualized In- Place Rents*
United States	$14,880	$1,775	$17,288	20%
United Kingdom	17,126	1,927	18,133	22%
Eurozone Countries	15,243	1,418	27,096	32%
Other	15,674	1,716	21,554	26%

Total	$62,923	$6,836	$84,071	100%

*

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

The table below presents our principal jurisdictions, calculated on a percentage of revenue generated for the years ended December 31, 2020 and 2019 (based on the billing addresses of the related in-place tenants).

	Successor	Predecessor
Country	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
United States	24%	26%	28%
United Kingdom	27%	28%	28%
Eurozone Countries	24%	21%	16%
Other	25%	25%	28%

Total	100%	100%	100%

Before entering into a new geographic market, we evaluate numerous factors, including the following: (i) political stability, (ii) the rule of law, including the ability to obtain judicial enforcement of our property rights and contract rights, (iii) the reliability, quality, and accessibility of local property registries, (iv) macro-economic fundamentals, including inflation and exchange rates, (v) the ability to raise reasonably priced debt to support local acquisitions, (vi) the total addressable market, (vii) taxes, including transfer and/or recordation taxes and indirect taxes such as VAT, (viii) regulatory issues, if any, (ix) the extent of competition in and the maturity of the wireless communications market, (x) consolidation risk among tower companies and wireless carriers, (xi) the potential for sale-leasebacks and/or lease-leasebacks between wireless carriers and tower companies, (xii) passive and active network sharing risk between wireless carriers, (xiii) the nature and creditworthiness of the local tower companies and/or wireless carriers, (xiv) our relationships with local tower companies and wireless carriers in the market based on our operations in other markets, and (xv) the overall cultural compatibility with the target jurisdiction in question.

Tenant Base

The counterparties to the Tenant Leases from which we derive our revenue are generally either large, investment grade MNOs or tower companies that have a national or international footprint. For the year ended December 31, 2020, our top 20 tenants comprised 82% of our revenue. As of December 31, 2020, our top 20 tenants represented 82% of our annualized in-place rents. Such investment grade tenants, which include AT&T Mobility, Verizon, Telefónica, Orange, Telstra and Vodafone in the wireless carrier industry and American

Tower and Crown Castle in the cellular tower industry, also constituted 80% of the revenue of our top 20 customers. For the year ended December 31, 2020, our top five tenants generated approximately 39% of our revenue, and, as of December 31, 2020, generated approximately 40% of our annualized in-place rents. In addition, for the year ended December 31, 2020, investment grade tenants comprised approximately 84% of total revenue. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Our property rights enable us to benefit from the high renewal rates experienced in the cellular industry. Based on the technical challenges and significant expense associated with the decommissioning and repositioning of an existing antennae within a carrier’s network, and the potential adverse effect on the carrier’s network quality and coverage, churn in the wireless industry has historically been low. Furthermore, zoning restrictions in many countries have typically significantly delayed, hindered or prevented the construction of new sites, thereby limiting the alternatives available to carriers. In addition, as carriers seek to expand network coverage, we expect that carriers will seek to deploy additional antennae through co-location on existing towers and rooftops, positioning us to benefit from additional revenue opportunities on many of the towers and other structures located on sites where we hold real property interests. We believe each of these attributes helps us achieve stable, consistent and predictable cash flow.

We monitor tenant credit quality on an ongoing basis by reviewing, where available, the publicly filed financial reports, press releases and other publicly available industry information regarding the parent entities of tenants.

Tenant Lease Terms

The Tenant Leases underlying our assets are typically structured with automatically renewable periodic terms. Tenant Leases, as originally entered into with the property owners and classified as operating leases, typically have initial stated terms of 5 years, with multiple 5-year renewal periods at the option of the tenant. As of December 31, 2020, the average remaining lease term of our Tenant Leases is approximately 9 years including renewal terms. Our Tenant Leases produce an average of approximately $975 per month in U.S. GAAP rental payments but can range above and below that significantly. In addition, substantially all of our Tenant Leases include built in rent escalators, which are typically structured as fixed amount increases, fixed percentage increases, CPI increases, or OMV increases and increase rent annually or on the renewal of the lease term. As of December 31, 2020, approximately 99% of our Tenant Leases had contractual rent escalators; approximately 69% (as a percentage of revenue for the year ended December 31, 2020) and 73% (as a percentage of annualized in-place rents as of December 31, 2020) of our Tenant Lease contractual rent escalators were either tied to a local CPI or subject to OMV, and the remainder were fixed escalators. The table below sets forth our contractual rent escalators as of December 31, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents.

Contractual Rent Escalator Type	Revenue for the year ended December 31, 2020 (in thousands)*	Percentage of Total Revenue*	Number of Tenant Leases Containing Escalator as of December 31, 2020	Annualized In-Place Rents as of December 31, 2020 (in thousands)**	Percentage of Total Annualized In- Place Rents**
Local CPI	$35,666	53%	4,383	$49,805	59%
OMV	6,289	9%	796	7,005	8%
Higher of local CPI and OMV	3,725	6%	378	4,299	5%
Choice of local CPI and OMV	399	1%	35	416	1%
Fixed	20,143	30%	1,433	21,749	26%
None	704	1%	164	797	1%

Total	$66,926	100%	7,189	$84,071	100%

*	Revenue reported for each component combines revenues earned in the Successor and Predecessor periods excludes revenue from “Other” Asset Types.

**

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Although Tenant Leases are typically structured as long-term leases with fixed rents and rent escalators, Tenants generally have the contractual right to terminate their leases upon 30 to 180 days’ notice. The table below summarizes the remaining lease terms of the Tenant Leases underlying our assets as of December 31, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents.

Lease Expiration*	Revenue for the year ended December 31, 2020 (in thousands)**	Percentage of Total Revenue**	Number of Leases as of December 31, 2020	Annualized In- Place Rents as of December 31, 2020 (in thousands)***	Percentage of Total Annualized In- Place Rents***
Less than or equal to 5 years	$31,644	47%	3,679	$36,855	44%
5 to 10 years	14,422	22%	1,591	21,162	25%
10 to 15 years	7,701	11%	710	8,836	11%
15 to 20 years	7,320	11%	674	10,143	12%
Over 20 years	5,839	9%	535	7,075	8%

Total	$66,926	100%	7,189	$84,071	100%

*	Assumes full exercise of remaining renewal terms.
**	Revenue reported for each component combines revenues earned in the Successor and Predecessor periods excludes revenue from “Other” Asset Types.
***

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

The table below sets forth the frequencies of rental payments under the Tenant Leases underlying our assets as of December 31, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents.

Payment Frequencies	Revenue for the year ended December 31, 2020 (in thousands)*	Percentage of Total Revenue*	Number of Leases as of December 31, 2020	Annualized In- Place Rents as of December 31, 2020 (in thousands)**	Percentage of Total Annualized In-Place Rents**
Annual	$26,766	40%	3,263	$32,479	39%
Bi-Annual	4,863	7%	524	6,481	8%
Quarterly	10,142	15%	1,258	16,754	20%
Monthly	25,155	38%	2,144	28,357	33%

Total	$66,926	100%	7,189	$84,071	100%

*	Revenue reported for each component combines revenues earned in the Successor and Predecessor periods excludes revenue from “Other” Asset Types.
**

For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”.

Our Acquisition Platform

We have developed experienced and proprietary techniques associated with (i) market targeting and evaluation, (ii) jurisdiction-specific structuring from legal, financial and tax perspectives, (iii) jurisdiction-specific documentation, (iv) asset identification, targeting and evaluation, (v) culturally appropriate marketing and acquisition techniques, (vi) jurisdiction-specific commercial and legal due diligence, (vii) relationships with more than 50 investment grade wireless carriers and tower companies world-wide, (viii) ongoing relationships with regional and local financial, legal and tax advisors who are familiar with our business, (ix) relationships with local notaries in civil law countries, and (x) jurisdiction-specific property management and human resources practices.

Our global real estate acquisition and property management platform consists of four phases: (1) lead generation and marketing, (2) investment origination, (3) underwriting and closing and (4) property management.

Lead Generation

We have developed a proprietary lead generation system, which we use across the jurisdictions in which we operate. This system is based on each jurisdiction’s local language and is used to identify asset prospects. Once an infrastructure location prospect has been identified, our global data management team leverages a variety of publicly available data and proprietary data and resources to obtain contact information for the property owner. Once the property owner’s address and contact information are verified, a “lead” is created in our proprietary customer relationship management database and made available to our local teams.

Investment Origination

The investment origination process begins with a material interaction between one of our acquisitions professionals and the property owner, at which point a lead becomes an investment “opportunity.” Depending on the jurisdiction in question, initial interactions are either telephonic or in person. In most cases our personnel will physically meet with the property owner one or more times prior to closing. During this process we will evaluate the transaction alternatives and the property owner’s interest level in transacting with us. Once we obtain a copy of the lease from the property owner, relevant data is entered into our proprietary asset evaluation system to generate an initial term sheet or option agreement. Terms then are negotiated with the property owner and, upon acceptance of a term sheet or option agreement, we proceed with further diligence.

Underwriting and Closing

After the proposal has been accepted by the property owner and a term sheet or option agreement has been executed, the investment opportunity moves to our underwriting and closing teams. The potential transaction enters a comprehensive due diligence process. Curative measures are taken to clear title on the real property interest during the underwriting and due diligence process.

In the underwriting stage, we review various transaction-related material, documents and other information for compliance with our underwriting criteria.

As a general matter, when acquiring real property interests, we will target infrastructure locations that are material to the operations of the existing tenants. The majority of our acquisitions include leases with investment grade tenants or tenants whose sub-tenants are investment grade companies. Additionally, we will focus on infrastructure locations with characteristics that are difficult to replicate in the respective market, and those with tenant assets that cannot be easily moved to alternative sites or replaced by new construction.

While we typically make a single upfront payment in exchange for the revenue stream, the underwriting process also provides for the option to structure our payments to the property owner over a period of time, typically paying over a 2- to 7-year period (as opposed to 100% upfront). As of December 31, 2020, the weighted average remaining contractual payment term for our liabilities to property owners was 3.6 years.

Once an opportunity is deemed to meet due diligence and underwriting standards, it proceeds to our submission committee, which is a management committee, for transaction approval. Pending approval, legal closing documents are prepared, executed and delivered.

Property Management

After funding, the tenant is notified of the transaction and a notarized payment re-direction letter is sent advising the tenant to redirect rental payments to us. The asset management phase includes collections, tenant payment conversion, tenant contact management, the negotiation of lease renewals, modifications, cancellations, reductions, document and consent requests, landlord and tenant complaints and new leasing of available tenant sites. The objective of the asset management function is to ensure that we efficiently receive and process our rental income while optimizing our ability to capitalize on opportunities for additional revenue opportunities.

Properties

As of March 31, 2021 and December 31, 2020, we had interests in 7,435 and 7,189 leases that generate rents for us, respectively. These leases related to properties that were situated on 5,627 and 5,427 different communications sites, respectively, throughout the United States and 18 other countries. Each of these “assets” is the right to receive the rent payable under the Tenant Lease entered into between the property owner or current lessor of the property and the owner of the wireless communication towers or antennae located on such site. These tower or antennae owners are typically either wireless carriers (mobile network operators, or “MNOs”) or tower companies. We acquire these interests primarily through individually negotiated transactions with the property owners.

See Item 1 – “Business—Our Assets” for further information pertaining to our properties.

Human Capital

As of May 24, 2021, we had 310 employees, including 303 full-time employees. The following table provides a breakdown of employees by geography as of December 31, 2020.

Country	December 2020
Australia	2
Belgium	3
Brazil	29
Canada	1
Chile	18
Colombia	11
France	21
Germany	1
Hungary	7
Ireland	4
Italy	4
Mexico	11
Netherlands	6
Portugal	7
Romania	2
Spain	20
Turkey	1
United Kingdom	79
United States	83

Total	310

At Radius, we recognize talent, respect hard work, and reward success. We are a dynamic team that provides an environment for people to thrive. We invest in the potential of all our employees because they are the true drivers of our growth and carry our ambitions in every part of the world. With a strong entrepreneurial culture, we embrace our core values: ambition, hard work, respect, togetherness, and a performance-minded approach.

Our human capital objectives include recruiting, retaining, engaging, and providing growth opportunities to our employees. Our talented and committed employees are the foundation of our success.

Employee Recruitment & Retention

We work diligently to attract talent across the world to build diverse teams that meet the current and future demands of our business. During the fourth quarter of 2020, our human resources team developed and implemented global recruiting and onboarding processes and provided Company-wide training to hiring managers and employees. The training focuses on strategic recruitment practices, including defining hiring standards, conducting successful interviews and providing orientation to new employees.

We leverage our unique culture, collaborative working environment, and hard-working teams to retain talent at the Company. We empower individuals to find new and better ways of doing things and the growth of our business has provided opportunities for top performers to advance their careers in exciting and unexpected directions. From global leaders to department management, teams are comprised of individuals who started as interns and grew with the Company. Additionally, there are individuals in key roles that changed their career paths within the Company to pursue new roles.

Employee Training and Development

We continue to provide employees internal and external training and development opportunities. There has been a specific effort on delivering human resources and sales training to managers. We leverage internal subject matter experts who have demonstrated success in their roles, to deliver a variety of training including sales, marketing and management.

We have begun to implement a global HRIS platform that includes a learning management system. It is an online portal that enables employees to access instructor-led classroom or virtual courses and self-directed web-based courses. The training provided will include required courses by position level, as well as optional courses for professional development. We are committed to identifying and developing the talents of our future leaders. We are developing a talent and succession planning process to support the development of our talent pipeline for critical roles in sales and operations.

On an annual basis, we conduct a companywide Global Performance Review process focusing on our high performing employees and the succession for our most critical roles.

Health, Safety and Well-being

The health and safety of our employees is our highest priority, and this is consistent with our operating philosophy.

Our safety focus is also evident in our response to the COVID-19 pandemic around the globe:

•	Created the COVID-19 Prevention Program (CPP);

•	Providing CPP Training to employees;

•	Adding work from home flexibility;

•	Adjusting attendance policies to encourage those who are sick to stay home;

•	Increasing cleaning protocols across all locations;

•	Initiating communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures;

•	Implementing temperature screening of employees upon return to office;

•	Establishing new physical distancing procedures for employees who need to be onsite;

•	Providing additional personal protective equipment and cleaning supplies;

•	Modifying workspaces as needed;

•	Implementing protocols to address actual and suspected COVID-19 cases and potential exposure;

•	Prohibiting all domestic and international non-essential travel for all employees; and

•	Requiring face coverings to be worn in all office locations.

Competitive Pay and Benefits

We have demonstrated a history of investing in our workforce by offering competitive salaries and wages. We have begun a market analysis and wage benchmarking project for all positions in the Company. Additionally, to foster a stronger sense of ownership and align the interests of partners with shareholders, equity incentive awards are granted to eligible employees.

Furthermore, we offer comprehensive, locally relevant and innovative benefits to all eligible employees. These include, among other benefits:

•	Comprehensive health insurance coverage is offered to all eligible employees in the U.S.;

•	In addition to statutory health insurance, private insurance offered in many countries;

•	Parental leaves are provided to all new parents for birth, adoption or foster placement; and

•	Revamped time off policies for both U.S. and international employees.

We view mental health as a fundamental part of our humanity and implemented a comprehensive suite of related programs and benefits. These include:

•	Employee Assistance Program (EAP)

•	One-on-one emotional support hotline

•	Mental health training and resources by country.

Outside of the U.S., we have provided other innovative benefits to help address market-specific needs, such as enhanced maternity pay and additional life insurance coverage to our United Kingdom employees.

Regulatory and Environmental Matters

Our international operations may be subject to limitations on foreign ownership of land in certain areas. Non-compliance with such regulations may lead to monetary penalties or deconstruction orders. Our international operations are also subject to various regulations and guidelines regarding employee relations and other occupational health and safety matters. As we expand our operations into additional international geographic areas, we will be subject to regulations in these jurisdictions.

In the United Kingdom, for example, we are subject to the revised Electronic Communications Code, which came into force on December 28, 2017 as part of the United Kingdom’s Digital Economy Act 2017. The Electronic Communications Code governs certain relationships between landowners and operators of electronic communications services, such as cellular towers. It gives operators certain rights to install, inspect and maintain electronic communications apparatus, including masts, cables and other equipment on land, even where the operator cannot agree with the landowner as to the terms of the rights. Among other measures, the Electronic Communications Code restricts the ability of landowners to charge premium prices for the use of their land by basing the consideration paid on the underlying value of the land, not the value attributable to the high public demand for communications services and provides authority to the courts to determine the rent if the parties are unable to come to agreement.

Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to the communications sites in which we have a real property interest and to the businesses and operations of our lessees, property owners and other surface owners or operators. International, Federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g., wetlands). Although we do not conduct any operations on our properties, the wireless carriers or tower companies on our communications sites may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, the site owners, lessees and other surface interest owners may have liability or responsibility under these laws that could have an indirect impact on our business. For those communications sites in which we hold real property interests that are not full fee simple ownership, our liability is typically limited to damages caused by our actions. However, in limited circumstances certain jurisdictions may seek to impose liability if all other owners are not available. With respect to the communications sites that we own in fee simple, we are subject to environmental liability in accordance with local law.

Competition

We face competition in the acquisition of our assets. Some of the competitors are larger than us and include public entities with greater access to capital and scale of operations than us. Our principal competitors include large independent tower companies such as American Tower, Crown Castle International and Cellnex Telecom, large MNO/wireless carriers and private and public acquirers of similar assets. In some jurisdictions, including Europe, the number of wireless towers and antennae owned by tower companies, as compared to wireless carriers, is growing quickly. These tower companies may be more likely to seek to own or control the land underlying their tower as that is their asset/service as compared to the wireless carriers who have traditionally allocated their capital to network development rather than acquisition of the underlying real property. These wireless tower companies are larger and may have greater financial resources than us.

Significant Trends

Consumer demand for data is the primary driver of the telecom infrastructure services that our tenants, predominantly mobile network operators and tower companies, provide. Consumer demand continues to grow due to increases in data consumption and the increased penetration of bandwidth-intensive devices. There is a need for enhanced network coverage and densification to meet speed and capacity demands. We believe that we are well positioned to benefit from this increase in consumer demand. The following trends are expected to continue to impact the industry:

Mobile Data Traffic Growth. The proliferation of mobile devices such as smartphones and tablets and the omnipresence of sophisticated, data-intensive mobile applications and services are expected to drive a strong demand for mobile bandwidth supporting an explosive growth of data usage. The Ericsson Mobility Report, published in November 2019 by Telefonaktiebolaget LM Ericsson (the “Ericsson Mobility Report 2019”), estimated that around 95% of all mobile subscriptions will be for mobile broadband by the end of 2024. This demand is expected to drive major wireless carriers to continue to upgrade and enhance their networks in an effort to improve network quality and capacity. Additionally, global mobile data traffic is predicted to grow by 27% annually between 2020 and 2025, according to the Ericsson Mobility Report 2019. With users demanding faster communication speeds and higher bandwidth, and MNOs looking to compete on network quality, we expect our tenants to continue to enjoy strong demand for their services.

Adoption of Higher Capacity Communication Standards. As data usage continues to rapidly increase, consumer demand is expected to continue to drive the transition from 2G and 3G networks to 4G/LTE and 5G networks globally. Forecasts published in the Ericsson Mobility Report 2019 predict there to be 1.9 billion 5G subscriptions globally for enhanced mobile broadband by the end of 2024, with 63% of all North American mobile subscriptions expected to be for 5G in 2024. The continued adoption of bandwidth-intensive applications is expected to result in a growing demand for high-capacity, multi-location, fiber-based network solutions.

New Technologies and Services. Next generation technologies and new uses for wireless communications are expected to result in new entrants or increased demand in the wireless industry, which may include companies involved in the continued evolution and deployment of machine-to-machine applications (“M2M”), such as connected cars, smart cities and virtual reality. As one example of M2M connections, the proliferation of self-driving cars is expected to significantly accelerate in the near future. The commercial application of partially and fully autonomous vehicles will require the deployment of sophisticated and dense mobile networks, with high connection speeds, reliability and low latency. This and other increases in new technologies and services will require further development of new infrastructures to meet territorial and population coverage requirements.

Consolidation Among Wireless Carriers. The U.S. wireless carrier industry has experienced, and may continue to experience, significant consolidation, such as the recent merger between Sprint and T-Mobile, resulting in the decommissioning of certain existing communications sites, due to overlap of the networks or the rationalization of technology. Internationally, wireless carriers are increasingly entering into active and passive network sharing agreements or roaming or resale arrangements, which could also result in decommissioning of certain existing communications sites due to network overlap or redundancy. To the extent that a wireless carrier does not need a redundant communication site, it may seek to early terminate or not renew its lease. Consolidation can also potentially reduce the diversity of tenants and give tenants greater leverage over their landlords, such as us, due to overlapping coverage, ability to increase co-location on nearby existing sites and through aggressive lease negotiations on multiple sites.

Legal Proceedings

We periodically become involved in various claims and lawsuits that are incidental to our business. In the opinion of management, after consultation with counsel, there are no matters currently pending that would, in the event of an adverse outcome, have a material impact on our consolidated financial position, results of operations or liquidity.

MANAGEMENT

Executive Officers and Directors

The following table details certain basic information on our directors and executive officers and the composition of the Board and its standing committees:

Name	Age	Position(s)
Executive Officers and Employee Director
William H. Berkman	56	Co-Chairman, Chief Executive Officer
Scott G. Bruce	59	President
Richard I. Goldstein	60	Chief Operating Officer
Glenn J. Breisinger	60	Chief Financial Officer and Treasurer
Jay L. Birnbaum	59	General Counsel

Non-Employee Directors
Michael D. Fascitelli(2)	64	Co-Chairman of our Board of Directors
Noam Gottesman(3)	60	Director
William D. Rahm(2)	42	Director
Paul A. Gould(2)(3)	75	Director
Antoinette Cook Bush(1)	64	Director
Thomas C. King(1)	60	Director
Nick S. Advani(2)(3)	43	Director
Ashley Leeds(1)(3)	62	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

William H. Berkman has been our Co-Chairman and Chief Executive Officer since February 2020. Mr. Berkman is an entrepreneur and investor in the communications, media, technology and energy industries. Mr. Berkman previously served as the Co-Managing Partner at Associated Partners, L.P. and its predecessor partnership, Liberty Associated Partners, LP, both investment partnerships with Liberty Media Corporation that owned controlling interests in wireless communications infrastructure companies AP Wireless Infrastructure Partners, LLC and AP Towers, LLC. Mr. Berkman has co-founded multiple other telecommunications companies, such as Current Group, Teligent, Inc. and Nextel Mexico. Mr. Berkman previously served as a member of the board of directors for public companies IAC/InterActiveCorp, Liberty Satellite & Technology, Inc. and Teligent, Inc. Mr. Berkman previously served as an independent director of Empire State Realty Trust, Inc., a publicly traded NYSE listed company. He also serves as a member of the board of directors for The Partnership for New York City and the Partnership’s Fund for New York City. Mr. Berkman holds multiple patents for smart electric grid and communications systems. He has an A.B. from Harvard University, and in 1997, his family established the Berkman Center for Internet & Society at Harvard Law School. Mr. Berkman is a member of the 2009 class of Henry Crown Fellows at the Aspen Institute. Mr. Berkman’s role as our CEO, his experience with the APW Group, for the ten years preceding the APW Acquisition, his experience in the real estate and telecommunications industries generally and serving on public and private boards qualifies him to serve on our Board of Directors.

Scott G. Bruce has been our President since February 2020. Mr. Bruce previously served as Managing Director of Associated Partners, L.P., a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006. He also serves as the President of our subsidiary AP WIP Investments. Mr. Bruce serves as an independent director of Uniti Group, Inc., a publicly traded Nasdaq-listed company. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly traded predecessor company to Associated Group, from 1992 to 1994. Prior to joining Associated Partners, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce’s responsibilities at Associated Partners, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law. Mr. Bruce’s operational, management and investment expertise has been gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries.

Richard I. Goldstein has been our Chief Operating Officer since February 2020. Mr. Goldstein previously served as Managing Director of Associated Partners, L.P., a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006. He also serves as the Chief Operating Officer of our subsidiary AP WIP Investments. Mr. Goldstein currently also serves as lead director of Franklin Square Energy Partners, a position he has held since March 2015. Mr. Goldstein also serves as a member of the board of directors of FS KKR Capital Corp. and FS KKR II Capital Corp. Prior to joining Associated Partners, Mr. Goldstein was vice president of Associated Group, Inc., or AGI, publicly traded owner and operator of communications-related businesses and assets. While at AGI, he was responsible for operating AGI’s cellular telephone operations. Mr. Goldstein has served as a director of Ubicquia since 2017. Mr. Goldstein served as a director of Intellon Corporation prior to its acquisition by Atheros Communications, Inc. Mr. Goldstein received a B.S. in Business and Economics from Carnegie Mellon University and received training at the Massachusetts Institute of Technology in Management Information Systems. Mr. Goldstein has extensive experience as a senior executive and in negotiating investment transactions in a variety of industries, including in the energy industry.

Glenn J. Breisinger has been our Chief Financial Officer and Treasurer since February 2020. Mr. Breisinger previously served as the Chief Financial Officer of Associated Partners, L.P., a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006, as well as the Chief Financial Officer of Liberty Associated Partners, LP since 2000. He also serves as the Chief Financial Officer of our subsidiary AP WIP Investments. He formerly served as the Chief Financial Officer of ChemImage Corporation, as well as a member of the Board of Directors of PEG Bandwidth, LLC. Mr. Breisinger was the Assistant Secretary and Assistant Treasurer of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000. Mr. Breisinger served as Chief Financial Officer of domestic cellular telephone operations for Associated Communications Corporation from 1993 to 1994. From 1982 to 1993, Mr. Breisinger was employed by Ernst & Young, most recently as a Senior Manager where he was responsible for the coordination of professional services in the areas of assurance, accounting, federal and state income tax services, and management consulting. Mr. Breisinger is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration from Duquesne University.

Jay L. Birnbaum has been our Senior Vice President, General Counsel and Secretary since February 2020. Mr. Birnbaum previously served as General Counsel of the portfolio companies of Associated Partners, L.P., a private investment partnership focusing on creating, operating and investing in wireless communications companies, since 2011. In 2011 Mr. Birnbaum started his own legal practice, EMG Legal Services, providing outside general counsel services for telecommunications, green energy, and technology companies as well as private equity investors. This included serving as the general counsel for the APW Group as well as other portfolio companies of Associated Partners, PEG Bandwidth, LLC and AP Towers, LLC. Mr. Birnbaum became an employee of AP Service Co., an affiliate of Associated Partners, in 2014 and continued to serve as general counsel of these companies. Previously, Mr. Birnbaum was the Senior Vice President and General Counsel of

Current Group, LLC, a portfolio company of Associated Partners and a developer of broadband over power line and electric distribution smart grid technologies. Prior to that Mr. Birnbaum spent nearly 15 years in private law practice in Washington, DC specializing in telecommunications, first as an associate at what is now Arent Fox LLP and then at Skadden, Arps, Slate Meagher & Flom LLP, where he became a partner and co-head of that firm’s communications practice focused on domestic and international transactional, regulatory and legislative matters involving the telecommunications industry.

Non-Employee Directors

Michael D. Fascitelli. Mr. Fascitelli has over 30 years’ experience of investing in real estate and is the co-founder and managing partner of Imperial Companies LLC, a real estate investment, development and management company focused on investing in premium office, urban retail, residential and mixed-use real estate located primarily in New York City and other select U.S. gateway cities, which he co-founded in 2014. Mr. Fascitelli joined Goldman, Sachs & Co. in the Real Estate department in 1985, becoming a partner and head of Goldman Sachs’ real estate banking business in 1992. He co-founded Goldman Sachs’ first Real Estate Opportunity Fund, Whitehall Real Estate Fund, in 1991 and served on its investment committee. In December 1996, he became president of Vornado Realty Trust, a publicly traded REIT and one of the largest owners and managers of real estate in the United States, and was its chief executive officer from 2009 until April 2013. During his 16-year tenure, Vornado achieved total returns of 4.2x the S&P 500 and 1.8x the NAREIT index, an increase in enterprise value from $1.2 billion to over $29 billion (a compound annual growth rate of 21%), executed in excess of 150 separate transactions, including a variety of operating businesses and iconic real estate, primarily in New York City, and successfully established Vornado Capital Partners Fund I in 2010 worth $800 million. At the time Mr. Fascitelli left Vornado, it had a market cap of approximately $15 billion. Mr. Fascitelli has been a member of the board of trustees of Vornado Realty Trust since December 1996. Mr. Fascitelli is a trustee and director of the Urban Land Institute, chairperson of the board and an independent director of Invitation Homes (formerly Starwood Waypoint Homes), is past chairman of the Zell/Lurie Real Estate Center at Wharton and still serves on its executive committee, and was an independent director of Sculptor Capital Management (formerly Och-Ziff Capital Management) from June 2018 through September 2020. He also serves as chair of the investment committee, senior advisor and board member of Quadro Partners Inc. (formerly Realcadre) and is on the board of the Child Mind Institute and The Rockefeller University Board of Trustees. Mr. Fascitelli’s extensive experience investing in real estate and leading public companies qualifies him to serve on our Board of Directors. Mr. Fascitelli joined the Board in November 2017.

Noam Gottesman. Mr. Gottesman is the founder and Managing Partner of TOMS Capital LLC, a single-family office that manages the commercial and private interests of its family clients, which he founded in 2012. Mr. Gottesman was the co-founder of GLG Partners Inc. and its predecessor entities where he served in various chief executive capacities until January 2012. Mr. Gottesman served as GLG’s chief executive officer from September 2000 until September 2005, and then as its co-chief executive officer from September 2005 until January 2012. Mr. Gottesman was also chairman of the board of GLG following its merger with Freedom Acquisition Holdings Inc. and prior to its acquisition by Man Group plc. Mr. Gottesman co-founded GLG as a division of Lehman Brothers International (Europe) in 1995 where he was a Managing Director. Prior to 1995, Mr. Gottesman was an executive director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman was a co-founder and non-executive director of Nomad Holdings Limited, an acquisition vehicle that completed its $500 million initial public offering and listing on the London Stock Exchange in April 2014. In 2015 it acquired Iglo Foods Holdings Limited in the UK and Ireland, Findus in Italy and Iglo in Germany and continental Europe for approximately $2.6 billion and Findus Sverige AB for approximately £500 million and changed its name to Nomad Foods Limited. It relisted on the New York Stock Exchange in 2016 and Mr. Gottesman continues to serve as co-chairman of Nomad Foods Limited’s board of directors. Mr. Gottesman is also co-chief executive officer and a member of the board of directors of GO Acquisition Corp. Mr. Gottesman’s experience in investment banking, finance and mergers and acquisitions, as well as his experience as a chief executive and leading public companies, qualifies him to serve on our Board of Directors. Mr. Gottesman joined the Board in November 2017.

William D. Rahm. Mr. Rahm is a Partner and Senior Managing Director at Centerbridge, leading the firm’s global real estate investing activities, and serving as a member of the firm’s Management Committee and Investment Committees. Prior to joining Centerbridge in 2006, Mr. Rahm was a part of Blackstone’s Real Estate Private Equity Group, where he completed investments in lodging businesses and real assets. He serves on the boards of directors of Great Wolf Resorts, Inc., Merit Hill Capital, and Brixmor Property Group, Inc., and served on the board of directors of Extended Stay America, Inc. from November 2013 to May 2017. Mr. Rahm is also the Chair of the Board of Trustees of East Harlem Tutorial Program and East Harlem Scholars Academies. He graduated from Yale College and received his M.B.A. and J.D. from Harvard University. Mr. Rahm’s experience in the real estate industry, public and private company investments generally, and serving on public and private boards qualifies to serve on our Board of Directors. Mr. Rahm joined the Board in February 2020.

Paul A. Gould. Mr. Gould has over 40 years of experience in the investment banking industry. Mr. Gould has been a Managing Director of Allen & Company, LLC since 1973 and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, Mr. Gould has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972 and in 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices. Mr. Gould serves on the boards of Liberty Global plc, Discovery Inc. and Liberty Latin America Ltd, and was previously a director at Ampco-Pittsburgh Corporation. Mr. Gould also serves on the board of trustees for Cornell University and the Wildlife Conservation Society and is an Overseer for the Weill Cornell Medical College. Mr. Gould attended Cornell University and holds a bachelor’s degree from Fairleigh Dickinson University. Mr. Gould’s experience in investment banking, mergers and acquisitions and corporate finance qualifies him to serve on our Board of Directors. Mr. Gould joined the Board in February 2020.

Antoinette Cook Bush. Ms. Bush is the Executive Vice President and Global Head of Government Affairs for News Corp. Ms. Bush is responsible for leading the company’s government relations efforts in the United States, the United Kingdom and Australia. Ms. Bush joined News Corp from Skadden, Arps, Slate, Meagher & Flom LLP, where, over her nearly 20-year tenure, she rose to become the Partner in charge of its Communications Group. She represented global media/entertainment and telecom entities in regulatory, legislative and transactional matters. Ms. Bush also served as Executive Vice President of Northpoint Technology Ltd. from 2001 to 2003, where she led legal and regulatory strategies. Previously, Ms. Bush served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Commerce, Science and Transportation Committee, which has oversight for the FCC. Ms. Bush worked on numerous bills, including the landmark Cable Act of 1992. Ms. Bush chairs the board of directors of The HistoryMakers and the News Media Alliance and serves on the boards of Ares Management Corporation, My Brother’s Keeper Alliance and The Economic Club of Washington, D.C. Ms. Bush holds a J.D. from Northwestern University Law School and a B.A. from Wellesley College. Ms. Bush’s experience in the telecom industry, government relations and in regulatory and telecom matters qualifies her to serve on our Board of Directors. Ms. Bush joined the Board in February 2020.

Thomas C. King. Mr. King is an Operating Partner of Atlas Merchant Capital. He has more than 30 years of experience in the investment banking and financial services industry. Most recently, Mr. King served as Chief Executive Officer of Investment Banking at Barclays and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays plc businesses. Mr. King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citi, he held several senior roles, including Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA (Europe, Middle East and Africa) Region and Head of Corporate and Investment Banking for the EMEA region. In 2009, Mr. King moved to Barclays as the Head of European Investment Banking and Co-Head of Global Corporate Finance. He was later promoted to Global Head of Investment Banking and then to CEO of the Investment Bank. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College. He currently serves on various public and private boards, including the boards of directors of Clear Channel Outdoor Holdings, Inc. and Concord Acquisition Corp., and a number of not-for-profit boards including the King School in Stamford, Connecticut. Mr. King’s experience in investment banking, mergers and acquisitions and corporate finance, as well as his experience serving on public and private boards, qualifies him to serve on our Board of Directors. Mr. King joined the Board in February 2020.

Nick S. Advani. Mr. Advani has over 20 years’ experience investing in public and private companies. He recently retired from Goldman, Sachs & Co. as a Partner Managing Director where he led the European arm of Goldman Sachs Investment Partners, a multi-strategy hedge fund investing on behalf of the firm and its clients. Previously, Mr. Advani worked in Goldman Sachs’ Principal Strategies group in New York where he led various public and private investments in the telecommunications sector. Mr. Advani started his career in the Mergers & Acquisitions department of Goldman Sachs in New York. He currently serves on the board of Shared Access LLC and has previously served on the boards of Mobileye Inc. and Wireless Capital Partners LLC where Goldman Sachs was the lead investor. He has an A.B. in Economics and Comparative Literature from Brown University. Mr. Advani’s experience in the real estate and telecommunications industries and in mergers and acquisitions, as well as public and private company investments generally, qualifies him to serve on our Board of Directors. Mr. Advani joined the Board in February 2020.

Ashley Leeds. Ms. Leeds is an experienced financial professional with a successful track record of investing in and advising dynamic growth companies. Her focus has been on companies operating at the nexus of the technology, media, communications and consumer products industries. Currently, Ms. Leeds is CEO of JED Group LLC, an omnichannel, luxury apparel and accessories brand. Ms. Leeds commenced her career as an investment banker at Lehman Brothers where she advised companies in the broadcast, cable and wireless telecommunications sectors. In 1995, Ms. Leeds became a Founding Partner at Baker Capital, a communications and media focused private equity and venture capital firm. In 2007, she established RIME Communications Capital, an investment firm focused on early stage investing in technology-driven products and services businesses. While at these investment firms, Ms. Leeds was responsible for sourcing, structuring and monitoring portfolio investments and was a director on several public and private company boards. Ms. Leeds is a Trustee of the Public Theater in New York City. She has served on the Harvard College Fund Executive Committee and has participated on several Harvard University advisory committees. Ms. Leeds also was a Trustee of Grace Church School and a Trust Advisor to Stanford’s Graduate School of Business. Ms. Leeds received an MBA from Stanford and earned her AB degree from Harvard College. Ms. Leeds’s experience in the investment banking and the technology and communications industries qualifies her to serve on our Board of Directors. Ms. Leeds joined the Board in November 2020.

Composition of the Board

The Board currently consists of nine directors. Our Certificate of Incorporation provides, that so long as the Founder Entities (as defined in the Certificate of Incorporation), their affiliates and their permitted transferees under the Shareholders Agreement (as defined in the Certificate of Incorporation) in the aggregate hold 20% or more of the issued and outstanding Founder Preferred Stock (as defined in the Certificate of Incorporation), the holders of such shares will, acting together, have the right to appoint four of the nine directors on the Board (such directors, the “Founder Directors”), two appointed by William H. Berkman and BF Investments and two appointed by Digital Landscape Partners Holding LLC. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman and William D. Rahm. Messrs. Berkman and Rahm are designees of the AG Group, and Messrs. Fascitelli and Gottesman are designees of Digital Landscape Partners Holding LLC.

In addition, so long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Governance Committee, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other directors selected by them. Pursuant to the Shareholders Agreement, BF Investments, in its capacity as agent, proxy and attorney-in-fact for the AG Group (the “AG Investors’ Representative”), also has the ability to select a majority of the members of the Nominating and Corporate Governance Committee. Further, so long as the Founder Preferred Stock remains outstanding, we will not be permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Founder Preferred Stock.

In addition, pursuant to the Centerbridge Subscription Agreement, so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one director to our Board, subject to such person’s reasonable approval by the Company. William D. Rahm currently acts as the director nominee of the Centerbridge Entities on the Board.

For more information, see “Certain Relationships and Related Party Transactions—Shareholders Agreement” and “Certain Relationships and Related Party Transactions—Centerbridge Agreements—Centerbridge Subscription Agreement”.

Independence of the Board

The composition of the Board and its committees is subject to the independence standards set forth under Nasdaq corporate governance listing standards applicable to domestic U.S. issuers (the “Nasdaq Governance Standards”), as well as the Code of Conduct (as defined below) that has been adopted by the Board. The Nasdaq independence definition includes a series of objective tests, including that a director is not, and has not been for at least three years, one of our employees and that neither a director nor any of his or her family members has engaged in various types of business dealings with us. The Board has determined that each of the independent directors is independent under these bright line tests. In addition, as required by the Nasdaq Governance Standards, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on information provided by each director concerning his or her background, employment and affiliations, we believe that all of the directors other than Mr. Berkman are “independent” directors for the purposes of the Nasdaq Governance Standards required of U.S. domestic issuers. Mr. Berkman, who serves as our Chief Executive Officer, is an executive director and is therefore not considered to be independent.

Board Leadership Structure

Michael D. Fascitelli and William H. Berkman currently serve as Co-Chairmen of the Board. Mr. Berkman also serves as our Chief Executive Officer. The Board believes that having two Co-Chairmen of the Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. The Board also has concluded that our current board leadership structure is appropriate at this time. However, our bylaws and Corporate Governance Guidelines provide the Board with flexibility to designate only one Chairman of the Board or to combine or separate the positions of Chairman and Chief Executive Officer and to appoint a lead director in accordance with its determination that utilizing one or the other structure would be in our best interests. The Board will continue to review periodically our leadership structure and may make such changes in the future as it deems appropriate.

Board Committees

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each standing committee has a written charter that the Board believes meets the requirements of the Nasdaq Governance Standards. Copies of the written charters of each of our three standing committees are available on our website. If the need should arise, the Board may set up additional committees as appropriate.

So long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Governance Committee, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other directors selected by them. See “—Composition of the Board” above.

Audit Committee

The purpose of the Audit Committee is to have and exercise the power and authority of the Board relating to (i) our financial statements and financial reporting process, (ii) the independence and qualifications of our independent auditors, (iii) our systems of internal accounting and financial controls and (iv) our legal compliance and ethics programs, as established by management and the Board.

The Audit Committee is responsible for, among other things:

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company (including resolution of any disagreements between management and the independent auditors);

•	the review and approval of all audit engagement fees and terms, as well as non-audit engagements, with our independent auditors;

•	overseeing our internal audit function; and

•	compliance with legal and regulatory requirements and internal compliance.

In addition, the Audit Committee has the exclusive power (except where such power is expressly delegated to another committee) to review and approve Related Party Transactions (as defined under Item 404 of Regulation S-K under the Securities Act).

The Audit Committee is currently comprised of three members: Thomas C. King, Antoinette Cook Bush and Ashley Leeds. The Audit Committee is chaired by Thomas C. King, whom the Board has determined is an audit committee financial expert in accordance with the Sarbanes-Oxley Act. The Board has reviewed the background, experience and independence of the Audit Committee members. Based on this review, the Board has determined that each member meets the independence and other requirements of the Nasdaq Governance Standards.

Compensation Committee

The purpose of the Compensation Committee is to have and exercise the power and authority of the Board relating to the design and implementation of our executive compensation program and plans, the compensation of our executive officers and directors and the review of our executive succession plan.

The Compensation Committee is responsible for, among other things:

•	assisting the Board in evaluating potential candidates for executive positions;

•

making recommendations to the independent directors with respect to the compensation of the Chief Executive Officer and determining the compensation of all other executive officers (in making compensation decisions for executive officers other than our Chief Executive Officer, the Compensation Committee meets with and discusses those decisions with our Chief Executive Officer);

•	reviewing our incentive compensation and other equity-based compensation plans and making recommendations to the Board with respect thereto; and

•	reviewing, on a periodic basis, director compensation and making recommendations to the Board with respect to such compensation.

The Compensation Committee is currently comprised of four members: Michael D. Fascitelli, William D. Rahm, Nick Advani and Paul A. Gould. The Compensation Committee is chaired by Michael D. Fascitelli. The Board has reviewed the background, experience and independence of the Compensation Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

To assist in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. The Compensation Committee engaged FPL Associates L.P. (“FPL”), a national compensation consulting firm, to serve as an independent consultant to the Compensation Committee during 2020. During 2020, FPL provided advice to the compensation committee on matters related to, among other things:

•

compensation of our officers and employees, including providing the compensation committee with data and analysis to support compensation decisions made prior to and after the APW Acquisition (as defined below);

•	the implementation of, and recommended equity grants under, our equity incentive plan, the Equity Plan; and

•	the design of our director compensation program.

The Compensation Committee has determined that FPL is independent pursuant to our Compensation Committee charter. The Compensation Committee has sole authority to select, retain or terminate its executive compensation consultants and to approve their fees and other retention terms.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to have and exercise the power and authority of the Board relating to the (i) identification of qualified individuals to be elected or appointed to the Board (other than the Founder Directors), consistent with criteria approved by the Board, (ii) selection of nominees for election or appointment to the Board (other than the Founder Directors), (iii) development of a set of corporate governance principles applicable to the Company and (iv) process for the evaluation of the Board.

The Nominating and Corporate Governance Committee is responsible for, among other things (subject to the rights of the holders of Founder Preferred Stock as described “Management—Composition of the Board”):

•	identifying qualified individuals and selecting nominees for election or appointments to the Board;

•	recommending to the independent directors to serve as members of each Board committee;

•	developing and recommending a set of corporate governance principles applicable to the Company and overseeing the process for evaluation of the Board; and

•	keeping the structure, size and composition of the Board under regular review, and making recommendations to the Board with regard to any changes necessary.

Pursuant to the Shareholders Agreement, the AG Investors’ Representative, which is an affiliate of William H. Berkman, has the ability to select a majority of the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions—Shareholders Agreement—Founder Directors”.

The Nominating and Corporate Governance Committee is currently comprised of four members: Paul A. Gould, Noam Gottesman, Nick Advani and Ashley Leeds. The Nominating and Corporate Governance Committee is chaired by Paul A. Gould. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

Code of Conduct and Governance Guidelines

We are firmly committed to high standards of corporate governance and maintaining a sound framework through which our strategy and objectives are set and the means of attaining these objectives and monitoring performance are determined.

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our and our subsidiaries’ employees, officers and directors. The Code of Conduct addresses, among other things, compliance with law, rules and regulations, conflicts of interest, corporate opportunity requirements, competition and fair dealing, anti-discrimination and harassment, financial controls and reporting, confidentiality, proper use of company assets and the process for reporting violations of the Code of Conduct or any other company policy or any illegal or unethical behavior. The Code of Conduct is available on our website. The Audit Committee is responsible for overseeing the Code of Conduct and may be required to approve any waivers of the Code of Conduct for employees, officers or directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website or in filings under the Exchange Act as required by applicable law or regulation.

In addition, the Board adopted Corporate Governance Guidelines (the “Governance Guidelines”), which it believes reflects the Board’s commitment to monitor and oversee the effectiveness of policy- and decision- making both at the Board and at the senior management level. The Governance Guidelines address, among other things, director independence, director retirement and tenure, director resignation, Board duties and responsibilities, frequency and confidentiality of Board meetings, director communication, director access to management, employees and outside counsel and auditors, director and Board performance evaluation and conflicts of interest. The Governance Guidelines are available on our website.

Limitation on Liability and Indemnification Matters

The Certificate of Incorporation and Bylaws provide for certain limitations on liability and indemnification for our directors and officers to the fullest extent permitted by the DGCL. The effect of such provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. In addition, we have entered into indemnity agreements with our Directors and officers. See “Certain Relationships and Related Party Transactions—Indemnity Agreements”.

Non-Employee Director Compensation

On August 20, 2020 the Board approved the non-employee director compensation policy, effective February 10, 2020, pursuant to which each of the independent directors is eligible to receive annual director fee compensation with a total value of $150,000 (prorated for any partial year of service) with up to 50% of such compensation value in cash and at least 50% in the form of restricted stock. Pursuant to this policy, Messrs. Advani, Gould and King and Mses. Bush and Leeds elected to receive all of such annual fee in the form of restricted Class A Common Stock, the number of such shares was based on the closing price of the Class A Common Stock on the grant date. These restricted shares vested (i.e., the restriction lapsed) upon each such director’s completion of the applicable year of service on the Board on February 10, 2021. The other half of such annual fee is paid in cash in quarterly arrears; provided that each such director may elect at the beginning of each year of service (or at the beginning of such Director’s term) to receive some or all of the cash component of his or her annual director fee in the form of additional restricted shares of Class A Common Stock subject to the same valuation and vesting criteria as the other restricted shares of Class A Common Stock granted to such director for such year of service. The Board also approved the following annual fees, to be paid in quarterly arrears, for service on committees of the Board (also prorated for any partial year of service): $25,000 for the chair of the Audit Committee and $12,500 for other members of the Audit Committee; $20,000 for the chair of the Compensation Committee and $10,000 for other members of the Compensation Committee; and $15,000 for the Chair of the Nominating and Corporate Governance Committee and $7,500 for other members of the Nominating and Corporate Governance Committee. Messrs. Fascitelli and Gottesman elected not to receive the annual director fee compensation in respect of their services on the Board for 2020. Mr. Rahm elected not to receive compensation in respect of his service on the Board so long as any of the Centerbridge Entities are investors in the Company.

Non-Employee Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees earned for fiscal year 2020 or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael D. Fascitelli	17,802	0	0	0	0	0	17,802
Noam Gottesman	6,676	0	0	0	0	0	6,676
William D. Rahm	0	0	0	0	0	0	0
Paul A. Gould	22,253	150,000	0	0	0	0	172,253
Antoinette Cook Bush	11,126	150,000	0	0	0	0	161,126
Thomas C. King	22,253	150,000	0	0	0	0	172,253
Nick S. Advani	17,496	150,000	0	0	0	0	167,496
Ashley Leeds	2,722	36,575	0	0	0	0	39,297

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers (“NEOs”) who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Prior to the completion of the APW Acquisition on the Acquisition Closing Date, we did not have any executive officers. In 2020, our NEOs and their positions were as follows:

•	William H. Berkman, our Co-Chairman and Chief Executive Officer;

•	Scott G. Bruce, our President; and

•	Richard I. Goldstein, our Chief Operating Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2020 and 2019:

Name and principal position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation	All Other Compensation(4)	Total ($)
William H. Berkman	2020	$476,136	$562,500	$19,158,118	$0	$0	$0	$60,247	$20,257,001
Co-Chairman and Chief Executive Officer	2019	$61,037	$0	$0	$0	$0	$0	$8,400	$69,437
Scott G. Bruce	2020	$730,980	$337,500	$8,291,113	$0	$0	$0	$33,875	$9,393,468
President	2019	$550,000	$375,000	$0	$0	$0	$0	$8,400	$933,400
Richard I. Goldstein	2020	$732,277	$337,500	$8,291,113	$0	$0	$0	$42,619	$9,403,509
Chief Operating Officer	2019	$550,000	$375,000	$0	$0	$0	$0	$8,400	$933,400

(1)	Amounts in this column for 2019 represent base salary earned by each NEO and paid by Associated Group Management, LLC, the former managing entity of the APW Group.
(2)	Amounts in this column for 2019 represent discretionary bonus payments made by Associated Group Management.
(3)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of time-based awards and performance-based restricted stock units, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the year ended December 31, 2020. The amounts disclosed in this column for 2020 consist of a combination of (i) Series A LTIP Units (as defined the Equity Plan) that vest over three years following grant (“Three-Year Time-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, (ii) Series A LTIP Units that vest over five years following grant (“Five-Year Time-Vesting Series A LTIP Units” and, together with the Three-Year Time-Vesting Series A LTIP Units, the “Time-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, (iii) Series A LTIP Units that vest based on the attainment of certain share price hurdles over three and seven years (“Performance-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, and (iv) Series B LTIP Units (as defined in the Equity Plan) that vest based on the attainment of certain share price hurdles over nine years (“Performance-Vesting Series B LTIP Units”) along with an equal number of Series B Founder Preferred Stock. For a discussion of the LTIP and the long-term incentive awards granted to our named executive officers in 2020, see “—Executive Compensation Arrangements with our NEOs—Employment Agreements—Equity Incentive

Compensation”. The following table sets forth the Initial Awards granted to each NEO on February 10, 2020 pursuant to the Employment Agreements.

Name	Award Type	2020 LTIP Award
William H. Berkman	Five-Year Time-Vesting Series A LTIP Units	$5,765,901
	Performance-Vesting Series A LTIP Units	$5,765,893
	Performance-Vesting Series B LTIP Units	$7,626,324

Scott G. Bruce	Three-Year Time-Vesting Series A LTIP Units	$915,200
	Five-Year Time-Vesting Series A LTIP Units	$3,456,586
	Performance-Vesting Series A LTIP Units	$3,456,577
	Performance-Vesting Series B LTIP Units	$462,750

Richard I. Goldstein	Three-Year Time-Vesting Series A LTIP Units	$915,200
	Five-Year Time-Vesting Series A LTIP Units	$3,456,586
	Performance-Vesting Series A LTIP Units	$3,456,577
	Performance-Vesting Series B LTIP Units	$462,750
(4)

Amounts in this column for 2020 include: (i) Company matching contributions to the 401(k) plan, and (ii) life, medical, dental, vision, long and short term disability, and life insurance premiums and health savings account contributions paid by the Company. Amounts in this column for 2019 represent matching contributions made by Associated Group Management under the Associated Group Fund Management 401(k) Plan, which was Associated Group Management’s tax-qualified defined contribution plan.

Executive Compensation Arrangements with our NEOs

The following is a summary of the material compensatory arrangements between the Company and our NEOs.

Employment Agreements

Each of our NEOs is subject to an employment agreement (each, an “Employment Agreement”) with the Company and APW OpCo, which became effective February 10, 2020. The base salary of our NEOs is subject to annual review and increase (but not decrease), as determined by the Board (or a duly authorized committee thereof). Each NEO is also eligible to receive an annual bonus based on a target percentage of base salary set by the Board (or a duly authorized committee thereof), subject to the achievement of financial and other performance targets determined by the Compensation Committee.

The following table sets forth the base salary and bonus target percentages for the fiscal year ending December 31, 2020 for our NEOs:

Name	Year	Salary	Bonus Target Percentage(1)
William H. Berkman	2020	$500,000	75.0%
Scott G. Bruce	2020	$700,000	32.5%
Richard I. Goldstein	2020	$700,000	32.5%

(1)

For the fiscal year ending December 31, 2020, each NEO is entitled to receive an annual bonus that is guaranteed at no less than target, subject to such NEO’s continued employment through the end of such fiscal year.

Equity Incentive Compensation

Pursuant to the Employment Agreements, we granted each NEO an initial award (each, an “Initial Award”) of Tandem Shares subject to the terms and conditions of the applicable award agreement, pursuant to the Equity Plan, which is described under “– Radius Global Infrastructure, Inc. 2020 Equity Incentive Plan”. LTIP Units are redeemable for shares of Class A Common Stock pursuant to the APW OpCo LLC Agreement, as described under “Certain Relationships and Related Party Transactions—APW OpCo LLC Agreement”. The Initial Awards consist of a combination of (i) Three-Year Time-Vesting Series A LTIP Units along with an equal number of shares of Class B Common Stock, (ii) Series A LTIP Units that vest pro rata over five years following grant (“Five-Year Time-Vesting Series A LTIP Units” and, together with the Three-Year Time-Vesting Series A LTIP Units, the “Time-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, (iii) Performance-Vesting Series A LTIP Units along with an equal number of shares of Class B Common Stock, and (iv) Performance-Vesting Series B LTIP Units along with an equal number of Series B Founder Preferred Stock. The Tandem Shares are subject to the same vesting and forfeiture conditions as the related LTIP Units.

The following table sets forth the Initial Awards granted to each NEO on February 10, 2020 pursuant to the Employment Agreements.

Name	Award Type	Number of LTIP Units
William H. Berkman	Five-Year Time-Vesting Series A LTIP Units	693,017
	Performance-Vesting Series A LTIP Units	693,016
	Performance-Vesting Series B LTIP Units	1,236,033

Scott G. Bruce	Three-Year Time-Vesting Series A LTIP Units	110,000
	Five-Year Time-Vesting Series A LTIP Units	415,455
	Performance-Vesting Series A LTIP Units	415,454
	Performance-Vesting Series B LTIP Units	75,000

Richard I. Goldstein	Three-Year Time-Vesting Series A LTIP Units	110,000
	Five-Year Time-Vesting Series A LTIP Units	415,455
	Performance-Vesting Series A LTIP Units	415,454
	Performance-Vesting Series B LTIP Units	75,000

Time-Vesting Series A LTIP Units. The Three-Year Time-Vesting Series A LTIP Units vest 33.33% on each anniversary of the grant date and the Five-Year Time-Vesting Series A LTIP Units vest 20% on each anniversary of the grant date, in each case, subject to the executive officer’s continued employment on such vesting date.

Performance-Vesting Series A LTIP Units. Performance-Vesting Series A LTIP Units are subject to both time and performance-based vesting conditions and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The time-based vesting conditions will be satisfied with respect to 50% of the Performance-Vesting Series A LTIP Units on each of the third and seventh anniversaries of the grant date, in each case, subject to the executive officer’s continued employment on such date. The performance-based vesting criteria will be satisfied as follows: (i) 25% of the Performance-Vesting Series A LTIP Units will vest if the 10-day VWAP (as defined in the applicable award agreement) during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $11.50 per share of Class A Common Stock; (ii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 50% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $13.50 per share of Class A Common Stock,; (iii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 75% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $15.50 per share of Class A Common Stock; and (iv) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 100% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $17.50 per share of Class A Common Stock. The performance period for Performance-Vesting Series A LTIP Units expires on December 31, 2027 and any Performance-Vesting Series A LTIP Units that have not satisfied both the applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Performance-Vesting Series B LTIP Units. Performance-Vesting Series B LTIP Units are subject to both time-based and performance-based vesting conditions, subject to the NEO’s continued employment and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The performance-based vesting criteria will be satisfied with respect to a pro rata portion of the Performance-Vesting Series B LTIP Units if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2029 exceeds $10.00 per share of Class A Common Stock, with 0% vesting at $10.00 per share of Class A Common Stock, and linear vesting through and until 100% vesting at $20.00 per share of Class A Common Stock. For example, if the 10-day VWAP during the last 10 trading days of the year ending December 31, 2020 is $14.00 per share of Class A Common Stock, 40% of the Performance-Vesting Series B LTIP Units vest on such date. If the 10-day VWAP during the last 10 trading days of the year ending December 31, 2021 is then $13.00 per share of Class A Common Stock, there is no additional vesting on such date. If the 10-day VWAP during the last 10 trading days of the year ending December 31, 2022 is then $15.00 per share of Class A Common Stock, an additional 10% of the Performance-Vesting Series B LTIP Units vest on such date (such that 50% has vested in the aggregate). The performance period for Performance-Vesting Series B LTIP Units expires on December 31, 2029 and any Performance-Vesting Series B LTIP Units that have not satisfied both applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Termination of Employment; Change in Control. Under the applicable award agreement, in the event of an executive officer’s termination of employment (not in connection with a Change in Control (as defined in the Equity Plan)), that officer’s outstanding LTIP Units will be treated as follows:

•	in the event of a termination for Cause or resignation without Good Reason (each, as defined in the Equity Plan), any unvested LTIP Units (and related Tandem Shares) will be forfeited;

•	in the event of a termination of employment without Cause or resignation for Good Reason, all LTIP Units will vest in full; and

•

in the event of a termination due to death or disability, (i) in the case of Time-Vesting Series A LTIP Units, accelerated vesting of a portion of the LTIP Units for the one-year period on which the termination occurs, plus an additional year of vesting (i.e., an additional 40% for Five-Year Time-Vesting Series A LTIP Units and an additional 66.6% for Three-Year Time-Vesting Series A LTIP Units), (ii) in the case of Performance-Vesting Series A LTIP Units, accelerated vesting of the time-based vesting condition based on the portion of the year elapsed through the date of the termination, plus an additional year of vesting, and awards remain subject to performance hurdles and (iii) in the case of Performance-Vesting Series B LTIP Units, accelerated vesting of all LTIP Units.

Under the applicable award agreement, in the event of a Change in Control, an executive officer’s outstanding LTIP Units will be treated as follows:

•	all Time-Vesting Series A LTIP Units and Performance-Vesting Series B LTIP Units will vest in full upon such Change in Control; and

•

to the extent outstanding Performance-Vesting Series A LTIP Units are assumed or substituted by the successor entity, the performance-based vesting criteria will be deemed satisfied upon such Change in Control and the Performance-Vesting Series A LTIP Units will remain outstanding and subject to only time-based vesting conditions; provided that if following such Change in Control the executive is terminated within twelve months without cause, for good reason or due to death or disability, such awards will accelerate. If the outstanding Performance-Vesting Series A LTIP Units are not assumed or substituted by the successor entity, then all such LTIP Units will vest in full upon such Change in Control.

Voting Rights and Transferability. The NEOs have voting rights with respect to their Tandem Shares that correspond to their LTIP Units immediately upon the grant date regardless of whether vested or unvested. Vested and unvested LTIP Units are transferable, except that unvested LTIP Units are not transferable within the two-year period following grant.

Severance. In the event of certain terminations of employment, each NEO is eligible to receive the following severance benefits pursuant to such NEO’s Employment Agreement:

•

in the event of a termination due to death or disability, (i) payment of a pro rata portion of the annual bonus in respect of the fiscal year of termination based on the number of days elapsed in such year through the termination date and actual achievement of applicable company performance goals (the “Pro Rata Bonus Payment”), (ii) payment of any earned, but unpaid bonus, (iii) payment of monthly COBRA premiums for a period of eighteen months following termination (or, in the case of Mr. Berkman, twenty-four months) (the “COBRA Equivalent Payment”), (iv) vesting of the time-based component of all outstanding Company equity-based awards based on the number of full or partial years that have elapsed between the applicable grant date and the termination date, plus one additional year of service and (v) in the case of Mr. Berkman only, full vesting of all outstanding Performance-Vesting Series B LTIP Units and related Tandem Shares;

•

in the event of a termination by the Company other than for Cause, due to death or disability, or by the executive officer with good reason (each, a “Qualifying Termination”), in each case other than during the twelve-month period following a Change in Control (as defined in the applicable Employment Agreement), (i) a payment equal to one-times (or, in the case of Mr. Berkman only, two-times) the sum of (x) the base salary and (y) the annual bonus earned in respect of the prior fiscal year (the “Prior Year Bonus”), (ii) the Pro Rata Bonus Payment, (iii) payment of any earned, but unpaid bonus, (iv) payment of the COBRA Equivalent Payment and (v) full accelerated vesting of the officer’s Initial Award (any other Company equity-based awards will be treated in accordance with the applicable award agreements); and

•

in the event of (x) a termination by the Company in anticipation of a Change in Control or (y) a Qualifying Termination during the twelve-month period following a Change in Control, (i) a payment equal to two times the sum of (x) the base salary and (y) the Prior Year Bonus, (ii) payment of a pro rata portion of the target bonus based on the number of days elapsed in the fiscal year of termination through the termination date, (iii) payment of any earned, but unpaid bonus, (iv) payment of the COBRA Equivalent Payment and (v) full accelerated vesting of all LTIP Units, Tandem Shares and other Company equity-based awards.

The foregoing severance payments and benefits are conditioned upon the NEO’s execution and delivery of a release of claims. The NEOs are subject to twelve-month (or, in the case of Mr. Berkman only, twenty-four month) non-competition and non-solicitation covenants following a termination of employment, and perpetual confidentiality and mutual non-disparagement covenants.

Radius Global Infrastructure, Inc. 2020 Equity Incentive Plan

Administration. The Equity Plan is administered by the Compensation Committee. Subject to the terms of the Equity Plan, the Compensation Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, adjust the term and conditions of any such award, alter administrative rules, guidelines and practices governing the Equity Plan as it deems advisable, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Equity Plan, construe and interpret the Equity Plan and award agreements, and correct default, supply omissions or reconcile inconsistencies therein and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Equity Plan.

Eligibility. The Equity Plan is discretionary and enables the Compensation Committee to grant awards to any director, officer, employee, advisor, consultant of the Company or any of its subsidiaries or affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or our subsidiaries or affiliates, although the current practice of the Compensation Committee is that awards be granted only to directors and employees.

Maximum Shares. Subject to adjustment, the maximum number of shares of Company stock (either Class B Common Stock or Series B Founder Preferred Stock) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 13,500,000, in the aggregate. Class B Common Stock is issuable only in tandem with Series A LTIP Units or upon the conversion of the Series B Founder Preferred Stock and Series B Founder Preferred Stock are issuable only in tandem with Series B LTIP Units. The number of shares remaining available for issuance will be increased by the number of shares with respect to which awards granted under our Equity Plan are forfeited or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Awards issued in substitution for awards previously granted by a company acquired by the Company or any of our affiliates, or with which the Company or any of its affiliates combines, do not reduce the limit on grants of awards under the Equity Plan. As of December 31, 2020, there were 9,735,462 shares of Company stock subject to outstanding awards granted under the Equity Plan.

Awards. Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards are not transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of our shareholders prior to vesting.

Minimum Vesting Conditions. Except for certain limited situations (including death, disability, retirement, a Change in Control, grants to new hires to replace forfeited compensation, grants representing payment of achieved performance goals or that vest upon the satisfaction of performance goals or other incentive compensation, substitute awards, grants to non-employee directors or replacement of previously outstanding awards), all awards granted under the Equity Plan are subject to a minimum vesting period of one year (the “Minimum Vesting Condition”); provided that such Minimum Vesting Condition will not be required on the Initial Awards or awards covering, in the aggregate a number of shares not to exceed 5% of the maximum share pool limit.

Change in Control. Unless otherwise determined by the Compensation Committee, in the event of a Change in Control, awards will remain outstanding; provided, however, that upon an involuntary termination of employment of the participant (other than for Cause or due to death or disability) during the twelve-month period following a Change in Control, the participant’s awards will become fully vested and all applicable restrictions will lapse. Notwithstanding the foregoing, in the event that the successor in a Change in Control does not assume or substitute the outstanding awards, then all such awards will vest in full upon such Change in Control.

Adjustments. The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the Equity Plan and (ii) the terms of outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

Term; Amendments. The Equity Plan will remain in effect until February 10, 2030 unless terminated earlier by the Board. The Compensation Committee may amend the Equity Plan as it considers appropriate, subject to the written consent of participants if such changes adversely affect the participants’ outstanding awards. Shareholder approval is required to increase the permitted dilution limits and change eligibility requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our NEOs that were outstanding as of December 31, 2020:

Name	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested(1)
William H. Berkman
Series A LTIP Units	1,386,033	$17,810,524
Series B LTIP Units	1,236,033	$15,883,024
Scott G. Bruce
Series A LTIP Units	940,909	$12,090,681
Series B LTIP Units	75,000	$963,750
Richard I. Goldstein
Series A LTIP Units	940,909	$12,090,681
Series B LTIP Units	75,000	$963,750
(1)

For a discussion of the earning and vesting of the long-term incentive awards granted to our named executive officers in 2020, see “—Executive Compensation Arrangements with our NEOs— Employment Agreements—Equity Incentive Compensation”.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	Number of Shares to be Issued upon Exercise of Outstanding Equity Awards	Weighted Average Exercise Price of Outstanding Stock Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation plans approved by security holders	0	$0.00		0
Equity compensation plans not approved by security holders	13,500,000	$7.84	(1)	3,764,538
Total	13,500,000	$7.84		3,764,538
(1)	Represents the weighted average exercise price of outstanding stock options.

Retirement Plans

The Associated Group Fund Management 401(k) Plan (the “AP 401(k) Plan”), which terminated in March 2020, provided non-discretionary matching contributions up to 3% of an employee’s eligible compensation up to the compensation limitation applicable to tax-qualified plans ($285,000 in 2020). Participants were immediately vested in the matching contributions. In connection with the APW Acquisition, each NEO became employed by APW OpCo and transferred such NEO’s account balance under the AP 401(k) Plan to APW OpCo’s tax-qualified defined contribution plan.

As of December 31, 2020, none of the NEOs participated in any defined benefit pension plans or nonqualified deferred compensation plans.

Potential Payments Upon a Termination or Change in Control

Each NEO is party to an employment agreement with the Company and APW OpCo that is described in “—Executive Compensation Arrangements with our NEOs—Employment Agreements” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following provides a description of each transaction since January 1, 2019 (and applicable related transactions), and each currently proposed transaction, not described elsewhere in this prospectus (including the director and executive compensation arrangements discussed under “Management—Director Compensation” and “Executive Compensation”), in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any related person (as defined pursuant to SEC rules, and which includes any of our directors, executive officers, any shareholder owning more than 5% of any class of our outstanding voting securities, and any immediate family member of any of the foregoing) had or will have a direct or indirect material interest.

Shareholders Agreement

On the Acquisition Closing Date, we entered into a shareholder agreement (the “Shareholders Agreement”) with the AG Group, the AG Investors’ Representative, TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (entities controlled by our directors Noam Gottesman and Michael Fascitelli) (the “Series A Founder Entities”), and TOMS Acquisition II LLC (the “Landscape Investors’ Representative” and, together with the AG Investors’ Representative, the “Investor Representatives”), in its capacity as agent, proxy and attorney-in-fact for the Series A Founder Entities and Digital Landscape Partners Holding LLC (the “Series A Founder Preferred Holder”), an entity controlled by the Series A Founder Entities and in which Scott Bruce and Richard Goldstein each also hold a 2.85% economic (non-voting) interest, and their permitted transferees thereunder (collectively, the “Series A Group”). We refer to the AG Group, the Series A Group and their permitted transferees under the Shareholders Agreement, collectively, as the “Investors”.

Founder Directors

The Shareholders Agreement provides that, until December 31, 2028 (the “Board Designation Expiration Date”), each of the AG Investors’ Representative (on behalf of the AG Group) and the Landscape Investors’ Representative (on behalf of the Series A Founder Preferred Holder), may designate two of the four Founder Directors for election by the holders of the Founder Preferred Stock (unless an investors’ representative fails to designate, on behalf of its applicable Investors, its two Founder Directors, in which case the other investors’ representative will be entitled to designate the remaining Founder Director nominees). The Shareholders Agreement further provides that, for so long as William H. Berkman is our CEO, the AG Investors’ Representative will designate him as one of their Founder Directors (unless we receive advance notice that one of our shareholders intends to nominate one or more directors at the next meeting of shareholders, in which case Mr. Berkman may be replaced as an AG Group Founder Director effective as of such meeting). Until the Board Designation Expiration Date, each of the Investors has agreed, among other things, to vote its voting securities in accordance with the provisions in the Shareholders Agreement, and Series A Founder Preferred Holder, Scott Bruce and Richard Goldstein have irrevocably granted to and appointed the AG Investors’ Representative as their proxy to effect the foregoing voting arrangement. The remaining nominees for the Board (initially four persons) will be selected by the Nominating and Corporate Governance Committee. In addition, the AG Group has the right to select a majority of directors serving on the Nominating and Corporate Governance Committee. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman and William D. Rahm. Messrs. Berkman and Rahm are designees of the AG Group, and Messrs. Fascitelli and Gottesman are designees of the Series A Group.

Registration Rights

Pursuant to the Shareholders Agreement, William Berkman and Berkman Family Investments, LLC (“AG Investor”), Imperial Landscape Sponsor LLC and TOMS Acquisition II LLC are entitled to the following registration rights:

•

once we have been a U.S. reporting company under SEC rules for at least 12 months, (i) the right to request that we file, within 45 days of our receipt of such request, a registration statement under the Securities Act for the resale of registrable securities held by them and to have such registration statement remain effective until there are no more registrable securities and (ii) the right to require us to effect an underwritten offering subject to certain limitations; and

•

after the 30-month anniversary of the effective date of the Shareholders Agreement, provided we are a U.S. reporting company under SEC rules at that time, customary piggy-back registration rights subject to certain limitations.

Our obligations to each of AG Investor, Imperial Landscape Sponsor LLC and TOMS Acquisition II LLC, with respect to the registration of their securities will terminate on the date on which the entire amount of all voting securities of the Company owned by each of them may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Investor Representatives, without any limitation as to volume under Rule 144 of the Securities Act.

We have also agreed to indemnify each Investor and its respective affiliates, and its respective directors, officers and employees, in connection with any such registration of registrable securities pursuant to the provisions of the Shareholders Agreement from any and all losses, claims, liabilities or judgments arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any registration statement that covers such registrable securities or any prospectus or other disclosure document used in connection with such registrable securities, any issuer free writing prospectus or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company or any of our subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of our subsidiaries and relating to action or inaction in connection with any such registration, registration statement, other disclosure document or issuer free writing prospectus (in each case, unless such untrue statement or omission was made in reliance on and in conformity with information with respect to any indemnified person furnished to us in writing by the Investors expressly for use therein).

Transfer Restrictions

The Shareholders Agreement further provides that, until December 31, 2027 (the “Restricted Period”), without the prior written consent of the AG Investors’ Representative and Landscape Investors’ Representative, no Investor will make or solicit any “Transfer” (as defined in the Shareholders Agreement) of any of our equity securities owned or acquired by such Investor or its affiliates, in each case, in connection with the consummation of the APW Acquisition (provided that, in the case of Scott Bruce, Richard Goldstein and their permitted transferees, such restrictions will only apply with respect to Series B Founder Preferred Stock). Following the end of the Restricted Period, each Investor has agreed not to make or solicit any Transfer unless (i) such equity securities would not represent more than 5% of our voting securities; and (ii) to the best knowledge of such Investor, after giving effect to such Transfer, such person or group would not have record or beneficial ownership of more than 10% of our voting securities. However, the foregoing transfer restrictions will not apply to Transfers of equity securities (i) to “Permitted Transferees” (as defined in the Shareholders Agreement), (ii) to us or our subsidiaries, (iii) that the Investor acquired after the Acquisition Closing Date or (iv) up to 25% of the number of shares of Class A Common Stock beneficially owned by such Investor or its affiliates at the Acquisition Closing Date, on a fully diluted basis.

Standstill Restrictions

The Shareholders Agreement also provides that, until December 31, 2029 (or such later date on which the investor percentage interest for the applicable “investor group” (i.e., the AG Group or the Series A Group) has been less than 5% for 180 consecutive days), subject to certain exceptions (and without prior approval of not less than a majority of the Board), no Investor will, and no Investor will permit any of its affiliates or general partners to, directly or indirectly acquire, offer to acquire, by purchase or otherwise, (i) record or beneficial ownership of any of our equity securities, or any direct or indirect right to acquire record or beneficial ownership of any of our equity securities, or (ii) any cash-settled call options or other derivative securities or contracts or instruments in any way related to the price of our equity securities. The Investors have also agreed to certain additional restrictions, including restrictions on voting their securities, applicable during the period described above and subject to certain exceptions.

Notwithstanding the foregoing, such restrictions will not apply to, among other things, (i) the acquisition of equity securities (a) by the AG Group pursuant to the APW Acquisition or the conversion of APW OpCo Units or the exchange of Class B Common Stock or Series B Founder Preferred Stock, (b) by either investor group of up to 24.9% of the Class A Common Stock (on a fully diluted basis) with respect to any investor group, (c) by either investor group pursuant to our distributions to all holders of shares of Class A Common Stock and/or the Series A Founder Preferred Stock or (ii) certain strategic transactions.

Information Rights and Restrictions

The Shareholders Agreement also provides the Investors with certain information rights and imposes certain obligations on the Investors to keep confidential Company information and certain Investor information.

Centerbridge Agreements

Centerbridge Subscription Agreement

On November 20, 2019, we entered into the Centerbridge Subscription Agreement with the Centerbridge Entities, pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares at a price of $10.00 per share in connection with, and contingent upon the consummation of, the APW Acquisition. Pursuant to the Centerbridge Subscription Agreement, the aggregate cash proceeds from the sale of the shares sold thereunder are available for general corporate purposes.

Centerbridge Director Nominee

For so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one director to our Board, subject to such person’s reasonable approval by AP Wireless. As of December 31, 2020, the Centerbridge Entities hold 100% of such shares. William D. Rahm currently acts as the director nominee of the Centerbridge Entities on the Board.

Registration Rights

Pursuant to the Centerbridge Subscription Agreement, we agreed to register the shares of Class A Common Stock held by the Centerbridge Entities (the “Resale Shares”) for resale under the Securities Act prior to cancelling the listing of our Ordinary Shares on the London Stock Exchange. Accordingly, the Centerbridge Entities were named in our prospectus dated October 23, 2020 as “selling stockholders” that were permitted to, from time to time, offer and sell pursuant to such prospectus any or all of the Resale Shares owned by them.

Also pursuant to the Centerbridge Subscription Agreement, we and the Centerbridge Entities entered into a Registration Rights Agreement dated July 10, 2020 providing the Centerbridge Entities with the following registration rights, effective from and after the date on which we became a U.S. reporting company under SEC rules:

•

a requirement for us to register for resale the shares of Class A Common Stock held by the Centerbridge Entities and acquired pursuant to the Centerbridge Subscription Agreement that were not already covered by an effective registration statement at such time;

•

the right to require us to effect one underwritten offering each year of the shares of Class A Common Stock held by the Centerbridge Entities and acquired pursuant to the Centerbridge Subscription Agreement, subject to certain limitations (and provided that any such registration in which a Centerbridge Entity is subject to cutback in excess of 25% of the securities it requested to register shall not count as a demand registration); and

•	customary “piggy-back” rights on all registrations of sales of our equity securities, subject to certain limitations.

Our obligations to maintain an effective registration statement with respect to the sales by the Centerbridge Entities of shares acquired pursuant to the Centerbridge Subscription Agreement (or in exchange therefor) will terminate on the first date on which the Centerbridge Entities can sell all such shares under Rule 144 without limitation as to the amount of such securities that may be sold, provided that current public information as required under Rule 144 is then available.

We have agreed to bear most of the costs associated with fulfilment of our registration obligations owed to the Centerbridge Entities under the July 10, 2020 Registration Rights Agreement, including all costs, expenses and fees in connection with the registration of the Resale Shares. The Centerbridge Entities, however, will bear all commissions and discounts, if any, attributable to their sale of the Resale Shares. We have also agreed to indemnify the Centerbridge Entities and their respective officers, directors, employees, advisors and agents (subject to certain limited exceptions) against liabilities that may arise from sales made by them in connection with the exercise of their registration rights.

See “—May 2021 Private Placement” for information on additional registration rights granted to the Centerbridge Entities.

Centerbridge Voting Agreement

On February 7, 2020, the Centerbridge Entities entered into a voting agreement (the “Centerbridge Voting Agreement”) with us, pursuant to which the Centerbridge Entities agreed to vote, for a period of one year following the closing of the APW Acquisition, all voting securities of the Company owned by them, certain of their transferees and any of their affiliates (i) in favor of any and all director nominees that are nominated by our Board’s Nominating and Corporate Governance Committee and (ii) against the removal of any such nominee that is subsequently elected to the Board who is subject to removal without cause.

Commitment Letter

On May 4, 2021, we entered into a commitment letter with the Centerbridge Entities (the “Commitment Letter”) pursuant to which the Centerbridge Entities agreed, subject to the negotiation and execution of definitive documentation and the terms of the Commitment Letter, to purchase from us up to $50 million of senior unsecured convertible notes. As consideration for the commitment and the Centerbridge Entities’ services in structuring the convertible notes, we agreed to pay the Centerbridge Entities a non-refundable fee of $1.5 million payable upon the terms set forth in the Commitment Letter. The Commitment Letter does not obligate us to issue any convertible notes and automatically terminates on August 2, 2021. As of the date of this prospectus, we have not issued and presently do not have plans to issue convertible notes under the Commitment Letter.

APW Merger Agreement

On November 19, 2019, we entered into the APW Merger Agreement to acquire a 91.8% interest in APW OpCo, the parent of AP Wireless, from Associated Partners for approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem a minority investor in the AP Wireless business and (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). The acquisition was completed on the Acquisition Closing Date through a merger of LAH Merger Sub LLC, a Delaware limited liability company and our wholly owned subsidiary (“Merger Sub”), with and into APW OpCo, with APW OpCo surviving such merger as our majority owned subsidiary.

Following the APW Acquisition, we own 91.8% of APW OpCo, with the Continuing OpCo Members owning the remaining 8.2% interest in APW OpCo. As a result, the AP Wireless business is 100% owned by DLGI and the Continuing OpCo Members. Certain securities of APW OpCo issued and outstanding upon completion of the APW Acquisition are subject to time and performance vesting conditions. In addition, all securities of APW OpCo held by persons other than the Company are exchangeable for shares of Class A Common Stock. If all APW OpCo securities vested and no securities have been exchanged for shares of Class A Common Stock, we will own approximately 82.8% of APW OpCo. For more information about the APW OpCo securities, see “—APW OpCo LLC Agreement” below.

Effect of the APW Acquisition

Pursuant to the terms of the APW Merger Agreement, by virtue of the APW Acquisition on the Acquisition Closing Date:

•

The APW OpCo units held by the Continuing OpCo Members, which include Paul A. Gould and certain controlled affiliates of William H. Berkman, were canceled and converted into the right to receive Class B shares, no par value, of Radius BVI (“BVI Class B Shares”), Class B Common Units and Rollover Profits Units (as defined below). Pursuant to this conversion in the APW Acquisition, controlled affiliates of Mr. Berkman collectively received 1,395,452 BVI Class B Shares, 1,250,431 Class B Common Units, 1,250,431 Units designated as “Series A Rollover Profits Units” pursuant to the APW OpCo LLC Agreement (“Series A Rollover Profits Units”) and 145,021 Series B Rollover Profits Units; and Mr. Gould received 17,597 BVI Class B Shares, 15,768 Class B Common Units, 15,768 Series A Rollover Profits Units and 1,829 Series B Rollover Profits Units.

•

The APW OpCo units held by each other former partner of Associated Partners who was a member of APW OpCo immediately prior to the Acquisition Closing Date and who elected to receive cash in exchange for their interests in APW OpCo (the “Former OpCo Members”), were canceled and converted into the right to receive a cash payment in an amount calculated pursuant to the terms of the APW Merger Agreement.

•

The limited liability company interests of Merger Sub were converted into the Carry Unit (described under “—APW OpCo LLC Agreement—Units” below) and a number of Class A Common Units equal to the number of Ordinary Shares and BVI Series A Founder Preferred Shares issued and outstanding immediately prior to the Acquisition Closing Date. As a result, we became the holder of the Carry Unit and all 60,025,000 Class A Common Units.

In addition, pursuant to the APW Merger Agreement, we were appointed as the sole manager of APW OpCo. For more information about APW OpCo and its securities, see “—APW OpCo LLC Agreement” below.

Tax Indemnification and Insurance

On the Acquisition Closing Date, pursuant to the terms of the APW Merger Agreement and as a condition to the completion of the APW Acquisition, we deposited $10 million into the Tax Escrow Account (as defined below), which funds were allocated to the Former OpCo Members and the Continuing OpCo Members and accordingly reduced the consideration received by such members pursuant to the APW Merger Agreement.

Pursuant to the APW Merger Agreement, the Former OpCo Members and the Continuing OpCo Members agreed to indemnify us and our affiliates (including, following the Acquisition Closing Date, AP Wireless and its subsidiaries) and their respective directors, officers, employees, agents and other advisors and representatives, from amounts then available in the Tax Escrow Account, from and against any and all losses incurred, suffered or paid by them and arising out of, relating to or resulting from the Tax Indemnification Matters (as defined in the APW Merger Agreement).

Additionally, pursuant to the APW Merger Agreement, AP Wireless was required to obtain, and prior to the Acquisition Closing Date we did obtain, a $25 million tax insurance policy.

Escrow Agreement

On February 10, 2020, in connection with the APW Acquisition, we entered into an escrow agreement (the “Escrow Agreement”) with AP Wireless, Associated Partners, as the representative of the Continuing OpCo Members and the Former OpCo Members, and Citibank, N.A., as escrow agent (the “Escrow Agent”). Pursuant to the Escrow Agreement, and in accordance with the terms of the APW Merger Agreement, the parties thereto established an escrow account (the “Tax Escrow Account”) to hold $10 million dollars in cash, to be used solely for the applicable purposes set forth in the APW Merger Agreement, as described above, and to be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

The Escrow Agent will release escrow funds by wire transfer of immediately available funds or check upon (i) the receipt of a joint written instruction delivered by the Company and Associated Partners to the Escrow Agent in accordance with the APW Merger Agreement (a “joint release instruction”), within two business days after receipt of, and in accordance with, such joint release instruction or (ii) the receipt from either party to the Escrow Agreement of a certified copy of a final non-appealable order of any court of competent jurisdiction directing the disbursement of escrow funds and related disbursement instructions, on the fifth business day following receipt thereof, and in accordance therewith.

Prior to their release, the escrowed funds and all products and proceeds thereof (“escrow earnings”) will be retained by the Escrow Agent and reinvested and will be disbursed as part of the escrow funds (which shall be held in an FDIC-insured, interest-bearing deposit account). Pursuant to the APW Merger Agreement, we and Associated Partners have agreed to provide joint release instructions requiring the Escrow Agent to release to us an amount equal to 25% of the amount of any taxable income we recognize in respect of the escrow earnings.

The Escrow Agreement will automatically terminate upon the earlier to occur of (i) the distribution of all escrow funds in accordance with the terms of the Escrow Agreement or (ii) delivery to the Escrow Agent of a written notice of termination executed jointly by the parties to the Escrow Agreement.

APW OpCo LLC Agreement

APW OpCo was initially formed as a Delaware limited liability company on November 15, 2019, with Associated Partners as its sole member. Effective as of the Acquisition Closing Date, the Company and certain other members of APW OpCo (comprising the Continuing OpCo Members) amended and restated the initial limited liability company agreement of APW OpCo.

Units

The limited liability company interests of APW OpCo are represented by Units. As of the Acquisition Closing Date, the Units were comprised of the following classes and series of Units, which, as of December 31, 2020, were issued and held by the members of APW OpCo as follows:

•	Class A Common Units—60,025,000 issued and outstanding. Held solely by the Company.

•	Class B Common Units—5,389,030 issued and outstanding. Held solely by members of APW OpCo (other than the Company) that at the Acquisition Closing Date and as of the date of this prospectus are the Continuing OpCo Members. The Class B Common Units are held in tandem with Class B Common Stock. Beginning 180 days after the Acquisition Closing Date, a member of APW OpCo (other than the Company) may redeem the Class B Common Units for cash or shares of Class A Common Stock, at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the Class B Common Stock held in tandem with the Class B Common Units being redeemed. See “—Redemption of Class B Common Units” below.

•

Series A Rollover Profits Units—5,389,030 issued and outstanding. Held solely by members of APW OpCo (other than the Company) that at the Acquisition Closing Date and as of December 31, 2020 are the Continuing OpCo Members. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the Series A Founder Preferred Stock into shares of Class A Common Stock, and (ii) the date on which there are no Series A Founder Preferred Stock outstanding.

•

Series B Rollover Profits Units—625,000 issued and outstanding. Held solely by members of APW OpCo (other than the Company), which at the Acquisition Closing Date and as of December 31, 2020 are the Continuing OpCo Members. Once equitized (as described below), the Series B Rollover Profits Units are treated for all purposes as Class B Common Units. The Series B Rollover Profits Units are subject to forfeiture as described in “—Redemption of Class B Common Units” below.

•

Series A LTIP Units—5,400,000 issued and outstanding. Held by William Berkman, Scott Bruce, Richard Goldstein, David Berkman, Glenn Breisinger and Jay Birnbaum. The Series A LTIP Units are held in tandem with Class B Common Stock. Approximately 62.5% of the Series A LTIP Units vest in equal annual installments over three or five years and approximately 37.5% will vest subject to achieving certain share price performance hurdles over a seven-year period. Once equitized (as described below), the Series A LTIP Units are treated for all purposes as Class B Common Units.

•

Series B LTIP Units—1,386,033 issued and outstanding. Held by William Berkman, Scott Bruce and Richard Goldstein. The Series B LTIP Units are held in tandem with the Series B Founder Preferred Stock. The Series B LTIP Units will vest subject to achieving certain share price performance hurdles over a nine-year period. Once equitized (as described below), the Series B LTIP Units are treated for all purposes as Class B Common Units.

•	Carry Unit—A single non-voting Unit held solely by the Company.

We refer to the Class A Common Units and the Class B Common Units as the “Common Units”; the Series A Rollover Profits Units and Series B Rollover Profits Units as the “Rollover Profits Units”; and the Series A LTIP Units and Series B LTIP Units as the “LTIP Units”.

Equitization. LTIP Units become equitized when the capital account of such LTIP Unit exceeds the “LTIP Notional Amount” (as defined in the applicable LTIP Agreement) with respect to such LTIP Unit. As of December 31, 2020, the LTIP Notional Amount for each LTIP Unit was $10.00. Once equitized, an LTIP Unit is treated for all purposes as one Class B Common Unit.

Series B Rollover Profits Units become equitized when the capital account of such Series B Rollover Profits Unit exceeds $10.00. Once equitized, a Series B Rollover Profits Unit is treated for all purposes as one Class B Common Unit.

Manager and Management

APW OpCo is managed by and under the direction of the Company, as manager of APW OpCo (the “Manager”), unless there is a situation that specifically requires approval of the members of APW OpCo under the Delaware Limited Liability Company Act, as amended, or the APW OpCo LLC Agreement. The APW OpCo LLC Agreement generally eliminates voting rights of members of APW OpCo (in their capacity as such) except for certain specified amendments to the APW OpCo LLC Agreement and a limited number of other matters. Where voting rights exist, all Units (other than the Carry Unit, which is non-voting) entitle their holders to one vote per Unit. Members other than the Company have voting rights at the Company level as holders of Class B Common Stock.

We, as the Manager, may resign as the Manager at any time by giving written notice to the members of APW OpCo, and may be removed or replaced by the members of APW OpCo (including the Company in its capacity as a member of APW OpCo) holding a majority of the voting Units of APW OpCo then outstanding.

The APW OpCo LLC Agreement prohibits the Manager from entering into or conducting any business or operations other than in connection with (i) its capacity as a member of APW OpCo and the ownership, acquisition and disposition of Common Units, (ii) the management of the business and affairs of APW OpCo and its majority controlled subsidiaries, (iii) the operation of the Company as a reporting company with a class or classes of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to APW OpCo, its majority-controlled subsidiaries or their assets or activities and (vi) such activities as are incidental to the foregoing. The APW OpCo LLC Agreement generally requires us to make the net proceeds of any financing or refinancing available to APW OpCo and to take commercially reasonable measures to ensure that the economic benefits and burdens of assets that are acquired or held by the Company other than through APW OpCo and its majority-controlled subsidiaries are otherwise vested in APW OpCo or such subsidiaries, through assignment, mortgage, loan or otherwise.

The APW OpCo LLC Agreement provides that the Manager has the same fiduciary duties of loyalty and care as a director of a corporation under the Delaware General Corporation Law. The APW OpCo LLC Agreement provides that the Manager is not liable to APW OpCo, its members or any other person that is a party to or is otherwise bound by the APW OpCo LLC Agreement, for monetary damages for breach of fiduciary duty as a manager of APW OpCo, except for (i) any breach of the Manager’s duty of loyalty to APW OpCo and its members, (ii) any act or omission not in good faith or which involves intentional misconduct or knowing violation of law or (iii) any transaction from which the Manager derived an improper personal benefit.

The APW OpCo LLC Agreement requires APW OpCo to indemnify the Manager to the fullest extent permitted by law to the extent that the Manager was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that the Manager is or was the Manager, against all liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred. The APW OpCo LLC Agreement also requires APW OpCo to pay the expenses (including reasonable attorneys’ fees) incurred by the Manager in defending such an action, suit or proceeding in advance of its final disposition.

Distributions

The APW OpCo LLC Agreement provides that the members of APW OpCo, including the Company, are entitled to “Ordinary Distributions” and “Tax Distributions”. In addition, we, in our capacity as a member of APW OpCo, are entitled to “Founder Distributions” and, in connection therewith, holders of Series A Rollover Profits Units are entitled to “Rollover Distributions”. Such Founder Distributions and Rollover Distributions are not offset against any Ordinary Distributions that the applicable member of APW OpCo is entitled to receive.

Ordinary Distributions. The Manager may declare and cause APW OpCo to pay distributions out of the cash that could be distributed by APW OpCo in accordance with our applicable loan agreements and any other contractual restrictions or other funds or property legally available therefor (such distributions, “Ordinary Distributions”). Ordinary Distributions are required to be apportioned among the members of APW OpCo in the order of priority set forth in the APW OpCo LLC Agreement, which generally provides that such distributions will be made:

•

First, to the holders of Common Units (including equitized Units), pro rata in proportion to the deemed capital contributions with respect to their Common Units until they have received aggregate distributions of an amount equal to such deemed capital contributions;

•

Second, to the holders of LTIP Units (excluding equitized LTIP Units) and Series B Rollover Profits Units (excluding equitized Series B Rollover Profits Units), beginning with holders of Time-Based LTIP Units and Series B Rollover Profits Units, followed by holders of Vested Performance-Based LTIP Units and ending with holders of Unvested Performance-Based LTIP Units (each as defined in the APW OpCo LLC Agreement), in each case until they have received aggregate distributions of an amount equal to (i) in the case of the LTIP Units, the LTIP Notional Amount (as defined in the applicable LTIP Agreement) with respect to their LTIP Units and (ii) in the case of the Series B Rollover Profits Units, $10.00 per Series B Rollover Profits Unit; and

•	Last, to the holders of Common Units (including equitized Units).

Tax Distributions. APW OpCo is required pursuant to the APW OpCo LLC Agreement to make distributions to the members of APW OpCo intended to approximate the U.S. federal, state and local taxes such members are required to pay in respect of net income allocated to such members with respect to their Units, which distributions are treated as advances of and offset against the “Ordinary Distributions” and “Rollover Distributions” that such members are entitled to receive as described herein.

Founder Distributions. The APW OpCo LLC Agreement also requires APW OpCo to make distributions (“Founder Distributions”) to the Company, as the holder of the Carry Unit, of an amount in cash equal to the Annual Dividend Amount payable to the holder of Series A Founder Preferred Stock; provided that if such Annual Dividend Amount is paid in shares of Class A Common Stock, APW OpCo is required to issue to the Company a number of Class A Common Units that is equal to the number of shares of Class A Common Stock issued in respect of such Annual Dividend Amount.

Rollover Distributions. Concurrently with any Founder Distribution made to the Company, APW OpCo is required to make a corresponding distribution (a “Rollover Distribution”) to each holder of Series A Rollover Profits Units equal to the product of (a) the amount of the Founder Distribution, multiplied by (b) a fraction, (i) the numerator of which is the number of Series A Rollover Profits Units then held by such holder and (ii) the denominator of which is the sum of (A) the number of then-outstanding Common Units (but not including Class A Common Units issued with respect to the Carry Unit, Class B Common Units issued to holders of Series A Rollover Profits Units in connection with the distribution to the Carry Unit, or the Series A Rollover Profits Units), (B) the number of then-outstanding LTIP Units, (C) the number of then-outstanding Rollover Profits Units (other than Series A Rollover Profits Units) and (D) the number of then-outstanding preferred units issued in the future then held by the other members of APW OpCo. Rollover Distributions will be made in cash or Class B Common Units to the same extent as the corresponding Founder Distribution was made in cash or Class A Common Units, respectively.

Transfer Restrictions

Pursuant to the APW OpCo LLC Agreement, members and assignees of APW OpCo may not transfer Units or interests in Units other than (i) with the written approval of the Manager and (ii) in certain “Permitted Transfers” described in the APW OpCo LLC Agreement (including transfers to affiliates and certain family members). In addition, in either of the foregoing cases:

•

Common Units, LTIP Units or Rollover Profits Units may not be transferred unless the transfer is accompanied by the transfer of an equal number of shares of Class B Common Stock or Series B Founder Preferred Stock, as applicable, held by the transferor of such Units in tandem with such Units;

•	Units may not be transferred by or to a party to the Shareholders Agreement other than in accordance with the terms and conditions of the Shareholders Agreement; and

•

LTIP Units may not be transferred other than in accordance with the applicable terms and conditions of the award agreement applicable to such LTIP Unit entered into by and among the Company, APW OpCo and the member of APW OpCo holding such LTIP Unit (each such agreement, an “LTIP Agreement”).

Redemption of Class B Common Units

At any time beginning 180 days after the Acquisition Closing Date (i.e., August 8, 2020), a member of APW OpCo (other than the Company) holding Redeemable Units (as defined below) may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the APW OpCo LLC Agreement. “Redeemable Units” are Class B Common Units (including any equitized LTIP Units or equitized Rollover Profits Units that are treated under the terms of the APW OpCo LLC Agreement as equal to an equivalent or lesser number of Class B Common Units) that are not prohibited by an agreement between their holder and APW OpCo or the Company, including in an LTIP Agreement, from being redeemed.

In exercising such redemption right as to one or more Redeemable Units (the “Redeemed Units”), the holder will be entitled to receive either the Share Settlement or the Cash Settlement, as determined by our independent directors who are disinterested. “Class A Trading Price” is defined as the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal securities exchange or automated or electronic quotation system on which the Class A Common Stock is traded or quoted, as reported by Bloomberg, L.P. or its successor, for each of the five consecutive full trading days ending on and including the last full trading day immediately prior to the applicable redemption date, subject to adjustment for any stock splits, reverse splits, stock dividends or similar events. If the Class A Common Stock is no longer trading on a securities exchange or automated or electronic quotation system, then a majority of the independent directors shall determine the Class A Trading Price in good faith.

Our independent directors who are disinterested may also choose to effect the direct exchange of the Redeemed Units for the Share Settlement or the Cash Settlement, as applicable, rather than through a redemption by APW OpCo by delivering (prior to the redemption date) a notice to APW OpCo and the redeeming member setting forth our election to effect such an exchange.

Simultaneous with such redemption (or direct exchange), the member of APW OpCo whose Redeemed Units were redeemed (or exchanged) shall surrender to us for no consideration, and we shall cancel for no consideration, a number of shares of Class B Common Stock or Series B Founder Preferred Stock, as applicable, equal to the number of such Redeemed Units.

The APW OpCo LLC Agreement also provides that any transfer or redemption of Class B Common Stock and/or Class B Common Stock held in tandem with Class B Common Units prior to the third anniversary of the Acquisition Closing Date (i.e., February 10, 2023) will result in the automatic cancellation of a proportionate number of such Class B Common Units holder’s Series B Rollover Profits Units and Class B Common Stock held in tandem with such Series B Rollover Profits Units.

May 2021 Private Placement

Entities affiliated with certain of our 5% stockholders, including an entity associated with one of our directors, purchased PIPE Shares on the same terms as other PIPE Investors. The following table summarizes those purchases:

Participants	Class A Shares Purchased (#)	Purchase Price ($)
Funds affiliated with Centerbridge Partners	925,000	$12,903,750
DKLDO V Trading Subsidiary LP	925,000	$12,903,750
Monarch Alternative Capital LP, as investment adviser to certain entities	925,000	$12,903,750

Pursuant to the PIPE Subscription Agreements, we agreed to register the PIPE Shares for resale under the Securities Act and entered into the PIPE Registration Rights Agreement. Under the PIPE Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to file with the SEC a registration statement covering the resale of the PIPE Shares (the “PIPE Registration Statement”) no later than June 11, 2021 and to cause such PIPE Registration Statement to become effective on or prior to July 10, 2021 (or, in the event of a substantive review by the SEC, August 9, 2021). Our obligations to use commercially reasonable efforts to maintain the effectiveness of the PIPE Registration Statement with respect to each Investor’s PIPE Shares will terminate upon the earlier of when such PIPE Shares have been sold and the first date on which the PIPE Investor can sell all of its PIPE Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such PIPE Shares that may be sold. In addition, we agreed to provide each Investor with piggyback registration rights that may require us to register the PIPE Shares for resale in connection with certain underwritten offerings of Class A Common Stock. We agreed to bear most of the costs associated with the fulfillment of its registration obligations under the PIPE Registration Rights Agreement. The PIPE Investors, however, will bear all commissions and discounts, if any, attributable to their resale of the PIPE Shares. The PIPE Registration Rights Agreement also contains certain indemnification provisions under which we and the PIPE Investors agreed to indemnify each other against certain liabilities.

Indemnity Agreements

We have entered into indemnification agreements with each of our Directors, and have provided indemnity that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Family Relationship

David Berkman, the brother of William Berkman, our Chief Executive Officer, and a 5% holder of our Class B Common Stock, is employed by the Company as Special Advisor to the Board. For the fiscal year ending December 31, 2020, Mr. D. Berkman received a salary and benefits of $167,247 and no annual bonus. On February 10, 2020, we granted Mr. D. Berkman 1,077,149 Three-Year Time-Vesting Series A LTIP Units pursuant to his employment agreement. Additionally, pursuant to his employment agreement, in the event of certain terminations of employment, Mr. D. Berkman will be entitled to receive severance benefits determined pursuant to the same formula as our executive officers (other than Mr. W. Berkman), which are described under “Executive Compensation—Executive Compensation Arrangements with our NEOs—Employment Agreements”. Mr. D. Berkman is also subject to a twelve-month non-competition and non-solicitation period following termination and perpetual confidentiality and mutual non-disparagement covenants.

Policy Concerning Related Party Transactions

The Board has adopted a written Related Party Policy setting forth our policy with respect to the review, approval and ratification of transactions with related persons. The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons in accordance with such policy. Such review will apply to any “Related Party”, who engages in a “Related Party Transaction”. A “Related Party” includes any director or executive officer of the Company, any nominee for Director, any shareholder owning in excess of 5% of any class of our voting securities, and any immediate family member of any such person. A “Related Party Transaction” for the purposes of the policy is (i) any financial transaction, arrangement or relationship in which (a) the aggregate amount exceeds $120,000, (b) we are a participant and (c) any Related Party has or will have a direct or indirect material interest and (ii) any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy.

In reviewing Related Party Transactions, the Audit Committee will use any process and review any information it deems appropriate in light of the circumstances to determine if the Related Party Transaction is reasonable. Such factors include, but are not limited to, (i) the terms of, and the Related Party’s interest in, the transaction, (ii) whether we are a party to the transaction, and if not, the nature of our participation in the transaction, (iii) the approximate dollar value of the transaction and the approximate dollar value of the Related Party’s interest in the transaction and (iv) whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction. No member of the Audit Committee will participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family is the Related Party.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information relating to the beneficial ownership of our voting stock as of June 4, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding shares of our voting stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director, or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 4, 2021 through the exercise of any stock option or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of stock held by that person.

The percentage of shares beneficially owned is computed as of June 4, 2021 on the basis of (i) 75,684,729 Class A Shares outstanding, (ii) 11,611,769 shares of our Class B Common Stock outstanding, (iii) 1,600,000 shares of our Series A Founder Preferred stock outstanding and (iv) 1,386,033 shares of our Series B Founder Preferred stock outstanding. Shares of our stock that a person has the right to acquire within 60 days of June 4, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but not for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. In addition, beneficial ownership of Class A Shares below does not reflect any impact of a redemption by a holder of Class B Units, LTIP Units, or Series B Rollover Profits Units, as we retain the right to determine whether to redeem such Units for cash or Class A Shares. Except as set forth below, the address for each beneficial owner listed is c/o Radius Global Infrastructure, Inc., 660 Madison Avenue, Suite 1435, New York, NY 10065.

Name of Beneficial Owner	Shares Beneficially Owned								Percentage of Total Voting Power (%)
	Class A Common Stock		Class B Common Stock		Series A Founder Preferred Stock		Series B Founder Preferred Stock
	Shares	%	Shares	%	Shares	%	Shares	%
5% Stockholders:
Funds affiliated with Centerbridge Partners(1) 375 Park Avenue, 11th Flr., New York, NY 10152	10,925,000	14.4	—	—	—	—	—	—	12.1
DKLDO V Trading Subsidiary LP(2) c/o Davidson Kempner Capital Management LP 520 Madison Avenue, 30th Floor, New York, NY 10022	10,588,655	13.6	—	—	—	—	—	—	11.5
Third Point LLC(3) 55 Hudson Yards, New York, NY 10001	6,000,000	7.8	—	—	—	—	—	—	6.5
Monarch Alternative Capital LP, as investment adviser to certain entities(4) 535 Madison Avenue, New York, NY 10022	4,866,333	6.4	—	—	—	—	—	—	5.4
Imperial Landscape Sponsor LLC(5) 888 7th Avenue, 27th Floor, New York, NY 10019	3,833,290	5.0	—	—	800,000	50.0	—	—	4.2
TOMS Acquisition II LLC(6) 450 W. 14th Street, 13th Floor, New York, NY 10014	2,701,633	3.5	—	—	800,000	50.0	—	—	3.0
David J. Berkman 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004	—	—	1,545,443	13.3	—	—	—	—	1.7

Name of Beneficial Owner	Shares Beneficially Owned								Percentage of Total Voting Power (%)
	Class A Common Stock		Class B Common Stock		Series A Founder Preferred Stock		Series B Founder Preferred Stock
	Shares	%	Shares	%	Shares	%	Shares	%
JT Family Partnership(7) 655 Madison Avenue, 11th Floor, New York, NY 10065	—	—	708,786	6.1	—	—	—	—	*
Andrew H. Tisch(8) 655 Madison Avenue, 11th Floor, New York, NY 10065	—	—	708,784	6.1	—	—	—	—	*

Executive Officers and Directors:
William H. Berkman(9)	—	—	4,687,855	36.5	—	—	1,236,033	89.2	5.2
Scott G. Bruce(10)	70,521	*	1,015,909	8.7	—	—	75,000	5.4	1.2
Richard I. Goldstein(11)	70,521	*	1,015,909	8.7	—	—	75,000	5.4	1.2
Glenn Breisinger(12)	—	—	655,000	5.6	—	—	—	—	*
Michael D. Fascitelli(5)	3,833,290	5.0	—	—	800,000	50.0	—	—	4.2
Noam Gottesman(6)	3,571,307	4.6	—	—	800,000	50.0	—	—	3.9
William D. Rahm	—	—	—	—	—	—	—	—	—
Nick S. Advani	23,548	*	—	—	—	—	—	—	*
Antoinette Cook Bush	28,936	*	—	—	—	—	—	—	*
Paul A. Gould	28,936	*	18,176	*	—	—	—	—	*
Thomas C. King	28,936	*	—	—	—	—	—	—	*
Ashley Leeds	14,626	*	—	—	—	—	—	—	*
All executive officers and directors as a group (13 persons)(13)	7,670,620	9.8	7,792,849	60.0	1,600,000	100.0	1,386,033	100.0	18.4
*	Indicates beneficial ownership of less than 1% of the total outstanding class of stock or voting power, as applicable.

(1)

Based on information provided on behalf of Centerbridge Partners, LP (“Centerbridge Partners”) in connection with the offering of the Resale Shares. Includes 5,847,792 Class A Shares directly held by Centerbridge Partners Real Estate Fund, L.P. (“CPREF”), 160,958 Class A Shares directly held by Centerbridge Partners Real Estate Fund SBS, L.P. (“CPREF SBS”), and 4,916,250 Class A Shares directly held by Centerbridge Special Credit Partners III, L.P. (“SC III”). CPREF, its general partner Centerbridge Partners Real Estate Associates, L.P. (“CPREF Associates”), and its general partner CPREF Cayman GP Ltd (“CPREF Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF. CPREF SBS and its general partner CCP SBS GP, LLC (“CCP SBS GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF SBS. SC III, its general partner Centerbridge Special Credit Partners General Partner III, L.P. (“CSCP III GP”), and its general partner CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by SC III. Jeffrey H. Aronson, as the director of each of CPREF Cayman GP and CSCP III Cayman GP, and as managing member of CCP SBS GP, may be deemed to share beneficial ownership with respect to the shares held of record by each of CPREF, CPREF SBS and SC III. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by each of CPREF, CPREF SBS and SC III, except to the extent of any proportionate pecuniary interest therein.

(2)

Based on information provided on behalf of the DKLDO V Trading Subsidiary LP (“DKLDO”) in connection with the offering of the Resale Shares. Beneficial ownership of Class A Common Stock includes 2,082,125 Class A Shares issuable upon the exercise of Warrants. Davidson Kempner Long-Term Distressed Opportunities GP V LLC, a Delaware limited liability company, is the general partner of DKLDO. Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”), acts as investment manager to DKLDO, by virtue of a sub-advisory agreement with the investment manager of the fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO reported herein.

(3)

Based on information provided in a Schedule 13G filed on February 12, 2021 by Third Point LLC and Daniel S. Loeb (the “Third Point Group”). Beneficial ownership of Class A Common Stock includes 1,500,000 Class A Shares issuable upon the exercise of Warrants. Third Point LLC, which serves as investment manager or adviser to hedge funds and managed accounts that directly own these shares, and Mr. Loeb, who is chief executive officer of Third Point LLC and controls its business activities, possess shared voting and dispositive power with respect to these shares.

(4)

Based on information provided on behalf of Monarch Alternative Capital LP in connection with the offering of the Resale Shares. Beneficial ownership of Class A Common Stock includes outstanding Class A Shares and 265,333 Class A Shares issuable upon the exercise of Warrants, which shares and Warrants are held directly by entities to which Monarch Alternative Capital LP serves as investment adviser. Monarch Alternative Capital LP, MDRA GP LP, as general partner of Monarch Alternative Capital LP, and Monarch GP LLC, as general partner of MDRA GP LP, possess shared voting and dispositive power with respect to these shares.

(5)

Based on information provided in a Schedule 13D filed on February 10, 2021 by (i) by Michael D. Fascitelli, a United States citizen (“Fascitelli”), and (ii) Imperial Landscape Sponsor LLC, a Delaware limited liability company (“Imperial”). Fascitelli and Imperial may be deemed to each beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 3,833,290 Class A Shares. This amount consists of (a) 2,366,624 Class A Shares held directly by Imperial, (b) 800,000 shares of Series A Founder Preferred Stock held indirectly by Imperial through the sole direct owner of shares of Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (c) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by Imperial and (d) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by Imperial through the sole direct owner of shares of our Series A Founder Preferred Stock.
(6)

Based on information provided in a Schedule 13D filed on February 10, 2021 by (i) by Noam Gottesman, a United States citizen (“Gottesman”), and (ii) TOMS Acquisition II LLC, a Delaware limited liability company (“TOMS Acquisition”). Gottesman may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 3,571,307 Class A Shares. TOMS Acquisition may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 2,701,633 Class A Shares. These amounts consist of (a) 869,674 Class A Shares held directly by Gottesman, (b) 1,234,967 Class A Shares held directly by TOMS Acquisition, (c) 800,000 shares of Series A Founder Preferred Stock held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (d) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by TOMS Acquisition and (e) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock.

(7)	James S. Tisch is the Manager of JT Family Partnership and has sole voting and investment authority for that entity.
(8)	Andrew H. Tisch is Managing Trustee of and has voting and investment authority with respect to a number of trusts that directly own these Class B Shares.
(9)

Shares of Class B Common Stock include (i) 1,386,033 shares directly held by Mr. Berkman, (ii) 973,040 shares directly held by BB BLAH LLC, of which Mr. Berkman is the managing member and majority owner, (iii) 624,455 shares directly held by WHB Family 2019 JNH Trust, of which Mr. Berkman is Investment Trustee over which Mr. Berkman holds investment power, (iv) 468,294 shares directly held by BB Partners LLC, of which Mr. Berkman is managing member and majority owner, and (v) 1,236,033 shares issuable upon conversion of Series B Founder Preferred Stock.

(10)	Shares of Class B Common Stock include 75,000 shares issuable upon conversion of Series B Founder Preferred Stock.
(11)	Shares of Class B Common Stock include 75,000 shares issuable upon conversion of Series B Founder Preferred Stock.
(12)	Mr. Breisinger, our Chief Financial Officer and Treasurer, is an executive officer but not a named executive officer.
(13)	Class A Shares include 1,333,332 shares issuable upon exercise of Warrants, and Shares of Class B Common Stock include 1,386,033 shares issuable upon conversion of Series B Founder Preferred Stock.

SELLING STOCKHOLDERS

This prospectus covers the offering by certain of our stockholders, whom we refer to as the “Selling Stockholders,” of up to an aggregate of 26,493,886 Class A Shares.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) beneficial ownership of Class A Shares by the Selling Stockholder prior to this offering, (ii) the number of Class A Shares being offered by the Selling Stockholder pursuant to this prospectus, and (iii) the Selling Stockholder’s beneficial ownership of Class A Shares after completion of this offering, assuming that all of the Resale Shares (but none of the other Class A Shares, if any, held by the Selling Stockholder) are sold to third parties.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and including voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 75,684,729 Class A Shares outstanding on June 4, 2021, and assumes no exercise of the Warrants.

The registration for resale of the Resale Shares does not mean that the Selling Stockholders will sell or otherwise dispose of all or any of these shares. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of Resale Shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of Resale Shares in transactions exempt from or otherwise not subject to the registration requirements of the Securities Act since the date on which we filed this prospectus. In addition, the Selling Stockholders may have transferred Resale Shares by other means not described in this prospectus.

When we refer to the “Selling Stockholders” in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their pledgees, assignees, transferees, distributees, donees, and other successors-in-interest that may be identified in a prospectus supplement or a free writing prospectus.

	Class A Shares Beneficially Owned Prior to this Offering			Class A Shares Beneficially Owned After this Offering
Selling Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Class A Shares to be Sold in the Offering	Number of Shares Owned	Percentage of Outstanding Shares
Funds affiliated with Centerbridge Partners(1)	10,925,000	14.4%	10,925,000	—	—
DKLDO V Trading Subsidiary LP(2)	10,588,655	13.6%	925,000	9,663,655	12.4%
Monarch Alternative Capital LP, as investment adviser to certain entities(3)	4,866,333	6.4%	925,000	3,941,333	5.2%
Imperial Landscape Sponsor LLC(4)	3,833,290	5.0%	1,166,624	2,666,666	3.5%
Entities affiliated with Eminence Capital, LP(5)	3,584,230	4.7%	3,584,230	—	—
Noam Gottesman(6)	3,571,307	4.6%	869,674	2,701,633	3.5%
Conversant GL Plus LP	1,792,115	2.4%	1,792,115	—	—
Funds managed by Diameter Capital Partners LP(7)	1,792,115	2.4%	1,792,115	—	—
Harbor Spring Master Fund, LP	1,792,115	2.4%	1,792,115	—	—
Conversant Opportunity Master Fund LP(8)	1,513,606	2.0%	716,846	796,760	1.0%
T4Q Securities Trust	1,086,278	1.4%	1,040,783	45,495	*

	Class A Shares Beneficially Owned Prior to this Offering			Class A Shares Beneficially Owned After this Offering
Selling Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Class A Shares to be Sold in the Offering	Number of Shares Owned	Percentage of Outstanding Shares
United Refining Inc.(9)	719,161	*	358,423	360,738	*
Counsel Global Real Estate Fund	302,268	*	277,745	25,023	*
Hazelview Global Real Estate Fund	243,640	*	207,546	36,094	*
Kevin Winner	106,431	*	106,431	6,965	*
Sean Milks	14,239	*	14,239	—	*

(1)

The number of Class A Shares beneficially owned prior to this offering includes 5,847,792 shares directly held by CPREF, including 486,474 Resale Shares, 160,958 shares directly held by CPREF SBS, including 22,276 Resale Shares, and 4,916,250 shares directly held by SC III, including 416,250 Resale Shares. CPREF, its general partner CPREF Associates, and its general partner CPREF Cayman GP possess shared voting and dispositive power with respect to the shares directly held by CPREF. CPREF SBS and its general partner CCP SBS GP possess shared voting and dispositive power with respect to the shares directly held by CPREF SBS. SC III, its general partner CSCP III GP, and its general partner CSCP III Cayman GP possess shared voting and dispositive power with respect to the shares directly held by SC III. Jeffrey H. Aronson, as the director of each of CPREF Cayman GP and CSCP III Cayman GP, and as managing member of CCP SBS GP, may be deemed to share beneficial ownership with respect to the shares held of record by each of CPREF, CPREF SBS and SC III. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by each of CPREF, CPREF SBS and SC III, except to the extent of any proportionate pecuniary interest therein.

(2)

The number of Class A Shares beneficially owned prior to and after this offering includes 2,082,125 shares issuable upon the exercise of Warrants. Davidson Kempner Long-Term Distressed Opportunities GP V LLC, a Delaware limited liability company, is the general partner of DKLDO. Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”), acts as investment manager to DKLDO, by virtue of a sub-advisory agreement with the investment manager of the fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO reported herein

(3)

The number of Class A Shares beneficially owned prior to and after this offering includes 265,333 shares issuable upon the exercise of Warrants. Monarch Alternative Capital LP serves as investment adviser to certain entities with respect to shares directly owned by such entities. Monarch Alternative Capital LP, MDRA GP LP, as general partner of Monarch Alternative Capital LP, and Monarch GP LLC, as general partner of MDRA GP LP, possess shared voting and dispositive power with respect to these shares.

(4)

Imperial and Mr. Fascitelli may each be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, these Class A Shares. This amount beneficially owned prior to this offering consists of (a) 2,366,624 Class A Shares held directly by Imperial, (b) 800,000 shares of Series A Founder Preferred Stock held indirectly by Imperial through the sole direct owner of shares of Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (c) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by Imperial and (d) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by Imperial through the sole direct owner of shares of our Series A Founder Preferred Stock.

(5)

Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to each of Eminence Holdings LLC (“Eminence Holdings”) and EC Longhorn LLC (“Longhorn”), which directly own these Class A Shares. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned directly by Eminence Holdings and Longhorn. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities.

(6)

Mr. Gottesman may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 3,571,307 Class A Shares. This amount consists of (a) 869,674 Class A Shares held directly by Mr. Gottesman, (b) 1,234,967 Class A Shares held directly by TOMS Acquisition, (c) 800,000 shares of Series A Founder Preferred Stock held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (d) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by TOMS Acquisition and (e) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock.

(7)

Reflects Class A Shares held by Diameter Master Fund LP and Diameter Dislocation Master Fund LP (collectively, the “Diameter Funds”). Diameter Capital Partners LP is the investment manager of each of the Diameter Funds and, therefore, has investment and voting power over these Class A Shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the investment manager, make voting and investment decisions on behalf of the investment manager. As a result, the investment manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these Class A Shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership.

(8)	The number of Class A Shares beneficially owned prior to and after this offering includes 221,760 Class A Shares issuable upon the exercise of Warrants.
(9)	John A. Catsimatidis possesses voting and investment power and John A. Catsimatidis, Jr. possesses investment power with respect to these shares.
*	Indicates beneficial ownership of less than 1% of total outstanding Class A Shares.

Relationships with the Selling Stockholders

Michael D. Fascitelli is Co-Chairman of our Board and controls Imperial Landscape Sponsor LLC, beneficial owner of more than 5% of our Class A Common Stock and 50% of our Series A Founder Preferred Stock, and Noam Gottesman is a member of our Board and controls TOMS Acquisition II LLC, beneficial owner of 50% of our Series A Founder Preferred Stock. For descriptions of our relationships with TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC, and the Centerbridge Entities, see “Certain Relationships and Related Party Transactions”.

DESCRIPTION OF OUR CLASS A COMMON STOCK

The following is a summary description of our Class A Common Stock. It does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2 hereto respectively, and, as well as the DGCL.

General

Pursuant to the Certificate of Incorporation, we have the authority to issue up to 1,590,000,000 shares of Class A Common Stock. Each share of Class A Common Stock has the same relative rights, and is identical in all respects, with each other share of Class A Common Stock. The Class A Common Stock is traded on the Nasdaq Global Market under the symbol “RADI”. As of June 4, 2021, there were 37 holders of record of Class A Common Stock.

We also have the authority, under the Certificate of Incorporation, to issue up to (i) 200,000,000 shares of Class B Common Stock (together with the Class A Common Stock, the “Common Stock”); and (ii) 202,986,033 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which (i) 1,600,000 is designated Series A Founder Preferred Stock and (ii) 1,386,033 is designated Series B Founder Preferred Stock. As of June 4, 2021, there were 30 holders of record of Class B Common Stock. The Board is authorized to issue additional shares of authorized capital stock of Radius without stockholder approval (except as may be required by the listing standards of Nasdaq).

Voting Rights

The holders of shares of Class A Common Stock and the holders of the shares of the Class B Common Stock, vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Certificate of Incorporation and subject to applicable law and the rights, if any, of the holders of any outstanding series of shares of Founder Preferred Stock. Delaware law could require either holders of the Class A Common Stock and Class B Common Stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Certificate of Incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Each holder of record of Class A Common Stock is entitled to cast one vote for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Company. The holders of Class A Common Stock do not have cumulative voting rights.

Dividends

Holders of Class A Common Stock are entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor, subject to applicable law and the rights, if any, of the holders of any outstanding series of our preferred stock.

Notwithstanding the foregoing, without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no dividend will be declared or paid or set apart for payment on the Class A Common Stock in (i) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there will also be or have been declared and set apart for payment on the shares of Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or (ii) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock unless there will also be or have been declared and set apart for payment on the shares of Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights options or warrants to purchase shares of Class B Common Stock. The Certificate of Incorporation and Bylaws provide that the holders of shares of Class B Common Stock will not be entitled to receive any dividends in respect of their shares of Class B Common Stock.

No Preemptive Rights

Holders of the Class A Common Stock are not be entitled to preemptive rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Common Stock will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of shares of preferred stock of the Company.

Conversion

Shares of Class A Common Stock are not convertible into or exchangeable for any other class or series of capital stock of the Company.

Stock Splits

Without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination will be effected on the shares of Class A Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the shares of Class B Common Stock.

Merger or Consolidation

In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each share of Class A Common Stock will be entitled to receive the same per share consideration on a per share basis

Anti-Takeover Provisions

The provisions of the DGCL, the Certificate of Incorporation and the Bylaws contain provisions that may delay, discourage or prevent another party from acquiring control of us, even if the acquisition could be beneficial to stockholders. These provisions discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Board and Committee Composition

So long as TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC and William Berkman, their affiliates and their permitted transferees in aggregate hold 20% or more of the issued and outstanding shares of

Founder Preferred Stock, four of the Company’s nine directors are “Founder Directors”, appointed by the holders of the shares of Founder Preferred Stock without any vote of the holders of the shares of Common Stock. In addition, William Berkman, Berkman Family Investments, LLC, Scott Bruce, Richard Goldstein and their permitted transferees have the right to designate a majority of the Nominating and Governance Committee of the Board, and at least four-ninths of each committee of the Board are comprised of Founder Directors or other directors selected by them. As a result, holders of the shares of Common Stock have the right to elect only five out of nine Directors, which will limit a potential acquirors’ ability to influence the composition of the Board and, in turn, potentially influence and impact actions taken by the Board.

Further, so long as shares of Founder Preferred Stock remain outstanding, the Company is not permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding shares of Founder Preferred Stock.

Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulative votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Director Vacancies

The Certificate of Incorporation and Bylaws authorize only the Board to elect a director to fill vacancies on the Board resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (in each case, subject to the rights of the holders of the shares of Founder Preferred Stock). These provisions will prevent stockholders from being able to fill vacancies on the Board and would therefore prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. The Certificate of Incorporation provides that the stockholders may not take action by written consent; provided, however, that holders of the shares of Founder Preferred Stock may act by written consent in accordance with the Certificate of Incorporation. As a result, stockholders (other than holders of shares of the Founder Preferred Stock) may only take action at annual or special meetings of the stockholders.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals

The Bylaws provide that, subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, (a) may be called at any time, but only by (i) the chairman of the Board, if there is one, or if there are co-chairmen of the Board, either of them, (ii) the Chief Executive Officer, (iii) the Board or (iv) an officer authorized by the Board to do so and (b) shall be called by (i) the chairman of the Board, if there is one, or, if there are co-chairmen of the Board, either of them, or (ii) the Chief Executive Officer, upon the written request of the holders of at least 30% of the voting power of the then outstanding capital shares of the Company generally entitled to vote on the matter for which such special meeting of stockholders is called.

In addition, the Bylaws establish advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting, including that any such stockholder must give timely notice of any stockholder proposal in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. To be timely, such notice is generally be required to be delivered or mailed and received not less than 90 days nor more than 120 days prior to the anniversary of the Company’s immediately preceding annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude the stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders if the proper procedures are not followed. These procedures may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Further, any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board, without the need for approval thereof by stockholders to reconvene or convene, respectively, at the same or some other place. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Authorized but Unissued Preferred Shares

The Certificate of Incorporation authorizes the Board, by resolution and without further action by the stockholders, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The existence of authorized but unissued and unreserved preferred shares could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation and Bylaws provides for certain limitations on liability and indemnification for our directors and officers to the fullest extent permitted by the DGCL. The effect of such provisions is to restrict our rights and the rights of the stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. In addition, we have entered into indemnity agreements with its Directors and through employment agreements, our executive officers.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware (unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, in which case the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware).

The Certificate of Incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the forum provisions in the Certificate of Incorporation.

Section 203 of the DGCL

We are governed by Delaware law, including Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such transaction, the corporation’s board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

•	upon completion of such transaction, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at the time or after the person became an interested stockholder, the business combination was approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, stock sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. Although a Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or by-laws approved by its stockholders, we did not opt out of Section 203. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by the stockholders.

Amendment of Bylaws

Under the Bylaws, the Board can adopt, amend or repeal the Bylaws, subject to limitations under the DGCL. Our stockholders also have the power to amend or repeal the Bylaws.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021, USA.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 16,674,201 Warrant Shares upon the exercise of the Warrants and (ii) the offer and sale, from time to time, by the Selling Stockholders of up to 26,493,886 Resale Shares.

The Selling Stockholders may, from time to time, on a continuous or delayed basis, sell any or all of their Resale Shares covered hereby directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at varying prices determined at the time of sale, or at fixed prices, which may be changed, on any stock exchange, market or trading facility on which the Class A Common Stock is traded, or in private transactions. The sale of the Resale Shares offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	underwritten transactions;

•

transactions involving cross or block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	exchange distributions in accordance with the rules of the applicable exchange;

•	short sales after the registration statement of which this prospectus forms a part becomes effective;

•	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of Resale Shares at a stipulated price per share;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	“at the market” offerings or through market makers into an existing market for the Class A Common Stock;

•

through trading plans entered into by the Company or a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	a combination of any of the foregoing; and

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders may also sell or transfer Resale Shares pursuant to any available exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer Resale Shares by other means not described in this prospectus.

The Selling Stockholders may also sell Resale Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell Resale Shares in block transactions to market makers or other purchasers at a price per share that may be below the then-market price.

Any agents, broker-dealers, or underwriters that participate in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Shares may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, broker-dealer, or underwriter that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any agents, broker-dealers, or underwriters regarding the sale of their Resale Shares, nor is there an agent, coordinating broker, or underwriter acting in connection with a proposed sale of Resale Shares by the Selling Stockholders. If we are notified by the Selling Stockholders that any material arrangement has been entered into for the sale of Resale Shares, if required, we will file a supplement to this prospectus to the extent required.

To the extent required, the Resale Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, a free writing prospectus, a post-effective amendment to the registration statement that includes this prospectus, or filings we make with the Securities and Exchange Commission under the Exchange Act that are incorporated herein by reference.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We may suspend the sale of Resale Shares by the Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Stockholders use this prospectus for any sale of the Resale Shares, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay the expenses in connection with the registration of certain of the Resale Shares. We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Resale Shares for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Shares by the Selling Stockholders or any other person. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the Resale Shares.

LEGAL MATTERS

The validity of the Class A Shares being offered by this prospectus will be passed upon for us by our counsel, Hogan Lovells US LLP, Washington, District of Columbia.

EXPERTS

The consolidated balance sheets of Radius Global Infrastructure, Inc. and subsidiaries as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the periods from February 10, 2020 to December 31, 2020 (Successor), and from January 1, 2020 to February 9, 2020 and for the year ended December 31, 2019 (Predecessor), have been included herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all the information included in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

The SEC maintains an Internet website that contains annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act), proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection free of charge at the website of the SEC referred to above. These filings are also available free of charge to the public on, or accessible through, our corporate website at www.radiusglobal.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the period from February 10, 2020 to December 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor) and the year ended December 31, 2019 (Predecessor)

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2020 (Successor) and December 31, 2019 (Predecessor)	F-3

Consolidated Statements of Operations for the period from February  10, 2020 to December 31, 2020 (Successor), for the period from January 1, 2020 to February 9, 2020 (Predecessor) and for the year ended December 31, 2019 (Predecessor)

F-4

Consolidated Statements of Comprehensive Loss for the period from February 10, 2020 to December 31, 2020 (Successor), for the period from January 1, 2020 to February 9, 2020 (Predecessor) and for the year ended December 31, 2019 (Predecessor)

F-5

Consolidated Statements of Stockholders’ Equity/Members’ Deficit for the period from February 10, 2020 to December 31, 2020 (Successor), for the period from January 1, 2020 to February 9, 2020 (Predecessor) and for the year ended December 31, 2019 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the period from February  10, 2020 to December 31, 2020 (Successor), for the period from January 1, 2020 to February 9, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor)

F-7
Notes to Consolidated Financial Statements	F-8

As of and for the three months ended March 31, 2021 and the period from February 10, 2020 to March 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor)

Unaudited Condensed Consolidated Financial Statements	F-41
Condensed Consolidated Balance Sheets at March 31, 2021 and December 31, 2020	F-41

Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and the period from February 10, 2020 to March 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor)

F-42

Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2021 and the period from February 10, 2020 to March 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor)

F-43

Condensed Consolidated Statements of Stockholders’ Equity/Members’ Deficit for the three months ended March 31, 2021 and the period from February 10, 2020 to March 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor)

F-44

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and the period from February 10, 2020 to March 31, 2020 (Successor), and for the period from January 1, 2020 to February 9, 2020 (Predecessor)

F-46
Notes to Condensed Consolidated Financial Statements	F-47

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Radius Global Infrastructure, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Radius Global Infrastructure, Inc. and subsidiaries (the Company) as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the periods from February 10, 2020 to December 31, 2020 (Successor), and from January 1, 2020 to February 9, 2020 and for the year ended December 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor) and the results of its operations and its cash flows for the periods from February 10, 2020 to December 31, 2020 (Successor) and January 1, 2020 to February 9th, 2020, and the year ended December 31, 2019 (Predecessor) in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Notes 1 and 2 to the consolidated financial statements, effective February 10, 2020, the Company acquired AP WIP Investment Holdings LP, the direct parent of AP WIP Investments, LLC, which was accounted for as a business combination. All periods presented prior to February 10, 2020 are of AP WIP Investments, LLC and are referred to as the Predecessor periods. The period presented subsequent to February 10, 2020 is of the Company and is referred to as the Successor period.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2010.

Philadelphia, Pennsylvania

March 30, 2021

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$99,896	$62,892
Restricted cash	1,614	1,140
Trade receivables, net	7,829	7,578
Prepaid expenses and other current assets	17,352	9,199

Total current assets	126,691	80,809

Real property interests, net:
Right-of-use assets – finance leases, net	237,862	80,498
Cell site leasehold interests, net	851,529	346,662

Real property interests, net	1,089,391	427,160
Intangible assets, net	5,880	2,848
Property and equipment, net	1,382	1,095
Goodwill	80,509	—
Deferred tax asset	1,173	991
Restricted cash, long-term	113,938	14,014
Other long-term assets	9,266	5,892

Total assets	$1,428,230	$532,809

Liabilities and Stockholders’ Equity/Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$30,854	$22,786
Rent received in advance	19,587	13,856
Finance lease liabilities, current	9,920	5,749
Cell site leasehold interest liabilities, current	5,749	8,379
Current portion of long-term debt, net of deferred financing costs	—	48,884

Total current liabilities	66,110	99,654

Finance lease liabilities	23,925	10,451
Cell site leasehold interest liabilities	11,813	8,462
Long-term debt, net of debt discount and deferred financing costs	728,473	524,047
Deferred tax liability	57,137	—
Other long-term liabilities	8,704	5,531

Total liabilities	896,162	648,145

Commitments and contingencies
Stockholders’ equity/Members’ deficit:
Series A Founder Preferred Shares (Successor), no par value; 1,600,000 shares authorized; 1,600,000 shares issued and outstanding as of December 31, 2020	—	—
Series B Founder Preferred Shares (Successor), no par value; 1,386,033 shares authorized; 1,386,033 shares issued and outstanding as of December 31, 2020	—	—
Class A Shares (Successor), no par value; 1,590,000,000 shares authorized; 58,425,000 shares issued and outstanding as of December 31, 2020	—	—
Class B Shares (Successor), no par value; 200,000,000 shares authorized; 11,414,030 shares issued and outstanding as of December 31, 2020	—	—
Class A units (Predecessor)	—	33,672
Common units (Predecessor)	—	85,347
Additional paid-in capital (Successor)	673,955	—
Members’ accumulated deficit (Predecessor)	—	(208,883)
Members’ accumulated other comprehensive loss (Predecessor)	—	(25,472)
Accumulated other comprehensive income (Successor)	15,768	—
Accumulated deficit (Successor)	(213,237)	—

Total stockholders’ equity attributable to Radius Global Infrastructure, Inc./ members’ deficit	476,486	(115,336)
Noncontrolling interest	55,582	—

Total liabilities and stockholders’ equity/members’ deficit	$1,428,230	$532,809

The accompanying notes are an integral part of these consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020	Year ended December 31, 2019
Revenue	$62,923	$6,836	$55,706
Cost of service	619	34	326

Gross profit	62,304	6,802	55,380

Operating expenses:
Selling, general and administrative	60,565	4,344	36,783
Share-based compensation	83,421	—	—
Management incentive plan	—	—	893
Amortization and depreciation	43,005	2,584	19,132
Impairment – decommission of cell sites	1,975	530	2,570

Total operating expenses	188,966	7,458	59,378

Operating loss	(126,662)	(656)	(3,998)

Other income (expense):
Realized and unrealized (loss) gain on foreign currency debt	(40,434)	11,500	(6,118)
Interest expense, net	(25,201)	(3,623)	(32,038)
Other income (expense), net	1,916	(277)	177
Gain on extinguishment of debt	1,264	—	—

Total other income (expense), net	(62,455)	7,600	(37,979)

Income (loss) before income tax expense	(189,117)	6,944	(41,977)
Income tax expense	2,825	767	2,468

Net income (loss)	(191,942)	$6,177	$(44,445)

Net loss attributable to noncontrolling interest	(9,851)

Net loss attributable to Radius Global Infrastructure, Inc. common shareholders	$(182,091)

Loss per common share:
Basic and diluted	$(3.12)
Weighted average common shares outstanding:
Basic and diluted	58,425,000

The accompanying notes are an integral part of these consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020	Year ended December 31, 2019
Net income (loss)	$(191,942)	$6,177	$(44,445)
Other comprehensive income (loss):
Foreign currency translation adjustment	15,768	(7,165)	904

Comprehensive loss	$(176,174)	$(988)	$(43,541)

The accompanying notes are an integral part of these consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/MEMBERS’ DEFICIT

(in thousands, except share and per share amounts)

Predecessor
	Class A shares		Common shares		Accumulated deficit	Accumulated other comprehensive loss	Members’ deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	4,003,603	$33,672	20,000,000	$85,347	$(170,517)	$(26,376)	$(77,874)
Consolidation of variable interest entity					6,079		6,079
Foreign currency translation adjustment	—	—	—	—	—	904	904
Net loss	—	—	—	—	(44,445)	—	(44,445)

Balance at December 31, 2019	4,003,603	33,672	20,000,000	85,347	(208,883)	(25,472)	(115,336)

Foreign currency translation adjustment	—	—	—	—	—	(7,165)	(7,165)
Net income	—	—	—	—	6,177	—	6,177

Balance at February 9, 2020	4,003,603	$33,672	20,000,000	$85,347	$(202,706)	$(32,637)	$(116,324)

Successor
	Series A Founder Preferred Shares		Series B Founder Preferred Shares		Class A Shares		Class B Shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Noncontrolling interest	Total stockholders’ equity
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at February 10, 2020	1,600,000	$—	—	$—	58,425,000	$—	—	$—	$590,534	$—	$(31,146)	$—	$559,388
Issuances of shares in APW Acquisition	—	—	—	—	—	—	6,014,030	—	—	—	—	65,433	65,433
Share-based compensation	—	—	1,386,033	—	—	—	5,400,000	—	83,421	—	—	—	83,421
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	15,768	—	—	15,768
Net loss	—	—	—	—	—	—	—	—	—	—	(182,091)	(9,851)	(191,942)

Balance at December 31, 2020	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$673,955	$15,768	$(213,237)	$55,582	$532,068

The accompanying notes are an integral part of these consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share and per share amounts)

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020	Year ended December 31, 2019
Cash flows from operating activities:
Net income (loss)	$(191,942)	$6,177	$(44,445)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and depreciation	43,005	2,584	19,132
Amortization of finance lease and cell site leasehold interest liabilities discount	1,279	213	2,097
Impairment – decommission of cell sites	1,975	530	2,570
Realized and unrealized loss (gain) on foreign currency debt	40,434	(11,500)	6,118
Amortization of debt discount and deferred financing costs	192	280	2,920
Provision for bad debt expense	323	26	761
Share-based compensation	83,421	—	—
Deferred income taxes	(962)	339	(570)
Gain on extinguishment of debt	(1,264)	—	—
Change in assets and liabilities:
Trade receivables, net	(53)	(682)	(2,492)
Prepaid expenses and other assets	(5,911)	935	(6,428)
Accounts payable, accrued expenses and other long-term liabilities	(15,316)	(4,605)	11,228
Rent received in advance	2,282	2,251	2,520

Net cash used in operating activities	(42,537)	(3,452)	(6,589)

Cash flows from investing activities:
Cash paid in APW Acquisition, net of cash acquired	(277,065)	—	—
Investments in real property interests and related intangible assets	(175,665)	(5,064)	(78,052)
Consolidation of variable interest entity	—	—	4,457
Advances on note receivable	(2,500)	(17,500)	—
Payments received on note receivable	20,000	—	—
Purchases of property and equipment	(1,049)	(40)	(317)

Net cash used in investing activities	(436,279)	(22,604)	(73,912)

Cash flows from financing activities:
Borrowings under the Facility Agreement	160,475	—	75,480
Proceeds from term loans and other debt agreements	3,245	—	18,600
Repayments of term loans and other debt	(48,065)	(250)	(19,350)
Debt issuance costs	(3,721)	—	(3,031)
Repayments of finance lease and cell site leasehold interest liabilities	(12,081)	(3,149)	(12,601)

Net cash provided by (used in) financing activities	99,853	(3,399)	59,098

Net change in cash and cash equivalents and restricted cash	(378,963)	(29,455)	(21,403)

Effect of change in foreign currency exchange rates on cash and restricted cash	5,783	(232)	(1,965)
Cash and cash equivalents and restricted cash at beginning of period	588,628	78,046	101,414

Cash and cash equivalents and restricted cash at end of period	$215,448	$48,359	$78,046

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$22,574	$4,684	$28,781
Debt issuance costs incurred but not paid	$—	$—	$779
Cash paid for income taxes	$2,748	$1,112	$1,080

See accompanying notes to consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts and unless otherwise disclosed)

1.	Organization

Radius Global Infrastructure, Inc. (together with its subsidiaries, “Radius” and/or the “Company”), formerly known as Landscape Acquisition Holdings Limited (“Landscape”) and Digital Landscape Group, Inc., is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. The Company typically purchases, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”). Typically, the Company acquires the rental stream by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides the Company the right to receive the rents from the Tenant Lease. In addition, the Company purchases contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The Company was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Business Companies Act, 2004, as amended, on November 1, 2017. The Company was originally formed to undertake an acquisition of a target company or business.

On February 10, 2020 (the “Closing Date”), the Company completed its acquisition by purchasing AP WIP Investments Holdings, LP (“AP Wireless”), a Delaware limited partnership and the direct parent of AP WIP Investments, LLC (“AP WIP Investments”), pursuant to a merger agreement entered into on November 19, 2019. The acquisition, together with the other transactions contemplated by the merger agreement are referred to herein as the “Transaction” and/or “APW Acquisition”. In connection with the closing of the Transaction, Landscape changed its name to Digital Landscape Group, Inc.

Upon completion of the Transaction, on the Closing Date, the Company acquired a 91.8%. interest in APW OpCo LLC (“APW OpCo”), the parent of AP Wireless and the indirect parent of AP WIP Investments, for consideration of approximately $860,000 less (i) debt as of June 30, 2019 of approximately $539,000, (ii) approximately $65,000 to redeem a minority investor in the AP Wireless business, and (iii) allocable transaction expenses of approximately $10,700 plus (iv) cash as of June 30, 2019 of approximately $66,500 (subject to certain limited adjustments). The Transaction was completed through a merger of a newly created subsidiary of Landscape with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of Landscape. Following the Transaction and as noted above, the Company owned 91.8% of APW OpCo. The remaining 8.2% interest in APW OpCo is owned by certain former partners of Associated Partners, L.P. (“Associated Partners”), the selling party in the Transaction. Such partners of Associated Partners were members of APW OpCo immediately prior to the Closing Date and elected to roll over their investment in AP Wireless in connection with the APW Acquisition (the “Continuing OpCo Members”). As a result, the AP Wireless business is 100% owned by the Company and the Continuing OpCo Members.

In connection with the APW Acquisition, the Company entered into a subscription agreement, dated as of November 20, 2019 and amended and supplemented as of February 7, 2020 (the “Centerbridge Subscription Agreement”), with Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P. (collectively, the “Centerbridge Entities”). Pursuant to the Centerbridge Subscription Agreement, the Centerbridge Entities subscribed for $100,000 of Ordinary Shares at a price of $10.00 per share (the “Centerbridge Subscription”) in connection with, and contingent upon the consummation of, the APW Acquisition. The cash proceeds from the Centerbridge Subscription are available for general corporate purposes, including the acquisition of real property interests and revenue streams critical for wireless communications.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

On October 2, 2020, the Company effected a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended, and a domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which the Company’s jurisdiction of incorporation was changed from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, the Company was renamed “Radius Global Infrastructure, Inc.”

On October 2, 2020, in connection with the Domestication, the Company delisted its ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) from trading on the London Stock Exchange (the “LSE”) and on October 5, 2020 began trading its shares of Class A common stock (the “Class A Common Shares” or “Class A Shares”) on the Nasdaq Global Market under the symbol “RADI”. Accordingly, for disclosures of historical transactions involving the Company’s Class A Shares pertaining to periods prior to October 2, 2020 (the date of Domestication), references are made in the notes to the consolidated financial statements to “Ordinary Shares”, the legal form of the Company’s shares prior to October 2, 2020. For prospective references in these disclosures, including with respect to the outcome of any exercise, conversion, vesting or acquisition of different classes or types of securities, references are made to “common shares”, “Class A Common Shares” or “Class A Shares”.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Unless the context otherwise requires, the “Company”, refers, for periods prior to the completion of the Transaction, to AP WIP Investments, and its subsidiaries and, for periods after the completion of the Transaction, to Radius Global Infrastructure, Inc. and its subsidiaries, including AP WIP Investments and its subsidiaries.

As a result of the Transaction, for accounting purposes, the Company is the acquirer and AP WIP Investments is the acquiree and accounting Predecessor to Radius, as Landscape had no operations prior to the Transaction. Accordingly, the financial statement presentation includes the financial statements of AP WIP Investments as “Predecessor” for periods prior to the Closing Date and Radius as “Successor” for periods after the Closing Date, including the consolidation of AP WIP Investments and its subsidiaries. The Transaction was accounted for as a business combination under the scope of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”).

The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

For the Successor period from February 10, 2020 through December 31, 2020, Radius consolidated the financial position and results of operations of AP WIP Investments and its subsidiaries. For the Predecessor periods, the consolidated financial statements include the accounts of AP WIP Investments and its subsidiaries, as well as a variable interest entity (“VIE”).

Use of Estimates

The preparation of the consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Cash and Cash Equivalents

Cash includes cash on hand and demand deposits. The Company maintains its deposits at high-quality financial institutions and monitors the credit ratings of those institutions. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. While cash held by financial institutions may at times exceed federally insured limits, the Company believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts. Gains and losses on highly liquid investments classified as cash equivalents are reported in other income in the consolidated statements of operations.

Restricted Cash

The Company is required to maintain cash collateral at certain financial institutions. Additionally, amounts that are required to be held in an escrow account, which, subject to certain conditions, are available to the Company under the loan agreements. Accordingly, these balances contain restrictions as to their availability and usage and are classified as restricted cash in the consolidated balance sheets. The reconciliation of cash and cash equivalents and restricted cash reported within the applicable balance sheet that sum to the total of the same such amounts shown in the consolidated statements of cash flows is as follows:

	Successor	Predecessor
	December 31, 2020	February 9, 2020	December 31, 2019
Cash and cash equivalents	$99,896	$33,333	$62,892
Restricted cash	1,614	2,642	1,140
Restricted cash, long term	113,938	12,384	14,014

Total cash and cash equivalents and restricted cash	$215,448	$48,359	$78,046

Fair Value Measurements

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, restricted cash, trade receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, and rent received in advance approximate fair value due to their short-term nature. As of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the carrying amounts of the Company’s debt and lease and other leasehold interest liabilities approximated its fair value, as the obligation bears interest at rates currently available for debt with similar maturities and collateral requirements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Trade Receivables, Net

Trade receivables are recorded at the invoiced amount and are generally unsecured as they are uncollateralized. The Company provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value. Judgement is exercised in establishing allowances and estimates are based on the tenants’ payment history and liquidity. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense included in selling, general and administrative expense in the accompanying consolidated statements of operations.

The balances of and changes in the allowance for doubtful accounts are as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020	Year ended December 31, 2019
Beginning balance	$509	$491	$—
Allowance for doubtful accounts	323	26	761
Write-offs, net	(17)	—	—
Foreign currency translation	22	(8)	(270)

Ending balance	$837	$509	$491

Real Property Interests

The Company’s core business is to contract for the purchase of leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets at cell sites. Real property interests include costs recorded under leasehold interest arrangements either as intangible assets or right-of-use assets, depending on whether or not the arrangement is determined to be a lease at the inception of the agreement under ASC Topic 842, Leases (“ASC 842”). For acquisitions of real property interests that meet the definition of an asset acquisition, the cell site leasehold interests are recorded as intangible assets and are stated at cost less accumulated amortization, and amortization is computed using the straight-line method over the estimated useful lives of these real property interests, which is estimated as the lesser of the useful life of the underlying cell site asset or the term of the arrangement.

On January 1, 2019, the Predecessor adopted the guidance in ASC 842 using the modified retrospective method applied to lease arrangements that were in place on the transition date. The Predecessor elected certain available practical expedients which permit the adopter to not reassess certain items upon adoption,

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

including: (i) whether any existing contracts are or contain leases, (ii) the classification of existing leases, (iii) initial direct costs for existing leases and (iv) short-term leases, which permits an adopter to not apply the lease standard to leases with a remaining maturity of one year or less and applied the new lease accounting standard to all leases, including short-term leases. The Predecessor also elected the practical expedient related to easements, which permits carryforward accounting treatment for land easements (included in cell site leasehold interests in the consolidated balance sheets) on existing agreements.

Under ASC 842, the Company determines if an arrangement, including leasehold interest arrangements, is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration. ASC 842 requires the Company to recognize a right-of-use asset and a lease liability arising from a lease arrangement, which also must be classified as either a financing or an operating lease. This classification determines whether the lease expense associated with future lease payments is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

For each arrangement determined to be a lease, the Company records a lease liability at the present value of the arrangement’s remaining contractually-required payments and a right-of-use asset in the same amount plus any upfront payments made under the arrangement and any initial direct costs. Each leasing arrangement is classified as either a finance or operating lease. Finance lease right-of-use assets are amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years. To determine the lease term, the Company considers all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the cell site’s estimated economic life.

Operating Leases

Rights and obligations are primarily related to operating leases for office space. At lease commencement, the Company records a liability and a corresponding right-of-use asset for each operating lease, measured at the present value of the unpaid lease payments, plus any initial direct costs incurred and less any lease incentives received. Leases with an initial term of twelve months or less are not recorded in the consolidated balance sheet. The Company records lease expense for operating leases on a straight-line basis over the lease term.

Property and Equipment

Property and equipment, which primarily consists of computer hardware and software, office furniture and tenant improvements, are stated at cost, less accumulated depreciation. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in the consolidated statement of operations. Depreciation is recognized using the straight-line method in amounts considered to be sufficient to allocate the cost of the assets to operations over their estimated useful lives, which generally range from two to three years. Depreciation expense was $388 for the period from February 10 to December 31, 2020 (Successor), $44 for the period from January 1 to February 9, 2020 (Predecessor), and $373 for the year ended December 31, 2019 (Predecessor). As of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), accumulated depreciation was $1,810 and $1,423, respectively.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Long-Lived Assets, Including Definite-Lived Intangible Assets

The Company’s primary long-lived assets include real property interests and intangible assets. Intangible assets recorded for in-place tenant leases are stated at cost less accumulated amortization and are amortized on a straight-line basis over the remaining cell site lease term with the in-place tenant, including lease renewal periods. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The Company reviewed the portfolio of real property interests and intangible assets for impairment, in which the Company identified cell sites for which impairment charges were recorded in Impairment – decommission of cell sites in the consolidated statements of operations.

Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost in a transaction accounted for as a business combination in accordance with ASC 805. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of November 30th of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. There was no impairment of goodwill for the period from February 10, 2020 to December 31, 2020 (Successor).

Revenue Recognition

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease, not including renewal terms, since the operating lease arrangements are cancellable by the tenant.

Rent received in advance is recorded when the Company receives advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance. At December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the Company’s rent received in advance was $19,587 and $13,856, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The Company reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. The need to establish valuation allowances for deferred tax assets is assessed quarterly. In assessing the requirement for, and amount of, a valuation allowance in accordance with the more likely than not standard for all periods, the Company considers all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives. A history of cumulative losses is a significant piece of negative evidence used in the assessment. If a history of cumulative losses is incurred for a tax jurisdiction, forecasts of future profitability are not used as positive evidence related to the realization of the deferred tax assets in the assessment.

For periods after the consummation of the Transaction, the Company is subject to U.S. federal and state income taxes. Additionally, AP WIP Investments files income tax returns in the various state and foreign jurisdictions in which it operates. AP WIP Investments’ tax returns are subject to tax examinations by foreign tax authorities until the expiration of the respective statutes of limitation. AP WIP Investments currently has no tax years under examination.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties as a component of income tax expense in the accompanying consolidated statements of operations.

Share-based compensation

The Company expenses share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. For share-based compensation awards with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. An offsetting increase to stockholders’ equity is recognized equal to the amount of the compensation expense charge. The Company recognizes forfeitures as they occur as a reduction of share-based compensation expense in the consolidated statement of operations.

Warrants

The Company has warrants that were issued with its Ordinary Shares and Series A Founder Preferred Shares that were determined to be equity classified in accordance with ASC Topic 815, Derivatives and Hedging. The Company also issued warrants with shares issued to non-founder directors for compensation that were determined to be equity classified in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). The fair value of the warrants was recorded as additional paid-in capital on the issuance date, and no further adjustments were made.

Basic and Diluted Earnings per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

period. The Company has determined that its Series A Founder Preferred Shares are participating securities as the Series A Founder Preferred Shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company uses the two-class method of computing earnings per share, for common shares and Series A Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income applicable to holders of common shares is allocated on a pro rata basis to the holders of common shares and Series A Founder Preferred Shares to the extent that each class may share in the Company’s income for the period; whereas undistributed net loss is allocated only to common shares because Series A Founder Preferred Shares are not contractually obligated to share in the Company’s losses.

Diluted earnings per common share reflects the potential dilution that would occur if securities were exercised or converted into common shares. The Company’s dilutive securities include Series A Founder Preferred Shares, warrants, stock options, and restricted shares. To calculate the number of shares for diluted earnings per common share, the effect of the participating preferred shares is computed using the as-if-converted method, and effects of the warrants, stock options, LTIP Units (as defined in Note 13) and restricted shares are computed using the treasury stock method. For all periods presented with a net loss, the effects of any incremental potential common shares have been excluded from the calculation of loss per common share because their effect would be anti-dilutive. Therefore, the weighted-average shares outstanding used to calculate both basic and diluted loss per common share are the same for periods with a net loss attributable to common shareholders of Radius.

Because the Company’s shares of Class B common stock (the “Class B Shares”) and shares of preferred stock, designated as Series B Founder Preferred Stock (the “Series B Founder Preferred Shares”) do not confer upon the holder a right to receive distributions, neither share class is included in the Company’s computation of basic or diluted earnings (loss) per common share.

Segment Reporting

The Company operates in one reportable segment which focuses on leasing cell sites to companies that own and operate cellular communication towers and other infrastructure. The Company’s business offerings have similar economic and other characteristics, including the types of customers, distribution methods and regulatory environment. The chief operating decision maker of the Company reviews investment specific data to make resource allocation decisions and assesses performance by review of profit and loss information on a consolidated basis. The consolidated financial statements reflect the financial results of the Company’s one reportable segment.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. Typically, the functional currency of each of the Company’s foreign operating subsidiaries is the respective local currency. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency assets and liabilities are translated into the reporting currency using the exchange rate prevailing at the balance sheet date, while revenue and expenses are translated at the average exchange rates during the period. Foreign exchange gains and losses arising from translation are included in accumulated other comprehensive income in the consolidated balance sheet.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued guidance that modifies how entities measure credit losses on most financial instruments. The new guidance replaces the current “incurred loss” model with an “expected credit loss”

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the asset. Effective January 1, 2020, the Company adopted the new guidance and the Company noted that operating lease receivables are not within the scope of this guidance. As such, there was no cumulative-effect adjustment to the consolidated balance sheet as of the effective date. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new ASU removes Step 2 of the goodwill impairment test and requires the assessment of fair value of individual assets and liabilities of a reporting unit to measure goodwill impairments. Goodwill impairment will then be the amount by which a reporting unit’s carrying amount exceeds its fair value. The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, to clarify and address implementation issues around the new standards related to credit losses, hedging and recognizing and measuring financial instruments. The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments. The ASU clarifies disclosure guidance for fair value options, adds clarifications to the subsequent measurement of fair value, clarifies disclosure for depository and lending institutions, clarifies the line-of-credit or revolving-debt arrangements guidance, and the interaction of Financial Instruments – Credit Losses (Topic 326) with Leases (Topic 842) and Transfers and Servicing-Sales of Financial Assets (Subtopic 860-20). The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its consolidated financial statements.

In April 2020, the FASB issued a question-and-answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions, provided as a result of the COVID-19 pandemic. Under ASC 842, the Company would have to determine, on a lease-by-lease basis, if a concession was (i) the result of a new lease agreement and as such treated within the lease modification accounting framework or (ii) under the enforceable rights and obligations within the existing lease agreement and, as such, precluded from applying the lease modification accounting framework. For lease concessions related to the effects of the COVID-19 pandemic, the Lease Modification Q&A allows that an entity can elect not to apply the lease modification framework in ASC 842 to the related arrangements and, therefore will not have to analyze each contract to determine whether enforceable rights and obligations for concessions exist in the contract, provided that the election is applied consistently to leases with similar characteristics and circumstances. The Company adopted the guidance in the Lease Modification Q&A, which had no material impact on its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. The Company’s adoption of ASU No. 2019-12 is not expected to have a material impact on its consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

3.	Business Combination

On February 10, 2020, the Company completed the APW Acquisition, acquiring AP Wireless in a business combination. The acquisition was completed through a merger of a newly created Landscape subsidiary with and into APW OpCo, with APW OpCo surviving the merger as a majority-owned subsidiary of Landscape. Following completion of the Transaction on the Closing Date, Radius owned 91.8% of APW OpCo, and the Continuing OpCo Members owned the remaining 8.2%. The APW Acquisition was accounted for as a business combination using the acquisition method with Radius as the accounting acquirer in accordance with ASC 805. The interest in APW OpCo not owned by the Company was recognized as a noncontrolling interest in the consolidated financial statements.

The aggregate acquisition consideration transferred in the APW Acquisition was $390,857, which consisted of cash consideration of $325,424 and equity consideration of $65,433. The cash component of the consideration was funded through the liquidation of cash equivalents owned by Landscape. The equity component of the consideration represented the fair value of the limited liability company units in APW OpCo issued to the Continuing OpCo Members, and includes units designated as “Class B Common Units” pursuant to the APW OpCo LLC Agreement (the “Class B Common Units”), the units designated as “Series A Rollover Profits Units” pursuant to the APW OpCo LLC Agreement (the “Series A Rollover Profits Units”) and the units designated as “Series B Rollover Profits Units” pursuant to the APW OpCo LLC Agreement (the “Series B Rollover Profits Units”) (collectively, the “Consideration Units”). The Company determined that the components of the Consideration Units were not freestanding instruments and the economic characteristics of the embedded features of the Consideration Units were considered clearly and closely related to the equity-like host of the Consideration Units, as the value of the embedded features fluctuate with the price of the underlying equity in the Consideration Units. Accordingly, the Consideration Units represented and were then accounted for as a single, hybrid financial instrument, classified as permanent equity and presented as noncontrolling interests in the consolidated balance sheet of the Company. The estimated fair value of the Consideration Units was calculated using a Monte Carlo simulation model, which used the following weighted-average assumptions: 21.1% expected volatility, a risk-free interest rate of 1.5%, estimated term of 9.2 years and a fair value of the Ordinary Shares of $10.00.

The Company recorded an allocation of the acquisition consideration to the acquiree’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed:

Cash and restricted cash	$48,359
Trade receivables	8,077
Prepaid expenses and other assets	34,970
Real property interests	901,290
Intangible assets	5,400
Accounts payable and other liabilities	(22,654)
Rent received in advance	(15,837)
Real property interest liabilities	(33,398)
Deferred income tax liability	(45,100)
Long-term debt	(570,759)

Net identifiable assets acquired	310,348
Goodwill	80,509

Total acquisition consideration	$390,857

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The Company allocated the purchase price for the transaction based upon the estimated fair value of net assets acquired and liabilities assumed at the date of acquisition. The fair value of the real property interests, which consisted of right-of-use assets under finance leases and cell site leasehold interests, was estimated under an income approach based upon management’s projections of monthly cash flows for the beneficial rights to the respective real property interests. With consideration given to the specified term of each real property interest arrangement, which ranged from 23 to 99 years as of the Closing Date, the monthly cash flow streams were discounted to present value using an appropriate pre-tax discount rate for the geographic region of each arrangement, with the discount rate for each region determined based on a base pre-tax discount rate for the United States with a premium to account for additional risk associated with the respective region. Discount rates used in the determination of the fair value of real property interests ranged from 8.2% to 18.5%.

The identified intangible assets included the in-place tenant leases. The fair value of the in-place lease intangible assets was estimated under a replacement cost method. This approach measures the value of an asset by the cost to reconstruct or replace it with another of like utility. The in-place lease intangible asset represents the avoided cost of originating the acquired lease with the in-place tenant. Based on industry experience, the Company estimated one month as a reasonable amount of time to allot for origination of a tenant lease. Accordingly, the fair value of the in-place lease intangible asset approximated the cash flows associated with one-month’s net cash flows for each in-place tenant lease.

The purchase price allocation also reflected the recognition of deferred income taxes related to the fair value of assets acquired and liabilities assumed of the AP Wireless foreign subsidiaries over their respective historical tax bases as of the Closing Date.

The following unaudited pro forma combined financial information presents the Company’s results as though the Transaction had occurred at January 1, 2019. The unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting in accordance with GAAP (unaudited):

	Year Ended December 31,
	2020	2019
Revenue	$69,759	$55,706
Net loss	$(120,457)	$(82,141)

4.	Real Property Interests

Real property interests, net consisted of the following:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Right-of-use assets – finance leases (1)	$244,885	$81,733
Cell site leasehold interests (2)	886,679	468,969

	1,131,564	550,702
Less accumulated amortization:
Right-of-use assets – finance leases	(7,023)	(1,235)
Cell site leasehold interests	(35,150)	(122,307)

Real property interests, net	$1,089,391	$427,160

(1)	Effective with the adoption of ASC 842, cell site leasehold interests qualifying as leases are recorded as finance leases.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

(2)	Includes cell site leasehold interests acquired prior to the adoption of ASC 842 and fee simple interest arrangements.

The Company’s real property interests primarily consist of leasehold interests, acquired either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets at cell sites. The agreements that provide for the leasehold interests typically are easement agreements, which have stated terms up to 99 years and provide the Company with certain beneficial rights, but not obligations, with respect to the underlying cell site leases. The beneficial rights acquired include, principally, the right to receive the rental income related to the cell site lease with the in-place tenant, and in certain circumstances, additional rents. In most cases, the stated term of the leasehold interest is longer than the remaining term of the cell site lease with the in-place tenant, which provides the Company with the right and opportunity for renewals and extensions. Although the Company has the rights under the acquired leasehold interests over the duration of the entire term, typically, the underlying tenant can terminate their lease acquired by the Company within a short time frame (30- to 180-day notice) without penalty. Under certain circumstances, the Company acquires the fee simple interest ownership, rather than acquiring a leasehold interest. In the instance in which a fee simple interest in the land is acquired, the Company is also assigned the existing cell site lease with the in-place tenant.

The Company often closes and funds its real property interest prepayment transactions through a third-party intermediary. These intermediaries generally are the Company’s retained legal counsel in each jurisdiction. Funds for these transactions are typically deposited with the intermediary who releases the funds once all closing conditions are satisfied. In other circumstances, the Company deposits monies with the owners of the cell sites in advance of consummating a lease prepayment transaction, at which time all conditions are satisfied and remaining payments are made. Amounts held by others as deposits at December 31, 2020 (Successor) and December 31, 2019 (Predecessor) totaled $1,346 and $2,311, respectively, and were recorded as other long-term assets in the Company’s consolidated balance sheets.

Right-Of-Use Assets – Finance Leases and Related Liabilities

Commencing with the adoption of ASC 842 on January 1, 2019, the Company determines if a real property interest arrangement is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the cell site or ground space underneath a communications site for a period of time in exchange for consideration. In cases in which the Company acquires a leasehold interest, the Company is both a lessor and a lessee. The weighted-average remaining lease term for the right-of-use assets categorized as finance leases was 38.2 years and 36.7 years as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), respectively. The Company recorded finance lease expense and interest expense associated with the lease liability in the consolidated statements of operations as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020	Year ended December 31, 2019
Finance lease expense	$6,922	$425	$1,235
Interest expense – lease liability	$518	$95	$504

The Company’s lease agreements do not state an implicit borrowing rate; therefore, an internal incremental borrowing rate was determined based on information available at the lease commencement date for the

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

purposes of determining the present value of lease payments. The incremental borrowing rate reflects the cost to borrow on a securitized basis in each geographical market. The weighted-average incremental borrowing rate was 2.8% and 7.9% as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), respectively.

Supplemental cash flow information for the respective periods was as follows:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Cash paid for amounts included in the measurement of finance lease liabilities:
Operating cash flows from finance leases	$134	$37	$38
Financing cash flows from finance leases	$6,044	$845	$1,255
Finance lease liabilities arising from obtaining right-of-use assets	$19,312	$1,346	$16,989

Cell Site Leasehold Interests and Related Liabilities

For real property interests that are not accounted for under ASC 842, the Company applies the acquisition method of accounting, recording an intangible asset in cell site leasehold interests, net in the consolidated balance sheet. The recorded amount of the cell site leasehold interest represents the allocation of purchase price to the contractual cash flows acquired from the in-place tenant, as well as the right and opportunity for renewals.

Under certain circumstances, the contractual payments for the acquired cell site leasehold interests are made to property owners on a noninterest-bearing basis over a specified period of time, generally ranging from two to seven years. The Company is contractually obligated to fulfill such payments. Included in cell site leasehold interest liabilities in the consolidated balance sheets, the liabilities associated with cell site leasehold interests were initially measured at the present value of the unpaid payments.

For cell site leasehold interests accounted for under the acquisition method of accounting, amortization expense was $34,482 for the period from February 10 to December 31, 2020 (Successor), $2,031 for the period from January 1 to February 9, 2020 (Predecessor) and $16,930 for the year ended December 31, 2019 (Predecessor). As of December 31, 2020 (Successor), amortization expense to be recognized for each of the succeeding five years was as follows:

2021	$44,217
2022	44,076
2023	44,006
2024	44,006
2025	43,986
Thereafter	631,238

$851,529

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Maturities of finance lease liabilities and cell site leasehold interest liabilities as of December 31, 2020 (Successor) were as follows:

	Finance Lease	Cell Site Leasehold Interest
2021	$10,042	$5,820
2022	7,796	3,095
2023	7,644	8,384
2024	4,398	424
2025	2,701	234
Thereafter	3,432	347

Total lease payments	36,013	18,304
Less amounts representing future interest	(2,168)	(742)

Total liability	33,845	17,562
Less current portion	(9,920)	(5,749)

Non-current liability	$23,925	$11,813

As of December 31, 2020 (Successor), the weighted average remaining contractual payment term for finance lease and cell site leasehold liabilities was 3.6 years.

5.	Tenant Lease Rental Payments

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Generally, the Company’s leases with the in-place tenants provide for annual escalations and multiple renewal periods at the in-place tenant’s option. As of December 31, 2020 (Successor), the future minimum amounts due from tenants under leases, including cancellable leases in which the tenant is economically compelled to extend the lease term, were as follows:

2021	$73,168
2022	60,022
2023	45,523
2024	32,968
2025	12,648

$224,329

6.	Goodwill and Intangible Assets

Goodwill and intangible assets at December 31, 2020 (Successor) were based on the purchase price allocation pursuant to the Transaction, which was based on a valuation performed to determine the fair value of the acquired assets as of the acquisition date.

The changes in the carrying amount of goodwill for the period from February 10, 2020 to December 31, 2020 (Successor), is summarized as follows:

Balance as of February 10, 2020	$—
Addition – APW Acquisition	80,509

Goodwill as of December 31, 2020 (Successor)	$80,509

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Intangible assets subject to amortization consisted of the following:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
In-place lease intangible asset
Gross carrying amount	$7,092	$5,073
Less accumulated amortization:	(1,212)	(2,225)

Intangible assets, net	$5,880	$2,848

Amortization expense was $1,163 for the period from February 10 to December 31, 2020 (Successor), $77 for the period from January 1 to February 9, 2020 (Predecessor) and $532 for the year ended December 31, 2019 (Predecessor).

As of December 31, 2020 (Successor), the intangible asset amortization expense to be recognized for each of the succeeding five years was as follows:

2021	$1,087
2022	805
2023	671
2024	564
2025	466
Thereafter	2,287

$5,880

7.	Operating Leases

The Company is a lessee under noncancelable lease agreements, primarily for office space, over periods ranging from one to ten years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties and equipment. Amounts included in other long-term assets in the consolidated balance sheets representing operating lease right-of-use assets as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor) totaled $4,183 and $2,097, respectively. Cash paid for amounts included in the measurement of operating lease liabilities was $1,333 for the period from February 10 to December 31, 2020 (Successor), $136 for the period from January 1 to February 9, 2020 (Predecessor), and $953 for the year ended December 31, 2019 (Predecessor).

Included in selling, general and administrative expenses in the consolidated statements of operations were operating lease expenses associated with right-of-use assets under operating leases of $1,535 for the period from February 10 to December 31, 2020 (Successor), $107 for the period from January 1 to February 9, 2020 (Predecessor) and $1,183 for the year ended December 31, 2019 (Predecessor).

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The current and noncurrent portions of operating lease liabilities are included in accounts and accrued liabilities and other long-term liabilities, respectively, in the consolidated balance sheets. Maturities of operating lease liabilities as of December 31, 2020 (Successor) were as follows:

Operating Leases
2021	$1,529
2022	1,034
2023	784
2024	763
2025	548
Thereafter	103

Total lease payments	4,761
Less amounts representing future interest	(485)

Total liability	4,276
Less current portion	(1,354)

Non-current liability	$2,922

The weighted-average remaining lease term for operating leases was 4.0 and 3.0 years and the weighted-average incremental borrowing rate was 5.4% and 7.1% as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), respectively.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Interest payable	$4,887	$3,807
Accrued liabilities	4,799	3,279
Taxes payable	7,799	6,319
Payroll and related withholdings	7,043	4,510
Accounts payable	718	1,658
Professional fees accrued	3,234	1,580
Current portion of operating lease liabilities	1,354	824
Other	1,020	809

Total accounts payable and accrued expenses	$30,854	$22,786

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

9.	Debt

Long-term debt, net of unamortized debt discount and deferred financing costs, consisted of the following:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
DWIP Agreement	$102,600	$102,600
Facility Agreement	547,677	359,764
DWIP II Loan	—	49,250
Subscription Agreement	85,112	76,567
Other debt	2,960
Less: unamortized debt discount and financing fees	(9,876)	(15,250)

Debt, carrying amount	$728,473	$572,931

DWIP Loan Agreement

In 2014, a subsidiary of the Company, AP WIP Holdings, LLC (“DWIP”), borrowed $115 million under a loan agreement (“DWIP Agreement”), pursuant to which DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by a related party to the administrative agent. AP Service Company, LLC (the “Servicer”), a wholly owned subsidiary of the Company, is the Servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default of the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by a rating agency. In 2016, DWIP repaid $12,400 of the loan balance.

On October 16, 2018, DWIP signed an amendment that extended the maturity from August 10, 2019, to October 16, 2023, at which time all outstanding principal balances shall be repaid. The amendment allows that principal balances may be prepaid in whole on any date, provided that a prepayment premium equal to 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018, to 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018, 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018, and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018. Additionally, the amendment also adjusted the interest rate from 4.50% to 4.25%.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months’ collections to DWIP.

As of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), $100,000 has been advanced to DWIP under the DWIP Agreement and DWIP’s escrow account balance and the related liability associated with this balance was $2,600 as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor). The escrow and collection account balances are included in the carrying amount of restricted cash in the consolidated balance sheets.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

DWIP is subject to restrictive covenants relating to, among others, future indebtedness and transfer of control of DWIP, and DWIP must also meet a financial ratio relating to interest coverage (as defined in the DWIP Agreement). For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

Facility Agreement (up to £1,000,000)

In October 2017, a subsidiary of the Company, AP WIP International Holdings, LLC (“IWIP”), entered into a facility agreement (the “Facility Agreement”) for up to £1,000,000 with AP WIP Investments, LLC, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent.

TCI DAC is an Irish Section 110 Designated Activity Company. The Facility Agreement is an uncommitted, £1,000,000 note issuance program with an initial 10-year term and was created as a special purpose vehicle with the objective of issuing notes from time to time. The notes may be issued in U.S. Dollars, Pound Sterling, Euros, Australian Dollar, and Canadian Dollar. No rating of the loans is required.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments, which controls IWIP, is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP, which are included in restricted cash in the consolidated balance sheets, as well as direct equity interests and bank accounts of certain of IWIP’s asset owning subsidiaries. The Servicer, a subsidiary of the Company, is the Servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP.

The Facility Agreement provides for funding up to £1 billion (uncommitted) consisting of tranches in Euros (“Series 1-A Tranche”) and tranches in Pound Sterling (“Series 1-B Tranche”), with additional tranches available in Canadian, Australian and U.S. dollars. In October 2017, $266,200 of the amount available under the Facility Agreement was funded, comprising individual loans of €115,000 and £100,000. At closing of the Facility Agreement, $5,000 was funded to and is required to be held in an escrow account.

During November 2018, an additional $98,400 of the amount available under the Facility Agreement was funded, consisting of loans of €40,000 (“Series 2-A Tranche”) and £40,000 (“Series 2-B Tranche”).

The Series 1-A Tranche and Series 1-B Tranche accrue interest at an annual rate of 4.10% and 4.61%, respectively. The Series 2-A Tranche and Series 2-B Tranche accrue interest at an annual rate of 3.44% and 4.29%, respectively. Each tranche may include sub-tranches which may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties.

The Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche and the Series 2-B Tranche loans mature on October 30, 2027, at which time all outstanding principal balances shall be repaid. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any make-whole provision (as defined in the Facility Agreement).

On August 27, 2020, additional borrowings under the Facility Agreement were made, consisting of €75,000 (“Series 3-A Tranche”) and £55,000 (“Series 3-B Tranche”) and resulting in an increase in the outstanding debt thereunder of $160,475. In connection with these borrowings, the Facility Agreement was amended, among other things, to extend the termination date of the Facility Agreement from October 30, 2027 to such

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

latest date of any outstanding loan under the Facility Agreement. As a result, the maturity dates for the Series 3-A Tranche and the Series 3-B Tranche were set at August 26, 2030. The amendment to the definition of termination date in the Facility Agreement does not impact the maturity dates of the Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche or the Series 2-B Tranche. The Series 3-A Tranche and Series 3-B Tranche accrue interest at an annual rate of 2.97% and 3.74%, respectively.

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage and equity requirements and limits) as well as restrictive covenants relating to, among others, future indebtedness and liens and other material activities of IWIP and its subsidiaries. For the periods presented, IWIP was in compliance with all covenants associated with the Facility Agreement.

DWIP II Loan Agreement

In 2015, AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, entered into a Secured Loan and Security Agreement (the “Mezzanine Loan Agreement”), which was later amended and restated (the “A&R Mezzanine Loan Agreement”). In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the A&R Mezzanine Loan Agreement from the lenders thereunder for $47,775, thereby settling this obligation. As of the settlement date, the carrying amount of the outstanding debt was $49,039. Accordingly, a gain on the extinguishment of the obligation under the A&R Mezzanine Loan Agreement of $1,264 was recognized in the consolidated statement of operations.

Subscription Agreement (up to £250,000)

On November 6, 2019, AP WIP Investments Borrower, LLC, a subsidiary of AP WIP Investments (“AP WIP Investments Borrower”) and a Delaware limited liability company, which was created on September 25, 2019, entered into a subscription agreement to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP Investments is the guarantor of the loan and the loan is secured by AP Wireless’ direct equity interests in AP WIP Investments. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross default or cross acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events as per documentation such as the breach by the guarantor in certain cases. The Subscription Agreement provides for funding up to £250,000 in the form of nine-year term loans consisting of three tranches available in Euros, Pound Sterling and U.S. dollars. On November 8, 2019, $75,480 of the amount available under the Subscription Agreement was funded. This amount was comprised of €68,000 in the form of Class A Tranche. At closing of the Subscription Agreement, $3,000 was funded to and is required to be held in a debt service reserve account.

The initial Euro Class A Tranche balance outstanding under the Facility Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the 20th day following the end of each calendar quarter. The loans mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2.00% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each tranche may include sub-tranches, which may have a different interest rate than other promissory certificates under its related tranche.

AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage and leverage limits) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

affiliates. AP WIP Investments Borrower was in compliance with all covenants associated with the Subscription Agreement for the period that borrowings were outstanding during the year ended December 31, 2020.

In February 2021, a new tranche of debt was issued under the Subscription Agreement. The Company added approximately $94 million of USD equivalents (€77 million) of new interest-only secured notes under the existing debt facility. The notes mature on November 8, 2028, with a blended current cash interest rate of 3.9% plus 1.75% payment-in-kind interest. The cash pay interest rates consist of both fixed and floating rates.

Debt Discount and Financing Costs

In connection with the amendments made to the Facility Agreement on August 27, 2020 and the additional borrowings made thereunder, deferred financing fees were incurred, totaling $3,721. Amortization of debt discount and deferred financing costs, included in interest expense, net on the consolidated statements of operations, was $192 for the period from February 10 to December 31, 2020 (Successor), $281 for the period from January 1 to February 9, 2020 (Predecessor) and $2,920 for the year ended December 31, 2019 (Predecessor).

10.	Income Taxes

Income tax expense consisted of the following:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Current:
Foreign	$3,787	$424	$3,039
Federal	—	—	—
Deferred:
Foreign	(962)	343	(571)
Federal	—	—	—

Income tax expense	$2,825	$767	$2,468

Income (loss) before income tax expense by geographic area was as follows:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Domestic	$(176,706)	$8,019	$(30,067)
Foreign	(12,411)	(1,075)	(11,910)

Income (loss) before income tax expense	$(189,117)	$6,944	$(41,977)

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

A reconciliation of the income tax expense computed at statutory rates was as follows:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Statutory tax rate	21%	21%	21%
Income (loss) before income taxes	$(189,117)	$6,944	$(41,977)

Expected income tax expense (benefit)	(39,715)	1,458	(8,815)
Increase (decrease) income tax expense resulting from:
Foreign earnings subject to different tax rates	(1,025)	(98)	703
Valuation allowance	22,549	739	712
Share-based compensation	14,668	—	—
Non-taxable earnings	1,789	(1,581)	7,317
Uncertain tax position	592	—	319
Non-deductible expenses	3,053	249	2,232
Tax law change	2,414	—	—
State taxes	(1,205)	—	—
Other	(295)	—	—

Income tax expense	$2,825	$767	$2,468

The significant components of deferred income tax assets and liabilities were as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Deferred income tax assets:
Operating losses carried forward	$24,140	$14,063
Amortization	—	5,371
Depreciation	627	522
Investment in partnership	11,770	—
Other	214	12

Deferred income tax assets	36,751	19,968
Valuation allowance	(27,105)	(18,977)

Deferred income tax assets, net of valuation allowance	9,646	991

Deferred income tax liabilities:
Amortization	(65,610)	—

Deferred income tax liabilities	(65,610)	—

Net deferred income tax asset (liability)	$(55,964)	$991

As of December 31, 2020, the Company had federal net operating loss carryforwards of $43,365, which can be carried forward indefinitely, and foreign tax loss carryforwards of $58,170, of which $31,754 can be

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

carried forward indefinitely, $333 will expire in 2021 and the remainder is scheduled to expire between 2022 and 2040.

The Company and the Predecessor recorded a valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019 of $27,105 and $18,977, respectively. As of December 31, 2020, the valuation allowance was primarily attributable to U.S. and certain foreign jurisdictions. The valuation allowance balances at these locations were associated mainly with net operating losses, but in some cases relate to other additional deferred tax assets in the jurisdiction. The Company has determined that it is more likely than not that these assets will not be fully realized due to historical net operating losses incurred. The increase in the valuation allowance was due primarily to the generation of net operating loss carryforwards during the year.

As of December 31, 2020, the Company intends to indefinitely reinvest all cumulative undistributed earnings of foreign subsidiaries, and as such no U.S. federal or state income or foreign withholding taxes have been recorded. It is not practicable to determine the amount of the unrecognized deferred tax liability related to any undistributed foreign earnings.

A reconciliation of the activity related to unrecognized income tax benefits follows:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Beginning balance	$3,879	$3,879	$3,560
Increases related to prior-year tax positions	1,946	—	—
Increases related to current-year tax positions	—	—	319

Ending balance	$5,825	$3,879	$3,879

As of December 31, 2020 and 2019, the Company and the Predecessor recorded liabilities for unrecognized income tax benefits of $5,825 and $3,879, respectively, all of which would impact the effective rate, if recognized. Changes in the Company’s unrecognized income tax benefit obligation within the next twelve months are expected to result in a reduction in this liability of approximately $391, as certain tax positions are expected to be effectively settled with the applicable taxing jurisdiction during this period. For the period from February 10 to December 31, 2020 (Successor) and year ended December 31, 2019 (Predecessor), the Company recognized interest and penalties accrued on unrecognized income tax benefits as a component of income tax expense, totaling $305 and $119, respectively.

From time to time, the Company is subject to examinations by various tax authorities in jurisdictions in which the Company has business operations. As of December 31, 2020, the Company was not subject to an income tax examination in the U.S. or in any foreign jurisdiction, though tax years beginning with 2015 remained open and subject to examination by foreign taxing jurisdictions.

11.	Variable Interest Entity

Prior to October 16, 2019, AP WIP Investments determined that it had one VIE, AP Wireless Infrastructure Partners, LLC (“AP Infrastructure”), for which AP WIP Investments was the primary beneficiary. AP Infrastructure is headquartered in San Diego, California and was formed in 2010 in order to provide employees and other administrative services. All of AP Infrastructure’s revenue since inception has been attributed to services performed for AP WIP Investments.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

On October 16, 2019, Associated Partners, contributed 100% of the limited liability company interests in the Servicer, the parent of AP Infrastructure, to AP Wireless. The contribution agreement led management to reconsider the Servicer’s VIE status. Management determined AP WIP Investments to be the primary beneficiary of the Servicer because AP WIP Investments determined that, through AP Wireless, it had the power to direct all of the activities of the Servicer.

As AP WIP Investments was the primary beneficiary of the VIE, AP WIP Investments recorded $6,856 of assets and $1,865 in liabilities in the consolidated balance sheet at December 31, 2019 (Predecessor). The assets recognized primarily consisted of cash of $5,891 and fixed assets, net of $457 at December 31, 2019 (Predecessor). As of December 31, 2019 (Predecessor), the liabilities recognized consisted primarily of bonuses payable of $925. All intercompany revenue, payables, and receivables between AP WIP Investments and the Servicer were eliminated upon consolidation.

In conjunction with the acquisition of APW OpCo, the Company (Successor) does not have a variable interest in the entities noted above. The assets, liabilities, income and expense of the entities noted above are included the Company’s consolidated financial statements (Successor) for the periods subsequent to the Transaction.

12.	Stockholders’ Equity

Founder Preferred Shares

The “Founder Preferred Shares” consist of Series A Founder Preferred Shares and Series B Founder Preferred Shares.

Series A Founder Preferred Shares

In connection with Landscape raising approximately $500.0 million before expenses through its initial placement of Ordinary Shares and Warrants in November 2017, the Company issued a total of 1,600,000 Series A Founder Preferred Shares, no par value to certain founders of Landscape. Each holder of Series A Founder Preferred Shares is entitled to a number of votes equal to the number of Class A Shares into which each Series A Founder Preferred Share could then be converted, on all matters on which stockholders are generally entitled to vote. There is no restriction on the repurchase or redemption by the Company of the Series A Founder Preferred Shares.

In addition to providing long-term capital, the Series A Founder Preferred Shares were issued to have the effect of incentivizing the holders to achieve the Company’s objectives. As described below, they are structured to provide a return based on the future appreciation of the market value of the Class A Shares.

Upon the closing of the Transaction and if the average price per Class A Share for any ten consecutive trading days is at least $11.50, a holder of Series A Founder Preferred Shares will be entitled to receive, when, as and if declared by the Company’s Board of Directors (the “Board”), and payable in preference and priority to the declaration or payment of any dividends on the Class A Shares or any other junior stock, a cumulative annual dividend. Such dividend will be payable in Class A Shares or cash, in the sole discretion of the Board. In the first year in which such dividend becomes payable, such dividend will be equal in value to (i) 20% of the increase in the market value of one Class A Share, being the difference between $10.00 and the average price, multiplied by (ii) such number of outstanding Class A Shares immediately following the Transaction (“Preferred Share Dividend Equivalent”). Thereafter, the dividend will become payable only if the average price during any subsequent year is greater than the highest average price in any preceding year in which a dividend was paid in respect of the Series A Founder Preferred Shares. Such dividend will

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

be equal in value to 20% of the increase in the average price over the highest average price in any preceding year multiplied by the Preferred Share Dividend Equivalent. In addition, the Series A Founder Preferred Shares will also participate in any dividends on the Class A Shares on an as-converted to Class A Shares basis. In addition, commencing on and after the closing of the Transaction, where the Company pays a dividend on its Class A Shares, the Series A Founder Preferred Shares will also receive an amount equal to 20% of the dividend, which would be distributable on such number of Class A Shares equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Shares will be paid contemporaneously with the dividends on the Class A Shares.

On the last day of the seventh full financial year of the Company after the closing of the Transaction, the Series A Founder Preferred Shares will automatically convert into Class A Shares on a one-for-one basis. Prior to the automatic conversion, a holder of Series A Founder Preferred Shares may require some or all of such holder’s Series A Founder Preferred Shares to be converted into an equal number of Class A Shares, as adjusted. Also, in connection with the Transaction, the holders of Series A Founder Preferred entered into a shareholder agreement (as defined below), pursuant to which they agreed, among other things, not to make or solicit any transfer of their Series A Founder Preferred Shares prior to December 31, 2027, subject to certain exceptions.

In accordance with ASC 718, the annual dividend amount, based on the market price of the Ordinary Shares, resulted in the dividend feature to be deemed compensatory to the Landscape founders receiving the shares and classified as a market condition award settled in shares. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the Founder Preferred Shares was then recognized upon the consummation of the Transaction. The fair value of the Series A Founder Preferred Shares, $85.5 million, was measured as of its issuance date using a Monte Carlo method which took into consideration different stock price paths. Of the $85.5 million fair value of the Series A Founder Preferred Shares, approximately $69.5 million was attributed to the fair value of the annual dividend amount, which represented the excess of the fair value of the Series A Founder Preferred Shares over the price paid by the founders for these shares and was recorded as share-based compensation expense in the accompanying consolidated statement of operations in the Successor period.

The following assumptions were used when calculating the issuance date fair value:

Number of securities issued	1,600,000
Ordinary Share price upon initial public offering	$10.00
Founder Preferred Share price	$10.00
Probability of winding-up	16.7%
Probability of an acquisition	83.3%
Time to an acquisition	1.5 years
Volatility (post-acquisition)	38.68%
Risk free interest rate	2.26%

On February 1, 2021, the Board declared a stock dividend payment of 2,474,421 Class A Shares that was paid on February 4, 2021 to the sole holder of record of all the issued and outstanding shares of Series A Founder Preferred Stock as of the close of business on February 1, 2021. Pursuant to the terms of the Series A Founder Preferred Stock, the holders became entitled to receive an annual dividend upon the Board’s declaration of such dividend and after the volume weighted average price of the Class A Common Stock was at or above $11.50 for ten consecutive trading days in 2020. The annual dividend amount, which totaled $31.4 million, was computed based on 20% of the increase in the market value of one Class A Share, being the difference between the average of the volume weighted average Class A share prices of the last ten

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

trading days of 2020 and $10.00, multiplied by the number of Class A Shares outstanding immediately following the Transaction.

Series B Founder Preferred Shares

In connection with the Transaction, the Company issued a total of 1,386,033 Series B Founder Preferred Shares to certain executive officers and were issued in tandem with LTIP Units (see Note 13). Each holder of Series B Founder Preferred Shares is entitled to a number of votes equal to the number of Class A and Class B Shares, respectively, into which each Series B Founder Preferred Share could then be converted, on all matters on which stockholders are generally entitled to vote.

The Series B Founder Preferred Shares do not confer upon the holder thereof any right to dividends or distributions at any time, including upon the Company’s liquidation.

On the last day of the seventh full financial year of the Company after the Closing Date (i.e., December 31, 2027) or if any such date is not a trading day, the first trading day immediately following such date, the Series B Founder Preferred Shares will automatically convert into Class B Shares on a one-for-one basis, as adjusted. A holder of Series B Founder Preferred Shares may require some or all of his Series B Founder Preferred Shares to be converted into an equal number of Class B Shares, as adjusted.

Founder Preferred Shares – Voting

For so long as TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC and William Berkman, their affiliates and their permitted transferees under a shareholder agreement entered into in connection with the Transaction (the “Shareholder Agreement”) in aggregate hold 20% or more of the issued and outstanding Series A Founder Preferred Shares and Series B Founder Preferred Shares, the holders of a majority in voting power of the outstanding Founder Preferred Shares, voting or consenting together as a single class, will be entitled, at any meeting of the holders of the outstanding Founder Preferred Shares held for the election of directors or by consent in lieu of a meeting of the holders of the outstanding Founder Preferred Shares, to:

•	elect four members of the Board of Directors (the “Founder Directors”);

•	remove from office, with or without cause, any Founder Director; and

•	fill any vacancy caused by the death, resignation, disqualification, removal or other cause of any Founder Director.

Pursuant to the Shareholder Agreement, two of the Founder Directors will be appointed by holders of the Series A Founder Preferred Shares and two of the Founder Directors will be appointed by holders of the Series B Founder Preferred Shares.

Class A Common Shares

As of December 31, 2020, the Company had outstanding 58,425,000 Class A Common Shares, par value $0.0001 per share, comprised of (i) 48,425,000 common shares issued in connection with Landscape’s initial placement of Ordinary Shares and Warrants and (ii) 10,000,000 common shares issued pursuant to the Centerbridge Subscription Agreement. Each holder is entitled to one vote per share on all matters before the holders of Class A Shares. Holders of Class A Shares are entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available. In the event of any liquidation,

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Shares will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred shares.

Class B Shares

As of December 31, 2020, the Company had outstanding 11,414,030 Class B Shares, all of which were issued to (i) the Continuing OpCo Members on the Closing Date pursuant to the Transaction and (ii) certain officers of the Company pursuant to the Company’s Long-Term Incentive Plan. Each holder is entitled to one vote per share together as a single class with Class A Shares. Class B Shares are deemed to be non-economic interests. The holders of Class B Shares will not be entitled to receive any dividends (including cash, stock or property) in respect of their Class B Shares. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class B Shares will not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Founder Preferred Shares (or other series or class of preferred shares of the Company that may be outstanding at such time). Class B Shares are not convertible or exchangeable for any other class of series of shares of the Company.

Warrants

In connection with Landscape’s initial placement of Ordinary Shares, the Company issued 50,025,000 warrants to the purchasers of both Ordinary Shares and Founder Preferred Shares (including the 25,000 warrants that were issued to non-founder directors of Landscape for their fees). Each warrant has a term of 3 years following the Transaction and now entitles a holder of a Warrant to purchase one-third of a Class A Share upon exercise. Warrants are exercisable in multiples of three for one Class A share at a price of $11.50 per whole Class A Share. The Warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of a Class A Share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrant). The Company considers the mandatory redemption provision of the Warrant to be a cancellation of the instrument given the nominal value to be paid out upon redemption.

Noncontrolling Interest

Noncontrolling interests consist of limited liability company units of APW OpCo not owned by Radius and includes the following units issued by APW OpCo and further described below: Class B Common Units, Series A Rollover Profits Units and Series B Rollover Profits Units. As of December 31, 2020, the portion of APW OpCo not owned by Radius was 8.2%, representing the noncontrolling interest.

Class B Common Units

As of December 31, 2020, 5,389,030 Class B Common Units were outstanding. The Class B Common Units are held in tandem with Class B Shares. Beginning 180 days after the Closing Date, a member of APW OpCo may redeem the Class B Common Units for cash or Class A Shares, at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the Class B Shares held in tandem with the Class B Common Units being redeemed.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Series A Rollover Profits Units

As of December 31, 2020, 5,389,030 Series A Rollover Profits Units were outstanding. The Series A Rollover Profits Units serve to provide anti-dilution protection to Class B Common Units from dividends issued to holders of Series A Founder Preferred Shares. Concurrently with any dividend to holders of Series A Founder Preferred Share, APW OpCo is required to distribute to holders of Series A Rollover Profits Units corresponding distributions, which shall be made in either cash or Class B Common Units to the same extent as the distribution was made to the holders of the Series A Founder Preferred Shares. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the Series A Founder Preferred Shares into Class A Shares, and (ii) the date on which there are no Series A Founder Preferred Shares outstanding. Concurrently with the Company’s declaration and payment of the stock dividend to the sole holder of record of all the issued and outstanding shares of Series A Founder Preferred Stock in February 2021, a rollover distribution of 197,739 Class B Common Units was made to the holders of the Series A Rollover Profits Units.

Series B Rollover Profits Units

As of December 31, 2020, 625,000 Series B Rollover Profits Units were outstanding. Series B Rollover Profits Units become equitized when such holders’ capital accounts maintained for federal income tax purposes exceed a predetermined threshold. Once equitized, a Series B Rollover Profits Unit is treated for all purposes as one Class B Common Unit.

13.	Share-Based Compensation

The Company’s 2020 Equity Incentive Plan (the “Equity Plan”) is administered by the Compensation Committee of the Board (“the Compensation Committee”). Awards granted under the Equity Plan as noted herein are subject to ASC 718. Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except for certain limited situations, all awards granted under the Equity Plan are subject to a minimum vesting period of one year.

Subject to adjustment, the maximum number of shares of company stock (either Class A Shares, Class B Shares, or Series B Founder Preferred Shares) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 13,500,000, in the aggregate. Generally, awards will deliver Class A Shares, Class B Shares or Series B Founder Preferred Shares. Each Class B Share available under the Equity Plan may only be granted in tandem with units designated as “Series A LTIP Units” pursuant to the APW OpCo LLC Agreement or upon conversion of the Series B Founder Preferred Shares, and each Series B Founder Preferred Share available under the Equity Plan may only be granted in tandem with units designated as “Series B LTIP Units” pursuant to the APW OpCo LLC Agreement. As of December 31, 2020, there were approximately 3,764,538 share-based awards collectively available for grant under the Equity Plan.

The Equity Plan will remain in effect for ten years following February 10, 2020, unless terminated earlier by the Board, and is subject to amendments as the Compensation Committee considers appropriate, subject to the consent of participants if such changes adversely affect the participant’s outstanding rights. Shareholder approval is required to increase the permitted dilution limits and change eligibility requirements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Long-Term Incentive Plan

The Company granted each executive officer of the Company an initial award (each, an “Initial Award”) of Series A LTIP Units and Series B LTIP Units (the “LTIP Units”) and, in tandem with LTIP Units an equal number of Class B Common Shares and/or Series B Founder Preferred Shares (collectively, the “Tandem Shares”), subject to the terms and conditions of the Equity Plan.

The Initial Awards consisted of (i) 3,376,076 time-vesting Series A LTIP Units that either vest over a three-year or five-year service period following the grant date, (ii) 2,023,924 performance-based Series A LTIP Units that are subject to both time and performance vesting conditions, the latter condition based on the attainment of certain common share price hurdles over seven years, and (iii) 1,386,033 Series B LTIP Units that contain only a performance-based vesting condition based on the attainment of certain common share price hurdles over nine years. The Tandem Shares are subject to the same vesting and forfeiture condition as the related LTIP Units.

A summary of the Company’s LTIP Units as of December 31, 2020, and changes during the period ended February 10, 2020 to December 31, 2020 (Successor) is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at February 10, 2020	—	$—
Series A LTIP Units:
Granted	5,400,000	8.32
Series B LTIP Units:
Granted	1,386,033	6.17

Nonvested at December 31, 2020	6,786,033	$7.88

The fair value of each LTIP Unit was measured as of its grant date using a Monte Carlo method which took into consideration different stock price paths and used the following assumptions:

	Series A LTIP Units	Series B LTIP Units
Expected term	7.9 years	9.9 years
Expected volatility	18.4%	19.7%
Risk-free interest rate	1.5%	1.6%

For the period from February 10, 2020 to December 31, 2020 (Successor), the Company recognized share-based compensation expense of $11,403 for LTIP Units. As of December 31, 2020, there was $42,086 of total unrecognized compensation cost related to LTIP Units granted, which is expected to be recognized over a weighted-average period of 3.6 years.

Restricted Stock

The Equity Plan permits the Compensation Committee to grant restricted stock awards to eligible recipients as detailed in the Equity Plan. Restricted stock awards are subject to the conditions in the Equity Plan as well as an individual award agreement further detailing the conditions of each award.

Restricted stock awards granted under the Equity Plan are non-transferable until vesting of each award is complete. Each restricted stock award granted under the Equity Plan grants the recipient one Class A Share

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

at no cost to the recipient, subject to the terms and conditions of the Equity Plan and associated award agreement. Generally, vesting of restricted stock awards granted under the Equity Plan is contingent upon the recipient’s completion of service, which ranges from one to five years beginning on the grant date.

A summary of the status of the Company’s restricted stock awards as of December 31, 2020, and changes during the period from February 10, 2020 to December 31, 2020 (Successor) is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at February 10, 2020	—	$—
Granted	283,492	9.01
Forfeited	(22,063)	10.00

Nonvested at December 31, 2020	261,429	$8.92

For the period from February 10, 2020 to December 31, 2020 (Successor), the Company recognized share-based compensation expense of $1,576 for restricted stock awards. As of December 31, 2020, there was $757 of total unrecognized compensation cost related to restricted stock awards granted as of December 31, 2020. The total cost is expected to be recognized over a weighted-average period of 1.1 years.

Stock Options

In November 2017, Landscape issued its non-founder directors 125,000 stock options, which have an exercise price of $11.50 per share and expire on the fifth anniversary following the Transaction. The fair value of each stock option was estimated at $2.90 on the grant date using the Black-Scholes option pricing model, which used the following assumptions: expected term – 5 years; expected volatility – 34.8%; and risk-free interest rate – 2.1%. As vesting was contingent upon the consummation of an acquisition transaction, the fair value of the awards, totaling $363, was recognized in share-based compensation expense in the Successor’s consolidated statement of operations and as an increase of additional paid-in capital upon consummation of the Transaction.

During the period from February 10, 2020 to December 31, 2020, 3,014,000 stock options were granted to employees of the Company at a weighted-average exercise price of $7.67 per share. Expiring on the tenth anniversary following the grant date, each employee option award vests upon the completion of five years of service. The weighted-average fair value of the stock options granted was $1.63 on the grant date using the Black-Scholes option pricing model, which used the following weighted-average assumptions: expected term – 6.5 years; expected volatility – 19.0%; and risk-free interest rate – 0.5%.

For the period from February 10, 2020 to December 31, 2020 (Successor), the Company recognized share-based compensation expense of $591 for stock options granted to employees. As of December 31, 2020, there was $3,800 of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 4.3 years.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The following table summarizes the changes in the number of common shares underlying options for the period of February 10, 2020 to December 31, 2020 (Successor):

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at February 10, 2020	125,000	$11.50
Granted	3,014,000	7.67
Forfeited	(326,000)	7.67

Outstanding at December 31, 2020	2,813,000	$7.84	$14,080

Exercisable at December 31, 2020	125,000	$11.50	$169

14.	Basic and Diluted Income (Loss) per Common Share

Net income (loss) is allocated between the common shares and other participating securities based on their participation rights. The Series A Founder Preferred Shares represent participating securities. Net loss attributable to common shares is not adjusted for the Series A Founder Preferred Shares’ right to earnings, because these shares are not contractually obligated to share in losses of the Company. Additionally, the Company excluded the Company’s outstanding warrants, stock options, restricted shares, and Series A Founder Preferred Shares because the securities’ effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per common share using the two-class method:

Period from February 10, 2020 to December 31, 2020
Numerator:
Net loss attributable to Radius Global Infrastructure, Inc. common shareholders	$(182,091)
Adjustment for vested participating preferred stock	—
Net loss attributable to common shares	$(182,091)
Denominator:
Weighted average shares outstanding – basic and diluted	58,425,000

Basic and diluted loss per common share	$(3.12)

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be anti-dilutive:

Period from February 10, 2020 to December 31, 2020
Series A Founder Preferred Shares	1,600,000
Warrants	16,675,000
Stock options	2,813,000
Restricted stock	261,429
LTIP Units	6,786,033

15.	Geographic Data and Concentration

The following tables summarizes the revenues and total assets of the Company and its Predecessor in different geographic locations (geographic summary is based on the billing addresses of the related in-place tenant):

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Revenue by Country:
United States	$14,880	$1,775	$15,820
United Kingdom	17,126	1,927	15,267
Other foreign countries	30,917	3,134	24,619

Total	$62,923	$6,836	$55,706

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Total Assets by Country:
United States	$561,992	$156,541
United Kingdom	269,394	125,126
Italy	197,659	38,485
Other foreign countries	399,185	212,657

Total	$1,428,230	$532,809

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Although the Company monitors the creditworthiness of its customers, the loss, consolidation or financial instability of, or network sharing among, any of its customers may materially decrease revenue. Revenue concentration of the Company and its Predecessor was with the following in-place tenants:

	Successor	Predecessor
	Period from February 10 to December 31, 2020	Period from January 1 to February 9, 2020	Year ended December 31, 2019
Revenue by Company:
American Tower	13%	13%	13%
Other (less than 10% individually)	87%	87%	87%

Total	100%	100%	100%

16.	Commitments and Contingencies

The Company periodically becomes involved in various claims, lawsuits and proceedings that are incidental to its business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse impact on the Company’s consolidated financial position, results of operations or liquidity.

17.	Management Incentive Plan

AP WIP Investments maintained two incentive plans (collectively, the “Management Carve-Out Plan”) for the benefit of certain employees of AP WIP Investments prior to the Transaction and under which non-equity awards were made. Generally, vesting of awards under the Management Carve-Out Plan was contingent upon a liquidity event. As of the date of the Transaction, no awards vested and subsequent to the Transaction date, the Company ceased all activity under the Management Carve-Out Plan and canceled all awards thereunder.

In conjunction with the Management Carve-Out Plan, loans totaling $893 were made to certain plan participants during 2019. No loans were issued during the period from January 1, 2020 to February 9, 2020. In the period of issuance, the full amount of each loan was expensed in the consolidated statement of operations because the loans were nonrecourse.

18.	Note Receivable

In January 2020, a subsidiary of AP WIP Investments, entered into a promissory note agreement with an unaffiliated company. Under the terms of the loan agreement, two installments totaling $17,500 were advanced during the period from January 1, 2020 to February 9, 2020 (Predecessor) and the final installment of $2,500 was advanced during the period from February 10, 2020 to December 31, 2020 (Successor). In April 2020, the borrower repaid the outstanding balance including accrued interest under the promissory note agreement.

19.	COVID-19 Pandemic

The outbreak of COVID-19 (commonly referred to as coronavirus) has spread to many countries throughout the world, including each of the jurisdictions in which the Company operates, has had a negative impact on economic conditions globally and there are concerns for a prolonged deterioration of global financial

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

conditions. Beginning in March 2020, the Company took measures to mitigate the broader public health risks associated with COVID-19 to its business and employees, including through office closures and self-isolation of employees where possible in line with the recommendations of relevant health authorities; however, the full extent of the COVID-19 outbreak and the adverse impact this may have on the Company’s workforce and operations is unknown. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on the Company’s ability to acquire new rental streams. For example, leasing transactions in certain civil law jurisdictions such as Brazil, Chile and Colombia, often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures, particularly in Latin American countries, have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers. Accordingly, there can be no assurances that there will not be a material adverse effect on the Company’s results of operations and financial condition.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$86,977	$99,896
Restricted cash	1,916	1,614
Trade receivables, net	7,814	7,829
Prepaid expenses and other current assets	19,138	17,352

Total current assets	115,845	126,691

Real property interests, net:
Right-of-use assets – finance leases, net	255,310	237,862
Telecom real property interests, net	913,320	851,529

Real property interests, net	1,168,630	1,089,391
Intangible assets, net	6,293	5,880
Property and equipment, net	1,478	1,382
Goodwill	80,509	80,509
Deferred tax asset	1,135	1,173
Restricted cash, long-term	107,841	113,938
Other long-term assets	8,726	9,266

Total assets	$1,490,457	$1,428,230

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$34,654	$30,854
Rent received in advance	23,276	19,587
Finance lease liabilities, current	10,420	9,920
Telecom real property interest liabilities, current	5,011	5,749

Total current liabilities	73,361	66,110
Finance lease liabilities	22,996	23,925
Telecom real property interest liabilities	11,523	11,813
Long-term debt, net of debt discount and deferred financing costs	805,332	728,473
Deferred tax liability	55,000	57,137
Other long-term liabilities	8,561	8,704

Total liabilities	976,773	896,162

Commitments and contingencies
Stockholders’ equity:
Series A Founder Preferred Stock, $0.0001 par value; 1,600,000 shares authorized; 1,600,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Series B Founder Preferred Stock, $0.0001 par value; 1,386,033 shares authorized; 1,386,033 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Class A Common Stock, $0.0001 par value; 1,590,000,000 shares authorized; 61,212,042 and 58,425,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized; 11,611,769 and 11,414,030 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	678,058	673,955
Accumulated other comprehensive income	1,466	15,768
Accumulated deficit	(220,816)	(213,237)

Total stockholders’ equity attributable to Radius Global Infrastructure, Inc.	458,708	476,486
Noncontrolling interest	54,976	55,582

Total liabilities and stockholders’ equity	$1,490,457	$1,428,230

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Successor		Predecessor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1, 2020 to February 9, 2020
Revenue	$22,172	$8,755	$6,836
Cost of service	295	71	34

Gross profit	21,877	8,684	6,802

Operating expenses:
Selling, general and administrative	15,389	8,667	4,344
Share-based compensation	4,103	71,363	—
Amortization and depreciation	14,080	7,115	2,584
Impairment – decommissions	687	521	530

Total operating expenses	34,259	87,666	7,458

Operating loss	(12,382)	(78,982)	(656)

Other income (expense):
Realized and unrealized gain on foreign currency debt	14,607	4,269	11,500
Interest expense, net	(8,987)	(3,534)	(3,623)
Other income (expense), net	(2,145)	153	(277)

Total other income (expense), net	3,475	888	7,600

Income (loss) before income tax expense	(8,907)	(78,094)	6,944
Income tax expense (benefit)	(722)	987	767

Net income (loss)	(8,185)	(79,081)	$6,177

Net loss attributable to noncontrolling interest	(606)	(771)

Net loss attributable to stockholders	(7,579)	(78,310)
Stock dividend payment to holders of Series A Founders Preferred Stock	(31,391)	—

Net loss attributable to common stockholders	$(38,970)	$(78,310)

Loss per common share:
Basic and diluted	$(0.66)	$(1.34)
Weighted average common shares outstanding:
Basic and diluted	59,479,707	58,425,000

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(in thousands)

	Successor		Predecessor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1, 2020 to February 9, 2020
Net income (loss)	$(8,185)	$(79,081)	$6,177
Other comprehensive income (loss):
Foreign currency translation adjustment	(14,302)	(18,863)	(7,165)

Comprehensive loss	$(22,487)	$(97,944)	$(988)

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/MEMBERS’ DEFICIT (Unaudited)

(in thousands, except share and per share amounts)

Predecessor
	For the period from January 1, 2020 to February 9, 2020
	Class A units		Common units		Accumulated deficit	Accumulated other comprehensive loss	Members’ deficit
	Units	Amount	Units	Amount
Balance at January 1, 2020	4,003,603	$33,672	20,000,000	$85,347	$(208,883)	$(25,472)	$(115,336)
Foreign currency translation adjustment	—	—	—	—	—	(7,165)	(7,165)
Net income	—	—	—	—	6,177	—	6,177

Balance at February 9, 2020	4,003,603	$33,672	20,000,000	$85,347	$(202,706)	$(32,637)	$(116,324)

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/MEMBERS’ DEFICIT (Unaudited)

(in thousands, except share and per share amounts)

Successor
	Three months ended March 31, 2021
	Series A Founder Preferred Stock		Series B Founder Preferred Stock		Common Stock		Class B Shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Noncontrolling interest	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$673,955	$15,768	$(213,237)	$55,582	$532,068
Issuance of shares as stock dividend to holders of Series A Founder Preferred Stock	—	—	—	—	2,474,421	—	197,739	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	100	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	2,600	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	309,921	—	—	—	4,103	—	—	—	4,103
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(14,302)	—	—	(14,302)
Net loss	—	—	—	—	—	—	—	—	—	—	(7,579)	(606)	(8,185)

Balance at March 31, 2021	1,600,000	$—	1,386,033	$—	61,212,042	$—	11,611,769	$—	$678,058	$1,466	$(220,816)	$54,976	$513,684

	For the period from February 10, 2020 to March 31, 2020
Balance at February 10, 2020	1,600,000	$—	—	$—	58,425,000	$—	—	$—	$590,534	$—	$(31,146)	$—	$559,388
Issuances of shares in APW Acquisition	—	—	—	—	—	—	6,014,030	—	—	—	—	64,193	64,193
Share-based compensation	—	—	1,386,033	—	—	—	5,400,000	—	71,363	—	—	—	71,363
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(18,863)	—	—	(18,863)
Net loss	—	—	—	—	—	—	—	—	—	—	(78,310)	(771)	(79,081)

Balance at March 31, 2020	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$661,897	$(18,863)	$(109,456)	$63,422	$597,000

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands, except share and per share amounts)

	Successor		Predecessor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1, 2020 to February 9, 2020
Cash flows from operating activities:
Net income (loss)	$(8,185)	$(79,081)	$6,177
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	14,080	7,115	2,584
Amortization of finance lease and telecom real property interest liabilities discount	317	177	213
Impairment – decommissions	687	521	530
Realized and unrealized loss (gain) on foreign currency debt	(14,607)	(4,269)	(11,500)
Amortization of debt discount and deferred financing costs	135	10	280
Provision for bad debt expense	(45)	53	26
Share-based compensation	4,103	71,363	—
Deferred income taxes	(1,909)	441	339
Change in assets and liabilities:
Trade receivables, net	(151)	(404)	(682)
Prepaid expenses and other assets	(1,878)	(1,464)	935
Accounts payable, accrued expenses and other long-term liabilities	4,084	(23,432)	(4,605)
Rent received in advance	3,969	36	2,251

Net cash provided by (used in) operating activities	600	(28,934)	(3,452)

Cash flows from investing activities:
Cash paid in APW Acquisition, net of cash acquired	—	(277,065)	—
Investments in real property interests and related intangible assets	(104,684)	(16,519)	(5,064)
Advances on note receivable	—	(2,500)	(17,500)
Purchases of property and equipment	(328)	(119)	(40)

Net cash used in investing activities	(105,012)	(296,203)	(22,604)

Cash flows from financing activities:
Borrowings under loan agreements	93,940	—	—
Repayments of term loans and other debt	(54)	—	(250)
Debt issuance costs	(1,780)	—	—
Repayments of finance lease and telecom real property interest liabilities	(4,481)	(124)	(3,149)

Net cash provided by (used in) financing activities	87,625	(124)	(3,399)

Net change in cash and cash equivalents and restricted cash	(16,787)	(325,261)	(29,455)

Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(1,927)	(972)	(232)
Cash and cash equivalents and restricted cash at beginning of period	215,448	588,628	78,046

Cash and cash equivalents and restricted cash at end of period	$196,734	$262,395	$48,359

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$9,502	$2,719	$4,684
Cash paid for income taxes	$581	$77	$1,112

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

1.	Organization

Radius Global Infrastructure, Inc. (together with its subsidiaries, “Radius” and/or the “Company”), formerly known as Landscape Acquisition Holdings Limited (“Landscape”) and Digital Landscape Group, Inc., is a holding company that owns 91.8% of the parent of AP WIP Investments Holdings, LP (“AP Wireless”), which is one of the largest international aggregators of rental streams underlying wireless and other digital infrastructure sites through the acquisition of telecom real property interests and contractual rights. The Company typically purchases, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae, or other digital infrastructure (each such lease, a “Tenant Lease”). Typically, the Company acquires the rental stream by way of a purchase of a real property interest in the land underlying the wireless tower antennae or other digital infrastructure. These are most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides the Company the right to receive the rents from the Tenant Lease. In addition, the Company purchases contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The Company was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Business Companies Act, 2004, as amended, on November 1, 2017. The Company was originally formed to undertake an acquisition of a target company or business.

On February 10, 2020 (the “Closing Date”), the Company completed its acquisition by purchasing AP Wireless, a Delaware limited partnership and the direct parent of AP WIP Investments, LLC (“AP WIP Investments”), pursuant to a merger agreement entered into on November 19, 2019. The acquisition, together with the other transactions contemplated by the merger agreement are referred to herein as the “Transaction” and/or “APW Acquisition”. In connection with the closing of the Transaction, Landscape changed its name to Digital Landscape Group, Inc.

Upon completion of the Transaction, on the Closing Date, the Company acquired a 91.8%. interest in APW OpCo LLC (“APW OpCo”), the parent of AP Wireless and the indirect parent of AP WIP Investments. The Transaction was completed through a merger of a newly created subsidiary of Landscape with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of Landscape. Following the Transaction and as noted above, the Company owned 91.8% of APW OpCo. The remaining 8.2% interest in APW OpCo is owned by certain former partners of Associated Partners, L.P. (“Associated Partners”), the selling party in the Transaction. Such partners of Associated Partners were members of APW OpCo immediately prior to the Closing Date and elected to roll over their investment in AP Wireless in connection with the APW Acquisition (the “Continuing OpCo Members”). As a result, the AP Wireless business is 100% owned by the Company and the Continuing OpCo Members.

On October 2, 2020, the Company effected a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended, and a domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which the Company’s jurisdiction of incorporation was changed from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, the Company was renamed “Radius Global Infrastructure, Inc.”

On October 2, 2020, in connection with the Domestication, the Company delisted its ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) from trading on the London Stock Exchange. The Ordinary Shares automatically converted by operation of law into shares (“Class A Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and on October 5, 2020, the Class A Common Stock began trading on the Nasdaq Global Market under the symbol “RADI”. Accordingly, for disclosures of historical transactions involving the Company’s common equity

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

pertaining to periods prior to October 2, 2020 (the date of the Domestication), references are made in the notes to the condensed consolidated financial statements to “Ordinary Shares”, the legal form of the Company’s common equity prior to October 2, 2020.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Unless the context otherwise requires, the “Company”, refers, for periods prior to the completion of the Transaction, to AP WIP Investments, and its subsidiaries and, for periods after the completion of the Transaction, to Radius Global Infrastructure, Inc. and its subsidiaries, including AP WIP Investments and its subsidiaries.

As a result of the Transaction, for accounting purposes, the Company was the acquirer and AP WIP Investments was the acquiree and accounting predecessor to Radius, as Landscape had no operations prior to the Transaction. Accordingly, the financial statement presentation includes the condensed consolidated financial statements of AP WIP Investments as “Predecessor” for periods prior to the Closing Date and Radius as “Successor” for periods including and after the Closing Date, including the consolidation of AP WIP Investments and its subsidiaries. As more fully described in Note 3, the Transaction was accounted for as a business combination under the scope of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”).

The accompanying condensed consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. For the Successor period from February 10, 2020 through March 31, 2020 and all periods thereafter, Radius consolidated the financial position and results of operations of AP WIP Investments and its subsidiaries. For the Predecessor period, the condensed consolidated financial statements include the accounts of AP WIP Investments and its subsidiaries, as well as a variable interest entity.

The condensed consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of Securities and Exchange Commission for interim reporting. The financial information included herein is unaudited. However, the Company believes that all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation of its financial position and results of operations for such periods have been included herein. The condensed consolidated financial statements and related notes should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”). The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates

The preparation of the condensed consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash includes cash on hand and demand deposits. The Company maintains its deposits at high quality financial institutions and monitors the credit ratings of those institutions. The Company considers all highly

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

liquid investments with an original maturity date of three months or less to be cash equivalents. While cash held by financial institutions may at times exceed federally insured limits, the Company believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.

Restricted Cash

The Company is required to maintain cash collateral at certain financial institutions. Additionally, amounts that are required to be held in an escrow account, which, subject to certain conditions, are available to the Company under certain of its loan agreements. Accordingly, these balances contain restrictions as to their availability and usage and are classified as restricted cash in the condensed consolidated balance sheets. The reconciliation of cash and cash equivalents and restricted cash reported within the applicable balance sheet that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows is as follows:

	Successor		Predecessor
	March 31, 2021	December 31, 2020	February 9, 2020
Cash and cash equivalents	$86,977	$99,896	$33,333
Restricted cash	1,916	1,614	2,642
Restricted cash, long term	107,841	113,938	12,384

Total cash and cash equivalents and restricted cash	$196,734	$215,448	$48,359

Fair Value Measurements

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheets for cash and cash equivalents, restricted cash, trade receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, and rent received in advance approximate fair value due to their short-term nature. As of March 31, 2021 and December 31, 2020, the carrying amounts of the Company’s debt and lease and other leasehold interest liabilities approximated its fair value, as these obligations bear interest at rates currently available for debt with similar maturities and collateral requirements.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Trade Receivables, Net

Trade receivables are recorded at the invoiced amount and are generally unsecured as they are uncollateralized. The Company provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value. Judgement is exercised in establishing allowances and estimates are based on the tenants’ payment history and liquidity. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense included in selling, general and administrative expense in the accompanying condensed consolidated statements of operations. The allowance for doubtful accounts was $769 and $837 at March 31, 2021 and December 31, 2020, respectively.

Real Property Interests

The Company’s core business is to contract for the purchase of telecom real property interests and contractual rights, typically as leasehold interests or fee simple interests, either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own digital telecommunications infrastructure assets. The costs of acquiring a real property interest are recorded either as a right-of-use asset, if the arrangement is determined to be a lease at the inception of the agreement under ASC Topic 842, Leases (“ASC 842”), or as an intangible asset in Telecom real property interests, net in the condensed consolidated balance sheet, if the acquisition meets the definition of an asset acquisition. Telecom real property interests are stated at cost less accumulated amortization, and amortization is computed using the straight-line method over the estimated useful lives of these real property interests, which is estimated as the lesser of the useful life of the underlying digital infrastructure asset or the term of the arrangement.

On January 1, 2019, the Predecessor adopted the guidance in ASC 842 using the modified retrospective method applied to lease arrangements that were in place on the transition date. The Predecessor elected certain available practical expedients which permit the adopter to not reassess certain items upon adoption, including: (i) whether any existing contracts are or contain leases, (ii) the classification of existing leases, (iii) initial direct costs for existing leases and (iv) short-term leases, which permits an adopter to not apply the lease standard to leases with a remaining maturity of one year or less and applied the new lease accounting standard to all leases, including short-term leases. The Predecessor also elected the practical expedient related to easements, which permits carryforward accounting treatment for land easements (included in Telecom real property interests, net in the condensed consolidated balance sheets) on existing agreements.

Under ASC 842, the Company determines if an arrangement, including leasehold interest arrangements, is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration. ASC 842 requires the Company to recognize a right-of-use asset and a lease liability arising from a lease arrangement, which also must be classified as either a financing or an operating lease. This classification determines whether the lease expense associated with future lease payments is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

For each arrangement determined to be a lease, the Company records a lease liability at the present value of the arrangement’s remaining contractually-required payments and a right-of-use asset in the same amount plus any upfront payments made under the arrangement and any initial direct costs. Each leasing arrangement is classified as either a finance or operating lease. Finance lease right-of-use assets are amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years. To determine the lease term, the Company considers all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the wireless or digital infrastructure asset’s estimated economic life.

Operating Leases

Rights and obligations are primarily related to operating leases for office space. At lease commencement, the Company records a liability and a corresponding right-of-use asset for each operating lease, measured at the present value of the unpaid lease payments, plus any initial direct costs incurred and less any lease incentives received. Leases with an initial term of twelve months or less are not recorded in the condensed consolidated balance sheet. The Company records lease expense for operating leases on a straight-line basis over the lease term.

Property and Equipment

Property and equipment, which primarily consists of computer hardware and software, office furniture and tenant improvements, are stated at cost, less accumulated depreciation. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in the condensed consolidated statement of operations. Depreciation is recognized using the straight-line method in amounts considered to be sufficient to allocate the cost of the assets to operations over their estimated useful lives. Depreciation expense was $168 and $53 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, $44 for the period from January 1 to February 9, 2020 (Predecessor).

Long-Lived Assets, Including Definite-Lived Intangible Assets

The Company’s primary long-lived assets include real property interests and intangible assets. Intangible assets recorded for in-place tenant leases are stated at cost less accumulated amortization and are amortized on a straight-line basis over the remaining lease term with the in-place tenant, including lease renewal periods. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The Company reviewed the portfolio of real property interests and intangible assets for impairment, in which the Company identified wireless communication sites for which impairment charges were recorded in Impairment – decommissions in the condensed consolidated statements of operations.

Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost in a transaction accounted for as a business combination in accordance with ASC 805. Goodwill is

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of November 30th of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. There was no impairment of goodwill for the three months ended March 31, 2021.

Revenue Recognition

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease, not including renewal terms, since the operating lease arrangements are cancellable by the tenant.

Rent received in advance is recorded when the Company receives advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance. At March 31, 2021 and December 31, 2020, the Company’s rent received in advance was $23,276 and $19,587, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The Company reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. The need to establish valuation allowances for deferred tax assets is assessed quarterly. In assessing the requirement for, and amount of, a valuation allowance in accordance with the more likely than not standard for all periods, the Company considers all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives. A history of cumulative losses is a significant piece of negative evidence used in the assessment. If a history of cumulative losses is incurred for a tax jurisdiction, forecasts of future profitability are not used as positive evidence related to the realization of the deferred tax assets in the assessment.

For periods after the consummation of the Transaction, the Company is subject to U.S. federal and state income taxes. Additionally, AP WIP Investments files income tax returns in the various state and foreign jurisdictions in which it operates. AP WIP Investments’ tax returns are subject to tax examinations by

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

foreign tax authorities until the expiration of the respective statutes of limitation. AP WIP Investments currently has no tax years under examination.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefit obligations and penalties as a component of income tax expense in the accompanying condensed consolidated statements of operations.

Share-based compensation

The Company expenses share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. For share-based compensation awards with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. An offsetting increase to stockholders’ equity is recognized equal to the amount of the compensation expense charge. The Company recognizes forfeitures as they occur as a reduction of share-based compensation expense in the condensed consolidated statement of operations.

Basic and Diluted Earnings (Loss) per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. The Company has determined that its Series A Founder Preferred Stock (as defined in Note 11) are participating securities as the Series A Founder Preferred Stock participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company uses the two-class method of computing earnings per share, for common shares and Series A Founder Preferred Stock according to participation rights in undistributed earnings. Under this method, net income applicable to holders of common shares is allocated on a pro rata basis to the holders of common shares and Series A Founder Preferred Stock to the extent that each class may share in the Company’s income for the period; whereas undistributed net loss is allocated only to common shares because Series A Founder Preferred Stock are not contractually obligated to share in the Company’s losses.

Diluted earnings per common share reflects the potential dilution that would occur if securities were exercised or converted into common shares. The Company’s dilutive securities include Series A Founder Preferred Stock, Warrants, stock options, and restricted shares. To calculate the number of shares for diluted earnings per common share, the effect of the participating preferred stock is computed using the as-if-converted method, and effects of the Warrants, stock options, LTIP Units (as defined in Note 12) and restricted shares are computed using the treasury stock method. For all periods presented with a net loss, the effects of any incremental potential common shares have been excluded from the calculation of loss per common share because their effect would be anti-dilutive. Therefore, the weighted-average shares outstanding used to calculate both basic and diluted loss per common share are the same for periods with a net loss attributable to common shareholders of Radius.

Segment Reporting

The Company operates in one reportable segment which focuses on aggregating rental streams underlying wireless and other digital infrastructure sites through the acquisition of telecom real property interests and contractual rights. The Company’s business offerings have similar economic and other characteristics,

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

including the types of customers, distribution methods and regulatory environment. The chief operating decision maker of the Company reviews investment specific data to make resource allocation decisions and assesses performance by review of profit and loss information on a consolidated basis. The condensed consolidated financial statements reflect the financial results of the Company’s one reportable segment.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. Typically, the functional currency of each of the Company’s foreign operating subsidiaries is the respective local currency. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency assets and liabilities are translated into the reporting currency using the exchange rate prevailing at the balance sheet date, while revenue and expenses are translated at the average exchange rates during the period. Foreign exchange gains and losses arising from translation are included in accumulated other comprehensive income (loss) in the condensed consolidated balance sheet.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In December 2019, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. The Company adopted the new standard on January 1, 2021, and the adoption did not have an impact on its condensed consolidated financial statements.

3.	Business Combination

On February 10, 2020, the Company completed the APW Acquisition, acquiring AP Wireless in a business combination. The acquisition was completed through a merger of a newly created Landscape subsidiary with and into APW OpCo, with APW OpCo surviving the merger as a majority-owned subsidiary of Radius. Following completion of the Transaction on the Closing Date, Radius owned 91.8% of APW OpCo, and the Continuing OpCo Members owned the remaining 8.2%. The APW Acquisition was accounted for as a business combination using the acquisition method with Radius as the accounting acquirer in accordance with ASC 805. The interest in APW OpCo not owned by the Company was recognized as a noncontrolling interest in the condensed consolidated financial statements.

The aggregate acquisition consideration transferred in the APW Acquisition was $390,857, which consisted of cash consideration of $325,424 and equity consideration of $65,433. The cash component of the consideration was funded through the liquidation of cash equivalents owned by Landscape. The equity component of the consideration represented the fair value of the limited liability company units in APW OpCo issued to the Continuing OpCo Members, and includes units designated as “Class B Common Units” (the “Class B Common Units”) pursuant to the Second Amended and Restated Limited Liability Company Agreement of APW OpCo, dated as of July 31, 2020, by and between its Members (as defined therein) and the Company (the “APW OpCo LLC Agreement”), the units designated as “Series A Rollover Profits Units” pursuant to the APW OpCo LLC Agreement (the “Series A Rollover Profits Units”) and the units

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

designated as “Series B Rollover Profits Units” pursuant to the APW OpCo LLC Agreement (the “Series B Rollover Profits Units”) (collectively, the “Consideration Units”). The Company determined that the components of the Consideration Units were not freestanding instruments and the economic characteristics of the embedded features of the Consideration Units were considered clearly and closely related to the equity-like host of the Consideration Units, as the value of the embedded features fluctuate with the price of the underlying equity in the Consideration Units. Accordingly, the Consideration Units represented and were then accounted for as a single, hybrid financial instrument, classified as permanent equity and presented as noncontrolling interests in the condensed consolidated balance sheet of the Company. The estimated fair value of the Consideration Units was calculated using a Monte Carlo simulation model, which used the following weighted-average assumptions: 21.1% expected volatility, a risk-free interest rate of 1.5%, estimated term of 9.2 years and a fair value of the Ordinary Shares of $10.00 per share.

The Company recorded an allocation of the acquisition consideration to the acquiree’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed:

Cash and restricted cash	$48,359
Trade receivables	8,077
Prepaid expenses and other assets	34,970
Real property interests	901,290
Intangible assets	5,400
Accounts payable and other liabilities	(22,654)
Rent received in advance	(15,837)
Real property interest liabilities	(33,398)
Deferred income tax liability	(45,100)
Long-term debt	(570,759)

Net identifiable assets acquired	310,348
Goodwill	80,509

Total acquisition consideration	$390,857

The Company allocated the purchase price for the transaction based upon the estimated fair value of net assets acquired and liabilities assumed at the date of acquisition. The fair value of the real property interests, which consisted of right-of-use assets under finance leases and telecom real property interests, was estimated under an income approach based upon management’s projections of monthly cash flows for the beneficial rights to the respective real property interests. With consideration given to the specified term of each real property interest arrangement, which ranged from 23 to 99 years as of the Closing Date, the monthly cash flow streams were discounted to present value using an appropriate pre-tax discount rate for the geographic region of each arrangement, with the discount rate for each region determined based on a base pre-tax discount rate for the United States with a premium to account for additional risk associated with the respective region. Discount rates used in the determination of the fair value of real property interests ranged from 8.2% to 18.5%.

The identified intangible assets included the in-place tenant leases. The fair value of the in-place lease intangible assets was estimated under a replacement cost method. This approach measures the value of an asset by the cost to reconstruct or replace it with another of like utility. The in-place lease intangible asset represents the avoided cost of originating the acquired lease with the in-place tenant. Based on industry

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

experience, the Company estimated one month as a reasonable amount of time to allot for origination of a tenant lease. Accordingly, the fair value of the in-place lease intangible asset approximated the cash flows associated with one-month’s net cash flows for each in-place tenant lease.

The purchase price allocation also reflected the recognition of deferred income taxes related to the fair value of assets acquired and liabilities assumed of the AP Wireless foreign subsidiaries over their respective historical tax bases as of the Closing Date.

The following unaudited pro forma combined financial information presents the Company’s results as though the Transaction had occurred at January 1, 2019. The unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting in accordance with GAAP (unaudited):

Three Months Ended March 31, 2020
Revenue	$15,591
Net loss	$(7,196)

4.	Real Property Interests

Real property interests, net consisted of the following:

	March 31, 2021	December 31, 2020
Right-of-use assets – finance leases (1)	$264,615	$244,885
Telecom real property interests(2)	959,208	886,679

	1,223,823	1,131,564
Less accumulated amortization:
Right-of-use assets – finance leases	(9,305)	(7,023)
Telecom real property interests	(45,888)	(35,150)

Real property interests, net	$1,168,630	$1,089,391

(1)	Effective with the adoption of ASC 842, telecom real property interests qualifying as leases are recorded as finance leases.
(2)	Includes telecom real property interests acquired prior to the adoption of ASC 842 and fee simple interest arrangements.

The Company’s real property interests primarily consist of leasehold interests, acquired either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. The agreements that provide for the leasehold interests typically are easement agreements, which have stated terms up to 99 years and provide the Company with certain beneficial rights, but not obligations, with respect to the underlying tenant leases. The beneficial rights acquired include, principally, the right to receive the rental income related to the lease with the in-place tenant, and in certain circumstances, additional rents. In most cases, the stated term of the leasehold interest is longer than the remaining term of the lease with the in-place tenant, which provides the Company with the right and opportunity for renewals and extensions. Although the Company has the rights under the acquired leasehold interests over the duration of the entire term, typically, the underlying tenant can terminate their lease acquired by the Company within a short time frame (30- to 180-day notice) without penalty. Under certain circumstances, the Company acquires the fee simple interest ownership, rather than

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

acquiring a leasehold interest. In the instance in which a fee simple interest in the land is acquired, the Company is also assigned the existing lease with the in-place tenant.

The Company often closes and funds its real property interest prepayment transactions through a third-party intermediary. These intermediaries are generally the Company’s retained legal counsel in each jurisdiction. Funds for these transactions are typically deposited with the intermediary who releases the funds once all closing conditions are satisfied. Amounts held by others as deposits at March 31, 2021 and December 31, 2020 totaled $629 and $1,346, respectively, and were recorded as other long-term assets in the Company’s condensed consolidated balance sheets.

Right-Of-Use Assets – Finance Leases and Related Liabilities

Commencing with the adoption of ASC 842 on January 1, 2019, the Company determines if a real property interest arrangement is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the wireless or other digital infrastructure site for a period of time in exchange for consideration. In cases in which the Company acquires a leasehold interest, the Company is both a lessor and a lessee. The weighted-average remaining lease term for finance leases was 38.3 years and 38.2 years as of March 31, 2021 and December 31, 2020, respectively. The Company recorded finance lease expense and interest expense associated with the lease liability in the condensed consolidated statements of operations as follows:

	Successor		Predecessor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1, 2020 to February 9, 2020
Finance lease expense	$2,391	$775	$425
Interest expense – lease liability	$185	$126	$95

The Company’s lease agreements do not state an implicit borrowing rate; therefore, an internal incremental borrowing rate was determined based on information available at the lease commencement date for the purposes of determining the present value of lease payments. The incremental borrowing rate reflects the cost to borrow on a securitized basis in each geographical market. The weighted-average incremental borrowing rate was 3.9% and 2.8% as of March 31, 2021 and December 31, 2020, respectively.

Supplemental cash flow information related to finance leases for the respective periods was as follows:

	Successor		Predecessor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Period from January 1 to February 9, 2020
Cash paid for amounts included in the measurement of finance lease liabilities:
Operating cash flows from finance leases	$62	$8	$37
Financing cash flows from finance leases	$2,632	$347	$845
Finance lease liabilities arising from obtaining right-of-use assets	$3,659	$3,624	$1,346

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Telecom Real Property Interests and Related Liabilities

For real property interests that are not accounted for under ASC 842, the Company applies the acquisition method of accounting, recording an intangible asset in telecom real property interests, net in the condensed consolidated balance sheet. The recorded amount of the real property interest represents the allocation of purchase price to the contractual cash flows acquired from the in-place tenant, as well as the right and opportunity for renewals.

Under certain circumstances, the contractual payments for the acquired telecom real property interests are made to property owners on a noninterest-bearing basis over a specified period of time, generally ranging from two to seven years. The Company is contractually obligated to fulfill such payments. Included in telecom real property interest liabilities in the condensed consolidated balance sheets, the liabilities associated with telecom real property interests were initially measured at the present value of the unpaid payments.

For telecom real property interests, amortization expense was $11,199 and $6,120 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, and $2,031 for the period from January 1 to February 9, 2020 (Predecessor). As of March 31, 2021, amortization expense to be recognized for each of the succeeding five years was as follows:

Remainder of 2021	$35,553
2022	46,921
2023	46,850
2024	46,850
2025	46,831
Thereafter	690,315

$913,320

Maturities of finance lease liabilities and telecom real property interest liabilities as of March 31, 2021 were as follows:

	Finance Lease	Telecom Real Property Interest
Remainder of 2021	$7,955	$4,231
2022	8,342	2,973
2023	7,892	8,752
2024	4,647	665
2025	2,884	233
Thereafter	4,004	348

Total lease payments	35,724	17,202
Less amounts representing future interest	(2,308)	(668)

Total liability	33,416	16,534
Less current portion	(10,420)	(5,011)

Non-current liability	$22,996	$11,523

As of March 31, 2021 and December 31, 2020, the weighted average remaining contractual payment term for finance leases was 3.5 years.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

5.	Tenant Lease Rental Payments

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Generally, the Company’s leases with the in-place tenants provide for annual escalations and multiple renewal periods at the in-place tenant’s option. As of March 31, 2021, the future minimum amounts due from tenants under leases, including cancellable leases in which the tenant is economically compelled to extend the lease term, were as follows:

Remainder of 2021	$61,550
2022	73,565
2023	59,812
2024	46,663
2025	22,035

6.	Goodwill and Intangible Assets

Goodwill and intangible assets at March 31, 2021 were based on the purchase price allocation pursuant to the Transaction, which was based on a valuation performed to determine the fair value of the acquired assets as of the acquisition date. Goodwill recorded in APW Acquisition was $80,509 and no changes in the carrying amount of goodwill were recognized in the three months ended March 31, 2021.

Intangible assets subject to amortization consisted of the following:

	March 31, 2021	December 31, 2020
In-place lease intangible asset
Gross carrying amount	$7,779	$7,092
Less accumulated amortization:	(1,486)	(1,212)

Intangible assets, net	$6,293	$5,880

Amortization expense was $309 and $158 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, and $77 for the period from January 1 to February 9, 2020 (Predecessor).

As of March 31, 2021, the intangible asset amortization expense to be recognized for each of the succeeding five years was as follows:

Remainder of 2021	$868
2022	895
2023	749
2024	628
2025	527
Thereafter	2,626

$6,293

7.	Operating Leases

The Company is a lessee under noncancelable lease agreements, primarily for office space, over periods ranging from one to ten years. In the normal course of business, it is expected that these leases will be

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

renewed or replaced by leases on other properties and equipment. Amounts included in other long-term assets in the condensed consolidated balance sheets representing operating lease right-of-use assets as of March 31, 2021 and December 31, 2020 totaled $3,971 and $4,183, respectively. Cash paid for amounts included in the measurement of operating lease liabilities was $298 for the three months ended March 31, 2021, $141 for the period from February 10 to March 31, 2020 (Successor), and $136 for the period from January 1 to February 9, 2020 (Predecessor).

Included in selling, general and administrative expenses in the condensed consolidated statements of operations were operating lease expenses associated with right-of-use assets under operating leases of $360 and $292 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, and $107 for the period from January 1 to February 9, 2020 (Predecessor).

The current and noncurrent portions of operating lease liabilities are included in accounts and accrued liabilities and other long-term liabilities, respectively, in the condensed consolidated balance sheets. Maturities of operating lease liabilities as of March 31, 2021 were as follows:

Operating Leases
Remainder of 2021	$1,152
2022	1,057
2023	803
2024	782
2025	568
Thereafter	115

Total lease payments	4,477
Less amounts representing future interest	(451)

Total liability	4,026
Less current portion	(1,247)

Non-current liability	$2,779

The weighted-average remaining lease term for operating leases was 3.8 years and 4.0 years and the weighted-average incremental borrowing rate was 5.4% as of March 31, 2021 and December 31, 2020, respectively.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	March 31, 2021	December 31, 2020
Interest payable	$5,698	$4,887
Accrued liabilities	8,177	4,799
Taxes payable	8,810	7,799
Payroll and related withholdings	5,256	7,043
Accounts payable	1,778	718
Professional fees accrued	2,662	3,234
Current portion of operating lease liabilities	1,247	1,354
Other	1,026	1,020

Total accounts payable and accrued expenses	$34,654	$30,854

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

9.	Debt

Long-term debt, net of unamortized debt discount and deferred financing costs, consisted of the following:

	March 31, 2021	December 31, 2020
DWIP Agreement	$102,600	$102,600
Facility Agreement	539,166	547,677
Subscription Agreement	172,254	85,112
Other debt	2,834	2,960
Less: unamortized debt discount and financing fees	(11,522)	(9,876)

Debt, carrying amount	$805,332	$728,473

DWIP Loan Agreement

In 2014, a subsidiary of the Company, AP WIP Holdings, LLC (“DWIP”), borrowed $115 million under a loan agreement (“DWIP Agreement”), pursuant to which DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by a related party to the administrative agent. AP Service Company, LLC (the “Servicer”), a wholly owned subsidiary of the Company, is the Servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default of the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by a rating agency. In 2016, DWIP repaid $12,400 of the loan balance.

On October 16, 2018, DWIP signed an amendment that extended the maturity from August 10, 2019, to October 16, 2023, at which time all outstanding principal balances shall be repaid. The amendment allows that principal balances may be prepaid in whole on any date, provided that a prepayment premium equal to 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018, to 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018, 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018, and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018. Additionally, the amendment also adjusted the interest rate from 4.50% to 4.25%.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months’ collections to DWIP.

As of March 31, 2021 and December 31, 2020, $100,000 has been advanced to DWIP under the DWIP Agreement and DWIP’s escrow account balance and the related liability associated with this balance was $2,600 as of March 31, 2021 and December 31, 2020. The escrow and collection account balances are included in the carrying amount of restricted cash in the condensed consolidated balance sheets.

DWIP is subject to restrictive covenants relating to, among others, future indebtedness and transfer of control of DWIP, and DWIP must also meet a financial ratio relating to interest coverage (as defined in the DWIP Agreement). For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Facility Agreement (up to £1,000,000)

In October 2017, a subsidiary of the Company, AP WIP International Holdings, LLC (“IWIP”), entered into a facility agreement (the “Facility Agreement”) for up to £1,000,000 with AP WIP Investments, LLC, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent.

TCI DAC is an Irish Section 110 Designated Activity Company. The Facility Agreement is an uncommitted, £1,000,000 note issuance program with an initial 10-year term and was created as a special purpose vehicle with the objective of issuing notes from time to time. The notes may be issued in U.S. Dollars, Pound Sterling, Euros, Australian Dollar, and Canadian Dollar. No rating of the loans is required.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments, which controls IWIP, is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP, which are included in restricted cash in the condensed consolidated balance sheets, as well as direct equity interests and bank accounts of certain of IWIP’s asset owning subsidiaries. The Servicer, a subsidiary of the Company, is the Servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP.

The Facility Agreement provides for funding up to £1 billion (uncommitted) consisting of tranches in Euros (“Series 1-A Tranche”) and tranches in Pound Sterling (“Series 1-B Tranche”), with additional tranches available in Canadian, Australian and U.S. dollars. In October 2017, $266,200 of the amount available under the Facility Agreement was funded, comprising individual loans of €115,000 and £100,000. At closing of the Facility Agreement, $5,000 was funded to and is required to be held in an escrow account.

During November 2018, an additional $98,400 of the amount available under the Facility Agreement was funded, consisting of loans of €40,000 (“Series 2-A Tranche”) and £40,000 (“Series 2-B Tranche”).

The Series 1-A Tranche and Series 1-B Tranche accrue interest at an annual rate of 4.10% and 4.61%, respectively. The Series 2-A Tranche and Series 2-B Tranche accrue interest at an annual rate of 3.44% and 4.29%, respectively. Each tranche may include sub-tranches which may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties.

The Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche and the Series 2-B Tranche loans mature on October 30, 2027, at which time all outstanding principal balances shall be repaid. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any make-whole provision (as defined in the Facility Agreement).

On August 27, 2020, additional borrowings under the Facility Agreement were made, consisting of €75,000 (“Series 3-A Tranche”) and £55,000 (“Series 3-B Tranche”) and resulting in an increase in the outstanding debt thereunder of $160,475. In connection with these borrowings, the Facility Agreement was amended, among other things, to extend the termination date of the Facility Agreement from October 30, 2027 to such latest date of any outstanding loan under the Facility Agreement. As a result, the maturity dates for the Series 3-A Tranche and the Series 3-B Tranche were set at August 26, 2030. The amendment to the definition of termination date in the Facility Agreement does not impact the maturity dates of the Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche or the Series 2-B Tranche. The Series 3-A Tranche and Series 3-B Tranche accrue interest at an annual rate of 2.97% and 3.74%, respectively.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage and equity requirements and limits) as well as restrictive covenants relating to, among others, future indebtedness and liens and other material activities of IWIP and its subsidiaries. For the periods presented, IWIP was in compliance with all covenants associated with the Facility Agreement.

DWIP II Loan Agreement

In 2015, AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, entered into a loan agreement, which was later amended and restated (the “A&R Mezzanine Loan Agreement”). In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the A&R Mezzanine Loan Agreement from the lenders thereunder for $47,775, thereby settling this obligation.

On April 15, 2021, APW OpCo and DWIP II amended and restated the A&R Mezzanine Loan Agreement (the “New DWIP II Loan Agreement”) to increase the borrowings thereunder to $75,000 and to modify the interest rate and the maturity date. Contemporaneously with entering into the New DWIP II Loan Agreement and additional borrowing, APW OpCo transferred all of the rights to the loans and obligations under the New DWIP II Loan Agreement to unrelated third-party lenders for an aggregate consideration of $75,000.

Subscription Agreement (up to £250,000)

On November 6, 2019, AP WIP Investments Borrower, LLC, a subsidiary of AP WIP Investments (“AP WIP Investments Borrower”) and a Delaware limited liability company, which was created on September 25, 2019, entered into a subscription agreement (the “Subscription Agreement”) to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP Investments is the guarantor of the loan and the loan is secured by AP Wireless’ direct equity interests in AP WIP Investments. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross default or cross acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events as per documentation such as the breach by the guarantor in certain cases. The Subscription Agreement provides for funding up to £250,000 in the form of nine-year term loans consisting of three tranches available in Euros, Pound Sterling and U.S. dollars. On November 8, 2019, $75,480 of the amount available under the Subscription Agreement was funded. This amount was comprised of €68,000 (the “Euro Class A Tranche”). At closing of the Subscription Agreement, $3,000 was funded to and is required to be held in a debt service reserve account.

The initial Euro Class A Tranche balance outstanding under the Facility Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the 20th day following the end of each calendar quarter. The loans mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2.00% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each tranche may include sub-tranches, which may have a different interest rate than other promissory certificates under its related tranche.

AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage and leverage limits) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its affiliates. AP WIP Investments Borrower was in compliance with all covenants associated with the

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Subscription Agreement for the period that borrowings were outstanding during the three months ended March 31, 2021.

In February 2021, a new tranche of debt was issued under the Subscription Agreement. The Company added approximately $94 million of USD equivalents (€77 million) of new interest-only secured notes under the existing debt facility. The notes mature on November 8, 2028, with a blended current cash interest rate of 3.9% plus 1.75% payment-in-kind interest. The cash pay interest rates consist of both fixed and floating rates. In connection with this borrowing, $4,500 was funded to and is required to be held in a debt service reserve account.

Debt Discount and Financing Costs

In connection with the borrowing made under the Subscription Agreement in February 2021, deferred financing fees were incurred, totaling $1,780. Amortization of debt discount and deferred financing costs, included in interest expense, net on the condensed consolidated statements of operations, was $135 and $10 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, and $281 for the period from January 1 to February 9, 2020 (Predecessor).

10.	Income Taxes

Income tax expense (benefit) was ($722) and $987 for the three months ended March 31, 2021 and the period from February 10 to March 31, 2020 (Successor), respectively, and $767 for the period from January 1 to February 9, 2020 (Predecessor). For the three months ended March 31, 2021 and the period February 10 through March 31, 2020 (Successor), the effective tax rate was 8.1% and (1.3)%, respectively, compared to 11.0% for the period January 1 through February 9, 2020 (Predecessor). The Company’s recorded income tax expense (benefit) in relation to its pre-tax income or loss was lower than an amount that would result from applying the applicable statutory tax rates to such income or loss in each period, primarily due to limitations on the recognition of tax benefits as a result of full valuation allowances maintained in several taxing jurisdictions.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $43,365, which can be carried forward indefinitely, and foreign tax loss carryforwards of $58,170, of which $31,754 can be carried forward indefinitely, $333 will expire in 2021 and the remainder is scheduled to expire between 2022 and 2040.

11.	Stockholders’ Equity

Founder Preferred Stock

The “Founder Preferred Stock” consists of Series A Founder Preferred Stock and Series B Founder Preferred Stock.

Series A Founder Preferred Stock

In connection with Landscape raising approximately $500.0 million before expenses through its initial placement of Ordinary Shares and Warrants in November 2017, the Company issued a total of 1,600,000 shares of Series A Founder Preferred Stock, no par value, to certain founders of Landscape, which were converted into 1,600,000 shares of Series A Founder Preferred Stock, par value $0.0001 per share (“Series A Founder Preferred Stock”) in connection with the Domestication. Each holder of Series A Founder

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Preferred Stock is entitled to a number of votes equal to the number of Class A Shares into which each share of Series A Founder Preferred Stock could then be converted, on all matters on which stockholders are generally entitled to vote. There is no restriction on the repurchase or redemption by the Company of the Series A Founder Preferred Stock. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of the Series A Founder Preferred Stock shall have the right to a pro rata share (together with holders of Class A Common Stock) in the distribution of the surplus assets of the Company.

In addition to providing long-term capital, the Series A Founder Preferred Stock were issued to have the effect of incentivizing the holders to achieve the Company’s objectives. As described below, they are structured to provide a return based on the future appreciation of the market value of the Class A Shares.

Upon the closing of the Transaction and if the average price per Class A Share for any ten consecutive trading days is at least $11.50, a holder of Series A Founder Preferred Stock will be entitled to receive, when, as and if declared by the Company’s Board of Directors (the “Board”), and payable in preference and priority to the declaration or payment of any dividends on the Class A Shares or any other junior stock, a cumulative annual dividend. Such dividend will be payable in Class A Shares or cash, in the sole discretion of the Board. In the first year in which such dividend becomes payable, such dividend will be equal in value to (i) 20% of the increase in the market value of one Class A Share, being the difference between $10.00 per share and the average price per share, multiplied by (ii) such number of outstanding Class A Shares immediately following the Transaction (“Preferred Share Dividend Equivalent”). Thereafter, the dividend will become payable only if the average price during any subsequent year is greater than the highest average price in any preceding year in which a dividend was paid in respect of the Series A Founder Preferred Stock. Such dividend will be equal in value to 20% of the increase in the average price over the highest average price in any preceding year multiplied by the Preferred Share Dividend Equivalent. In addition, the Series A Founder Preferred Stock will also participate in any dividends on the Class A Shares on an as-converted to Class A Shares basis. In addition, commencing on and after the closing of the Transaction, where the Company pays a dividend on its Class A Shares, the Series A Founder Preferred Stock will also receive an amount equal to 20% of the dividend which would be distributable on such number of Class A Shares equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Stock will be paid contemporaneously with the dividends on the Class A Shares.

On the last day of the seventh full financial year of the Company after the closing of the Transaction, the Series A Founder Preferred Stock will automatically convert into Class A Shares on a one-for-one basis. Prior to the automatic conversion, a holder of Series A Founder Preferred Stock may require some or all of such holder’s Series A Founder Preferred Stock to be converted into an equal number of Class A Shares, as adjusted. Also, in connection with the Transaction, the holders of Series A Founder Preferred Stock entered into a shareholder agreement (as defined below), pursuant to which they agreed, among other things, not to make or solicit any transfer of their Series A Founder Preferred Stock prior to December 31, 2027, subject to certain exceptions.

In accordance with ASC 718, the annual dividend amount, based on the market price of the Ordinary Shares, resulted in the dividend feature to be deemed compensatory to the Landscape founders receiving the shares and classified as a market condition award settled in shares. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the Founder Preferred Stock was then recognized upon the consummation of the Transaction. The fair value of the Series A Founder Preferred Stock, $85.5 million, was measured as of its issuance date using a Monte Carlo method which took into consideration different stock price paths. Of the $85.5 million fair value of the Series A Founder Preferred Stock, approximately $69.5 million was attributed to the fair

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

value of the annual dividend amount, which represented the excess of the fair value of the Series A Founder Preferred Stock over the price paid by the founders for these shares and was recorded as share-based compensation expense in the accompanying condensed consolidated statement of operations in the Successor period.

The following assumptions were used when calculating the issuance date fair value:

Number of securities issued	1,600,000
Ordinary Share price upon initial public offering	$10.00
Founder Preferred Share price	$10.00
Probability of winding-up	16.7%
Probability of an acquisition	83.3%
Time to an acquisition	1.5 years
Volatility (post-acquisition)	38.68%
Risk free interest rate	2.26%

Stock Dividend on Series A Founder Preferred Stock

On February 1, 2021, the Board declared a stock dividend payment of 2,474,421 Class A Shares that was paid on February 4, 2021 to the sole holder of record of all the issued and outstanding shares of Series A Founder Preferred Stock as of the close of business on February 1, 2021. Pursuant to the terms of the Series A Founder Preferred Stock, the holders became entitled to receive an annual dividend upon the Board’s declaration of such dividend and after the volume weighted average price of the Class A Common Stock was at or above $11.50 for ten consecutive trading days in 2020. The annual dividend amount, which totaled $31,391, was computed based on 20% of the increase in the market value of one Class A Share, being the difference between the average of the volume weighted average Class A Share prices of the last ten trading days of 2020 of approximately $12.69 and $10.00 per share, multiplied by the number of Class A Shares outstanding immediately following the Transaction.

Series B Founder Preferred Stock

In connection with the Transaction, the Company issued a total of 1,386,033 Series B Founder Preferred Stock, par value $0.0001 per share (“Series B Founder Preferred Stock”), to certain executive officers and were issued in tandem with LTIP Units (as defined in Note 12). Each holder of Series B Founder Preferred Stock is entitled to a number of votes equal to the number of Class A Shares and shares (“Class B Shares”) of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), respectively, into which each share of Series B Founder Preferred Stock could then be converted, on all matters on which stockholders are generally entitled to vote.

The Series B Founder Preferred Stock does not confer upon the holder thereof any right to dividends or distributions at any time, including upon the Company’s liquidation.

On the last day of the seventh full financial year of the Company after the Closing Date, i.e., December 31, 2027 (or if any such date is not a trading day, the first trading day immediately following such date), the Series B Founder Preferred Stock will automatically convert into Class B Shares on a one-for-one basis, as adjusted. A holder of Series B Founder Preferred Stock may require some or all of his Series B Founder Preferred Stock to be converted into an equal number of Class B Shares, as adjusted.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Founder Preferred Stock – Voting

For so long as TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC and William Berkman, their affiliates and their permitted transferees under a shareholder agreement entered into in connection with the Transaction (the “Shareholder Agreement”) in aggregate hold 20% or more of the issued and outstanding Series A Founder Preferred Stock and Series B Founder Preferred Stock, the holders of a majority in voting power of the outstanding Founder Preferred Stock, voting or consenting together as a single class, will be entitled, at any meeting of the holders of the outstanding Founder Preferred Stock held for the election of directors or by consent in lieu of a meeting of the holders of the outstanding Founder Preferred Stock, to:

•	elect four members of the Board of Directors (the “Founder Directors”);

•	remove from office, with or without cause, any Founder Director; and

•	fill any vacancy caused by the death, resignation, disqualification, removal or other cause of any Founder Director.

Pursuant to the Shareholder Agreement, two of the Founder Directors will be appointed by holders of the Series A Founder Preferred Stock and two of the Founder Directors will be appointed by holders of the Series B Founder Preferred Stock.

Class A Common Stock

Each holder of Class A Common Stock is entitled to one vote per share on all matters before the holders of Class A Shares. Holders of Class A Shares are entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Shares will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock.

Class B Common Stock

The Class B Shares were issued to (i) the Continuing OpCo Members on the Closing Date pursuant to the Transaction and (ii) certain officers of the Company pursuant to the Company’s Long-Term Incentive Plan. Each holder is entitled to one vote per share together as a single class with Class A Common Stock. Class B Shares will be deemed to be non-economic interests. The holders of Class B Common Stock will not be entitled to receive any dividends (including cash, stock or property) in respect of their Class B Shares. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class B Common Stock will not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Founder Preferred Stock (or other series or class of Preferred Stock of the Company that may be outstanding at such time). Class B Shares are not convertible or exchangeable for any other class of series of shares of the Company.

Concurrently with the Company’s declaration and payment of the stock dividend to the sole holder of record of all the issued and outstanding shares of Series A Founder Preferred Stock in February 2021, a rollover distribution of 197,739 Class B Common Units (described below), which are held in tandem with Class B Shares, was made to the holders of the Series A Rollover Profits Units (described below). Accordingly, the stock dividend resulted in the issuance of 197,739 shares of Class B Common Stock to these holders concurrently with the stock dividend on Series A Founder Preferred Stock.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Warrants

In connection with Landscape’s initial placement of Ordinary Shares, the Company issued 50,025,000 Warrants to the purchasers of both Ordinary Shares and Founder Preferred Stock (including the 25,000 Warrants that were issued to non-founder directors of Landscape for their fees). Each Warrant has a term of 3 years following the Transaction and now entitles a holder of a Warrant to purchase one-third of a Class A Share upon exercise. Warrants are exercisable in multiples of three for one Class A share at a price of $11.50 per whole Class A Share. The Warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of a Class A Share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrant). The Company considers the mandatory redemption provision of the Warrant to be a cancellation of the instrument given the nominal value to be paid out upon redemption. As of March 31, 2021, the total number of Warrants outstanding was 50,024,700 in respect of 16,674,900 Class A Shares.

Noncontrolling Interest

Noncontrolling interests consist of limited liability company units of APW OpCo not owned by Radius and includes the following units issued by APW OpCo and further described below: Class B Common Units, Series A Rollover Profits Units and Series B Rollover Profits Units. As of March 31, 2021, the portion of APW OpCo not owned by Radius was approximately 8.2%, representing the noncontrolling interest.

Class B Common Units

The Class B Common Units are held in tandem with Class B Shares. A member of APW OpCo may redeem the Class B Common Units for cash or Class A Shares, at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the Class B Shares held in tandem with the Class B Common Units being redeemed.

Series A Rollover Profits Units

The Series A Rollover Profits Units serve to provide anti-dilution protection to Class B Common Units from dividends issued to holders of Series A Founder Preferred Stock. Concurrently with any dividend to holders of Series A Founder Preferred Stock, APW OpCo is required to distribute to holders of Series A Rollover Profits Units corresponding distributions, which shall be made in either cash or Class B Common Units to the same extent as the distribution was made to the holders of the Series A Founder Preferred Stock. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the Series A Founder Preferred Stock into Class A Shares, and (ii) the date on which there are no Series A Founder Preferred Stock outstanding. The Company’s payment of the stock dividend on the Series A Founder Preferred Stock in February 2021 resulted in a rollover distribution of 197,739 Class B Common Units to the holders of the Series A Rollover Profits Units.

Series B Rollover Profits Units

Series B Rollover Profits Units become equitized when such holders’ capital accounts maintained for federal income tax purposes exceed a predetermined threshold. Once equitized, a Series B Rollover Profits Unit is treated for all purposes as one Class B Common Unit.

12.	Share-Based Compensation

The Company’s 2020 Equity Incentive Plan (the “Equity Plan”) is administered by the Compensation Committee of the Board (the “Compensation Committee”). Awards granted under the Equity Plan as noted

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

herein are subject to ASC 718. Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except for certain limited situations, all awards granted under the Equity Plan are subject to a minimum vesting period of one year.

Subject to adjustment, the maximum number of shares of Company stock (either Class A Common Stock, Class B Common Stock, or Series B Founder Preferred Stock) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 13,500,000, in the aggregate. Generally, awards will deliver Class A Shares, Class B Shares or Series B Founder Preferred Stock. Each Class B Share available under the Equity Plan may only be granted in tandem with units designated as “Series A LTIP Units” pursuant to the APW OpCo LLC Agreement or upon conversion of the Series B Founder Preferred Stock, and each share of Series B Founder Preferred Stock available under the Equity Plan may only be granted in tandem with units designated as “Series B LTIP Units” pursuant to the APW OpCo LLC Agreement. As of March 31, 2021, there were approximately 3,199,546 share-based awards collectively available for grant under the Equity Plan.

The Equity Plan will remain in effect for ten years following February 10, 2020, unless terminated earlier by the Board, and is subject to amendments as the Compensation Committee considers appropriate, subject to the consent of participants if such changes adversely affect the participant’s outstanding rights. Shareholder approval is required to increase the permitted dilution limits and change eligibility requirements.

Long-Term Incentive Plan

On February 10, 2020, the Company granted each executive officer of the Company an initial award (each, an “Initial Award”) of Series A LTIP Units and Series B LTIP Units (the “LTIP Units”) and, in tandem with LTIP Units an equal number of Class B Shares and/or shares of Series B Founder Preferred Stock (collectively, the “Tandem Shares”), subject to the terms and conditions of the Equity Plan.

The Initial Awards consisted of (i) 3,376,076 time-vesting Series A LTIP Units that either vest over a three-year or five-year service period following the grant date, (ii) 2,023,924 performance-based Series A LTIP Units that are subject to both time and performance vesting conditions, the latter condition based on the attainment of certain common share price hurdles over seven years, and (iii) 1,386,033 Series B LTIP Units that contain only a performance-based vesting condition based on the attainment of certain common share price hurdles over nine years. The Tandem Shares are subject to the same vesting and forfeiture condition as the related LTIP Units.

A summary of the changes in the LTIP Units for the three months ended March 31, 2021 is presented below:

	Series A LTIP Units	Series B LTIP Units
Outstanding at December 31, 2020	5,400,000	1,386,033
Granted	—	—
Exercised	—	—

Outstanding at March 31, 2021	5,400,000	1,386,033

Exercisable at March 31, 2021	855,504	372,358

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The fair value of each LTIP Unit was measured as of its grant date using a Monte Carlo method which took into consideration different stock price paths. The weighted-average grant date fair values for each LTIP unit and the assumptions used in the determinations thereof were as follows:

	Series A LTIP Units	Series B LTIP Units
Weighted-average grant date fair value	$8.32	$6.17
Expected term	7.9 years	9.9 years
Expected volatility	18.4%	19.7%
Risk-free interest rate	1.5%	1.6%

For the three months ended March 31, 2021 and for the period from February 10 to March 31, 2020 (Successor), the Company recognized share-based compensation expense of $3,313 and $1,464, respectively, for LTIP Units. As of March 31, 2021, there was $38,773 of total unrecognized compensation cost related to the LTIP Units granted, which is expected to be recognized over a weighted-average period of 3.4 years.

Restricted Stock

The Equity Plan permits the Compensation Committee to grant restricted stock awards to eligible recipients as detailed in the Equity Plan. Restricted stock awards are subject to the conditions in the Equity Plan as well as an individual award agreement further detailing the conditions of each award.

Restricted stock awards granted under the Equity Plan are non-transferable until vesting of each award is complete. Each restricted stock award granted under the Equity Plan grants the recipient one Class A Share at no cost to the recipient, subject to the terms and conditions of the Equity Plan and associated award agreement. Generally, vesting of restricted stock awards granted under the Equity Plan is contingent upon the recipient’s completion of service, which ranges from one to five years beginning on the grant date.

A summary of the changes in the Company’s nonvested restricted stock awards for the three months ended March 31, 2021 is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at December 31, 2020	261,429	$8.92
Granted	48,492	$13.92
Vested	(214,629)	$(9.16)
Forfeited	—	—

Nonvested at March 31, 2021	95,292	$10.93

For the three months ended March 31, 2021 and for the period from February 10 to March 31, 2020 (Successor), the Company recognized share-based compensation expense of $496 and $49, respectively, for restricted stock awards. As of March 31, 2021, there was $935 of total unrecognized compensation cost related to restricted stock awards granted as of March 31, 2021. The total cost is expected to be recognized over a weighted-average period of 2.0 years.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

Stock Options

In November 2017, Landscape issued its non-founder directors 125,000 stock options, which have an exercise price of $11.50 per share and expire on the fifth anniversary following the Transaction. The fair value of each stock option was estimated at $2.90 on the grant date using the Black-Scholes option pricing model, which used the following assumptions: expected term – 5 years; expected volatility – 34.8%; and risk-free interest rate – 2.1%. As vesting was contingent upon the consummation of an acquisition transaction, the fair value of the awards, totaling $363, was recognized in share-based compensation expense in the Successor’s condensed consolidated statement of operations and as an increase of additional paid-in capital upon consummation of the Transaction.

During the three months ended March 31, 2021, 546,500 stock options were granted to employees of the Company at a weighted-average exercise price of $13.36 per share. Expiring on the tenth anniversary following the grant date, each employee option award vests upon the completion of five years of service. The weighted-average fair value of the stock options granted was $3.39 on the grant date using the Black-Scholes option pricing model, which used the following weighted-average assumptions: expected term – 6.5 years; expected volatility – 23.0%; and risk-free interest rate – 0.9%.

For the three months ended March 31, 2021, the Company recognized share-based compensation expense of $294 for stock options granted to employees. As of March 31, 2021, there was $5,311 of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 4.2 years.

The following table summarizes the changes in the number of common shares underlying options for the three months ended March 31, 2021:

	Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2020	2,813,000	$7.84
Granted	546,500	$13.36
Exercised	(2,600)	$7.67
Forfeited	(30,000)	$7.67

Outstanding at March 31, 2021	3,326,900	$8.75

Exercisable at March 31, 2021	601,600	$8.45

13.	Basic and Diluted Income (Loss) per Common Share

Net income (loss) is allocated between the common shares and other participating securities based on their participation rights. The Series A Founder Preferred Stock represent participating securities. Net loss attributable to common shares is not adjusted for the Series A Founder Preferred Stock’s right to earnings, because these shares are not contractually obligated to share in losses of the Company. Additionally, the Company excluded the outstanding Warrants, stock options, restricted shares, and Series A Founder Preferred Stock because the securities’ effect would be anti-dilutive.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

The following table sets forth the computation of basic and diluted net loss per common share using the two-class method:

	Successor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020
Numerator:
Net loss attributable to stockholders	$(7,579)	$(78,310)
Stock dividend payment to holders of Series A Founder Preferred Stock	(31,391)	—

Net loss attributable to common stockholders	$(38,970)	$(78,310)
Denominator:
Weighted average common shares outstanding – basic and diluted	59,479,707	58,425,000

Basic and diluted loss per common share	$(0.66)	$(1.34)

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be anti-dilutive:

	Successor
	Three months ended March 31, 2021	Period from February 10, 2020 to March 31, 2020
Shares of Series A Founder Preferred Stock	1,600,000	1,600,000
Warrants	16,674,700	16,675,000
Stock options	3,326,900	125,000
Restricted stock	95,292	345,875
LTIP Units	6,786,033	6,786,033

14.	Commitments and Contingencies

The Company periodically becomes involved in various claims, lawsuits and proceedings that are incidental to its business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse impact on the Company’s condensed consolidated financial position, results of operations or liquidity.

15.	COVID-19 Pandemic

The outbreak of COVID-19 has spread to many countries throughout the world, including each of the jurisdictions in which the Company operates, has had a negative impact on economic conditions globally and there are concerns for a prolonged deterioration of global financial conditions. Beginning in March 2020, the Company took measures to mitigate the broader public health risks associated with COVID-19 to its business and employees, including through office closures and self-isolation of employees where possible in line with the recommendations of relevant health authorities; however, the full extent of the COVID-19 outbreak and the adverse impact this may have on the Company’s workforce and operations is

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(in thousands, except share and per share amounts and unless otherwise disclosed)

unknown. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on the Company’s ability to acquire new rental streams. For example, leasing transactions in certain civil law jurisdictions such as Brazil, Chile and Colombia, often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures, particularly in Latin American countries, have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers. Accordingly, there can be no assurances that there will not be a material adverse effect on the Company’s results of operations and financial condition.

16.	Subsequent Event

On May 11, 2021, the Company entered into an agreement to issue and sell an aggregate of 14,336,918 Class A Shares to certain institutional investors at a purchase price of $13.95 per Class A Share, for aggregate gross proceeds of $200.0 million. Total net offering proceeds to the Company are expected to be approximately $190.0 million after deducting placement agent fees and offering expenses. The purchasers of the shares of Class A Common Stock will be entitled to registration rights, including the Company’s obligation to file a registration statement with the SEC with respect to such shares no later than June 11, 2021. The Company expects the transaction to close on or about May 14, 2021.

16,674,201 Shares of Class A Common Stock

26,493,886 Shares of Class A Common Stock Offered by the Selling Stockholders

Radius Global Infrastructure, Inc.

Prospectus

June 21, 2021